Exhibit 10.1

FIFTH AMENDED AND RESTATED

CREDIT AGREEMENT

DATED AS OF NOVEMBER 8, 2019

by and among

CORESITE, L.P.,

AS PARENT BORROWER,

CORESITE REAL ESTATE 70 INNERBELT, L.L.C., CORESITE REAL ESTATE 900 N. ALAMEDA, L.P., CORESITE REAL ESTATE 2901 CORONADO, L.P., CORESITE REAL ESTATE 1656 MCCARTHY, L.P., CORESITE REAL ESTATE 427 S. LASALLE, L.L.C., CORESITE REAL ESTATE 2972 STENDER, L.P., CORESITE REAL ESTATE 12100 SUNRISE VALLEY DRIVE L.L.C., CORESITE REAL ESTATE 2115 NW 22ND STREET, L.L.C., CORESITE ONE WILSHIRE, L.L.C., CORESITE REAL ESTATE 55 S. MARKET STREET, L.L.C., and CORESITE REAL ESTATE 3032 CORONADO, L.P.,

AS SUBSIDIARY GUARANTORS,

KEYBANK NATIONAL ASSOCIATION,

THE OTHER LENDERS WHICH ARE PARTIES TO THIS AGREEMENT

AND

OTHER LENDERS THAT MAY BECOME

PARTIES TO THIS AGREEMENT,

KEYBANK NATIONAL ASSOCIATION, AS AGENT,

KEYBANC CAPITAL MARKETS, RBC CAPITAL MARKETS, REGIONS CAPITAL MARKETS, TD SECURITIES (USA) LLC, AND WELLS FARGO SECURITIES, AS REVOLVING CREDIT AND TERM LOAN III JOINT LEAD ARRANGERS AND REVOLVING CREDIT AND TERM LOAN III CO-SYNDICATION AGENTS

AND

KEYBANC CAPITAL MARKETS, RBC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., TD SECURITIES (USA) LLC, AND WELLS FARGO SECURITIES, AS TERM LOAN IV JOINT LEAD ARRANGERS AND TERM LOAN IV CO-SYNDICATION AGENTS

TABLE OF CONTENTS

§1.	DEFINITIONS AND RULES OF INTERPRETATION		1
	§1.1	Definitions	1
	§1.2	Rules of Interpretation	40
	§1.3	Exchange Rates; Currency Equivalents	41
	§1.4	Change of Currency	42
	§1.5	Interest Rates; LIBOR Notification	42
§2.	THE CREDIT FACILITY		43
	§2.1	Loans	43
	§2.2	Notes	44
	§2.3	Fees	45
	§2.4	Reduction and Termination of the Revolving Credit Commitments	45
	§2.5	Swing Loan Commitment	46
	§2.6	Interest on Loans	48
	§2.7	Requests for Revolving Credit Loans	50
	§2.8	Funds for Loans	50
	§2.9	Use of Proceeds	53
	§2.10	Letters of Credit	54
	§2.11	Increase in Total Commitment	57
	§2.12	Extension of Revolving Credit Maturity Date	59
	§2.13	Pro Rata Treatment	60
§3.	REPAYMENT OF THE LOANS		61
	§3.1	Stated Maturity	61
	§3.2	Mandatory Prepayments	61
	§3.3	Optional Prepayments	61
	§3.4	Partial Prepayments	62
	§3.5	Effect of Prepayments	62
§4.	CERTAIN GENERAL PROVISIONS		62
	§4.1	Conversion Options	62
	§4.2	Fees	63
	§4.3	[Intentionally Omitted]	63
	§4.4	Funds for Payments	63
	§4.5	Computations	67
	§4.6	Suspension of LIBOR Rate Loans	67
	§4.7	Illegality	70
	§4.8	Additional Interest	70
	§4.9	Additional Costs, Etc.	71
	§4.10	Capital Adequacy	71
	§4.11	Breakage Costs	72
	§4.12	Default Interest; Late Charge	72
	§4.13	Certificate	72
	§4.14	Limitation on Interest	72
	§4.15	Certain Provisions Relating to Increased Costs and Defaulting Lenders	73

i

§5.	UNENCUMBERED ASSET POOL		73
	§5.1	Addition of Eligible Real Estate Assets	73
	§5.2	Release of Eligible Real Estate Assets	74
	§5.3	Additional Subsidiary Guarantors	75
	§5.4	Release of Certain Subsidiary Guarantors	75
§6.	REPRESENTATIONS AND WARRANTIES		76
	§6.1	Corporate Authority, Etc.	76
	§6.2	Governmental Approvals	77
	§6.3	Title to Eligible Real Estate Assets	77
	§6.4	Financial Statements	77
	§6.5	No Material Changes	77
	§6.6	Franchises, Patents, Copyrights, Etc.	77
	§6.7	Litigation	77
	§6.8	No Material Adverse Contracts, Etc.	77
	§6.9	Compliance with Other Instruments, Laws, Etc.	78
	§6.10	Tax Status	78
	§6.11	No Event of Default	78
	§6.12	Investment Company Act; EEA Financial Institution	78
	§6.13	Absence of UCC Financing Statements, Etc.	78
	§6.14	Setoff, Etc.	78
	§6.15	Certain Transactions	78
	§6.16	Employee Benefit Plans	78
	§6.17	Disclosure	79
	§6.18	Trade Name; Place of Business	79
	§6.19	Regulations T, U and X	79
	§6.20	Environmental Compliance	79
	§6.21	Subsidiaries; Organizational Structure	80
	§6.22	Leases	81
	§6.23	Property	81
	§6.24	Brokers	82
	§6.25	Other Debt	82
	§6.26	Solvency	82
	§6.27	No Bankruptcy Filing	82
	§6.28	No Fraudulent Intent	82
	§6.29	Transaction in Best Interests of Loan Parties; Consideration	82
	§6.30	OFAC	83
	§6.31	Beneficial Ownership	83
§7.	AFFIRMATIVE COVENANTS		83
	§7.1	Punctual Payment	83
	§7.2	Maintenance of Office	83
	§7.3	Records and Accounts	83
	§7.4	Financial Statements, Certificates and Information	83
	§7.5	Notices	85
	§7.6	Existence; Maintenance of Properties	86

	§7.7	Insurance	87
	§7.8	Taxes	87
	§7.9	Inspection of Properties and Books	87
	§7.10	Compliance with Laws, Contracts, Licenses, and Permits	87
	§7.11	Further Assurances	88
	§7.12	Management	88
	§7.13	[Intentionally Omitted]	88
	§7.14	Business Operations	88
	§7.15	Registered Servicemark	88
	§7.16	Ownership of Real Estate	88
	§7.17	[Intentionally Omitted]	88
	§7.18	Ownership Restrictions	88
	§7.19	Plan Assets	88
	§7.20	[Intentionally Omitted.]	88
	§7.21	[Intentionally Omitted.]	88
	§7.22	REIT Covenants	88
§8.	NEGATIVE COVENANTS		89
	§8.1	Restrictions on Indebtedness	89
	§8.2	Restrictions on Liens, Etc.	90
	§8.3	Restrictions on Investments	91
	§8.4	Merger, Consolidation	93
	§8.5	Sale and Leaseback	93
	§8.6	Compliance with Environmental Laws	94
	§8.7	Distributions	94
	§8.8	Asset Sales	95
	§8.9	Intentionally Omitted	95
	§8.10	Restriction on Prepayment of Indebtedness	95
	§8.11	Zoning and Contract Changes and Compliance	95
	§8.12	Derivatives Contracts	95
	§8.13	Transactions with Affiliates	95
	§8.14	Management Fees	96
	§8.15	Sanctions; Anti-Corruption Laws	96
§9.	FINANCIAL COVENANTS		96
	§9.1	Unencumbered Asset Pool	96
	§9.2	Consolidated Total Indebtedness to Gross Asset Value	96
	§9.3	Secured Debt to Gross Asset Value	96
	§9.4	Secured Recourse Indebtedness to Gross Asset Value	96
	§9.5	Adjusted Consolidated EBITDA to Consolidated Fixed Charges	96
	§9.6	Minimum Consolidated Tangible Net Worth	97
§10.	CLOSING CONDITIONS		97
	§10.1	Loan Documents	97
	§10.2	Certified Copies of Organizational Documents	97
	§10.3	Resolutions	97
	§10.4	Incumbency Certificate; Authorized Signers	97

	§10.5	Opinion of Counsel	97
	§10.6	Payment of Fees	98
	§10.7	Insurance	98
	§10.8	Performance; No Default	98
	§10.9	Representations and Warranties	98
	§10.10	Proceedings and Documents	98
	§10.11	Eligible Real Estate Qualification Documents	98
	§10.12	Compliance Certificate	98
	§10.13	Existing Agreement	98
	§10.14	Consents	99
	§10.15	Patriot Act; Anti-Money Laundering Laws	99
	§10.16	Other	99
§11.	CONDITIONS TO ALL BORROWINGS		99
	§11.1	Prior Conditions Satisfied	99
	§11.2	Representations True; No Default	99
	§11.3	Borrowing Documents	99
	§11.4	Regarding Alternative Currency	100
§12.	EVENTS OF DEFAULT; ACCELERATION; ETC.		100
	§12.1	Events of Default and Acceleration	100
	§12.2	Certain Cure Periods; Limitation of Cure Periods	103
	§12.3	Termination of Commitments	103
	§12.4	Remedies	104
	§12.5	Distribution of Collateral Proceeds	104
	§12.6	Cash Collateral Account	105
§13.	SETOFF		107
§14.	THE AGENT		107
	§14.1	Authorization	107
	§14.2	Employees and Agents	107
	§14.3	No Liability	108
	§14.4	No Representations	108
	§14.5	Payments	108
	§14.6	Holders of Notes	109
	§14.7	Indemnity	109
	§14.8	Agent as Lender	109
	§14.9	Resignation	110
	§14.10	Duties in the Case of Enforcement	110
	§14.11	Bankruptcy	111
	§14.12	Intentionally Omitted	111
	§14.13	Reliance by Agent	111
	§14.14	Approvals	111
	§14.15	Loan Parties Not Beneficiary	112
	§14.16	Defaulting Lenders	112

§15.	EXPENSES		115
§16.	INDEMNIFICATION		116
§17.	SURVIVAL OF COVENANTS, ETC.		116
§18.	ASSIGNMENT AND PARTICIPATION		117
	§18.1	Conditions to Assignment by Lenders	117
	§18.2	Register	117
	§18.3	New Notes	117
	§18.4	Participations	117
	§18.5	Pledge by Lender	119
	§18.6	No Assignment by Loan Parties	119
	§18.7	Disclosure	119
	§18.8	Titled Agents	120
§19.	NOTICES		120
§20.	RELATIONSHIP		122
§21.	GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE		122
§22.	HEADINGS		122
§23.	COUNTERPARTS		123
§24.	ENTIRE AGREEMENT, ETC.		123
§25.	WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS		123
§26.	DEALINGS WITH THE LOAN PARTIES		124
§27.	CONSENTS, AMENDMENTS, WAIVERS, ETC.		124
	§27.1	Amendments Generally	124
	§27.2	Technical Amendments	126
§28.	SEVERABILITY		126
§29.	TIME OF THE ESSENCE		126
§30.	NO UNWRITTEN AGREEMENTS		126
§31.	REPLACEMENT NOTES		126
§32.	NO THIRD PARTIES BENEFITED		127
§33.	PATRIOT ACT		127
§34.	JUDGMENT CURRENCY		127
§35.	JOINT AND SEVERAL LIABILITY		127
§36.	ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF LOAN PARTIES		128
	§36.1	Attorney-in-Fact	128
	§36.2	Accommodation	128
	§36.3	Waiver of Automatic or Supplemental Stay	128

v

	§36.4	Waiver of Defenses	128
	§36.5	Waiver	131
	§36.6	Subordination	131
§37.	ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS		131
§38	Acknowledgement and Consent to Bail-In of EEA Financial Institutions		133
§39	ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS		134

EXHIBITS AND SCHEDULES

Exhibit A-1	FORM OF REVOLVING CREDIT NOTE

Exhibit A-2	FORM OF TERM LOAN III NOTE

Exhibit A-3	FORM OF TERM LOAN IV NOTE

Exhibit B	FORM OF SWING LOAN NOTE

Exhibit C	FORM OF JOINDER AGREEMENT

Exhibit D	FORM OF REQUEST FOR REVOLVING CREDIT LOAN

Exhibit E	FORM OF LETTER OF CREDIT REQUEST

Exhibit F	FORM OF UNENCUMBERED ASSET POOL CERTIFICATE

Exhibit G	FORM OF COMPLIANCE CERTIFICATE

Exhibit H	FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

Exhibit I	FORM OF LETTER OF CREDIT APPLICATION

Exhibit J	FORM OF TAX COMPLIANCE CERTIFICATES

Schedule 1.1	LENDERS AND COMMITMENTS

Schedule 1.2	ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

Schedule 1.3	CLOSING DATE ELIGIBLE REAL ESTATE ASSETS

Schedule 6.3	LIST OF ALL ENCUMBRANCES ON ASSETS

Schedule 6.5	NO MATERIAL CHANGES

Schedule 6.7	PENDING LITIGATION

Schedule 6.15	CERTAIN TRANSACTIONS

Schedule 6.20(d)	REQUIRED ENVIRONMENTAL ACTIONS

Schedule 6.21(a)	PARENT BORROWER SUBSIDIARIES

Schedule 6.21(b)	UNCONSOLIDATED AFFILIATES OF PARENT BORROWER AND ITS SUBSIDIARIES

Schedule 6.22	EXCEPTIONS TO RENT ROLL

Schedule 6.23	PROPERTY AND MANAGEMENT AGREEMENTS

Schedule 6.25	MATERIAL LOAN AGREEMENTS

Schedule 8.8	ASSET SALES

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT AMENDS AND RESTATES IN THE ENTIRETY THAT CERTAIN FOURTH AMENDED AND RESTATED CREDIT AGREEMENT DATED AS OF APRIL 19, 2018 (THE “EXISTING AGREEMENT”) ENTERED INTO BETWEEN CORESITE, L.P., AS PARENT BORROWER, KEYBANK, NATIONAL ASSOCIATION, AS AGENT, AND KEYBANC CAPITAL MARKETS, REGIONS CAPITAL MARKETS AND RBC CAPITAL MARKETS CORPORATION, AS JOINT LEAD ARRANGERS AND JOINT BOOK MANAGERS, AND THE VARIOUS LENDERS PARTY THERETO

FIFTH AMENDED AND RESTATED CREDIT AGREEMENT

THIS FIFTH AMENDED AND RESTATED CREDIT AGREEMENT is made as of the [8th] day of November, 2019, by and among CORESITE, L.P., a Delaware limited partnership (“Parent Borrower”), the Subsidiary Guarantors a party hereto, KEYBANK NATIONAL ASSOCIATION (“KeyBank”), the other lending institutions which are parties to this Agreement as “Lenders”, and the other lending institutions that may become parties hereto pursuant to §18, and KEYBANK NATIONAL ASSOCIATION, as administrative agent for the Lenders (the “Agent”), KEYBANC CAPITAL MARKETS, RBC CAPITAL MARKETS, REGIONS CAPITAL MARKETS, TD SECURITIES (USA) LLC, and WELLS FARGO SECURITIES, as Revolving Credit and Term Loan III Joint Lead Arrangers and Revolving Credit and Term Loan III Co-Syndication Agents, KEYBANC CAPITAL MARKETS, RBC CAPITAL MARKETS, SUNTRUST ROBINSON HUMPHREY, INC., TD SECURITIES (USA) LLC, and WELLS FARGO SECURITIES, as Term Loan IV Joint Lead Arrangers and Term Loan IV Co-Syndication Agents.

R E C I T A L S

WHEREAS, certain lenders have made available to the Parent Borrower a revolving and term loan credit facility pursuant to the terms of the Existing Agreement; and

WHEREAS, the Parent Borrower has requested, and the Agent and the Lenders have agreed, to amend and restate, in full, the Existing Agreement and provide an additional term loan facility in accordance with the terms and conditions contained herein.

NOW, THEREFORE, in consideration of the recitals herein and mutual covenants and agreements contained herein, the parties hereto hereby covenant and agree that the Existing Agreement is hereby amended and restated to read as follows:

§1.         DEFINITIONS AND RULES OF INTERPRETATION.

§1.1        Definitions. The following terms shall have the meanings set forth in this §l or elsewhere in the provisions of this Agreement referred to below:

2014 Term Loan. The Loan as defined in the 2014 Term Loan Agreement.

2014 Term Loan Agreement. That certain Term Loan Agreement dated as of January 31, 2014, as amended and restated by that certain Amended and Restated Term Loan Agreement dated as of April 19, 2017 as amended by that certain First Amendment to Amended and Restated Term Loan Agreement dated as of April 19, 2018 as amended by that certain Second Amendment to Amended and Restated Term Loan Agreement dated as of November 8, 2019 by and among CoreSite, L.P., as borrower, and the Royal Bank of Canada, as administrative agent for itself and on behalf of other lenders and the lenders party thereto as amended, restated, extended, supplemented and otherwise modified from time to time and as refinanced and replaced from time to time, to the extent such refinancing or replacement is designated by Parent Borrower in writing to the Agent as a refinancing or replacement of the 2014 Term Loan Agreement.

2014 Term Loan Facility Availability. The “Facility Availability” as defined in the 2014 Term Loan Agreement.

2014 Term Loan Unencumbered Asset Pool. The “Unencumbered Asset Pool” as defined in the 2014 Term Loan Agreement.

Additional Commitment Request Notice. See §2.11(a).

Additional Subsidiary Guarantor. Each additional Subsidiary of Parent Borrower which becomes a Subsidiary Guarantor pursuant to §5.3.

Adjusted Consolidated EBITDA. On any date of determination, the sum of (a) the Consolidated EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Adjusted EBITDA. On any date of determination, with respect to any Stabilized Property owned by Parent Borrower or any of its Subsidiaries, the sum of (a) EBITDA for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Adjusted Net Operating Income. On any date of determination, the sum of (a) the Net Operating Income for the prior fiscal quarter most recently ended, multiplied by four (4), less (b) the Capital Reserve.

Affiliate. An Affiliate, as applied to any Person, shall mean any other Person directly or indirectly controlling, controlled by, or under common control with, that Person. For purposes of this definition, “control” (including, with correlative meanings, the terms “controlling”, “controlled by” and “under common control with”), as applied to any Person, means (a) the possession, directly or indirectly, of the power to vote fifty percent (50%) or more of the stock, shares, voting trust certificates, beneficial interest, partnership interests, member interests or other interests having voting power for the election of directors of such Person or otherwise to direct or cause the direction of the management and policies of that Person, whether through the ownership of voting securities or by contract or otherwise, or (b) the ownership of (i) a general partnership interest, (ii) a managing member’s or manager’s interest in a limited liability company or (iii) a limited partnership interest or preferred stock (or other ownership interest) representing fifty percent (50%) or more of the outstanding limited partnership interests, preferred stock or other ownership interests of such Person.

Agent. KeyBank National Association, acting as administrative agent for the Lenders, and its successors and assigns.

Agent’s Head Office. The Agent’s head office located at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other location as the Agent may designate from time to time by notice to the Parent Borrower and the Lenders.

Agent’s Special Counsel. Riemer & Braunstein LLP or such other counsel as selected by Agent.

Aggregate Credit Exposure. The aggregate Revolving Credit Exposure, Term Loan III Exposure, and Term Loan IV Exposure of all of the Lenders.

Agreement. This Fifth Amended and Restated Credit Agreement, as the same may be amended, modified, supplemented and/or extended from time to time, including the Schedules and Exhibits hereto.

Agreement Regarding Fees. See §4.2.

Alternative Currency. Each of Euro and Sterling or other currency as applicable in the event Euro and/or Sterling is replaced.

Alternative Currency Equivalent. At any time, with respect to any amount denominated in Dollars, the equivalent amount thereof in the applicable Alternative Currency as determined by the Agent or the Issuing Lender, as the case may be, at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of such Alternative Currency with Dollars.

Alternative Currency Fronting Lender. KeyBank or any other Revolving Credit Lender designated by the Parent Borrower and the Agent (such designation shall be consented to by such Revolving Credit Lender) in its capacity as an Alternative Currency Funding Lender for Revolving Credit Loans denominated in an Alternative Currency in which any Alternative Currency Participating Lender purchases Alternative Currency Risk Participations and in which KeyBank (or such other appointed Revolving Credit Lender) advances to the Parent Borrower the amount of all such Alternative Currency Participating Lenders’ respective Commitment Percentage of such Revolving Credit Loans in accordance with §§2.1 and 2.8.

Alternative Currency Funding Commitment Percentage. With respect to any Revolving Credit Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than the Alternative Currency Fronting Lender, its Commitment Percentage, and (b) for the Alternative Currency Fronting Lender, the sum of (i) the Commitment Percentage of the Alternative Currency Fronting Lender and (ii) the sum of the respective Commitment Percentage of the Alternative Currency Participating Lenders.

Alternative Currency Funding Lender. With respect to each Revolving Credit Loan denominated in an Alternative Currency, each Revolving Credit Lender other than an Alternative Currency Participating Lender with respect to such Alternative Currency.

Alternative Currency Loan Credit Exposure. With respect to any Revolving Credit Loan denominated in an Alternative Currency, (a) for each Alternative Currency Funding Lender other than Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative Currency Funding Commitment Percentage thereof advanced by Alternative Currency Funding Lender, (b) for the Alternative Currency Fronting Lender, the aggregate outstanding principal amount of its Alternative Currency Funding Commitment Percentage thereof advanced thereby, net of all Alternative Currency Risk Participations purchased or funded, as applicable, therein, and (c) for each Alternative Currency Participating Lender, the aggregate outstanding principal amount of all Alternative Currency Risk Participations purchased or funded, as applicable, by such Alternative Currency Participating Lender in such Revolving Credit Loan.

Alternative Currency Participant’s Share. For any Alternative Currency Participating Lender in respect of a Revolving Credit Loan denominated in an Alternative Currency, a fraction (expressed as a percentage), the numerator of which is such Alternative Currency Participating Lender’s Commitment Percentage and the denominator of which is the sum of (i) the Commitment Percentage of the Alternative Currency Fronting Lender in respect of such Revolving Credit Loan and (ii) the sum of the respective Commitment Percentage of all of the Alternative Currency Participating Lenders in respect of such Revolving Credit Loan.

Alternative Currency Participating Lender. With respect to each Revolving Credit Loan denominated in an Alternative Currency, any Revolving Credit Lender that has given notice to the Agent and the Parent Borrower that it is unable to fund in the applicable Alternative Currency, unless and until such Revolving Credit Lender delivers to the Agent and the Parent Borrower a written notice pursuant to §2.8 requesting that such Revolving Credit Lender’s designation be changed to an Alternative Currency Funding Lender with respect to such Alternative Currency.

Alternative Currency Risk Participation. With respect to each Revolving Credit Loan denominated in an Alternative Currency advanced by the Alternative Currency Fronting Lender, the risk participation purchased by each of the Alternative Currency Participating Lenders in such Revolving Credit Loan in an amount determined in accordance with such Alternative Currency Participating Lender’s Commitment Percentage of such Revolving Credit Loan, as provided in §2.8.

Alternative Currency Sublimit. The Dollar Equivalent of $40,000,000. The Alternative Currency Sublimit is part of, and not in addition to, the Total Commitment.

Anti-Corruption Laws. All laws, rules, and regulations of any jurisdiction applicable to the Parent Borrower or its Subsidiaries from time to time concerning or relating to bribery or corruption.

Anti-Money Laundering Laws. All Legal Requirements related to the financing of terrorism or money laundering, including without limitation, any applicable provision of the Patriot Act and The Currency and Foreign Transactions Reporting Act (also known as the “Bank Secrecy Act,” 31 U.S.C. §§ 5311-5330 and 12U.S.C. §§ 1818(s), 1820(b) and 1951-1959).

Applicable Margin. The Applicable Margin for LIBOR Rate Loans and Base Rate Loans shall be as set forth below based on the ratio of the Consolidated Total Indebtedness of Parent Borrower to the Gross Asset Value of Parent Borrower:

(a)         Prior to the Investment Grade Pricing Date, for the Revolving Credit Facility:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 35%	1.25%	0.25%
Pricing Level 2	Greater than 35% but less than or equal to 40%	1.35%	0.35%
Pricing Level 3	Greater than 40% but less than or equal to 45%	1.50%	0.50%
Pricing Level 4	Greater than 45% but less than or equal to 50%	1.65%	0.65%
Pricing Level 5	Greater than 50%	1.85%	0.85%

(b)          Prior to the Investment Grade Pricing Date, for the Term Loan III Facility and the Term Loan IV Facility:

Pricing Level	Ratio	LIBOR Rate Loans	Base Rate Loans
Pricing Level 1	Less than or equal to 35%	1.20%	0.20%
Pricing Level 2	Greater than 35% but less than or equal to 40%	1.30%	0.30%
Pricing Level 3	Greater than 40% but less than or equal to 45%	1.45%	0.45%
Pricing Level 4	Greater than 45% but less than or equal to 50%	1.60%	0.60%
Pricing Level 5	Greater than 50%	1.80%	0.80%

The Applicable Margin shall not be adjusted based upon such ratio, if at all, until the first (1st) day of the first (1st) month following the delivery by Parent Borrower to the Agent of the Compliance Certificate at the end of a calendar quarter. In the event that Parent Borrower shall fail to deliver to the Agent a quarterly Compliance Certificate on or before the date required by §7.4(c), then without limiting any other rights of the Agent and the Lenders under this Agreement, the Applicable Margin for all Loans shall be at Pricing Level 5 until such failure is cured within any applicable cure period, in which event the Applicable Margin shall adjust, if necessary, on the first (1st) day of the first (1st) month following receipt of such Compliance Certificate. The provisions of this definition shall be subject to §2.6(f). As of the Closing Date, the Applicable Margin for each of the Revolving Credit Facility, Term Loan III Facility and Term Loan IV Facility is at Pricing Level 1.

(c)         If the REIT or Parent Borrower obtains an Investment Grade Rating, the Parent Borrower may, upon written notice to the Agent, make an irrevocable one time election to exclusively use the below tables based on the applicable rate per annum set forth therein:

(i)          For the Revolving Credit Facility:

Level	Credit Rating	LIBOR Rate Loans	Base Rate Loans	Facility Fee
I	≥ A- or A3	0.775%	0.000%	0.125%
II	≥ BBB+ or Baa1	0.825%	0.000%	0.150%
III	≥ BBB or Baa2	0.900%	0.000%	0.200%
IV	≥ BBB- or Baa3	1.100%	0.100%	0.250%
V	< BBB- and Baa3	1.450%	0.450%	0.300%

(ii)         For the Term Loan III Facility and the Term Loan IV Facility:

Level	Credit Rating	LIBOR Rate Loans	Base Rate Loans
I	≥ A- or A3	0.825%	0.000%
II	≥ BBB+ or Baa1	0.875%	0.000%
III	≥ BBB or Baa2	1.000%	0.000%
IV	≥ BBB- or Baa3	1.250%	0.250%
V	< BBB- and Baa3	1.650%	0.650%

Any change in the REIT’s or the Parent Borrower’s Credit Rating which would cause it to move to a different Level in such table shall effect a change in the Applicable Margin on the Business Day on which such change occurs. During any period for which the Parent Borrower or the REIT has received a Credit Rating from only one Rating Agency, then the Applicable Margin shall be determined based on such Credit Rating. During any period that the Parent Borrower or the REIT has received more than one Credit Rating and such Credit Ratings are not equivalent, the Applicable Margin shall be determined by the highest of the Credit Ratings provided that the next highest Credit Rating is only one Level below that of the highest Credit Rating. If the next highest Credit Rating is more than one Level below that of the highest Credit Rating, pricing will be determined utilizing the Credit Rating one Level higher than the next highest of the Credit Ratings. During any period after the Investment Grade Pricing Date for which the Parent Borrower or the REIT does not have a Credit Rating from any Rating Agency, the Applicable Margin shall be determined based on Level V.

Applicable Percentage. With respect to any Lender of any Class, such Lender’s Revolving Credit Commitment Percentage, Term Loan III Commitment Percentage or Term Loan IV Commitment Percentage, as applicable, for such Class. If the Commitments have terminated or expired, the Applicable Percentages shall be determined based upon the Commitments of each applicable most recently in effect, giving effect to any assignments.

Applicable Time. With respect to any borrowings and payments in any Alternative Currency, the local time in the place of settlement for such Alternative Currency as may be determined from time to time by the Agent, and communicated in writing to the Parent Borrower to be necessary for timely settlement on the relevant date in accordance with normal banking procedures in the place of payment.

Approved Derivatives Contract. A Derivatives Contract between the Parent Borrower and/or any Subsidiary Guarantor, on the one hand, and a Lender or Affiliate of a Lender hereunder which is also a lender or Affiliate of a lender under the 2014 Term Loan Agreement, on the other hand.

Approved Fund. Any Fund that is administered or managed by (a) a Lender, (b) an Affiliate of a Lender or (c) an entity or an Affiliate of an entity that administers or manages a Lender.

Arrangers. Collectively, the Revolving Credit and Term Loan III Joint Lead Arrangers and the Term Loan IV Joint Lead Arrangers, or any successors thereto.

Assignment and Acceptance Agreement. See §18.1.

Authorized Officer. Any of the following Persons: Paul E. Szurek, Jeffrey S. Finnin, Derek S. McCandless, and such other Persons as Parent Borrower shall designate in a written notice to Agent.

Bail-In Action. The exercise of any Write-Down and Conversion Powers by the applicable EEA Resolution Authority in respect of any liability of an EEA Financial Institution.

Bail-In Legislation. With respect to any EEA Member Country implementing Article 55 of Directive 2014/59/EU of the European Parliament and of the Council of the European Union, the implementing law for such EEA Member Country from time to time which is described in the EU Bail-In Legislation Schedule.

Balance Sheet Date. September 30, 2019.

Bankruptcy Code. Title 11, U.S.C.A., as amended from time to time or any successor statute thereto.

Base Rate. The greater of (a) the fluctuating annual rate of interest announced from time to time by the Agent at the Agent’s Head Office as its “prime rate”, (b) the then applicable LIBOR for a one month Interest Period plus one percent (1.00%), or (c) one half of one percent (0.5%) above the Federal Funds Effective Rate. The Base Rate is a reference rate and does not necessarily represent the lowest or best rate being charged to any customer. Any change in the rate of interest payable hereunder resulting from a change in the Base Rate shall become effective as of the opening of business on the day on which such change in the Base Rate becomes effective, without notice or demand of any kind.

Base Rate Loans. Collectively, the Revolving Credit Base Rate Loans, Term Loan III Base Rate Loans, Term Loan IV Base Rate Loans and the Swing Loans.

Benchmark Replacement. See §4.6(b).

Benchmark Replacement Adjustment. See §4.6(b).

Benchmark Replacement Conforming Changes. See §4.6(b).

Benchmark Replacement Date. See §4.6(b).

Benchmark Transition Event. See §4.6(b).

Benchmark Transition Start Date. See §4.6(b).

Benchmark Unavailability Period. See §4.6(b).

Beneficial Ownership Certification. A certification regarding beneficial ownership required by the Beneficial Ownership Regulation, which certification shall be substantially similar in form and substance to the form of Certification Regarding Beneficial Owners of Legal Entity Customers published jointly, in May 2018, by the Loan Syndications and Trading Association and Securities Industry and Financial Markets Association.

Beneficial Ownership Regulation. 31 C.F.R. §1010.230.

BHC Act Affiliate. An “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

Breakage Costs. The commercially reasonable cost to any Lender of re-employing funds bearing interest at LIBOR incurred (or reasonably expected to be incurred) in connection with (i) any payment of any portion of the Loans bearing interest at LIBOR prior to the termination of any applicable Interest Period, (ii) the conversion of a LIBOR Rate Loan to any other applicable interest rate on a date other than the last day of the relevant Interest Period, (iii) foreign exchange losses in connection with Revolving Credit Loans made in Alternative Currencies, or (iv) the failure of Parent Borrower to draw down, on the first day of the applicable Interest Period, any amount as to which Parent Borrower has elected a LIBOR Rate Loan.

Building. With respect to each Eligible Real Estate Asset or parcel of Real Estate, all of the buildings, structures and improvements now or hereafter located thereon.

Business Day. Any day on which federally-insured banking institutions located in the same city and State as the Agent’s Head Office are located are open for the transaction of banking business and, in the case of LIBOR Rate Loans, which also is a LIBOR Business Day.

Capital Reserve. For any period and with respect to any improved Real Estate, an amount equal to $0.25 multiplied by the total square footage of the Buildings in such Real Estate. If the term Capital Reserve is used without reference to any specific Real Estate, then the amount shall be determined on an aggregate basis with respect to all Real Estate of the Parent Borrower and its Subsidiaries and a proportionate share of all Real Estate of all Unconsolidated Affiliates. The Capital Reserve shall be calculated based on the total square footage of the Buildings owned (or ground leased) at the end of each fiscal quarter, less the square footage of unoccupied space held for development or redevelopment.

Capitalization Rate. Seven and one half percent (7.5%).

Capitalized Value. The Adjusted Net Operating Income for any Stabilized Property divided by the Capitalization Rate.

Cash Collateral Account. Any cash collateral account held by the Agent for the purposes of holding cash collateral as collateral security.

Cash Equivalents. As of any date, (i) securities issued or directly and fully guaranteed or insured by the United States government or any agency or instrumentality thereof having maturities of not more than one year from such date, (ii) time deposits and certificates of deposits having maturities of not more than one year from such date and issued by any domestic commercial bank having, (A) senior long term unsecured debt rated at least A- or the equivalent thereof by S&P or A3 or the equivalent thereof by Moody’s and (B) capital and surplus in excess of $100,000,000; (iii) commercial paper rated at least A-2 or the equivalent thereof by S&P or P-2 or the equivalent thereof by Moody’s and in either case maturing within one hundred twenty (120) days from such date, and (iv) shares of any money market mutual fund rated at least AA- or the equivalent thereof by S&P or at least Aa3 or the equivalent thereof by Moody’s.

CERCLA. The Comprehensive Environmental Response, Compensation and Liability Act of 1980, 42 U.S.C. 9601 et seq.

Change in Law. The occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule, regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority; provided, that, notwithstanding anything herein to the contrary, (i) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (ii) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to be a “Change in Law”, regardless of the date enacted, adopted or issued.

Change of Control. A Change of Control shall exist upon the occurrence of any of the following:

(a)          Any Person (including a Person’s Affiliates and associates) or group (as that term is understood under Section 13(d) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) and the rules and regulations thereunder), other than The Carlyle Group, shall have acquired beneficial ownership (within the meaning of Rule 13d-3 under the Exchange Act) of a percentage (based on voting power, in the event different classes of stock or voting interests shall have different voting powers) of the voting stock or voting interests of REIT or Parent Borrower equal to at least fifty percent (50%);

(b)         As of any date a majority of the Board of Directors or Trustees or similar body (the “Board”) of REIT or Parent Borrower consists of individuals who were not either (i) directors or trustees of REIT or Parent Borrower as of the corresponding date of the previous year, or (ii) selected or nominated to become directors or trustees by the Board of REIT or Parent Borrower of which a majority consisted of individuals described in clause (b)(i) above, or (iii) selected or nominated to become directors or trustees by the Board of REIT or Parent Borrower, which majority consisted of individuals described in clause (b)(i) above and individuals described in clause (b)(ii), above; or

(c)          REIT shall fail to be the sole general partner of Parent Borrower, shall fail to own such general partnership interest in Parent Borrower free of any lien, encumbrance or other adverse claim, or shall fail to control the management and policies of Parent Borrower; or

(d)          Parent Borrower fails to own directly or indirectly, free of any lien, encumbrance or other adverse claim, at least one hundred percent (100%) of the economic, voting and beneficial interest of each Pool Owner.

Class. When used with respect to (a) a Commitment, refers to whether such Commitment is a Revolving Credit Commitment, Swing Loan Commitment, Term Loan III Commitment or Term Loan IV Commitment; (b) when used with respect to any Loan, refers to whether such Loan is a Revolving Credit Loan, Swing Loan, Term Loan III Loan or Term Loan IV Loan; and (c) when used with respect to a Lender, refers to whether such Lender has a Loan or Commitment with respect to a particular Class of Loans or Commitments.

Closing Date. The first date on which all of the conditions set forth in §10 and §11 have been satisfied.

Code. The Internal Revenue Code of 1986, as amended, and all regulations and formal guidance issued thereunder.

Commitment. As to each Lender, the Revolving Credit Commitment, Term Loan III Commitment and/or Term Loan IV Commitment of such Lender (or any of them, as the context requires).

Commitment Increase. See §2.11(a).

Commitment Increase Date. See §2.11(a).

Commitment Percentage. As to each Lender, the ratio, expressed as a percentage, of (a) (i) if the Term Loan III Commitments have not been fully utilized or terminated, the unutilized amount of such Lender’s Term Loan III Commitment plus (ii) if the Term Loan IV Commitments have not been fully utilized or terminated, the unutilized amount of such Lender’s Term Loan IV Commitment plus (iii) the amount of such Lender’s Revolving Credit Commitment plus (iv) the amount of such Lender’s outstanding Term Loan III Loans and Term Loan IV Loans to (b) (i) if the Term Loan III Commitments have not been fully utilized or terminated, the unutilized amount of the Term Loan III Commitments of all Lenders plus (ii) if the Term Loan IV Commitments have not been fully utilized or terminated, the unutilized amount of the Term Loan IV Commitments of all Lenders plus (iii) the Revolving Credit Commitments of all Lenders plus (iv) the sum of the outstanding Term Loan III Loans and Term Loan IV Loans of all Lenders; provided, however, that if at the time of determination any applicable Commitments have been terminated or been reduced to zero (0), the “Commitment Percentage” of each Lender shall be the ratio, expressed as a percentage of (A) (i) the sum of the unpaid principal amount of all Aggregate Credit Exposure of such Lender, plus (ii) if the Term Loan III Commitments have not been fully utilized or terminated, the unutilized amount of such Lender’s Term Loan III Commitment, plus (iii) if the Term Loan IV Commitments have not been fully utilized or terminated, the unutilized amount of such Lender’s Term Loan IV Commitment to (B) (i) the sum of the aggregate unpaid principal amount of all outstanding Aggregate Credit Exposure of all Lenders as of such date plus (ii) if the Term Loan III Commitments have not been fully utilized or terminated, the unutilized amount of the Term Loan III Commitments of all Lenders, plus (iii) if the Term Loan IV Commitments have not been fully utilized or terminated, the unutilized amount of the Term Loan IV Commitments of all Lenders.

Commodity Exchange Act. The Commodity Exchange Act (7 U.S.C. § 1 et seq.), as amended from time to time, and any successor statute.

Compliance Certificate. See §7.4(c).

Connection Income Taxes. Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.

Consolidated. With reference to any term defined herein, that term as applied to the accounts of a Person and its Subsidiaries, determined on a consolidated basis in accordance with GAAP.

Consolidated EBITDA. With respect to any period, an amount equal to the EBITDA of Parent Borrower and its Subsidiaries for such period determined on a Consolidated basis.

Consolidated Fixed Charges. For any fiscal quarter, annualized, the sum of (a) Consolidated Interest Expense for such period, plus (b) all regularly scheduled principal payments made with respect to Indebtedness of Parent Borrower and its Subsidiaries during such period, other than any balloon, bullet or similar principal payment which repays such Indebtedness in full, plus (c) all Preferred Distributions paid during such period. Such Person’s Equity Percentage in the Consolidated Fixed Charges of its Unconsolidated Affiliates shall be included in the determination of Consolidated Fixed Charges; any Preferred Distributions constituting the repurchase or redemption of Preferred Securities (other than regularly scheduled mandatory repurchases or redemptions not constituting balloon, bullet or similar redemptions in full) shall not be included in the calculation of Consolidated Fixed Charges.

Consolidated Interest Expense. For any period, without duplication, (a) total Interest Expense of Parent Borrower and its Subsidiaries determined on a consolidated basis in accordance with GAAP for such period, plus (b) such Person’s Equity Percentage of Interest Expense of its Unconsolidated Affiliates for such period.

Consolidated Tangible Net Worth. The amount by which Gross Asset Value exceeds Consolidated Total Indebtedness.

Consolidated Total Indebtedness. All Indebtedness of Parent Borrower and its Subsidiaries determined on a consolidated basis and shall include (without duplication), such Person’s Equity Percentage of the Indebtedness of its Unconsolidated Affiliates.

Consolidated Unsecured Debt Yield. The quotient (expressed as a percentage) of Adjusted Net Operating Income from the Unencumbered Asset Pool (excluding any Leased Assets) divided by Unsecured Debt.

Construction In Process. Costs incurred for any build-outs, redevelopment, construction, or tenant improvements of a Data Center Property that is not a Development Property.

Conversion/Continuation Request. A notice given by the Parent Borrower to the Agent of its election to convert or continue a Loan in accordance with §4.1.

Covered Entity. See §39.

Credit Rating. The rating assigned by a Rating Agency to the corporate family of a Person.

Data Center Property. Any asset that operates or is intended to operate, at least in part, as a telecommunications infrastructure building or an information technology infrastructure building.

Debtor Relief Laws. The Bankruptcy Code, and all other liquidation, conservatorship, bankruptcy, assignment for the benefit of creditors, moratorium, rearrangement, receivership, insolvency, reorganization, or similar debtor relief Laws of the United States or other applicable jurisdictions from time to time in effect and affecting the rights of creditors generally.

Default. See §12.1.

Default Rate. See §4.12.

Default Right. See §39.

Defaulting Lender. Subject to §14.16(b), any Lender that (a) has failed to (i) fund all or any portion of its Loans within two (2) Business Days of the date such Loans were required to be funded hereunder unless such Lender notifies the Agent and the Parent Borrower in writing that such failure is the result of such Lender’s determination that one or more conditions precedent to funding (each of which conditions precedent, together with any applicable default, shall be specifically identified in such writing) has not been satisfied, or (ii) pay to the Agent, the Issuing Lender, the Swingline Lender or any other Lender any other amount required to be paid by it hereunder (including in respect of its participation in Letters of Credit or Swing Loans) within two (2) Business Days of the date when due, (b) has notified the Parent Borrower, the Agent, the Issuing Lender or the Swing Loan Lender in writing that it does not intend to comply with its funding obligations hereunder, or has made a public statement to that effect (unless such writing or public statement relates to such Lender’s obligation to fund a Loan hereunder and states that such position is based on such Lender’s determination that a condition precedent to funding (which condition precedent, together with any applicable default, shall be specifically identified in such writing or public statement) cannot be satisfied), (c) has failed, within three (3) Business Days after written request by the Agent or the Parent Borrower, to confirm in writing to the Agent and the Parent Borrower that it will comply with its prospective funding obligations hereunder (provided that such Lender shall cease to be a Defaulting Lender pursuant to this clause (c) upon receipt of such written confirmation by the Agent and the Parent Borrower), (d) has, or has a direct or indirect parent company that has, (i) become the subject of a proceeding under any Debtor Relief Law, or (ii) had appointed for it a receiver, custodian, conservator, trustee, administrator, assignee for the benefit of creditors or similar Person charged with reorganization or liquidation of its business or assets, including the Federal Deposit Insurance Corporation or any other state or federal regulatory authority acting in such a capacity, or (e) has become the subject of a Bail-In Action; provided that a Lender shall not be a Defaulting Lender solely by virtue of the ownership or acquisition of any equity interest in that Lender or any direct or indirect parent company thereof by a Governmental Authority so long as such ownership interest does not result in or provide such Lender with immunity from the jurisdiction of courts within the United States of America or from the enforcement of judgments or writs of attachment on its assets or permit such Lender (or such Governmental Authority) to reject, repudiate, disavow or disaffirm any contracts or agreements made with such Lender.

Defaulting Revolving Credit Lender. Any Defaulting Lender which is a Revolving Credit Lender.

Derivatives Contract. Any and all rate swap transactions, basis swaps, credit derivative transactions, forward rate transactions, commodity swaps, commodity options, forward commodity contracts, equity or equity index swaps or options, bond or bond price or bond index swaps or options or forward bond or forward bond price or forward bond index transactions, interest rate options, forward foreign exchange transactions, cap transactions, floor transactions, collar transactions, currency swap transactions, cross-currency rate swap transactions, currency options, spot contracts, or any other similar transactions or any combination of any of the foregoing (including any options to enter into any of the foregoing), whether or not any such transaction is governed by or subject to any master agreement. Not in limitation of the foregoing, the term “Derivatives Contract” includes any and all transactions of any kind, and the related confirmations, which are subject to the terms and conditions of, or governed by, any form of master agreement published by the International Swaps and Derivatives Association, Inc., any International Foreign Exchange Master Agreement, or any other master agreement, including any such obligations or liabilities under any such master agreement.

Derivatives Termination Value. In respect of any one or more Derivatives Contracts, after taking into account the effect of any legally enforceable netting agreement applicable to such Derivatives Contract(s), (a) for any date on or after the date such Derivatives Contracts have been closed out or terminated and termination value(s) determined in accordance therewith, such termination value(s), and (b) for any date prior to the date referenced in clause (a) the amount(s) determined as the mark-to-market value(s) for such Derivatives Contracts, as determined based upon one or more mid-market quotations or other valuations provided by any recognized dealer in, or the counterparty to, such Derivatives Contract(s) (which, in either case, may include the Agent or any Lender).

Designated Jurisdiction. At any time, a country, territory or region which is, or whose government is, the subject or target of country-wide or territory-wide Sanctions (currently, Cuba, Iran, Syria, North Korea, and the Crimea region of Ukraine).

Development Property. Real Estate currently under development that has not become a Stabilized Property or on which the improvements related to the development have not been completed, provided that such a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall cease to constitute a Development Property notwithstanding the fact that such Property has not become a Stabilized Property, and shall be considered a Stabilized Property for the purposes of the calculation of Gross Asset Value.

Distribution. Any (a) dividend or other distribution, direct or indirect, on account of any Equity Interest of Parent Borrower or a Pool Owner, now or hereafter outstanding, except a dividend payable solely in Equity Interests of identical class to the holders of that class; (b) redemption, conversion, exchange, retirement, sinking fund or similar payment, purchase or other acquisition for value, direct or indirect, of any Equity Interest of Parent Borrower or a Pool Owner now or hereafter outstanding; and (c) payment made to retire, or to obtain the surrender of, any outstanding warrants, options or other rights to acquire any Equity Interests of Parent Borrower or a Pool Owner now or hereafter outstanding.

Division and Divide. Each refer to a division of a limited liability company into two or more newly formed or existing limited liability companies pursuant to a plan of division or otherwise, including, pursuant to the Delaware Limited Liability Company Act.

Dollars or $. Dollars in lawful currency of the United States of America.

Dollar Equivalent. At any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in any Alternative Currency, the equivalent amount thereof in Dollars as determined by the Agent (absent manifest error) at such time on the basis of the Spot Rate (determined in respect of the most recent Revaluation Date) for the purchase of Dollars with such Alternative Currency.

Domestic Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, located within the United States that will be making or maintaining Base Rate Loans.

Drawdown Date. The date on which any Loan is made or is to be made, and the date on which any Loan which is made prior to the Revolving Credit Maturity Date, is converted in accordance with §4.1.

Early Opt-in Election. See §4.6(b).

EBITDA. With respect to a Person for any period (without duplication): The net income (or loss), excluding the effects of straight lining of rents and acquisition lease accounting, before (i) interest, income taxes, depreciation, and amortization expense, as reported by such Person and its Subsidiaries on a consolidated basis in accordance with GAAP and (ii) any other non-cash expense to the extent not actually paid as a cash expense (including any expense associated with asset retirement obligation under GAAP). EBITDA shall exclude extraordinary gains and losses (including but not limited to gains (and loss) on the sale of assets) and distributions to minority owners. EBITDA attributable to equity interests shall be excluded but EBITDA shall include a Person’s Equity Percentage of net income (or loss) from Unconsolidated Affiliates plus its Equity Percentage of interest, depreciation and amortization expense from Unconsolidated Affiliates.

EEA Financial Institution. (a) Any credit institution or investment firm established in any EEA Member Country which is subject to the supervision of an EEA Resolution Authority, (b) any entity established in an EEA Member Country which is a parent of an institution described in clause (a) of this definition, or (c) any financial institution established in an EEA Member Country which is a subsidiary of an institution described in clauses (a) or (b) of this definition and is subject to consolidated supervision with its parent.

EEA Member Country. Any of the member states of the European Union, Iceland, Liechtenstein, and Norway.

EEA Resolution Authority. Any public administrative authority or any person entrusted with public administrative authority of any EEA Member Country (including any delegee) having responsibility for the resolution of any EEA Financial Institution.

Electronic Signature(s). An electronic sound, symbol, or process attached to, or associated with, a contract or other record and adopted by a person with the intent to sign, authenticate or accept such contract or record.

Eligible Assignee. (a) a Lender; (b) an Affiliate of a Lender; (c) an Approved Fund; and (d) any other Person (other than a natural person) approved by, unless an Event of Default has occurred and is continuing, the Parent Borrower (such approval not to be unreasonably withheld or delayed); provided that notwithstanding the foregoing, (i) no Parent Borrower or any affiliate of Parent Borrower or the REIT shall be an Eligible Assignee and (ii) no Defaulting Lender or any of its Affiliates shall be an Eligible Assignee.

Eligible Real Estate. Real Estate:

(a)          which is (i) wholly-owned (directly or indirectly) in fee, (ii) leased under a ground lease acceptable to the Agent in its reasonable discretion, or (iii) a Leased Asset with a remaining term (including of right tenant extensions) of at least fifteen (15) years as of the date hereof and is otherwise acceptable to the Agent in its sole reasonable discretion, in each instance with such easements, rights-of-way, and other similar appurtenances required for the operation of the fee or leasehold property, by Parent Borrower or a Pool Owner;

(b)         which is located within the 50 States of the United States or the District of Columbia;

(c)         which is improved by an income-producing Data Center Property and designated as a Stabilized Property;

(d)         as to which all of the representations set forth in §6 of this Agreement concerning Eligible Real Estate Assets are true and correct except as would not reasonably be expected to result in a Material Adverse Effect; and

(e)          as to which the Agent has received all Eligible Real Estate Qualification Documents, or will receive them prior to inclusion of such Real Estate in the Unencumbered Asset Pool.

Eligible Real Estate Asset. (i) On the Closing Date, the Eligible Real Estate set forth on Schedule 1.3 and (ii) any Real Estate that is included in the Unencumbered Asset Pool from time to time pursuant to Article V of this Agreement. For purposes of this definition, it is acknowledged and agreed that the Wilshire Property which is a Leased Asset shall be deemed an “Eligible Real Estate Asset”.

Eligible Real Estate Qualification Documents. See Schedule 1.2 attached hereto.

Employee Benefit Plan. Any employee benefit plan within the meaning of §3(3) of ERISA maintained or contributed to by Parent Borrower or any ERISA Affiliate, other than a Multiemployer Plan.

EMU. The economic and monetary union in accordance with the Treaty of Rome 1957, as amended by the Single European Act 1986, the Maastricht Treaty of 1992 and the Amsterdam Treaty of 1998.

EMU Legislation. The legislative measures of the European Council for the introduction of, changeover to or operation of a single or unified European currency.

Environmental Laws. All applicable past (which have current effect), present or future federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, or any legally binding judicial or administrative interpretations thereof, and the legally binding requirements of any governmental agency or authority having jurisdiction with respect thereto, applicable to pollution, the regulation or protection of the environment, the health and safety of persons and property (with respect to exposure to Hazardous Substances) and shall include, but not be limited to, all orders, decrees, judgments and rulings imposed through any public or private enforcement proceedings, relating to the existence, use, discharge, release, containment, transportation, generation, storage, management or disposal of Hazardous Substances. Environmental Laws presently include, but are not limited to, the following laws: Comprehensive Environmental Response Compensation and Liability Act (42 U.S.C. §9601 et seq.), the Hazardous Substances Transportation Act (49 U.S.C. §1801 et seq.), the Public Health Service Act (42 U.S.C. §300(f) et seq.), the Pollution Prevention Act (42 U.S.C. §13101 et seq.), the Federal Insecticide, Fungicide and Rodenticide Act (7 U.S.C. §136 et seq.), the Resource Conservation and Recovery Act (42 U.S.C. §6901 et seq.), the Federal Clean Water Act (33 U.S.C. §1251 et seq.), the Federal Clean Air Act (42 U.S.C. §7401 et seq.), and the applicable laws and regulations of the State in which the Real Estate is located.

Equity Interests. With respect to any Person, any share of capital stock of (or other ownership or profit interests in) such Person, any warrant, option or other right for the purchase or other acquisition from such Person of any share of capital stock of (or other ownership or profit interests in) such Person, any security convertible into or exchangeable for any share of capital stock of (or other ownership or profit interests in) such Person or warrant, right or option for the purchase or other acquisition from such Person of such shares (or such other interests), and any other ownership or profit interest in such Person (including, without limitation, partnership, member or trust interests therein), whether voting or nonvoting, and whether or not such share, warrant, option, right or other interest is authorized or otherwise existing on any date of determination.

Equity Offering. The issuance and sale after the Closing Date by Parent Borrower or any of its Subsidiaries or REIT of any equity securities of such Person.

Equity Percentage. The aggregate ownership percentage of Parent Borrower or its Subsidiaries in each Unconsolidated Affiliate.

ERISA. The Employee Retirement Income Security Act of 1974, as amended and in effect from time to time.

ERISA Affiliate. Any Person which is treated as a single employer with Parent Borrower or its Subsidiaries under §414 of the Code.

ERISA Reportable Event. A reportable event with respect to a Guaranteed Pension Plan within the meaning of §4043 of ERISA and the regulations promulgated thereunder as to which the requirement of notice has not been waived.

EU Bail-In Legislation Schedule. The EU Bail-In Legislation Schedule published by the Loan Market Association (or any successor Person), as in effect from time to time.

Euro and EUR. The lawful currency of the Participating Member States introduced in accordance with the EMU Legislation.

Event of Default. See §12.1.

Excluded Swap Obligation. With respect to any Loan Party, any Swap Obligation if, and to the extent that, all or a portion of the guarantee of such Loan Party of, or the grant by such Loan Party of a security interest to secure, such Swap Obligation (or any guarantee thereof) is or becomes illegal under the Commodity Exchange Act or any rule, regulation or order of the Commodity Futures Trading Commission (or the application or official interpretation of any thereof) by virtue of such Loan Party’s failure for any reason to constitute an “eligible contract participant” as defined in the Commodity Exchange Act and the regulations thereunder at the time the guarantee of such Loan Party or the grant of such security interest becomes effective with respect to such Swap Obligation. If a Swap Obligation arises under a master agreement governing more than one swap, such exclusion shall apply only to the portion of such Swap Obligation that is attributable to swaps for which such guarantee or security interest is or becomes illegal.

Excluded Taxes. Any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (a) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (i) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (ii) that are Other Connection Taxes, (b) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or its Commitment pursuant to Legal Requirements in effect on the date on which (i) such Lender acquires such interest in the Loan or its Commitment (other than pursuant to an assignment request by Parent Borrower under §4.15 as a result of costs sought to be reimbursed pursuant to §4.4) or (ii) such Lender changes its lending office, except in each case to the extent that, pursuant to §4.4, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (c) Taxes attributable to such Recipient’s failure to comply with §4.4(g) and (d) any Taxes imposed under FATCA.

Existing Agreement. See the introductory statement hereto.

FATCA. Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable), any current or future regulations or official interpretations thereof and any agreements entered into pursuant to Section 1471(b) of the Code and any legislation, rules or practices adopted pursuant to any intergovernmental agreement entered into in connection with the foregoing.

Facility. Collectively, the credit facilities described herein with respect to the Loans up to the Facility Amount.

Facility Amount. The aggregate amount of the initial $950,000,000.00 Facility, consisting of the Revolving Credit Facility Amount, the Term Loan III Facility Amount and the Term Loan IV Facility Amount, plus any increase thereto pursuant to §2.11, and less any decrease to the Revolving Credit Facility Amount pursuant to §2.4.

Facility Availability. From time to time, the lesser of (a) the Total Commitment, or (b) the Unencumbered Asset Pool Availability.

Facility Fee. See §2.3(b).

Federal Funds Effective Rate. For any day, the rate per annum (rounded upward to the nearest one-hundredth of one percent (1/100 of 1%)) announced by the Federal Reserve Bank of New York on such day as being the weighted average of the rates on overnight federal funds transactions on the previous trading day, as computed and announced by such Federal Reserve Bank in substantially the same manner as such Federal Reserve Bank computes and announces the weighted average it refers to as the “Federal Funds Effective Rate.” Notwithstanding the foregoing, if the Federal Funds Effective Rate shall be less than zero, such rate shall be deemed zero for the purposes of this Agreement.

Federal Reserve Bank of New York’s Website. See §4.6(b).

Financing Lease. A lease under which the discounted future rental payment obligations of the lessee or the obligor are required to be capitalized on the balance sheet of such Person in accordance with GAAP.

Foreign Lender. A Lender that is not a U.S. Person.

Fronting Commitment. With respect to Alternative Currency Fronting Lender, the aggregate Dollar Equivalent amount of Revolving Credit Loans denominated in an Alternative Currency that such Fronting Lender has agreed to make as set forth on Schedule 1.1.

Fronting Exposure. At any time there is a Defaulting Lender, (a) with respect to the Issuing Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of the outstanding Letter of Credit Liabilities other than Letter of Credit Liabilities as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof, and (b) with respect to the Swing Loan Lender, such Defaulting Lender’s Revolving Credit Commitment Percentage of Swing Loans other than Swing Loans as to which such Defaulting Lender’s participation obligation has been reallocated to other Lenders or cash collateralized in accordance with the terms hereof.

Fund. Any Person (other than a natural person) that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its activities.

Funds from Operations. With respect to any Person for any period, an amount equal to the Net Income (or Loss) of such Person for such period, computed in accordance with NAREIT guidelines, excluding losses from sales of property, plus depreciation and amortization, and after adjustments for unconsolidated partnerships and joint ventures. Adjustments for unconsolidated partnerships and joint ventures will be recalculated to reflect funds from operations on the same basis.

GAAP. Principles that are (a) consistent with the principles promulgated or adopted by the Financial Accounting Standards Board and its predecessors, as in effect from time to time and (b) consistently applied.

Governmental Authority. The government of the United States or any other nation, or of any political subdivision thereof, whether state or local, and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers or functions of or pertaining to government (including any supra-national bodies such as the European Union or the European Central Bank).

Gross Asset Value. On a consolidated basis for Parent Borrower and its Subsidiaries, Gross Asset Value shall mean the sum of (without duplication with respect to any Real Estate):

(i)           the Capitalized Value of any Stabilized Properties (other than the Leased Assets) owned by Parent Borrower or any of its Subsidiaries; plus

(ii)          for the Leased Assets, the Adjusted Net Operating Income of the Leased Assets multiplied by eleven (11);

(iii)         the book value determined in accordance with GAAP of all Development Properties and Construction In Process with respect to Real Estate owned or leased by Parent Borrower or any of its Subsidiaries; plus

(iv)         the aggregate amount of: (x) all Unrestricted Cash and Cash Equivalents of Parent Borrower and its Subsidiaries and (y) Specified Restricted Cash and Cash Equivalents of Parent Borrower and its Subsidiaries, as of the date of determination; plus

(v)         the book value determined in accordance with GAAP of Land Assets of Parent Borrower and its Subsidiaries.

Gross Asset Value will be adjusted, as appropriate, (a) for acquisitions, dispositions and other changes to the portfolio during the calendar quarter most recently ended prior to a date of determination, and (b) for any exclusions in the calculation of Gross Asset Value required under §8.3. In Parent Borrower’s discretion, any Development Property which becomes a Stabilized Property and all newly acquired properties may be valued at GAAP book value for up to ninety (90) days, with such properties thereafter being included in the calculation of Gross Asset Value in accordance with subsections (i)–(iv) above. All income, expense and value associated with assets included in Gross Asset Value disposed of during the calendar quarter period most recently ended prior to a date of determination will be eliminated from calculations. Additionally, without limiting or affecting any other provision hereof, Gross Asset Value shall not include any income or value associated with Real Estate which is not operated or intended to be operated principally as a Data Center Property. Gross Asset Value will be adjusted to include an amount equal to Parent Borrower’s or any of its Subsidiaries’ pro rata share (based upon such Person’s Equity Percentage in such Unconsolidated Affiliate) of the Gross Asset Value attributable to any of the items listed above in this definition owned by such Unconsolidated Affiliate.

Guaranteed Pension Plan. Any employee pension benefit plan within the meaning of §3(2) of ERISA maintained or contributed to by Parent Borrower or any ERISA Affiliate the benefits of which are guaranteed on termination in full or in part by the PBGC pursuant to Title IV of ERISA, other than a Multiemployer Plan.

Guarantors. Collectively, the REIT and the Subsidiary Guarantors.

Guaranty. That certain Sixth Amended and Restated Guaranty dated as of November 8, 2019, by the Guarantors in favor of the Agent and the Lenders.

Hazardous Substances. Mean and include (i) asbestos, flammable materials, explosives, radioactive substances, polychlorinated biphenyls, other carcinogens, oil and other petroleum products, radon gas, urea formaldehyde; (ii) chemicals, gases, solvents, pollutants or contaminants that could be a detriment or pose a danger to the environment or to the health or safety of any person; and (iii) any other hazardous or toxic materials, wastes and substances which are defined, determined or identified as such in any past, present or future federal, state or local laws, by-laws, rules, regulations, codes or ordinances or any legally binding judicial or administrative interpretation thereof in concentrations which violate Environmental Laws.

Hedge Obligations. As may be applicable at any time, all obligations of the Parent Borrower to any Lender Hedge Provider under any Derivatives Contract with respect to an interest rate swap, collar, or floor or a forward rate agreement or other agreement regarding the hedging of interest rate risk exposure (other than any interest rate “cap”), including all obligations to make any termination payments thereunder, and any confirming letter executed pursuant to such hedging agreement, all as amended, restated or otherwise modified. Under no circumstances shall any of the Hedge Obligations secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes an Excluded Swap Obligation of such Person.

IBA. See §1.5.

Increase Notice. See §2.11(a).

Indebtedness. With respect to a Person, at the time of computation thereof, all of the following (without duplication): (a) all obligations of such Person in respect of money borrowed (other than trade debt incurred in the ordinary course of business which is not more than one hundred eighty (180) days past due); (b) all obligations of such Person for money borrowed (i) represented by notes payable, or drafts accepted, in each case representing extensions of credit, (ii) evidenced by bonds, debentures, notes or similar instruments, or (iii) constituting purchase money indebtedness, conditional sales contracts, title retention debt instruments or other similar instruments, upon which interest charges are customarily paid or that are issued or assumed as full or partial payment for property or services rendered; (c) obligation of such Person as a lessee or obligor under a Financing Lease; (d) all reimbursement obligations of such Person under any letters of credit or acceptances (whether or not the same have been presented for payment); (e) all Off-Balance Sheet Obligations of such Person; (f) all obligations of such Person in respect of any purchase obligation, repurchase obligation, takeout commitment or forward equity commitment, in each case evidenced by a binding agreement (excluding any such obligation to the extent the obligation can be satisfied by the issuance of Equity Interests); (g) net obligations under any Derivatives Contract not entered into as a hedge against existing Indebtedness, in an amount not in excess of the Derivatives Termination Value thereof; (h) all Indebtedness of other Persons which such Person has guaranteed or is otherwise recourse to such Person (except for guaranties of customary exceptions for fraud, misapplication of funds, environmental indemnities, violation of “special purpose entity” covenants, and other similar exceptions to recourse liability, and except for completion guaranties, until in any case a claim is made and an action is commenced with respect thereto, and then shall be included only to the extent of the amount of such claim), including liability of a general partner in respect of liabilities of a partnership in which it is a general partner which would constitute “Indebtedness” hereunder, any obligation to supply funds to or in any manner to invest directly or indirectly in a Person, to maintain working capital or equity capital of a Person or otherwise to maintain net worth, solvency or other financial condition of a Person, to purchase indebtedness, or to assure the owner of indebtedness against loss, including, without limitation, through an agreement to purchase property, securities, goods, supplies or services for the purpose of enabling the debtor to make payment of the indebtedness held by such owner or otherwise; (i) all Indebtedness of another Person secured by (or for which the holder of such Indebtedness has an existing right, contingent or otherwise, to be secured by) any Lien on property or assets owned by such Person, even though such Person has not assumed or become liable for the payment of such Indebtedness or other payment obligation; and (j) such Person’s pro rata share of the Indebtedness (based upon its Equity Percentage in such Unconsolidated Affiliates) of any Unconsolidated Affiliate of such Person. “Indebtedness” shall be adjusted to remove any impact of intangibles pursuant to ASC 805, as codified by the Financial Accounting Standards Board in June of 2009, and shall be adjusted to remove (a) the impact from Asset Retirement Obligations pursuant to ASC 410, as codified by the Financial Accounting Standards Board in June of 2009, (b) any potential impact from the exposure draft issued by the Financial Accounting Standards Board in August of 2010 related to Leases (Topic 840) and (c) any impact or effect as a result of changes related to the accounting of operating lease liabilities pursuant to Accounting Standards Update No. 2016-02, Leases (Topic 842), as issued by the Financial Accounting Standards Board on February 25, 2016.

Indemnified Taxes. (a) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Parent Borrower or any Guarantor under any Loan Document and (b) to the extent not otherwise described in the immediately preceding clause (a), Other Taxes.

Interest Expense. For any period with respect to Parent Borrower and its Subsidiaries, without duplication, (a) interest (whether accrued or paid) actually payable (without duplication), excluding non-cash interest expense but including capitalized interest not funded under a construction loan, together with the interest portion of payments actually payable on Financing Leases, plus (b) Parent Borrower’s and its respective Subsidiaries’ Equity Percentage of Interest Expense of their Unconsolidated Affiliates for such period.

Interest Payment Date. As to each Loan, the fifth (5th) day of each calendar month, or if such date is not a Business Day, then the next succeeding Business Day.

Interest Period. (a) With respect to each LIBOR Rate Loan which is a Term Loan III LIBOR Rate Loan or a Term Loan IV LIBOR Rate Loan, (x) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending on the fourth (4th) calendar day of the first, second, third or sixth month thereafter (subject to availability from each Lender), and (y) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Parent Borrower in a Loan Request or Conversion/Continuation Request; and (b) with respect to each LIBOR Rate Loan which is a Revolving Credit LIBOR Rate Loan, (x) initially, the period commencing on the Drawdown Date of such LIBOR Rate Loan and ending one, two, three or six months thereafter (subject to availability from each Lender), and (y) thereafter, each period commencing on the day following the last day of the next preceding Interest Period applicable to such Loan and ending on the last day of one of the periods set forth above, as selected by the Parent Borrower in a Loan Request or Conversion/Continuation Request; provided that (1) if any Interest Period with respect to a Revolving Credit LIBOR Rate Loan would otherwise end on a day that is not a LIBOR Business Day, such Interest Period shall end on the next succeeding LIBOR Business Day, unless such next succeeding LIBOR Business Day occurs in the next calendar month, in which case such Interest Period shall end on the next preceding LIBOR Business Day, as determined conclusively by the Agent in accordance with the then current bank practice in London, England, and (2) any Interest Period pertaining to a Revolving Credit LIBOR Rate Loan that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period) shall end on the last Business Day of the applicable calendar month; provided that all of the foregoing provisions ((a) and (b)) relating to Interest Periods are subject to the following:

(i)                if the Parent Borrower shall fail to give notice as provided in §4.1, the Parent Borrower shall be deemed to have requested a continuation of the affected LIBOR Rate Loan as a LIBOR Rate Loan on the last day of the then current Interest Period with respect thereto as provided in and subject to the terms of §4.1(c);

(ii)              no Interest Period relating to any LIBOR Rate Loan shall extend beyond the Revolving Credit Maturity Date or the Term Loan III Maturity Date or the Term Loan IV Maturity Date, as applicable.

Interpolated Rate. At any time, for any Interest Period, the rate per annum (rounded to the same number of decimal places as LIBOR) determined by the Agent (which determination shall be conclusive and binding absent manifest error) to be equal to the rate that results from interpolating on a linear basis between: (a) LIBOR for the longest period for which LIBOR is available that is shorter than the Impacted Interest Period; and (b) LIBOR for the shortest period for which that LIBOR is available that exceeds the Impacted Interest Period, in each case, at such time.

Investment Grade Pricing Date. At any time after the REIT or the Parent Borrower has received an Investment Grade Rating, the date specified by the Parent Borrower in a written notice to the Agent and the Lenders as the date on which it irrevocably elects to have the Applicable Margin determined based on the REIT’s or the Parent Borrower’s Credit Rating; provided that no Default or Event of Default shall exist on the date of such notice or the specified Investment Grade Pricing Date.

Investment Grade Rating. A Credit Rating of BBB-/Baa3/BBB- (or the equivalent) or higher from a Rating Agency.

Investments. With respect to any Person, all shares of capital stock, evidences of Indebtedness and other securities issued by any other Person and owned by such Person, all loans, advances, or extensions of credit to, or contributions to the capital of, any other Person, all purchases of the securities or business or integral part of the business of any other Person and commitments and options to make such purchases, all interests in real property, and all other investments; provided, however, that the term “Investment” shall not include (i) equipment, inventory and other tangible personal property acquired in the ordinary course of business, or (ii) current trade and customer accounts receivable for services rendered in the ordinary course of business and payable in accordance with customary trade terms. In determining the aggregate amount of Investments outstanding at any particular time: (a) there shall be included as an Investment all interest accrued with respect to Indebtedness constituting an Investment unless and until such interest is paid; (b) there shall be deducted in respect of each Investment any amount received as a return of capital; (c) there shall not be deducted in respect of any Investment any amounts received as earnings on such Investment, whether as dividends, interest or otherwise, except that accrued interest included as provided in the foregoing clause (a) may be deducted when paid; and (d) there shall not be deducted in respect of any Investment any decrease in the value thereof.

ISDA Protocol. See §39.

Issuing Lender. KeyBank, in its capacity as the Lender issuing the Letters of Credit and any successor thereto.

Joinder Agreement. The Joinder Agreement with respect to this Agreement, the Guaranty, and the other Loan Documents to be executed and delivered pursuant to §5.3 by any Additional Subsidiary Guarantor, such Joinder Agreement to be substantially in the form of Exhibit C hereto.

Judgment Currency. See §34.

KeyBank. As defined in the preamble hereto.

Land Assets. Land with respect to which the commencement of grading, construction of improvements (other than improvements that are not material and are temporary in nature) or infrastructure has not yet commenced and for which no such work is reasonably scheduled to commence within the following twelve (12) months.

LC Disbursement. A payment made by the Agent pursuant to a Letter of Credit.

LC Exposure. At any time, the sum of (a) the aggregate undrawn amount of all outstanding Letters of Credit at such time plus (b) the aggregate amount of all LC Disbursements that have not yet been reimbursed by or on behalf of the Parent Borrower at such time. The LC Exposure of any Revolving Credit Lender at any time shall be its applicable Revolving Credit Commitment Percentage of the total LC Exposure at such time.

Leased Assets. Real Estate (or a portion thereof) leased by Parent Borrower or a Subsidiary under a lease which does not constitute a ground lease.

Leased Asset NOI Amount. The Adjusted Net Operating Income of each Leased Asset in the Unencumbered Asset Pool multiplied by five and one half (5.5).

Leased Rate. With respect to Real Estate at any time, the ratio, expressed as a percentage, of (a) the Net Rentable Area of such Real Estate actually leased by tenants that are not affiliated with the Parent Borrower and paying rent at rates not materially less than rates generally prevailing at the time the applicable lease was entered into, pursuant to binding leases as to which no default has occurred and has continued unremedied for thirty (30) or more days to (b) the aggregate Net Rentable Area of such Real Estate.

Leases. Leases, licenses and agreements, whether written or oral, relating to the use or occupation of space in any Building or of any Real Estate.

Legal Requirements. All applicable federal, state, county and local laws, by-laws, rules, regulations, codes and ordinances, and the requirements of any governmental agency or authority having or claiming jurisdiction with respect thereto, including, but not limited to, those applicable to zoning, subdivision, building, health, fire, safety, sanitation, the protection of the handicapped, and environmental matters and shall also include all orders and directives of any court, governmental agency or authority having or claiming jurisdiction with respect thereto.

Lender Hedge Provider. As may be applicable at any time with respect to any Hedge Obligations, any counterparty thereto that, at the time the applicable hedge agreement was entered into, was the Agent, a Lender, or an Affiliate of the Agent or a Lender (or if such counterparty was a party to such hedge agreement upon becoming a Lender (or its Affiliate becoming a Lender) or the Agent (or its Affiliate becoming the Agent) at the time the applicable Lender or Agent becomes a party to this Agreement).

Lenders. KeyBank, the other lending institutions which are party hereto and any other Person which becomes an assignee of any rights of a Lender pursuant to §18 (but not including any participant as described in §18); and collectively, the Revolving Credit Lenders, Term Loan III Lenders, the Term Loan IV Lenders, and the Swing Loan Lender. The Issuing Lender, the Alternative Currency Fronting Lender, each Alternative Currency Funding Lender, and each Alternative Currency Participating Lender, as applicable, shall each be a Revolving Credit Lender. The term “Lender” shall exclude any Lender in its capacity as a “Lender Hedge Provider”.

Letter of Credit. Any standby letter of credit issued at the request of the Parent Borrower and for the account of the Parent Borrower in accordance with §2.10. Letters of Credit may be issued in Dollars or in an Alternative Currency.

Letter of Credit Liabilities. At any time and in respect of any Letter of Credit, the sum of (a) the maximum undrawn face amount of such Letter of Credit plus (b) the aggregate unpaid principal amount of all drawings made under such Letter of Credit which have not been repaid (including repayment by a Revolving Credit Loan). For purposes of this Agreement, a Revolving Credit Lender (other than the Revolving Credit Lender acting as the Issuing Lender) shall be deemed to hold a Letter of Credit Liability in an amount equal to its participation interest in the related Letter of Credit under §2.10 (and as may be applicable, under §2.8(c)), and the Revolving Credit Lender acting as the Issuing Lender shall be deemed to hold a Letter of Credit Liability in an amount equal to its retained interest in the related Letter of Credit after giving effect to the acquisition by the Revolving Credit Lenders other than the Revolving Credit Lender acting as the Issuing Lender of their participation interests under such Section(s).

Letter of Credit Request. See §2.10(a).

Letter of Credit Sublimit. The Dollar Equivalent of $75,000,000. The Letter of Credit Sublimit is part of, and not in addition to, the Total Commitment.

LIBOR. With respect to any LIBOR Rate Loan for any Interest Period, the London interbank offered rate as administered by IBA (or any other Person that takes over the administration of such rate for U.S. Dollars) for a period equal in length to such Interest Period as displayed on pages LIBOR01 or LIBOR02 of the Reuters screen that displays such rate (or, in the event such rate does not appear on a Reuters page or screen, on any successor or substitute page on such screen that displays such rate, or on the appropriate page of such other information service that publishes such rate from time to time as selected by the Agent in its reasonable discretion; in each case the “LIBOR Screen Rate”) at approximately 11:00 a.m., London time, two Business Days prior to the commencement of such Interest Period; provided that (i) if the LIBOR Screen Rate shall be less than zero, such rate shall be deemed to be zero for the purposes of this Agreement; provided further that if the LIBOR Screen Rate shall not be available at such time for such Interest Period (an “Impacted Interest Period”) then the LIBOR shall be the Interpolated Rate; provided that if any Interpolated Rate shall be less than zero, such rate shall be deemed to be zero for purposes of this Agreement, and (ii) if no such rate administered by IBA (or by such other Person that has taken over the administration of such rate for U.S. Dollars) is available to the Agent, the applicable LIBOR for the relevant Interest Period shall instead be the rate determined by the Agent to be the rate at which KeyBank or one of its Affiliate banks offers to place deposits in U.S. dollars with first class banks in the London interbank market at approximately 11:00 a.m. (London time) two Business Days prior to the first day of such Interest Period, in the approximate amount of the relevant LIBOR Rate Loan and having a maturity equal to such Interest Period. For any period during which a Reserve Percentage shall apply, LIBOR with respect to LIBOR Rate Loans shall be equal to the amount determined above divided by an amount equal to 1 minus the Reserve Percentage.

LIBOR Business Day. Any day on which commercial banks are open for international business (including dealings in Dollar deposits) in London, England.

LIBOR Lending Office. Initially, the office of each Lender designated as such on Schedule 1.1 hereto; thereafter, such other office of such Lender, if any, that shall be making or maintaining LIBOR Rate Loans.

LIBOR Rate Loans. All Loans bearing interest at a rate based on LIBOR, including Revolving Credit LIBOR Rate Loans and Term Loan III LIBOR Rate Loans and Term Loan IV LIBOR Rate Loans.

Lien. See §8.2.

Loan Documents. This Agreement, the Notes, the Letter of Credit Request, the Guaranty, the Issuing Lender and the Lenders, and all other documents, instruments or agreements now or hereafter executed or delivered by or on behalf of the Loan Parties in connection with the Loans.

Loan Parties. Collectively, Parent Borrower and the Subsidiary Guarantors, and individually any of them.

Loan Request. See §2.7.

Loan and Loans. An individual loan or the aggregate loans (including a Revolving Credit Loan (or Loans), Term Loan III Loan (or Loans), Term Loan IV Loan (or Loans), and a Swing Loan (or Loans)), as the case may be, to be made by the Lenders hereunder. All Loans shall be made in Dollars or, as and to the extent provided herein, in Alternative Currencies. Amounts drawn under a Letter of Credit shall also be considered Revolving Credit Loans as provided in §2.10(f).

Majority Lenders. As of any date, any Lender or collection of Lenders whose aggregate Commitment Percentage is greater than fifty percent (50%); provided that in determining said percentage at any given time, all the existing Lenders that are Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders.

Management Agreements. Written agreements providing for the management of the Eligible Real Estate Assets or any of them.

Material Acquisition Leased Asset NOI Amount. The Adjusted Net Operating Income of each Leased Asset in the Unencumbered Asset Pool multiplied by seven (7).

Material Acquisition. An acquisition that is (i) any single transaction for the purpose of, or resulting, directly or indirectly, in, the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) of a Person or assets by the Parent Borrower (directly or indirectly) that has a gross purchase price equal to or greater than ten percent (10.0%) of the then Gross Asset Value (without giving effect to such transaction), or (ii) one or more transactions for the purpose of, or resulting, directly or indirectly, in, the acquisition (including, without limitation, a merger or consolidation or any other combination with another Person) of one or more Persons or assets by the Parent Borrower (directly or indirectly) in any two (2) consecutive calendar quarters, which in the aggregate have a gross purchase price equal to or greater than ten percent (10.0%) of the then Gross Asset Value (without giving effect to such transactions).

Material Adverse Effect. A material adverse effect on (a) the business, properties, assets, financial condition or results of operations of Parent Borrower and its Subsidiaries considered as a whole; (b) the ability of Parent Borrower or any Subsidiary Guarantor to perform any of its material obligations under the Loan Documents; or (c) the validity or enforceability of any of the Loan Documents or the material rights or remedies of Agent or the Lenders thereunder.

Maximum Facility Amount. An amount equal to $1,500,000,000.00.

Moody’s. Moody’s Investor Service, Inc.

Multiemployer Plan. Any multiemployer plan within the meaning of §3(37) of ERISA maintained or contributed to by Parent Borrower or any ERISA Affiliate.

Net Income (or Loss). With respect to any Person (or any asset of any Person) for any period, the net income (or loss) of such Person (or attributable to such asset), determined in accordance with GAAP.

Net Offering Proceeds. The gross cash proceeds received by Parent Borrower or any of its Subsidiaries or REIT as a result of an Equity Offering less the customary and reasonable costs, expenses and discounts paid by Parent Borrower or such Subsidiary or REIT in connection therewith.

Net Operating Income. For any Real Estate and for a given period, an amount equal to the sum of (a) the rents, common area reimbursements and other income for such Real Estate for such period received in the ordinary course of business from tenants in occupancy (excluding pre-paid rents and revenues and security deposits except to the extent applied in satisfaction of tenants’ obligations for rent) minus (b) all expenses paid or accrued and related to the ownership, operation or maintenance of such Real Estate for such period, including, but not limited to, taxes, assessments and the like, insurance, utilities, payroll costs, maintenance, repair and landscaping expenses, marketing expenses, and general and administrative expenses (excluding general overhead expenses of Parent Borrower and its Subsidiaries and any asset management fees), minus (c) management expenses of such Real Estate equal to three percent (3.0%) of the gross revenues from such Real Estate, minus (d) all rents, common area reimbursements and other income for such Real Estate received from tenants in default of obligations under their lease or with respect to leases as to which the tenant or any guarantor thereunder is subject to any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution, liquidation or similar debtor relief proceeding unless such tenant has expressly assumed its obligations under the applicable lease in such proceeding; provided that Net Operating Income shall exclude, without duplication, the effect of extraordinary, unusual or non-recurring charges, expenses, losses or gains.

Net Rentable Area. With respect to any Real Estate, the “Net Rentable Operating Square Footage” as defined in REIT’s most recent Form 10-K.

Non-Recourse Exclusions. With respect to any Non-Recourse Indebtedness of any Person, any usual and customary exclusions from the non-recourse limitations governing such Indebtedness, including, without limitation, exclusions for claims that (i) are based on fraud, intentional misrepresentation, misapplication or misappropriation of funds, gross negligence or willful misconduct, (ii) result from intentional mismanagement of or waste at the Real Property securing such Non-Recourse Indebtedness, or (iii) arise from the presence of Hazardous Substances on the Real Property securing such Non-Recourse Indebtedness (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (iv) are the result of any unpaid real estate taxes and assessments (whether contained in a loan agreement, promissory note, indemnity agreement or other document), or (v) result from the borrowing Subsidiary and/or its assets becoming the subject of a voluntary or involuntary bankruptcy, insolvency or similar proceeding.

Non-Recourse Indebtedness. Indebtedness of Parent Borrower, its Subsidiaries or an Unconsolidated Affiliate which is secured by one or more parcels of Real Estate (other than an Eligible Real Estate Asset) or interests therein or equipment and which is not a general obligation of Parent Borrower or such Subsidiary or Unconsolidated Affiliate, the holder of such Indebtedness having recourse solely to the parcels of Real Estate, or interests therein, securing such Indebtedness, the leases thereon and the rents, profits and equity thereof or equipment, as applicable (except for recourse against the general credit of the Parent Borrower or its Subsidiaries or an Unconsolidated Affiliate for any Non-Recourse Exclusions), provided that in calculating the amount of Non-Recourse Indebtedness at any time, the amount of any Non-Recourse Exclusions which are the subject of a claim and action shall not be included in the Non-Recourse Indebtedness but shall constitute recourse Indebtedness. Non-Recourse Indebtedness shall also include Indebtedness of a Subsidiary of Parent Borrower that is not a Subsidiary Guarantor or of an Unconsolidated Affiliate which is a special purpose entity that is recourse solely to such Subsidiary or Unconsolidated Affiliate, which is not cross-defaulted to other Indebtedness of the Parent Borrower and which does not constitute Indebtedness of any other Person (other than such Subsidiary or Unconsolidated Affiliate which is the borrower thereunder).

Notes. Collectively, the Revolving Credit Notes, Term Loan III Notes, Term Loan IV Notes and the Swing Loan Note.

Notice. See §19.

Obligations. The term “Obligations” shall mean and include:

A.       The payment of the principal sum, interest at variable rates, charges and indebtedness with respect to the Loans (whether or not evidenced by the Notes), any disbursements under a Letter of Credit, including any extensions, renewals, replacements, increases, modifications and amendments thereof, in the original aggregate amount up to the Facility Amount, as such amount may be increased in accordance with the provisions of §2.11 hereof

B.       Any Hedge Obligations to any Lender Hedge Provider, provided, however, that under no circumstances shall any of the Hedge Obligations to any Lender Hedge Provider secured or guaranteed by any Loan Document as to a surety or guarantor thereof include any obligation that constitutes Excluded Swap Obligations of such Person;

C.       The payment, performance, discharge and satisfaction of each covenant, warranty, representation, undertaking and condition to be paid, performed, satisfied and complied with by Parent Borrower under and pursuant to this Agreement or the other Loan Documents;

D.       The payment of all costs, expenses, legal fees and liabilities incurred by Agent and the Lenders in connection with the enforcement of any of Agent’s or any Lender’s rights or remedies under this Agreement or the other Loan Documents, or any other instrument, agreement or document which evidences any other obligations therefor, whether now in effect or hereafter executed; and

E.       The payment, performance, discharge and satisfaction of all other liabilities and obligations of Parent Borrower to Agent or any Lender, whether now existing or hereafter arising, direct or indirect, absolute or contingent, and including, without limitation express or implied upon the generality of the foregoing, each liability and obligation of Parent Borrower under any one or more of the Loan Documents and any amendment, extension, modification, replacement or recasting of any one or more of the instruments, agreements and documents referred to in this Agreement or any other Loan Document or executed in connection with the transactions contemplated by this Agreement or any other Loan Document.

OFAC. Office of Foreign Asset Control of the Department of the Treasury of the United States of America.

Off-Balance Sheet Obligations. Liabilities and obligations of Parent Borrower, any Subsidiary or any other Person in respect of “off-balance sheet arrangements” (as defined in the SEC Off-Balance Sheet Rules) which Parent Borrower would be required to disclose in the “Management’s Discussion and Analysis of Financial Condition and Results of Operations” section of Parent Borrower’s report on Form 10-Q or Form 10-K (or their equivalents) which Parent Borrower is required to file with the SEC or would be required to file if it were subject to the jurisdiction of the SEC (or any Governmental Authority substituted therefore having jurisdiction over Parent Borrower). As used in this definition, the term “SEC Off-Balance Sheet Rules” means the Disclosure in Management’s Discussion and Analysis About Off-Balance Sheet Arrangements, Securities Act Release No. 33-8182, 68 Fed. Reg. 5982 (Feb. 5, 2003) (codified at 17 CFR pts. 228, 229 and 249).

Other Connection Taxes. With respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising solely from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).

Other Taxes. All present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment (other than an assignment made pursuant to §4.15 as a result of costs sought to be reimbursed pursuant to §4.4).

Outstanding. With respect to the Loans, the aggregate unpaid principal thereof as of any date of determination. With respect to Letters of Credit, the aggregate undrawn face amount of issued Letters of Credit.

Overnight Rate. For any day, (a) with respect to any amount denominated in Dollars, the Federal Funds Effective Rate, and (b) with respect to any amount denominated in an Alternative Currency, the rate of interest per annum at which overnight deposits in the applicable Alternative Currency, in an amount approximately equal to the amount with respect to which such rate is being determined, would be offered for such day by a branch or Affiliate of KeyBank or other Alternative Currency Fronting Lender in the applicable offshore interbank market for such currency to major banks in such interbank market in accordance with banking industry rules or practices in such offshore interbank market.

Parent Borrower. As defined in the preamble hereto.

Participant Register. See §18.4.

Participating Member State. Each state so described in any EMU Legislation.

Patriot Act. The Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, as the same may be amended from time to time, and corresponding provisions of future laws.

PBGC. The Pension Benefit Guaranty Corporation created by §4002 of ERISA and any successor entity or entities having similar responsibilities.

Permitted Liens. Liens, security interests and other encumbrances permitted by §8.2.

Person. Any individual, corporation, limited liability company, partnership, trust, unincorporated association, or other legal entity, and any government or any governmental agency or political subdivision thereof.

Plan Assets. Assets of any employee benefit plan subject to Part 4, Subtitle B, Title I of ERISA.

Pool Owner. From time to time with respect to any Eligible Real Estate, a Wholly Owned Subsidiary of the Parent Borrower which is the owner of the fee simple interest in, or the approved ground lessee of, such Eligible Real Estate.

Potential Unencumbered Asset. Any property of Parent Borrower or a Pool Owner which is not at the time included in the Unencumbered Asset Pool and which consists of (i) Eligible Real Estate, or (ii) Real Estate which is capable of becoming Eligible Real Estate in accordance with §5.1.

Preferred Distributions. For any period and without duplication, all Distributions paid, declared but not yet paid or otherwise due and payable during such period on Preferred Securities issued by Parent Borrower or any of its Subsidiaries or REIT. Preferred Distributions shall not include dividends or distributions (a) paid or payable solely in Equity Interests of identical class payable to holders of such class of Equity Interests; or (b) paid or payable to Parent Borrower or any of its Subsidiaries.

Preferred Securities. With respect to any Person, Equity Interests in such Person, which are entitled to preference or priority over any other Equity Interest in such Person in respect of the payment of dividends or distribution of assets upon liquidation, or both.

Pricing Level. Such term shall have the meaning established within the definition of Applicable Margin.

QFC. See §39.

QFC Credit Support. See §39.

Rating Agency. Each of (i) Standard & Poor’s Ratings Services, a Standard & Poor’s Financial Services LLC business (“S&P”), (ii) Moody’s Investor Services, Inc. (“Moody’s”), or (iii) Fitch Ratings, Inc. (“Fitch”), together with their respective successors; provided that if Parent Borrower utilizes a Credit Rating by Fitch for purposes of determining an Investment Grade Rating as set forth in this Agreement, Parent Borrower must also obtain and maintain an Investment Grade Rating from either S&P or Moody’s for purposes of determining such Investment Grade Rating.

Real Estate. All real property at any time owned or leased (as lessee or sublessee) by Parent Borrower or any of their respective Subsidiaries, including, without limitation, the Eligible Real Estate Assets.

Recipient. The Agent, the Issuing Lender and any Lender.

Register. See §18.2.

REIT. CoreSite Realty Corporation, a Maryland corporation, general partner of the Parent Borrower and guarantor of the Obligations pursuant to that certain Guaranty dated the date hereof.

REIT Status. With respect to a Person, its status as a real estate investment trust as defined in §856(a) of the Code.

Release. See §6.20(c)(iii).

Relevant Governmental Body. See §4.6(b).

Rent Roll. A report prepared by the Parent Borrower showing for each Eligible Real Estate Asset owned or leased by Transaction Parties, its occupancy, tenants, lease expiration dates, lease rent and other information in substantially the form presented to Agent on or prior to the date hereof.

Required Lenders. As of any date, the Lender or Lenders whose aggregate Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Total Commitment; provided that (a) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Commitment Percentages of such Defaulting Lenders, and (b) at all times when there are two (2) or more Lenders under this Agreement, Required Lenders shall also require at least two (2) Lenders.

Required Revolving Credit Lenders. As of any date, the Revolving Credit Lender or Revolving Credit Lenders whose aggregate Revolving Credit Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Revolving Credit Commitments, or, if the Revolving Credit Commitments have been terminated or reduced to zero, Revolving Credit Lenders holding greater than 66.7% of the principal amount of the aggregate Revolving Credit Exposure; provided that (a) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Revolving Credit Commitment Percentages of the Revolving Credit Lenders shall be redetermined for voting purposes only to exclude the Revolving Credit Commitment Percentages of such Defaulting Lenders, and (b) at all times when there are two (2) or more Revolving Credit Lenders under this Agreement, Required Revolving Credit Lenders shall also require at least two (2) Revolving Credit Lenders.

Required Term Loan III Lenders. As of any date, the Term Loan III Lender or Term Loan III Lenders whose aggregate Term Loan III Loan Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Term Loan III Loan Commitments, or, if the Term Loan III Loan Commitments have been terminated or reduced to zero (0), Term Loan III Loan Lenders holding greater than 66.7% of the principal amount of the aggregate Term Loan III Loan Exposure; provided that in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan III Loan Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Term Loan III Loan Commitment Percentages of such Defaulting Lender and (b) at all times when there are two (2) or more Term Loan III Lenders under this Agreement, Required Term Loan III Lenders shall also require at least two (2) Term Loan III Lenders..

Required Term Loan IV Lenders. As of any date, the Term Loan IV Lender or Term Loan IV Lenders whose aggregate Term Loan IV Commitment Percentage is equal to or greater than sixty six and 7/10 percent (66.7%) of the Term Loan IV Commitments, or, if the Term Loan IV Commitments have been terminated or reduced to zero (0), Term Loan IV Lenders holding greater than 66.7% of the principal amount of the aggregate Term Loan IV Exposure; provided that (a) in determining said percentage at any given time, all then existing Defaulting Lenders will be disregarded and excluded and the Term Loan IV Commitment Percentages of the Lenders shall be redetermined for voting purposes only to exclude the Term Loan IV Commitment Percentages of such Defaulting Lender and (b) at all times when there are two (2) or more Term Loan IV Lenders under this Agreement, Required Term Loan IV Lenders shall also require at least two (2) Term Loan IV Lenders.

Reserve Percentage. For any Interest Period, that percentage which is specified three (3) Business Days before the first day of such Interest Period by the Board of Governors of the Federal Reserve System (or any successor) or any other governmental or quasi-governmental authority with jurisdiction over Agent or any Lender for determining the maximum reserve requirement (including, but not limited to, any marginal reserve requirement) for Agent or any Lender with respect to liabilities constituting of or including (among other liabilities) Eurocurrency liabilities in an amount equal to that portion of the Loan affected by such Interest Period and with a maturity equal to such Interest Period.

Revaluation Date. (a) with respect to any Loan, each of the following: (i) each date of a borrowing of a Revolving Credit LIBOR Rate Loan denominated in an Alternative Currency pursuant to §2.1, (ii) each date of a continuation of a Revolving Credit LIBOR Rate Loan denominated in an Alternative Currency pursuant to §4.1, (iii) the date the Alternative Currency Fronting Lender has requested payment from the Alternative Currency Participating Lenders in Dollars, and with respect to all other instances pursuant to §2.8 the date on which payments in Dollars are made between the Alternative Currency Fronting Lender and Alternative Currency Participating Lenders with respect to such Loan and (iv) such additional dates as the Agent shall determine or the Required Lenders shall require; and (b) with respect to any Letter of Credit, each of the following: (i) each date of issuance of a Letter of Credit denominated in an Alternative Currency, (ii) each date of an amendment of any such Letter of Credit having the effect of increasing the amount thereof (solely with respect to the increased amount), and (iii) each date of any payment by the Issuing Lender under any Letter of Credit denominated in an Alternative Currency.

Revolving Credit and Term Loan III Joint Lead Arrangers. Collectively, KeyBanc Capital Markets, RBC Capital Markets, Regions Capital Markets, TD Securities (USA) LLC, and Wells Fargo Securities, or any successors thereto.

Revolving Credit Base Rate Loans. Revolving Credit Loans bearing interest calculated by reference to the Base Rate.

Revolving Credit Commitment. With respect to each Revolving Credit Lender, the amount set forth on Schedule 1.1 hereto as the amount of such Revolving Credit Lender’s Revolving Credit Commitment: (i) to make or maintain Revolving Credit Loans (other than Swing Loans) to the Parent Borrower, (ii) to participate in Letters of Credit for the account of the Parent Borrower, (iii) to participate in Swing Loans to the Parent Borrower, and (iv) if such Lender is an Alternative Currency Participating Lender with respect to any Alternative Currency, to purchase Alternative Currency Risk Participations in Revolving Credit Loans denominated in such Alternative Currency, as the same may be changed from time to time in accordance with the terms of this Agreement.

Revolving Credit Commitment Percentage. With respect to each Revolving Credit Lender, the percentage set forth on Schedule 1.1 hereto as such Revolving Credit Lender’s percentage of the Total Commitment, as the same may be changed from time to time in accordance with the terms of this Agreement; provided that if the Revolving Credit Commitments of the Revolving Credit Lenders have been terminated as provided in this Agreement, then the Revolving Credit Commitment of each Revolving Credit Lender shall be determined based on the Revolving Credit Commitment Percentage of such Revolving Credit Lender immediately prior to such termination and after giving effect to any subsequent assignments made pursuant to the terms hereof.

Revolving Credit Exposure. At any time, the sum of (a) the aggregate Revolving Credit Loans held by the Revolving Credit Lenders and (b) the LC Exposure of the Revolving Credit Lenders.

Revolving Credit Facility. At any time, the Revolving Credit Loans and Letters of Credit which the Revolving Credit Lenders and Agent have agreed to make or issue in accordance with the terms of this Agreement in the aggregate amount of the Revolving Credit Lenders’ Revolving Credit Commitments at such time.

Revolving Credit Facility Amount. The initial $450,000,000.00 unsecured revolving facility, plus any increase thereto pursuant to §2.11.

Revolving Credit Lender. Collectively, the Lenders which have a Revolving Credit Commitment, the initial Revolving Credit Lenders being identified on Schedule 1.1 hereto.

Revolving Credit LIBOR Rate Loans. Revolving Credit Loans bearing interest calculated by reference to LIBOR.

Revolving Credit Loan or Loans. An individual Revolving Credit Loan or the aggregate Revolving Credit Loans, as the case may be, in the maximum principal amount of FOUR HUNDRED FIFTY MILLION DOLLARS ($450,000,000) (subject to increase as provided in §2.11) to be made by the Revolving Credit Lenders hereunder as more particularly described in §2. Without limiting the foregoing, Revolving Credit Loans shall also include Revolving Credit Loans made pursuant to §2.10(f).

Revolving Credit Maturity Date. November 8, 2023, as such date may be extended as provided in §2.12, or such earlier date on which the Revolving Credit Loans shall become due and payable pursuant to the terms hereof.

Revolving Credit Notes. See §2.2.

Sanctioned Person. Any Person that is (i) any Person listed in any Sanctions-related list of designated Persons maintained by any Governmental Authority of the United States of America, including without limitation, OFAC or the U.S. Department of State, or by the United Nations Security Council, Her Majesty’s Treasury, or the European Union, (ii) any Person located, operating, organized or resident in a Designated Jurisdiction, (iii) an agency of the government of a Designated Jurisdiction, or (iv) any Person owned or controlled by any Person or agency described in any of the preceding clauses (i) through (iii).

Sanction(s). Any economic or trade sanction administered or enforced by the United States Government (including without limitation, OFAC), the United Nations Security Council, the European Union, or Her Majesty’s Treasury, in each case, solely to the extent applicable to the REIT Guarantor or any of its Subsidiaries.

SEC. The federal Securities and Exchange Commission.

Secured Debt. With respect to the Parent Borrower or any of its Subsidiaries as of any given date, the aggregate principal amount of all Indebtedness of such Persons on a Consolidated basis outstanding at such date and that is secured in any manner by any Lien.

Secured Recourse Indebtedness. As of any date of determination, any secured Indebtedness which is recourse to Parent Borrower or any of its Subsidiaries. Secured Recourse Indebtedness shall not include Non-Recourse Indebtedness.

Senior Notes. The Parent Borrower’s $150,000,000 aggregate principal amount of 4.19% Senior Notes due 2023, Parent Borrower’s $175,000,000 aggregate principal amount of 3.91% Senior Notes due 2024, Parent Borrower’s $200,000,000 aggregate principal amount of 4.11% Senior Notes due 2026, and Parent Borrower’s $200,000,000 aggregate principal amount of 4.31% Senior Notes due 2029, each guaranteed on a senior unsecured basis by the REIT and the Subsidiary Guarantors. For the avoidance of doubt, the Senior Notes shall rank pari passu with the Obligations under this Agreement so long as all remain unsecured indebtedness.

SOFR. See §4.6(b).

S&P. Standard & Poor’s Ratings Group.

Specified Restricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of cash and (b) the aggregate amount of Cash Equivalents (valued at fair market value), where the specified asset is subject to an escrow, reserve, Lien or claim in favor of a Person solely with respect to, and associated with, Indebtedness not prohibited hereunder.

Spot Rate. For a currency means the rate determined by the Agent or the Issuing Lender, as applicable, to be the rate quoted by the Person acting in such capacity as the spot rate for the purchase by such Person of such currency with another currency through its principal foreign exchange trading office at approximately 11:00 a.m. (London time) on the date two (2) Business Days prior to the date as of which the foreign exchange computation is made; provided that the Agent or the Issuing Lender may obtain such spot rate from another financial institution designated by the Agent or the Issuing Lender if the Person acting in such capacity does not have as of the date of determination a spot buying rate for any such currency; and provided further that the Issuing Lender may use such spot rate quoted on the date as of which the foreign exchange computation is made in the case of any Letter of Credit denominated in an Alternative Currency.

Stabilized Property. A completed project that has achieved a Leased Rate of at least seventy-five percent (75%), provided that a Development Property on which all improvements related to the development of such Real Estate have been substantially completed (excluding tenant improvements) for at least eighteen (18) months shall constitute a Stabilized Property. Additionally, any Development Property which has a Capitalized Value exceeding or equal to its undepreciated GAAP book value shall constitute a Stabilized Property. Once a project becomes a Stabilized Property under this Agreement, it shall remain a Stabilized Property.

State. A state of the United States of America and the District of Columbia.

Sterling and £. The lawful currency of the United Kingdom.

Subsidiary. For any Person, any corporation, partnership, limited liability company or other entity of which at least a majority of the securities or other ownership interests having by the terms thereof ordinary voting power to elect a majority of the board of directors or other persons performing similar functions of such corporation, partnership, limited liability company or other entity (without regard to the occurrence of any contingency) is at the time directly or indirectly owned or controlled by such Person or one or more Subsidiaries of such Person or by such Person and one or more Subsidiaries of such Person, and shall include all Persons the accounts of which are consolidated with those of such Person pursuant to GAAP.

Subsidiary Guarantors. Subject to §§ 5.3 and 5.4 hereof, CoreSite Real Estate 70 Innerbelt, L.L.C., a Delaware limited liability company; CoreSite Real Estate 900 N. Alameda, L.P., a Delaware limited partnership; CoreSite Real Estate 2901 Coronado, L.P., a Delaware limited partnership; CoreSite Real Estate 1656 McCarthy, L.P., a Delaware limited partnership, CoreSite Real Estate 427 S. LaSalle, L.L.C., a Delaware limited liability company; CoreSite Real Estate 2972 Stender, L.P., a Delaware limited partnership; CoreSite Real Estate 12100 Sunrise Valley Drive L.L.C., a Delaware limited liability company; CoreSite Real Estate 2115 NW 22nd Street, L.L.C., a Delaware limited liability company; CoreSite One Wilshire, L.L.C., a Delaware limited liability company; CoreSite Real Estate 55 S. Market Street, L.L.C., a Delaware limited liability company and CoreSite Real Estate 3032 Coronado, L.P., a Delaware limited partnership.

Supported QFC. See §39

Survey. An instrument survey of each parcel of Eligible Real Estate Asset prepared by a registered land surveyor which shall show the location of all buildings, structures, easements and utility lines on such property, shall show that all buildings and structures are within the lot lines of the Eligible Real Estate Asset and shall not show any encroachments by others (or to the extent any encroachments are shown, such encroachments shall be Permitted Liens or otherwise acceptable to the Agent in its reasonable discretion), and shall show rights of way, adjoining sites, establish building lines and street lines, the distance to and names of the nearest intersecting streets.

Swap Obligation. With respect to any Loan Party, any obligation to pay or perform under any agreement, contract or transaction that constitutes a “swap” within the meaning of section 1a(47) of the Commodity Exchange Act.

Swing Loan. See §2.5(a). All Swing Loans shall be made in Dollars.

Swing Loan Lender. KeyBank, in its capacity as Swing Loan Lender and any successor thereof.

Swing Loan Commitment. The Dollar Equivalent of $65,000,000. The Swing Line Commitment is part of, and not in addition to, the aggregate Revolving Credit Commitment.

Swing Loan Note. See §2.5(b).

Taxes. Any present or future taxes, levies, imposts, duties, charges, fees, or similar deductions or withholdings that are imposed by any Governmental Authority.

Term Loan III Base Rate Loans. Term Loan III Loans bearing interest calculated by reference to the Base Rate.

Term Loan III Commitment. As to each Term Loan III Lender, its obligation to make Term Loan III Loans to the Parent Borrower pursuant to §2.1(c), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Term Loan III Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement.

Term Loan III Commitment Percentages. As to each Term Loan III Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan III Lender’s Term Loan III Commitment to (b) the aggregate amount of the Term Loan III Commitments of all Term Loan III Lenders; provided, however, that if at the time of determination the Term Loan III Lender’s Term Loan III Commitments have terminated or been reduced to zero (0), the “Term Loan III Commitment Percentage” of each Term Loan III Lender shall be the Term Loan III Commitment Percentage of such Term Loan III Lender in effect immediately prior to such termination or reduction.

Term Loan III Exposure. The aggregate Term Loan III Loans held by the Term Loan III Lenders.

Term Loan III Facility. At any time, the Term Loan III Loans which the Term Loan III Lenders have agreed to make in accordance with the terms of this Agreement in the aggregate amount of the Term Loan III Lenders’ Term Loan III Commitments at such time.

Term Loan III Facility Amount. The initial $150,000,000.00 unsecured term facility, plus any increase thereto pursuant to §2.11.

Term Loan III Lender. Any Lender that has a Term Loan III Commitment.

Term Loan III LIBOR Rate Loans. Term Loan III Loans bearing interest calculated by reference to the LIBOR Rate.

Term Loan III Loan or Loans. An individual Term Loan III Loan or the aggregate Term Loan III Loans, as the case may be, in the maximum principal amount of ONE HUNDRED FIFTY MILLION DOLLARS ($150,000,000) to be made by the Term Loan III Lenders hereunder as more particularly described in §2.

Term Loan III Maturity Date. April 19, 2024.

Term Loan III Note. A promissory note made by the Parent Borrower in favor of a Term Loan III Lender evidencing Term Loan III Loans made by such Term Loan III Lender.

Term Loan IV Joint Lead Arrangers. Collectively, KeyBanc Capital Markets, RBC Capital Markets, LLC, SunTrust Robinson Humphrey, Inc., TD Securities (USA) LLC and Wells Fargo Securities, or any successors thereto.

Term Loan IV Base Rate Loans. Term Loan IV Loans bearing interest calculated by reference to the Base Rate.

Term Loan IV Commitment. As to each Term Loan IV Lender, its obligation to make Term Loan IV Loans to the Parent Borrower pursuant to §2.1(c), in an amount up to, but not exceeding, the amount set forth for such Lender on Schedule 1.1 attached hereto as such Lender’s “Term Loan IV Commitment Amount” or as set forth in the applicable Assignment and Assumption Agreement.

Term Loan IV Commitment Percentages. As to each Term Loan IV Lender, the ratio, expressed as a percentage, of (a) the amount of such Term Loan IV Lender’s Term Loan IV Commitment to (b) the aggregate amount of the Term Loan IV Commitments of all Term Loan IV Lenders; provided, however, that if at the time of determination the Term Loan IV Lender’s Term Loan IV Commitments have terminated or been reduced to zero (0), the “Term Loan IV Commitment Percentage” of each Term Loan IV Lender shall be the Term Loan IV Commitment Percentage of such Term Loan IV Lender in effect immediately prior to such termination or reduction.

Term Loan IV Exposure. The aggregate Term Loan IV Loans held by the Term Loan IV Lenders.

Term Loan IV Facility. At any time, the Term Loan IV Loans which the Term Loan IV Lenders have agreed to make in accordance with the terms of this Agreement in the aggregate amount of the Term Loan IV Lenders’ Term Loan IV Commitments at such time.

Term Loan IV Facility Amount. The initial $350,000,000.00 unsecured term facility, plus any increase thereto pursuant to §2.11.

Term Loan IV Lender. Any Lender that has a Term Loan IV Commitment.

Term Loan IV LIBOR Rate Loans. Term Loan IV Loans bearing interest calculated by reference to the LIBOR Rate.

Term Loan IV Loan or Loans. An individual Term Loan IV Loan or the aggregate Term Loan IV Loans, as the case may be, in the maximum principal amount of THREE HUNDRED FIFTY MILLION DOLLARS ($350,000,000.00) made by the Term Loan IV Lenders hereunder as more particularly described in §2.

Term Loan IV Maturity Date. April 1, 2025.

Term Loan IV Note. A promissory note made by the Parent Borrower in favor of a Term Loan IV Lender evidencing Term Loan IV Loans made by such Term Loan IV Lender.

Term SOFR. See §4.6(b).

The Carlyle Group. Collectively, Carlyle Realty Partners III, L.P., Carlyle Realty Partners IV, L.P. and Carlyle Realty Partners V, L.P., and each of their respective Affiliates (other than their respective portfolio companies).

Titled Agents. The Arrangers, and any co-syndication agents or documentation agent.

Title Insurance Company. Any nationally-recognized title insurance company or companies selected by the Parent Borrower or any other title insurance company or companies selected by the Parent Borrower and reasonably approved by the Agent.

Title Policy. An ALTA standard form owner’s title insurance policy (or, if such form is not available, an equivalent form of owner’s title insurance policy), or a title report as of a recent date, in each case, issued by a Title Insurance Company showing that the applicable Transaction Party holds marketable fee simple title or a valid and subsisting leasehold interest to such parcel, subject only to Permitted Liens and any other encumbrances acceptable to Agent in its reasonable discretion.

Total Commitment. The sum of the Revolving Credit Commitments and Term Loan III Commitments and Term Loan IV Commitments as in effect from time to time. The Total Commitment may increase in accordance with §2.11.

Transaction Party. Each Loan Party and each Pool Owner.

Type. As to any Loan, its nature as a Base Rate Loan or a LIBOR Rate Loan.

U.S. Person. Any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.

U.S. Tax Compliance Certificate. See §4.4(g)(ii)(B)(III).

Unadjusted Benchmark Replacement. See §4.6(b).

Unconsolidated Affiliate. In respect of any Person, any other Person in whom such Person holds an Investment, (a) whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person, or (b) which is not a Subsidiary of such first Person.

Unconsolidated Subsidiary. In respect of any Person, any other Person in whom such Person holds an Investment, whose financial results would not be consolidated under GAAP with the financial results of such first Person on the consolidated financial statements of such first Person.

Unencumbered Assets. See §5.1(a).

Unencumbered Asset Pool. All of the Eligible Real Estate Assets.

Unencumbered Asset Pool Availability. The Unencumbered Asset Pool Availability shall be the amount which is the least of (a) the maximum principal amount which would not cause the Unsecured Debt to be greater than the Unencumbered Asset Pool Value, and (b) the aggregate of (i) the maximum principal amount which would not cause the Consolidated Unsecured Debt Yield to be less than ten and one half percent (10.5%), plus (ii) the Leased Asset NOI Amount; provided further that the Unencumbered Asset Pool Availability resulting from Eligible Real Estate Assets which are ground leases and/or Leased Assets shall not at any time exceed thirty percent (30%) of the Unencumbered Asset Pool Availability.

Unencumbered Asset Pool Value. The aggregate of (a) .60 multiplied by the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets), plus (b) the Leased Asset NOI Amount; provided, however, that for a period of up to two (2) fiscal quarters following a Material Acquisition the Unencumbered Asset Pool Value shall be permitted to increase to a maximum aggregate of (a) .65 multiplied by the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets), plus (b) the Material Acquisition Leased Asset NOI Amount.

Unrestricted Cash and Cash Equivalents. As of any date of determination, the sum of (a) the aggregate amount of Unrestricted cash and (b) the aggregate amount of Unrestricted Cash Equivalents (valued at fair market value). As used in this definition, “Unrestricted” means the specified asset is not subject to any escrow, reserves or Liens or claims of any kind in favor of any Person.

Unsecured Debt. Indebtedness of the REIT, the Parent Borrower, the Subsidiary Guarantors or any of their respective Subsidiaries outstanding at any time which is not Secured Debt, including, without limitation, the 2014 Term Loans and the Senior Notes.

Unused Fee. See §2.3(a).

Wholly Owned Subsidiary. As to Parent Borrower, any Subsidiary of Parent Borrower that is directly or indirectly owned 100% by Parent Borrower.

Wilshire Property. The premises leased by CoreSite One Wilshire, L.L.C. (f/k/a CRG West One Wilshire, L.L.C.) in the building located at 624 S. Grand Avenue, Los Angeles, California pursuant to that certain lease dated August 1, 2007 entered into between CRG West One Wilshire, L.L.C. as tenant and Hines Reit One Wilshire LP as landlord and its permitted successors and assigns.

Withholding Agent. Any Loan Party and the Agent.

Write-Down and Conversion Powers. With respect to any EEA Resolution Authority, the write-down and conversion powers of such EEA Resolution Authority from time to time under the Bail-In Legislation for the applicable EEA Member Country, which writedown and conversion powers are described in the EU Bail-In Legislation Schedule.

§1.2          Rules of Interpretation.

(a)               A reference to any document or agreement shall include such document or agreement as amended, modified or supplemented from time to time in accordance with its terms and the terms of this Agreement.

(b)               The singular includes the plural and the plural includes the singular.

(c)               A reference to any law includes any amendment or modification of such law.

(d)               A reference to any Person includes its permitted successors and permitted assigns.

(e)               Accounting terms not otherwise defined herein have the meanings assigned to them by GAAP applied on a consistent basis by the accounting entity to which they refer.

(f)                The words “include”, “includes” and “including” are not limiting.

(g)               The words “approval” and “approved”, as the context requires, means an approval in writing given to the party seeking approval after full and fair disclosure to the party giving approval of all material facts necessary in order to determine whether approval should be granted.

(h)               All terms not specifically defined herein or by GAAP, which terms are defined in the Uniform Commercial Code as in effect in the State of New York, have the meanings assigned to them therein.

(i)                 Reference to a particular “§”, refers to that section of this Agreement unless otherwise indicated.

(j)                 The words “herein”, “hereof”, “hereunder” and words of like import shall refer to this Agreement as a whole and not to any particular section or subdivision of this Agreement.

(k)               In the event of any change in generally accepted accounting principles after the date hereof or any other change in accounting procedures pursuant to §7.3 which would affect the computation of any financial covenant, ratio or other requirement set forth in any Loan Document, then upon the request of Parent Borrower or Agent, the Parent Borrower, the Agent and the Lenders shall negotiate promptly, diligently and in good faith in order to amend the provisions of the Loan Documents such that such financial covenant, ratio or other requirement shall continue to provide substantially the same financial tests or restrictions of the Parent Borrower as in effect prior to such accounting change, as determined by the Required Lenders in their good faith judgment. Until such time as such amendment shall have been executed and delivered by the Parent Borrower, the Agent and the Required Lenders, such financial covenants, ratio and other requirements, and all financial statements and other documents required to be delivered under the Loan Documents, shall be calculated and reported as if such change had not occurred.

§1.3          Exchange Rates; Currency Equivalents.

(a)               The Agent or the Issuing Lender, as applicable, shall determine the Spot Rates as of each Revaluation Date to be used for calculating Dollar Equivalent and/or Alternative Currency Equivalents of the amounts of Loans Outstanding denominated in Alternative Currencies. Such Spot Rates shall become effective as of such Revaluation Date and shall be the Spot Rates employed in converting any amounts between the applicable currencies until the next Revaluation Date to occur. Except for purposes of financial statements delivered by the Parent Borrower hereunder or calculating financial covenants hereunder or except as otherwise provided herein, the applicable amount of any currency (other than Dollars) for purposes of the Loan Documents shall be such Dollar Equivalent amount as so determined by the Agent or the Issuing Lender, as applicable.

(b)               Wherever in this Agreement in connection with a borrowing, conversion, continuation or prepayment of a LIBOR Rate Loan or the issuance, amendment or extension of a Letter of Credit, an amount, such as a required minimum or multiple amount, is expressed in Dollars, but such LIBOR Rate Loan or Letter of Credit is denominated in an Alternative Currency, such amount shall be the relevant Alternative Currency Equivalent of such Dollar amount (rounded to the nearest unit of such Alternative Currency, with 0.5 of a unit being rounded upward), as determined by the Agent or the Issuing Lender, as the case may be.

(c)               Unless otherwise provided, Dollar Equivalent amounts set forth herein may be exceeded by a percentage amount equal to up to 3% of such amount for not more than five (5) Business Days; provided that such excess is solely as a result of fluctuations in applicable currency exchange rates after the last time such baskets were assessed, and, in any such cases, any applicable limits shall not be deemed to have been exceeded solely as a result of such fluctuations in currency exchange rates.

§1.4          Change of Currency.

(a)               Each provision of this Agreement shall be subject to such reasonable changes of construction as the Agent, in consultation with the Parent Borrower, may from time to time specify to be necessary to reflect the adoption of the Euro by any member state of the European Union and any relevant market conventions or practices relating to the Euro.

(b)               Each provision of this Agreement also shall be subject to such reasonable changes of construction as the Agent, in consultation with the Parent Borrower, may from time to time specify to be necessary to reflect a change in currency of any other country and any relevant market conventions or practices relating to the change in currency in general as opposed to any specific requirements of any specific country.

§1.5          Interest Rates; LIBOR Notification. The interest rate on LIBOR Rate Loans is determined by reference to the LIBOR Rate, which is derived from the London interbank offered rate. The London interbank offered rate is intended to represent the rate at which contributing banks may obtain short-term borrowings from each other in the London interbank market. In July 2017, the U.K. Financial Conduct Authority announced that, after the end of 2021, it would no longer persuade or compel contributing banks to make rate submissions to the ICE Benchmark Administration (together with any successor to the ICE Benchmark Administrator, the “IBA”) for purposes of the IBA setting the London interbank offered rate. As a result, it is possible that commencing in 2022, the London interbank offered rate may no longer be available or may no longer be deemed an appropriate reference rate upon which to determine the interest rate on LIBOR Rate Loans. In light of this eventuality, public and private sector industry initiatives are currently underway to identify new or alternative reference rates to be used in place of the London interbank offered rate. In the event that the London interbank offered rate is no longer available or in certain other circumstances as set forth in §4.6(b) of this Agreement, such §4.6(b) provides a mechanism for determining an alternative rate of interest, The Administrative Agent will notify the Parent Borrower, pursuant to §4.6, in advance of any change to the reference rate upon which the interest rate on LIBOR Rate Loans is based. However, the Administrative Agent does not warrant or accept any responsibility for, and shall not have any liability with respect to, the administration, submission or any other matter related to the London interbank offered rate or other rates in the definition of “LIBOR Rate” or with respect to any alternative or successor rate thereto, or replacement rate thereof, including without limitation, whether the composition or characteristics of any such alternative, successor or replacement reference rate, as it may or may not be adjusted pursuant to §4.6(b), will be similar to, or produce the same value or economic equivalence of, the LIBOR Rate or have the same volume or liquidity as did the London interbank offered rate prior to its discontinuance or unavailability.

§2.              THE CREDIT FACILITY.

§2.1          Loans.

(a)               Intentionally Omitted.

(b)               The Revolving Credit Loan. Subject to the terms and conditions set forth in this Agreement, each of the Revolving Credit Lenders severally agrees to lend to the Parent Borrower, and the Parent Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the Revolving Credit Maturity Date upon notice by the Parent Borrower to the Agent given in accordance with §2.7, such sums, in Dollars or in one or more Alternative Currencies, as are requested by the Parent Borrower for the purposes set forth in §2.9 up to a maximum aggregate principal Dollar Equivalent amount outstanding (after giving effect to all amounts requested) at any one time equal to the lesser of (i) such Revolving Credit Lender’s Revolving Credit Commitment and (ii) such Revolving Credit Lender’s Revolving Credit Commitment Percentage of (A) the Unencumbered Asset Pool Availability minus (B) the sum of (1) the amount of all outstanding Revolving Credit Loans and Swing Loans, (2) the aggregate amount of Letter of Credit Liabilities, (3) the amount of all outstanding Term Loan III Loans, Term Loan IV Loans and all other Unsecured Debt; provided, that, in all events no Default or Event of Default shall have occurred and be continuing; provided, further, that the outstanding principal amount of the Revolving Credit Loans (after giving effect to all amounts requested), Swing Loans and Letter of Credit Liabilities shall not at any time exceed the Total Commitment or cause a violation of the covenant set forth in §9.1; and provided, further, that: (x) the aggregate Outstanding amount of all Revolving Credit Loans denominated in Alternative Currencies shall not exceed the Alternative Currency Sublimit, (y) the aggregate Outstanding amount of the Revolving Credit Loans of any Revolving Credit Lender (less, with respect only to the Alternative Currency Fronting Lender, the aggregate Alternative Currency Risk Participations in all Loans denominated in Alternative Currencies), plus, with respect only to the Alternative Currency Participating Lenders, the Outstanding amount of such Lender’s Alternative Currency Risk Participations in Loans denominated in Alternative Currencies and advanced by the Alternative Currency Fronting Lender, plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Outstanding amount of all Letter of Credit Liabilities, plus such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the Outstanding amount of all Swing Loans shall not exceed such Revolving Credit Lender’s Revolving Credit Commitment, and (z) after giving effect to any Revolving Credit Loans denominated in Alternative Currencies and advanced by the Alternative Currency Fronting Lender, the aggregate Dollar Equivalent amount of all such Revolving Credit Loans funded by such Alternative Currency Fronting Lender shall not exceed the Fronting Commitment of such Alternative Currency Fronting Lender. The Revolving Credit Loans shall be made pro rata in accordance with each Revolving Credit Lender’s Revolving Credit Commitment Percentage. Each request for a Revolving Credit Loan hereunder shall constitute a representation and warranty by the Parent Borrower that all of the conditions required of Parent Borrower set forth in §10 and §11 have been satisfied on the date of such request. The Agent and Alternative Currency Fronting Lender may assume that the conditions in §10 and §11 have been satisfied unless Agent receives prior written notice from a Revolving Credit Lender that such conditions have not been satisfied. No Revolving Credit Lender shall have any obligation to make Revolving Credit Loans to Parent Borrower in the maximum aggregate principal outstanding balance of more than the Dollar Equivalent principal face amount of its Revolving Credit Note or its Commitment, as applicable.

(c)               The Term Loan III Loan. Certain of the Term Loan III Lenders made loans to the Parent Borrower under the Existing Agreement that remain outstanding as of the Closing Date (such outstanding loans being herein referred to as the “Existing Term Loan III Loans”) in an aggregate principal amount equal to $150,000,000.00. Subject to the terms and conditions of this Agreement, the Parent Borrower and each Term Loan III Lender agree that on the Closing Date, (a) the Existing Term Loan III Loans shall be re-evidenced as Term Loan III Loans under this Agreement and shall constitute Term Loan III Loans hereunder for all purposes and such Term Loan III Loans shall be deemed to constitute a single advance made on the Closing Date and (b) the terms of the Existing Term Loan III Loans shall be restated in their entirety and shall be evidenced by this Agreement. None of the Term Loan III Lenders shall have any obligation to make any other advances of Term Loan III Loans hereunder.

(d)               The Term Loan IV Loan. Subject to the terms and conditions set forth herein, upon the execution hereof, the Term Loan IV Lenders severally agree to advance to the Parent Borrower the initial Term Loan IV Facility Amount in Dollars.

§2.2          Notes. The Loans shall, if requested by each Lender, be evidenced by separate promissory notes of the Parent Borrower in substantially the form of Exhibit A hereto (collectively, the “Revolving Credit Notes” and the “Term Loan III Notes” and the “Term Loan IV Notes”), dated of even date with this Agreement (except as otherwise provided in §18.3) and completed with appropriate insertions. One Revolving Credit Note shall be payable to each Revolving Credit Lender which so requests the issuance of a Revolving Credit Note in the principal amount equal to such Revolving Credit Lender’s Revolving Credit Commitment. One Term Loan III Note shall be payable to each Term Loan III Lender which so requests the issuance of a Term Loan III Note in the principal amount equal to such Term Loan III Lender’s Term Loan III Commitment. One Term Loan IV Note shall be payable to each Term Loan IV Lender which so requests the issuance of a Term Loan IV Note in the principal amount equal to such Term Loan IV Lender’s Term Loan IV Commitment.

§2.3          Fees.

(a)               Unused Fee. Prior to the Investment Grade Pricing Date, the Parent Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility unused fee (the “Unused Fee”) calculated at the rate per annum as set forth below on the average daily Dollar Equivalent amount by which the Revolving Credit Commitment exceeds the outstanding principal amount of Revolving Credit Loans, Swing Loans and the face amount of Letters of Credit Outstanding during each calendar quarter or portion thereof commencing on the date hereof and ending on the Revolving Credit Maturity Date. The facility unused fee shall be calculated for each day based on the ratio (expressed as a percentage) of (a) the average daily Dollar Equivalent amount of the outstanding principal amount of the Revolving Credit Loans and Swing Loans and the face amount of Letters of Credit Outstanding during such quarter to (b) the Revolving Credit Commitment, and if such ratio is less than or equal to fifty percent (50%), the facility unused fee shall be payable at the rate of 0.25%, and if such ratio is greater than fifty percent (50%), the facility unused fee shall be payable at the rate of 0.15%. The Unused Fee shall be payable quarterly in Dollars in arrears on the fifth (5th) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

(b)               Facility Fee. From and after the Investment Grade Pricing Date, Parent Borrower agrees to pay to the Agent for the account of the Revolving Credit Lenders (other than any Defaulting Lender) in accordance with their respective Revolving Credit Commitment Percentages a facility fee (the “Facility Fee”) which shall accrue at the per annum rate referenced in the tables set forth in clause (c) of the definition of Applicable Margin, times the Revolving Credit Commitment during each calendar quarter or portion thereof commencing on the Investment Grade Pricing Date and ending on the Revolving Credit Maturity Date. The Facility Fee shall be payable quarterly in Dollars in arrears on the fifth (5th) day of each calendar quarter for the immediately preceding calendar quarter or portion thereof, and on any earlier date on which the Revolving Credit Commitments shall be reduced or shall terminate as provided in §2.4, with a final payment on the Revolving Credit Maturity Date.

§2.4          Reduction and Termination of the Revolving Credit Commitments. The Parent Borrower shall have the right at any time and from time to time upon five (5) Business Days’ prior written notice to the Agent to reduce by $5,000,000 or an integral multiple of $1,000,000 in excess thereof (provided that in no event shall the Revolving Credit Commitment be reduced in such manner to an amount less than $50,000,000) or to terminate entirely the Revolving Credit Commitments, whereupon the Revolving Credit Commitments of the Revolving Credit Lenders shall be reduced pro rata in accordance with their respective Revolving Credit Commitment Percentages of the amount specified in such notice or, as the case may be, terminated, any such termination or reduction to be without penalty except as otherwise set forth in §4.8; provided, however, that no such termination or reduction shall be permitted if, after giving effect thereto, the sum of Outstanding Revolving Credit Loans, the Outstanding Swing Loans and the Letter of Credit Liabilities would exceed the Revolving Credit Commitments of the Revolving Credit Lenders as so terminated or reduced. Promptly after receiving any notice from the Parent Borrower delivered pursuant to this §2.4, the Agent will notify the Revolving Credit Lenders of the substance thereof. Any reduction of the Revolving Credit Commitments shall also result in a proportionate reduction (rounded to the next lowest integral multiple of $100,000) in the maximum amount of Swing Loans, Letters of Credit, and Loans denominated in Alternative Currencies available to be made to Parent Borrower. Upon the effective date of any such reduction or termination, the Parent Borrower shall pay to the Agent for the respective accounts of the Revolving Credit Lenders the full amount of any facility fee under §2.3 then accrued on the amount of the reduction. No reduction or termination of the Revolving Credit Commitments may be reinstated.

§2.5          Swing Loan Commitment.

(a)               Subject to the terms and conditions set forth in this Agreement, Swing Loan Lender agrees to lend to the Parent Borrower (the “Swing Loans”), and the Parent Borrower may borrow (and repay and reborrow) from time to time between the Closing Date and the date which is five (5) Business Days prior to the Revolving Credit Maturity Date upon notice by the Parent Borrower to the Swing Loan Lender given in accordance with this §2.5, such sums in Dollars as are requested by the Parent Borrower for the purposes set forth in §2.9 in an aggregate principal amount at any one time outstanding not exceeding the Swing Loan Commitment; provided that in all events (i) no Default or Event of Default shall have occurred and be continuing; (ii) no Revolving Credit Lender shall be a Defaulting Lender (provided Swing Loan Lender may, in its sole discretion, be entitled to waive this condition); and (iii) the outstanding principal amount of the Revolving Credit Loans and Swing Loans (after giving effect to all amounts requested), plus Letter of Credit Liabilities shall not at any time exceed the lesser of (A) the aggregate Revolving Credit Commitments or (B) the Unencumbered Asset Pool Availability less the outstanding balance of the Term Loan III Loan, Term Loan IV Loan and all other Unsecured Debt. Swing Loans shall constitute “Revolving Credit Loans” for all purposes hereunder. The funding of a Swing Loan hereunder shall constitute a representation and warranty by the Parent Borrower that all of the conditions required of the Parent Borrower set forth in §10 and §11 have been satisfied on the date of such funding. The Swing Loan Lender may assume that the conditions in §10 and §11 have been satisfied unless Swing Loan Lender has received written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Swing Loan shall be due and payable within five (5) Business Days of the date such Swing Loan was provided and Parent Borrower hereby agrees (to the extent not repaid as contemplated by §2.5(d) below) to repay each Swing Loan on or before the date that is five (5) Business Days from the date such Swing Loan was provided.

(b)               The Swing Loans shall be evidenced by a separate promissory note of the Parent Borrower in substantially the form of Exhibit B hereto (the “Swing Note”), dated the date of this Agreement and completed with appropriate insertions. The Swing Loan Note shall be payable to the Swing Loan Lender in the principal face amount equal to the Swing Loan Commitment and shall be payable as set forth below.

(c)               Parent Borrower shall request a Swing Loan by delivering to the Swing Loan Lender a Loan Request executed by an Authorized Officer no later than 1:00 p.m. (Eastern time) on the requested Drawdown Date specifying the amount of the requested Swing Loan (which shall be in the minimum amount of $1,000,000) and providing the wire instructions for the delivery of the Swing Loan proceeds. Each such Loan Request shall be irrevocable and binding on the Parent Borrower and shall obligate the Parent Borrower to accept such Swing Loan on the Drawdown Date. Notwithstanding anything herein to the contrary, a Swing Loan shall be a Base Rate Loan and shall bear interest at the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans. The proceeds of the Swing Loan will be disbursed by wire by the Swing Loan Lender to the Parent Borrower no later than 3:00 p.m. (Eastern time).

(d)               The Swing Loan Lender shall, within two (2) Business Days after the Drawdown Date with respect to such Swing Loan, request each Revolving Credit Lender, including the Swing Loan Lender, to make a Revolving Credit Loan pursuant to §2.1 in an amount equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of the amount of the Swing Loan outstanding on the date such notice is given. In the event that the Parent Borrower does not notify the Agent in writing otherwise on or before noon (Eastern time) of the second (2nd) Business Day after the Drawdown Date with respect to such Swing Loan, Agent shall notify the Revolving Credit Lenders that such Revolving Credit Loan shall be a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month, provided that the making of such Revolving Credit LIBOR Rate Loan will not be in contravention of any other provision of this Agreement, or if the making of a Revolving Credit LIBOR Rate Loan would be in contravention of this Agreement, then such notice shall indicate that such loan shall be a Revolving Credit Base Rate Loan. Parent Borrower hereby irrevocably authorizes and directs the Swing Loan Lender to so act on its behalf, and agrees that any amount advanced to the Agent for the benefit of the Swing Loan Lender pursuant to this §2.5(d) shall be considered a Revolving Credit Loan pursuant to §2.1. Unless any of the events described in paragraph (h), (i) or (j) of §12.1 shall have occurred (in which event the procedures of §2.5(e) shall apply), each Revolving Credit Lender shall make the proceeds of its Revolving Credit Loan available to the Swing Loan Lender for the account of the Swing Loan Lender at the Agent’s Head Office prior to 12:00 noon (Eastern time) in funds immediately available no later than the third (3rd) Business Day after the date such notice is given just as if the Revolving Credit Lenders were funding directly to the Parent Borrower, so that thereafter such Obligations shall be evidenced by the Revolving Credit Notes. The proceeds of such Revolving Credit Loan shall be immediately applied to repay the Swing Loans.

(e)               If for any reason a Swing Loan cannot be refinanced by a Revolving Credit Loan pursuant to §2.5(d) (including due to a Defaulting Lender’s failure to fund), each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.5(d) was to have been made, purchase an undivided participation interest in the Swing Loan in an amount equal to its Revolving Credit Commitment Percentage of such Swing Loan (or portion thereof). Each Revolving Credit Lender will immediately transfer to the Swing Loan Lender, in immediately available funds, the amount of its participation and upon receipt thereof the Swing Loan Lender will deliver to such Revolving Credit Lender a Swing Loan participation certificate dated the date of receipt of such funds and in such amount.

(f)                Whenever at any time after the Swing Loan Lender has received from any Revolving Credit Lender such Revolving Credit Lender’s participation interest in a Swing Loan, the Swing Loan Lender receives any payment on account thereof, the Swing Loan Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participating interest was outstanding and funded); provided, however, that in the event that such payment received by the Swing Loan Lender is required to be returned, such Revolving Credit Lender will return to the Swing Loan Lender any portion thereof previously distributed by the Swing Loan Lender to it.

(g)               Each Revolving Credit Lender’s obligation to fund a Revolving Credit Loan as provided in §2.5(d) or to purchase participation interests pursuant to §2.5(e) shall be absolute and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any setoff, counterclaim, recoupment, defense or other right which such Revolving Credit Lender or the Parent Borrower may have against the Swing Loan Lender, the Parent Borrower or anyone else for any reason whatsoever; (ii) the occurrence or continuance of a Default or an Event of Default; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any of the other Loan Documents by the Parent Borrower or any Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing. Any portions of a Swing Loan not so purchased or converted may be treated by the Agent and Swing Loan Lender as against such Revolving Credit Lender as a Revolving Credit Loan which was not funded by the non-purchasing Revolving Credit Lender as contemplated by §2.8 and §12.5, and shall have such rights and remedies against such Revolving Credit Lender as are set forth in §§2.8, 12.5 and 14.5. Each Swing Loan, once so sold or converted, shall cease to be a Swing Loan for the purposes of this Agreement, but shall be a Revolving Credit Loan made by each Revolving Credit Lender under its Revolving Credit Commitment.

§2.6          Interest on Loans.

(a)               Each Term Loan III Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan III Base Rate Loan is repaid or converted to a Term Loan III LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Loan III Base Rate Loans. Each Term Loan IV Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Term Loan IV Base Rate Loan is repaid or converted to a Term Loan IV LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Term Loan IV Base Rate Loans.

(b)               Each Revolving Credit Base Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the date on which such Revolving Credit Base Rate Loan is repaid or converted to a Revolving Credit LIBOR Rate Loan at the rate per annum equal to the sum of the Base Rate plus the Applicable Margin for Revolving Credit Base Rate Loans.

(c)               Each Term Loan III LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term Loan III LIBOR Rate Loans. Each Term Loan IV LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Term Loan IV LIBOR Rate Loans.

(d)               Each Revolving Credit LIBOR Rate Loan shall bear interest for the period commencing with the Drawdown Date thereof and ending on the last day of each Interest Period with respect thereto at the rate per annum equal to the sum of LIBOR determined for such Interest Period plus the Applicable Margin for Revolving Credit LIBOR Rate Loans; all Revolving Credit Loans denominated in an Alternative Currency shall at all times be Revolving Credit LIBOR Rate Loans (subject to the determination of an alternative rate related to LIBOR Rate Loans pursuant to §4.6(b)).

(e)               The Parent Borrower promises to pay interest on each Loan in arrears on each Interest Payment Date with respect thereto.

(f)                Base Rate Loans and LIBOR Rate Loans may be converted to Loans of the other Type as provided in §4.1.

(g)               Interest on any Revolving Credit Loan in an Alternative Currency advanced by the Alternative Currency Fronting Lender shall be for the benefit of the Alternative Currency Fronting Lender, and not any Alternative Currency Participating Lender, until the applicable Alternative Currency Participating Lender has funded its participation therein to the Alternative Currency Fronting Lender.

(h)               If, as a result of any restatement of or other adjustment to the financial statements of the Parent Borrower (excluding any restatements or adjustments resulting from a change in GAAP or other accounting methodology, legislation or standards) or other miscalculation verified by both the Parent Borrower and the Lenders, acting reasonably and in good faith, the Parent Borrower or the Lenders determine that (i) the Consolidated Total Indebtedness to Gross Asset Value as calculated as of any applicable date was inaccurate and (ii) a proper calculation of the Consolidated Total Indebtedness to Gross Asset Value would have resulted in higher pricing for such period, the Parent Borrower shall immediately and retroactively be obligated to pay to the Agent for the account of the applicable Lenders or the L/C Issuer, as the case may be, promptly on demand by the Agent (or, after the occurrence of an actual or deemed entry of an order for relief with respect to the Parent Borrower under the Bankruptcy Code of the United States, automatically and without further action by the Agent, any Lender or the L/C Issuer), an amount equal to the excess of the amount of interest and fees that should have been paid for such period over the amount of interest and fees actually paid for such period. The Parent Borrower’s obligations under this paragraph shall survive until the termination of the aggregate Commitments and the repayment of all Parent Borrower’s Obligations hereunder.

§2.7          Requests for Revolving Credit Loans. Except with respect to the initial Revolving Credit Loan on the Closing Date, the Parent Borrower shall deliver to the Agent written notice executed by an Authorized Officer in the form of Exhibit D hereto (or telephonic notice confirmed in writing in the form of Exhibit D hereto) of each Revolving Credit Loan requested hereunder (a “Loan Request”) by 1:00 p.m. (Eastern time) one (1) Business Day prior to the proposed Drawdown Date with respect to Revolving Credit Base Rate Loans, two (2) Business Days prior to the proposed Drawdown Date with respect to Revolving Credit LIBOR Rate Loans, and three (3) Business Days prior to the proposed Drawdown Date with respect to a Revolving Credit Loan to be funded in an Alternative Currency. Each such notice shall specify with respect to the requested Revolving Credit Loan the proposed principal amount (denominated in either Dollars or in an Alternative Currency) of such Revolving Credit Loan, the Type of Revolving Credit Loan, the initial Interest Period (if applicable) for such Revolving Credit Loan and the Drawdown Date. Promptly upon receipt of any such notice, the Agent shall notify each of the Revolving Credit Lenders thereof. Each such Loan Request shall be irrevocable and binding on the Parent Borrower and shall obligate the Parent Borrower to accept the Revolving Credit Loan requested from the Revolving Credit Lenders on the proposed Drawdown Date. Nothing herein shall prevent the Parent Borrower from seeking recourse against any Revolving Credit Lender that fails to advance its proportionate share of a requested Revolving Credit Loan as required by this Agreement. Each Loan Request shall be (a) for a Revolving Credit Base Rate Loan in a minimum aggregate Dollar Equivalent amount of $1,000,000 or an integral multiple of $100,000 in excess thereof; or (b) for a Revolving Credit LIBOR Rate Loan in a minimum aggregate Dollar Equivalent amount of $1,000,000 or an integral multiple of $250,000 in excess thereof; provided, however, that there shall be no more than ten (10) Revolving Credit LIBOR Rate Loans outstanding at any one time. For purposes of this §2.7, the words “executed,” “signed,” “signature,” “deliver,” “delivery,” and words of like import in or relating to a Loan Request to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.

§2.8          Funds for Loans.

(a)               Not later than 3:00 p.m. (Eastern time) on the proposed Drawdown Date of any Revolving Credit Loans, each of the Revolving Credit Lenders will make available to the Agent, at the Agent’s Head Office, in immediately available funds, the amount of such Revolving Credit Lender’s Commitment Percentage of the amount of the requested Loans which may be disbursed pursuant to §2.1 or §2.2. Upon receipt from each such Revolving Credit Lender of such amount, and upon receipt of the documents required by §10 and §11 and the satisfaction of the other conditions set forth therein, to the extent applicable, the Agent will make available to the Parent Borrower the aggregate amount of such Revolving Credit Loans made available to the Agent by the Revolving Credit Lenders by crediting such amount to the account of the Parent Borrower maintained at the Agent’s Head Office. The failure or refusal of any Revolving Credit Lender to make available to the Agent at the aforesaid time and place on any Drawdown Date the amount of its Commitment Percentage of the requested Loans shall not relieve any other Revolving Credit Lender from its several obligation hereunder to make available to the Agent the amount of such other Revolving Credit Lender’s Commitment Percentage of any requested Loans, including any additional Revolving Credit Loans that may be requested subject to the terms and conditions hereof to provide funds to replace those not advanced by the Revolving Credit Lender so failing or refusing. In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position as against the Revolving Credit Lender or Revolving Credit Lenders so failing or refusing to make available to the Parent Borrower the amount of its or their Commitment Percentage for such Loans as provided in §12.5.

(b)               Unless the Agent shall have been notified by any Lender prior to the applicable Drawdown Date that such Lender will not make available to Agent such Lender’s Commitment Percentage of a proposed Loan, Agent may in its discretion assume that such Lender has made such Loan available to Agent in accordance with the provisions of this Agreement and the Agent may, if it chooses, in reliance upon such assumption make such Loan available to the Parent Borrower, and such Lender shall be liable to the Agent for the amount of such advance. If such Lender does not pay such corresponding amount upon the Agent’s demand therefor, the Agent will promptly notify the Parent Borrower, and the Parent Borrower shall promptly pay such corresponding amount to the Agent. The Agent shall also be entitled to recover from the Lender or the Parent Borrower (without duplication), as the case may be, interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by the Agent to the Parent Borrower to the date such corresponding amount is recovered by the Agent at a per annum rate equal to (i) from the Parent Borrower at the applicable rate for such Loan or (ii) from a Lender at the Overnight Rate.

(c)               Without limiting the generality of the foregoing, with respect to each requested Loan denominated in an Alternative Currency, the following shall also be applicable:

(i)                 Each Alternative Currency Funding Lender and Alternative Currency Fronting Lender, if applicable, shall fund its applicable Commitment Percentage for such Loan as provided above on or before the Applicable Time specified by the Agent. Notwithstanding the foregoing, if there are no available Alternative Currency Fronting Lenders with sufficient Fronting Commitments to fund the entire requested Revolving Credit Loan to the Parent Borrower in an Alternative Currency, then the Parent Borrower may decrease the amount of such requested Loan within one (1) Business Day after notice by Agent of such limitation. If Parent Borrower does not reduce the amount for a such requested Loan to an amount equal to or less than the aggregate of the available Fronting Commitment and the Commitments of the Alternative Currency Funding Lenders, then such requested Loan shall be deemed to be reduced to the then available Fronting Commitment and the Commitments of the Alternative Currency Funding Lenders.

(ii)              Subject to all the terms and conditions set forth in this Agreement, with respect to any Revolving Credit Loans denominated in an Alternative Currency with respect to which one or more Revolving Credit Lenders has given notice to the Agent and the Parent Borrower that it is an Alternative Currency Participating Lender, (A) each Revolving Credit Lender agrees to fund its applicable Commitment Percentage of Revolving Credit Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Funding Lender; and (B) each Revolving Credit Lender severally agrees to acquire an Alternative Currency Risk Participation in Revolving Credit Loans denominated in an Alternative Currency with respect to which it is an Alternative Currency Participating Lender.

(iii)            Immediately upon the funding by the Alternative Currency Fronting Lender of its Alternative Currency Funding Commitment Percentage of any Revolving Credit Loan denominated in an Alternative Currency with respect to which one or more Revolving Credit Lenders is an Alternative Currency Participating Lender, each Alternative Currency Participating Lender shall be deemed to have absolutely, irrevocably and unconditionally purchased from such Alternative Currency Fronting Lender an Alternative Currency Risk Participation in such Loan in an amount such that, after such purchase, each Revolving Credit Lender (including the Alternative Currency Funding Lenders, the Alternative Currency Fronting Lender and the Alternative Currency Participating Lenders) will have an Alternative Currency Loan Credit Exposure with respect to such Revolving Credit Loan equal in amount to its applicable Commitment Percentage of such Revolving Credit Loan.

(iv)             In the event that the Alternative Currency Fronting Lender receives a payment in respect of any Revolving Credit Loan, whether directly from Parent Borrower or otherwise, in which Alternative Currency Participating Lenders have fully funded their purchase of Alternative Currency Risk Participations, the Alternative Currency Fronting Lender shall promptly distribute to the Agent, for its distribution to each such Alternative Currency Participating Lender, such Alternative Currency Participating Lender’s Alternative Currency Participant’s Share of such payment. If any payment received by the Alternative Currency Fronting Lender with respect to any Revolving Credit Loan in an Alternative Currency made by it shall be required to be returned by the Alternative Currency Fronting Lender after such time as the Alternative Currency Fronting Lender has distributed such payment to the Agent pursuant to the immediately preceding sentence, each Alternative Currency Participating Lender that has received a portion of such payment shall pay to the Alternative Currency Fronting Lender an amount equal to its Alternative Currency Participant’s Share of the amount to be returned; provided, however, that no Alternative Currency Participating Lender shall be responsible for any default by any other Alternative Currency Participating Lender in that other Alternative Currency Participating Lender’s obligation to pay such amount.

(v)               Anything contained herein to the contrary notwithstanding, each Alternative Currency Participating Lender’s obligation to acquire and pay for its purchase of Alternative Currency Risk Participations as set forth herein shall be absolute, irrevocable and unconditional and shall not be affected by any circumstance, including, without limitation, (i) any set-off, counterclaim, recoupment, defense or other right which such Alternative Currency Participating Lender may have against the Alternative Currency Fronting Lender, the Agent, the Parent Borrower or any other Person for any reason whatsoever; (ii) the occurrence or continuance of a Default; (iii) any adverse change in the condition (financial or otherwise) of the Parent Borrower or any of its Subsidiaries; (iv) any breach of this Agreement or any other Loan Document by the Parent Borrower or any other Lender; or (v) any other circumstance, happening or event whatsoever, whether or not similar to any of the foregoing.

(vi)             In no event shall (i) the Alternative Currency Risk Participation of any Alternative Currency Participating Lender in any Revolving Credit Loans denominated in an Alternative Currency pursuant hereto be construed as a loan or other extension of credit by such Alternative Currency Participating Lender to the Parent Borrower, any Revolving Credit Lender or the Agent or (ii) this Agreement be construed to require any Revolving Credit Lender that is an Alternative Currency Participating Lender with respect to a specific Alternative Currency to make any Revolving Credit Loans in such Alternative Currency under this Agreement or under the other Loan Documents, subject to the obligation of each Alternative Currency Participating Lender to give notice to the Agent and the Parent Borrower at any time such Revolving Credit Lender acquires the ability to make Revolving Credit Loans in such Alternative Currency.

(vii)          The Agent shall change a Revolving Credit Lender’s designation from Alternative Currency Participating Lender to Alternative Currency Funding Lender with respect to an Alternative Currency for which such Lender previously has been designated an Alternative Currency Participating Lender, upon receipt of a written notice to the Agent and the Parent Borrower from such Alternative Currency Participating Lender requesting that its designation be so changed. Each Alternative Currency Participating Lender agrees to give such notice to the Agent and the Parent Borrower promptly upon its acquiring the ability to make Revolving Credit Loans in such Alternative Currency.

(viii)        At any time after the Closing Date, the Parent Borrower may make a request to Agent that any existing Revolving Credit Lender act as an additional Alternative Currency Fronting Lender. Upon the Agent’s approval that such Revolving Credit Lender may act as an Alternative Currency Fronting Lender, the Agent shall promptly notify such Revolving Credit Lender of such request. Upon the agreement by the applicable Revolving Credit Lender to act as an Alternative Currency Fronting Lender, such Revolving Credit Lender shall become an Alternative Currency Fronting Lender hereunder with a Fronting Commitment in an amount agreed to by the Parent Borrower, the Agent, and such Alternative Currency Fronting Lender, and the Agent shall promptly notify the Parent Borrower of such additional Alternative Currency Fronting Lender and such Alternative Currency Fronting Lender’s Fronting Commitment. In addition, any Alternative Currency Fronting Lender may from time to time increase or decrease its Fronting Commitment pursuant to a written agreement executed by the Parent Borrower, the Agent, and such Alternative Currency Fronting Lender, subject, however, to the Alternative Currency Sublimit.

(ix)             The Parent Borrower shall have the right to cancel requests made in connection with this §2.8(c)(viii) at any time and from time to time up to the actual time that a Lender acts as an Alternative Currency Fronting Lender or an Alternative Currency Funding Lender, as applicable, without cost, fee or penalty.

§2.9          Use of Proceeds. The Parent Borrower will use the proceeds of the Revolving Credit Loans, Term Loan III Loans, Term Loan IV Loans and the Letters of Credit solely to (a) pay closing costs in connection with this Agreement; (b) repay existing construction loans, fund future redevelopment and/or development projects, tenant improvements within Net Rentable Area and property and equipment acquisitions; (c) to make Distributions permitted by this Agreement; and (d) for general working capital purposes (including to finance direct and indirect investments in real estate used or intended to be used as a data center).

§2.10      Letters of Credit.

(a)               Subject to the terms and conditions set forth in this Agreement, at any time and from time to time from the Closing Date through the day that is thirty (30) Business Days prior to the Revolving Credit Maturity Date, the Issuing Lender shall issue such Letters of Credit denominated in Dollars or in one or more Alternative Currencies as the Parent Borrower may request upon the delivery of a written request in the form of Exhibit E hereto (a “Letter of Credit Request”) to the Issuing Lender, provided that (i) no Default or Event of Default shall have occurred and be continuing, (ii) upon issuance of such Letter of Credit, the Letter of Credit Liabilities shall not exceed the Letter of Credit Sublimit, (iii) in no event shall the sum of (A) the Revolving Credit Loans Outstanding, (B) the Swing Loans Outstanding and (C) the amount of Letter of Credit Liabilities (after giving effect to all Letters of Credit requested) exceed the aggregate Revolving Credit Commitments, (iv) in no event shall the outstanding principal amount of the Revolving Credit Loans, Swing Loans, Letter of Credit Liabilities (after giving effect to any requested Letters of Credit), Term Loan III Loans and Term Loan IV Loans exceed the Facility Availability or cause a violation of the covenant set forth in §9.1, (v) the conditions set forth in §§10 and 11 shall have been satisfied, (vi) no Revolving Credit Lender is a Defaulting Lender (provided Issuing Lender may, in its sole discretion, be entitled to waive this condition), unless the Issuing Lender has entered into arrangements, including the delivery of cash collateral, satisfactory to the Issuing Lender (in its sole discretion) with the Parent Borrower or such Defaulting Lender to eliminate the Issuing Lender’s actual or potential Fronting Exposure with respect to the Defaulting Lender arising from either the Letter of Credit then proposed to be issued or that Letter of Credit and all other Letter of Credit Liabilities as to which the Issuing Lender has actual or potential Fronting Exposure, as it may elect in its sole discretion, and (vii) in no event shall any amount drawn under a Letter of Credit be available for reinstatement or a subsequent drawing under such Letter of Credit. The Issuing Lender may assume that the conditions in §10 and §11 have been satisfied unless it receives written notice from a Revolving Credit Lender that such conditions have not been satisfied. Each Letter of Credit Request shall be executed by an Authorized Officer of Parent Borrower. The Issuing Lender shall be entitled to conclusively rely on such Person’s authority to request a Letter of Credit on behalf of Parent Borrower. The Issuing Lender shall have no duty to verify the authenticity of any signature appearing on a Letter of Credit Request. The Parent Borrower assumes all risks with respect to the use of the Letters of Credit. Unless the Issuing Lender and the Required Revolving Credit Lenders otherwise consent, the term of any Letter of Credit shall not exceed a period of time commencing on the issuance of the Letter of Credit and ending two (2) years after the date of issuance thereof, subject to extension pursuant to an “evergreen” clause reasonably acceptable to Agent but in any event the term shall not extend beyond the Revolving Credit Maturity Date, unless otherwise agreed to by the Issuing Lender with the Parent Borrower agreeing that it will deliver cash collateral to the Agent in the amount of any such outstanding Letter of Credit at least thirty (30) days prior to the Revolving Credit Maturity Date). The amount available to be drawn under any Letter of Credit shall reduce on a dollar-for-dollar (Dollar Equivalent) basis the amount available to be drawn under the aggregate Revolving Credit Commitments as a Revolving Credit Loan.

(b)               Each Letter of Credit Request shall be submitted to the Issuing Lender at least three (3) Business Days (or such shorter period as the Issuing Lender may approve) prior to the date upon which the requested Letter of Credit is to be issued. Each such Letter of Credit Request shall contain (i) a statement as to the purpose for which such Letter of Credit shall be used (which purpose shall be in accordance with the terms of this Agreement), and (ii) a certification by an Authorized Officer or the chief financial or chief accounting officer of Parent Borrower that the Parent Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of such Letter of Credit. If any Letter of Credit Request does not specifically request that a Letter of Credit is to be issued in an Alternative Currency denomination, the requested Letter of Credit shall be issued in a Dollar denomination. The Parent Borrower shall further deliver to the Issuing Lender such additional applications (which application as of the date hereof is in the form of Exhibit I attached hereto) and documents as the Issuing Lender may require, in conformity with the then standard practices of its letter of credit department applicable to all or substantially all similarly situated borrowers, in connection with the issuance of such Letter of Credit; provided that in the event of any conflict, the terms of this Agreement shall control.

(c)               The Issuing Lender shall, subject to the conditions set forth in this Agreement, issue the Letter of Credit on or before three (3) Business Days following receipt of the documents last due pursuant to §2.10(b). Each Letter of Credit shall be in form and substance reasonably satisfactory to the Issuing Lender in its reasonable discretion.

(d)               Upon the issuance of a Letter of Credit, each Revolving Credit Lender shall be deemed to have purchased a participation therein from Issuing Lender in an amount equal to its respective Commitment Percentage of the amount of such Letter of Credit. No Revolving Credit Lender’s obligation to participate in a Letter of Credit shall be affected by any other Revolving Credit Lender’s failure to perform as required herein with respect to such Letter of Credit or any other Letter of Credit.

(e)               Upon the issuance of each Letter of Credit, the Parent Borrower shall pay to the Issuing Lender (i) for its own account, a Letter of Credit fronting fee calculated at the rate set forth in the Agreement Regarding Fees, and (ii) for the accounts of the Revolving Credit Lenders (including the Issuing Lender) in accordance with their respective percentage shares of participation in such Letter of Credit (including any such share reallocated to a non-Defaulting Lender in accordance with §14.16(a)(iv)), a Letter of Credit fee calculated at the rate per annum equal to the Applicable Margin then applicable to Revolving Credit LIBOR Rate Loans on the Dollar Equivalent amount available to be drawn under such Letter of Credit. Such fees shall be payable in Dollars in quarterly installments in arrears with respect to each Letter of Credit on the fifth day of each calendar quarter following the date of issuance and continuing on each quarter or portion thereof thereafter, as applicable, or on any earlier date on which the Commitments shall terminate and on the expiration or return of any Letter of Credit. In addition, the Parent Borrower shall pay to Issuing Lender for its own account within ten (10) Business Days of demand of Issuing Lender the standard issuance, documentation and service charges applicable to all or substantially all similarly situated borrowers for Letters of Credit issued from time to time by Issuing Lender.

(f)                In the event that any amount is drawn under a Letter of Credit by the beneficiary thereof, unless the amount of such draw is otherwise immediately repaid by the Parent Borrower, the Parent Borrower shall reimburse the Issuing Lender by having such amount drawn treated as an outstanding Revolving Credit Base Rate Loan under this Agreement (Parent Borrower being deemed to have requested a Revolving Credit Base Rate Loan on such date in an amount equal to the Dollar Equivalent of the amount of such drawing and such amount drawn shall be treated as an outstanding Revolving Credit Base Rate Loan under this Agreement) and the Agent shall promptly notify each Revolving Credit Lender by telex, telecopy, telegram, telephone (confirmed in writing) or other similar means of transmission, and each Revolving Credit Lender shall promptly and unconditionally pay to the Agent, for the Issuing Lender’s own account, an amount in Dollars equal to such Revolving Credit Lender’s Revolving Credit Commitment Percentage of such Letter of Credit (to the extent of the Dollar Equivalent of the amount drawn). Parent Borrower further hereby irrevocably authorizes and directs Agent to notify the Revolving Credit Lenders of Parent Borrower’s intent to convert such Revolving Credit Base Rate Loan to a Revolving Credit LIBOR Rate Loan with an Interest Period of one (1) month on the third (3rd) Business Day following the funding by the Revolving Credit Lenders of their advance under this §2.10(f), provided that the making of such Revolving Credit LIBOR Rate Loan shall not be a contravention of any provision of this Agreement. If and to the extent any Revolving Credit Lender shall not make such amount available on the Business Day on which such draw is funded, such Revolving Credit Lender agrees to pay such amount to the Agent forthwith on demand, together with interest thereon, for each day from the date on which such draw was funded until the date on which such amount is paid to the Agent, at the Overnight Rate until three (3) days after the date on which the Agent gives notice of such draw and at the Overnight Rate plus one percent (1.0%) for each day thereafter. Further, such Revolving Credit Lender shall be deemed to have assigned any and all payments made of principal and interest on its Revolving Credit Loans, amounts due with respect to its participations in Letters of Credit and any other amounts due to it hereunder to the Agent to fund the amount of any drawn Letter of Credit which such Revolving Credit Lender was required to fund pursuant to this §2.10(f) until such amount has been funded (as a result of such assignment or otherwise). In the event of any such failure or refusal, the Revolving Credit Lenders not so failing or refusing shall be entitled to a priority secured position for such amounts as provided in §12.5. The failure of any Revolving Credit Lender to make funds available to the Agent in such amount shall not relieve any other Revolving Credit Lender of its obligation hereunder to make funds available to the Agent pursuant to this §2.10(f). Nothing herein shall limit the Parent Borrower’s obligation to reimburse the Issuing Lender for any draws and disbursements made in respect of any Letter of Credit on the same Business Day when any such draw or disbursement is made. If a draw or disbursement with respect to a Letter of Credit is reimbursed by the making of Loans hereunder, the Parent Borrower’s obligation to pay the amount of such draw or disbursement to the Issuing Lender shall be automatically converted into an obligation to pay the resulting Loans.

(g)               If after the issuance of a Letter of Credit pursuant to §2.10(c) by the Issuing Lender, but prior to the funding of any portion thereof by a Revolving Credit Lender, for any reason a drawing under a Letter of Credit cannot be refinanced as a Revolving Credit Loan, each Revolving Credit Lender will, on the date such Revolving Credit Loan pursuant to §2.10(f) was to have been made, purchase an undivided participation interest in the Letter of Credit in an Dollar Equivalent amount equal to its Revolving Credit Commitment Percentage of the amount of such Letter of Credit. Each Revolving Credit Lender will immediately transfer to the Issuing Lender in immediately available funds the amount of its participation and upon receipt thereof the Issuing Lender will deliver to such Revolving Credit Lender a Letter of Credit participation certificate dated the date of receipt of such funds and in such amount.

(h)               Whenever at any time after the Issuing Lender has received from any Revolving Credit Lender any such Revolving Credit Lender’s payment of funds under a Letter of Credit and thereafter the Issuing Lender receives any payment on account thereof, then the Issuing Lender will distribute to such Revolving Credit Lender its participation interest in such amount (appropriately adjusted in the case of interest payments to reflect the period of time during which such Revolving Credit Lender’s participation interest was outstanding and funded); provided, however, that in the event that such payment received by the Issuing Lender is required to be returned, such Revolving Credit Lender will return to the Issuing Lender any portion thereof previously distributed by the Issuing Lender to it.

(i)                 The issuance of any supplement, modification, amendment, renewal or extension to or of any Letter of Credit shall be treated in all respects the same as the issuance of a new Letter of Credit.

(j)                 Parent Borrower assumes all risks of the acts, omissions, or misuse of any Letter of Credit by the beneficiary thereof. Neither Agent, Issuing Lender nor any Lender will be responsible for (i) the form, validity, sufficiency, accuracy, genuineness or legal effect of any Letter of Credit or any document submitted by any party in connection with the issuance of any Letter of Credit, even if such document should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged; (ii) the form, validity, sufficiency, accuracy, genuineness or legal effect of any instrument transferring or assigning or purporting to transfer or assign any Letter of Credit or the rights or benefits thereunder or proceeds thereof in whole or in part, which may prove to be invalid or ineffective for any reason; (iii) failure of any beneficiary of any Letter of Credit to comply fully with the conditions required in order to demand payment under a Letter of Credit; (iv) errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex or otherwise; (v) errors in interpretation of technical terms; (vi) any loss or delay in the transmission or otherwise of any document or draft required by or from a beneficiary in order to make a disbursement under a Letter of Credit or the proceeds thereof; (vii) for the misapplication by the beneficiary of any Letter of Credit of the proceeds of any drawing under such Letter of Credit; (viii) for any consequences arising from causes beyond the control of Agent or any Lender; or (ix) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally. None of the foregoing will affect, impair or prevent the vesting of any of the rights or powers granted to Agent, Issuing Lender or the Lenders hereunder. In furtherance and extension and not in limitation or derogation of any of the foregoing, any act taken or omitted to be taken by Agent, Issuing Lender or the other Lenders in good faith will be binding on Parent Borrower and will not put Agent, Issuing Lender or the other Lenders under any resulting liability to Parent Borrower; provided nothing contained herein shall relieve Issuing Lender for liability to Parent Borrower arising as a result of the gross negligence or willful misconduct of Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§2.11      Increase in Total Commitment.

(a)               Provided that no Default or Event of Default has occurred and is continuing, subject to the terms and conditions set forth in this §2.11, the Parent Borrower shall have the option at any time and from time to time before the date that is thirty (30) days prior to the Revolving Credit Maturity Date (or the extended maturity date if Parent Borrower exercises its extension option pursuant to §2.12) to request an increase in the Total Commitment to not more than ONE BILLION FIVE HUNDRED MILLION DOLLARS ($1,500,000,000) by giving written notice to the Agent (an “Increase Notice”; and the amount of such requested increase is the “Commitment Increase”), with such Commitment Increase being allocated to the Revolving Credit Facility and/or Term Loan III Facility and/or Term Loan IV Facility in such fashion as the Parent Borrower may designate; provided that any such individual increase must be in a minimum amount of $25,000,000 and incremental amounts of $5,000,000 in excess thereof. Upon receipt of any Increase Notice, the Agent shall consult with Arrangers and shall notify the Parent Borrower of the amount of facility fees to be paid to any Lenders who provide an additional Commitment in connection with such increase in the Total Commitment (which shall be in addition to the fees to be paid to Agent or Arrangers pursuant to the Agreement Regarding Fees). If the Parent Borrower agrees to pay the facility fees so determined, then the Agent shall send a notice to all Lenders (the “Additional Commitment Request Notice”) informing them of the Parent Borrower’s request to increase the Total Commitment, the applicable Facility to be increased, and of the facility fees to be paid with respect thereto. Each Lender who desires to provide an additional Commitment upon such terms shall provide Agent with a written commitment letter specifying the amount of the additional Commitment by which it is willing to provide prior to such deadline as may be specified in the Additional Commitment Request Notice. If the requested increase is oversubscribed then the Agent and the Arrangers shall allocate the Commitment Increase among the Lenders who provide such commitment letters on such basis mutually acceptable to each of the Parent Borrower, Agent and Arrangers. If the additional Commitments so provided are not sufficient to provide the full amount of the Commitment Increase requested by the Parent Borrower, then the Agent, Arrangers or Parent Borrower may, but shall not be obligated to, invite one or more banks or lending institutions (which banks or lending institutions shall be reasonably acceptable to Agent, Arrangers and Parent Borrower) to become a Lender and provide an additional Commitment. The Agent shall provide all Lenders with a notice setting forth the amount, if any, of the additional Commitment to be provided by each Lender and the revised Commitment Percentages which shall be applicable after the effective date of the Commitment Increase specified therein (the “Commitment Increase Date”). In no event shall any Lender be obligated to provide an additional Commitment.

(b)               On any Commitment Increase Date the outstanding principal balance of the applicable Loans shall be reallocated among the Lenders such that after the applicable Commitment Increase Date the outstanding principal amount of Loans owed to each Lender shall be equal to such Lender’s, as applicable, Revolving Credit Commitment Percentage and/or Term Loan III Commitment Percentage and/or Term Loan IV Commitment Percentage (as in effect after the applicable Commitment Increase Date) of the outstanding principal amount of the applicable Loans. The participation interests of the Revolving Credit Lenders in Swing Loans, Letters of Credit, and Alternative Currency Risk Participations shall be similarly adjusted as applicable. On any Commitment Increase Date those Lenders whose applicable Commitment Percentage is increasing shall advance the funds to the Agent and the funds so advanced shall be distributed among the Lenders whose applicable Commitment Percentage is decreasing as necessary to accomplish the required reallocation of the outstanding Loans. The funds so advanced shall be Base Rate Loans until converted to LIBOR Rate Loans which are allocated among all Lenders based on their applicable Revolving Credit Commitment Percentages and/or Term Loan III Commitment Percentages and/or Term Loan IV Commitment Percentages.

(c)               Upon the effective date of each increase in the Total Commitment pursuant to this §2.11 the Agent may unilaterally revise Schedule 1.1 and the Parent Borrower shall, if requested by such Lender, execute and deliver to the Agent new Notes for each Lender whose Commitment has changed so that the principal amount of such Lender’s applicable Notes shall equal its applicable Commitment. The Agent shall deliver such replacement Notes to the respective Lenders in exchange for the Notes replaced thereby which shall be surrendered by such Lenders. Such new Notes shall provide that they are replacements for the surrendered Notes and that they do not constitute a novation, shall be dated as of the Commitment Increase Date and shall otherwise be in substantially the form of the replaced Notes.

(d)               Notwithstanding anything to the contrary contained herein, the obligation of the Agent and the Lenders to increase the Total Commitment pursuant to this §2.11 shall be conditioned upon satisfaction or waiver of the following conditions precedent which must be satisfied or waived prior to the effectiveness of any increase of the Total Commitment:

(i)                 Payment of Activation Fee. The Parent Borrower shall pay (A) to the Agent those fees described in and contemplated by the Agreement Regarding Fees with respect to the applicable Commitment Increase, and (B) to the Arrangers such facility fees as the Lenders who are providing an additional Commitment may require to increase the aggregate Total Commitment, which fees shall, when paid, be fully earned and non-refundable under any circumstances. The Arrangers shall pay to the Lenders acquiring the increased Commitment certain fees pursuant to their separate agreement; and

(ii)              No Default. On the date any Increase Notice is given and on the date such increase becomes effective, both immediately before and after the Total Commitment is increased, there shall exist no Default or Event of Default; and

(iii)            Representations True. The representations and warranties made by the Parent Borrower in the Loan Documents or otherwise made by or on behalf of the Parent Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date of such Increase Notice and on the date the Total Commitment is increased, both immediately before and after the Total Commitment is increased; and

(iv)             Additional Documents and Expenses. The Parent Borrower shall execute and deliver to Agent and the Lenders such additional documents, instruments, certifications and opinions as the Agent may reasonably require, including, without limitation, a Compliance Certificate, demonstrating compliance with all covenants set forth in the Loan Documents after giving effect to the increase, and the Parent Borrower shall pay the cost of any updated UCC searches and any and all intangible taxes or other taxes, assessments or charges or any similar fees, taxes or expenses which are demanded in connection with such increase.

§2.12      Extension of Revolving Credit Maturity Date. The Parent Borrower shall have the one-time right and option to extend the Revolving Credit Maturity Date to November 8, 2024, upon satisfaction or waiver of the following conditions precedent, which must be satisfied prior to the effectiveness of any extension of the Revolving Credit Maturity Date:

(a)               Extension Request. The Parent Borrower shall deliver written notice of such request (the “Extension Request”) to the Agent not earlier than the date which is ninety (90) days and not later than the date which is forty five (45) days prior to the Revolving Credit Maturity Date (as determined without regard to such extension). Any such Extension Request shall be irrevocable and binding on the Parent Borrower.

(b)               Payment of Extension Fee. The Parent Borrower shall pay to the Agent for the pro rata accounts of the Revolving Credit Lenders in accordance with their respective Revolving Credit Commitments an extension fee in an amount equal to ten (10) basis points of the aggregate Revolving Credit Commitments of the Revolving Credit Lenders in effect on the Revolving Credit Maturity Date (as determined without regard to such extension), which fee shall, when paid, be fully earned and non-refundable under any circumstances.

(c)               No Default. On the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) there shall exist no Default or Event of Default.

(d)               Representations and Warranties. The representations and warranties made by the Parent Borrower in the Loan Documents or otherwise made by or on behalf of the Parent Borrower in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the date the Extension Request is given and on the Revolving Credit Maturity Date (as determined without regard to such extension) other than for changes in the ordinary course of business permitted by this Agreement that have not had a Material Adverse Effect.

§2.13      Pro Rata Treatment.

(a)               As provided elsewhere herein, all Revolving Credit Lenders’ interests in the Revolving Credit Loans, all interests of the Term Loan III Lenders in the Term Loan III Loans, all interests of the Term Loan IV Lenders in the Term Loan IV Loans,and all Lenders’ interests in the Loan Documents shall be ratable undivided interests and none of such Lenders’ interests shall have priority over the others. Each payment delivered to the Agent for the account of any Lender or amount to be applied or paid by the Agent to any Lender shall be paid promptly by the Agent to such Lender in the same type of funds that the Agent received at such Lender’s address specified pursuant to §19. The Agent is hereby authorized to charge the account of the Parent Borrower maintained with KeyBank for each payment of principal, interest and fees as it becomes due hereunder.

(b)               Except to the extent otherwise explicitly provided in this Agreement: (a) each borrowing from the Revolving Credit Lenders under §2.1(b), §2.5(d) and §2.10(f) shall be made from the Revolving Credit Lenders, each payment of the fees under §2.3 and §2.10(e) shall be made for the account of the Revolving Credit Lenders, and each termination or reduction of the amount of the Revolving Credit Commitments under §2.4 shall be applied to the respective Revolving Credit Commitments of the Revolving Credit Lenders, pro rata according to the amounts of their respective Revolving Credit Commitment Percentages; (b) each payment or prepayment of principal of Revolving Credit Loans shall be made for the account of the Revolving Credit Lenders pro rata in accordance with the respective unpaid principal amounts of the Revolving Credit Loans held by them, provided that, subject to §14.16, if immediately prior to giving effect to any such payment in respect of any Revolving Credit Loans the outstanding principal amount of the Revolving Credit Loans shall not be held by the Revolving Credit Lenders pro rata in accordance with their respective Revolving Credit Commitment Percentages in effect at the time such Revolving Credit Loans were made, then such payment shall be applied to the Revolving Credit Loans in such manner as shall result, as nearly as is practicable, in the outstanding principal amount of the Revolving Credit Loans being held by the Revolving Credit Lenders pro rata in accordance with such respective Revolving Credit Commitment Percentages; (c) each payment or prepayment of principal of Term Loan III Loans shall be made for the account of the Term Loan III Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loan III Loans held by them; (d) each payment or prepayment of principal of Term Loan IV Loans shall be made for the account of the Term Loan IV Lenders pro rata in accordance with the respective unpaid principal amounts of the Term Loan IV Loans held by them; (e) each payment of interest on Loans of a Class shall be made for the account of the Lenders of such Class pro rata in accordance with the amounts of interest on such Loans then due and payable to the respective Lenders of such Class; (f) the conversion and continuation of Loans of a particular Class and Type pursuant to §4.1 shall be made pro rata among the Lenders of such Class according to the amounts of their respective Loans of such Class, and the then current Interest Period for each Lender’s portion of each such Loan of such Type shall be coterminous; (g) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Swing Loans under §2.5, shall be in accordance with their respective Revolving Credit Commitment Percentages and (h) the Revolving Credit Lenders’ participation in, and payment obligations in respect of, Letters of Credit under §2.10, shall be in accordance with their respective Revolving Credit Commitment Percentages.

§3.              REPAYMENT OF THE LOANS.

§3.1          Stated Maturity. The Parent Borrower promises to pay on the Revolving Credit Maturity Date and there shall become absolutely due and payable on the Revolving Credit Maturity Date all of the Revolving Credit Loans, Swing Loans and other Letter of Credit Liabilities outstanding on such date, together with any and all accrued and unpaid interest thereon. The Parent Borrower promises to pay on the Term Loan III Maturity Date and there shall become absolutely due and payable on the Term Loan III Maturity Date all of the Term Loan III Loans outstanding on such date, together with any and all accrued and unpaid interest thereon. The Parent Borrower promises to pay on the Term Loan IV Maturity Date and there shall become absolutely due and payable on the Term Loan IV Maturity Date all of the Term Loan IV Loans outstanding on such date, together with any and all accrued and unpaid interest thereon.

§3.2          Mandatory Prepayments.

(a)               If at any time the sum of the aggregate outstanding principal amount of the Revolving Credit Loans, the Swing Loans and the Letter of Credit Liabilities exceeds the aggregate Revolving Credit Commitments, then the Parent Borrower shall, within ten (10) Business Days after receipt of notice from Agent of such occurrence pay the amount of such excess to the Agent for the respective accounts of the Revolving Credit Lenders, as applicable, for application to the Revolving Credit Loans as provided in §3.4, together with any additional amounts payable pursuant to §4.8, except that the amount of any Swing Loans shall be paid solely to the Swing Loan Lender. Notwithstanding the foregoing, if the Agent notifies the Parent Borrower at any time that the Outstanding amount of all Loans denominated in Alternative Currencies at such time exceeds a Dollar Equivalent amount equal to (a) 105% of the Alternative Currency Sublimit then in effect, or (b) 105% of the Unencumbered Asset Pool Availability, then, within three (3) Business Days after receipt of such notice, the Parent Borrower shall prepay Loans ratably among the Lenders in an aggregate amount sufficient to reduce such Outstanding Amount as of such date of payment to an amount not to exceed 100% of the Alternative Currency Sublimit then in effect or 100% of the Unencumbered Asset Pool Availability, respectively.

(b)               If at any time the outstanding principal balance of the Revolving Credit Loans, the Swing Loans, the Term Loan III Loan, the Term Loan IV Loan, the Letter of Credit Liabilities and all other Unsecured Debt exceeds the Unencumbered Asset Pool Availability (including, without limitation, as a result of the termination of any ground lease or any lease of a Leased Asset related to an Eligible Real Estate Asset), then Parent Borrower shall, within ten (10) Business Days after receipt of notice from the Agent of such occurrence, pay the amount of such excess as a payment of principal to the holder or holders of any Unsecured Debt, together with any additional amounts required to be paid to such holder or holders in connection with such principal payments of Indebtedness.

§3.3          Optional Prepayments.

(a)               Parent Borrower shall have the right, at its election, to prepay the outstanding amount of the Loans and Swing Loans, as a whole or in part, ratably among the applicable Lenders, at any time without penalty or premium; provided, that if any prepayment of the outstanding amount of any LIBOR Rate Loans pursuant to this §3.3 is made on a date that is not the last day of the Interest Period relating thereto, such prepayment shall be accompanied by the payment of any amounts due pursuant to §4.8.

(b)               The Parent Borrower shall give the Agent, no later than 10:00 a.m. (Eastern time) at least two (2) days prior written notice for any LIBOR Rate Loans, and one (1) day prior written notice for any Base Rate Loans, of any prepayment pursuant to this §3.3, in each case specifying the proposed date of prepayment of the Loans and the principal amount to be prepaid (provided that (i) any such notice may be revoked or modified upon one (1) day’s prior notice to the Agent) and (ii) any such notice may be conditioned upon the consummation of a transaction. Notwithstanding the foregoing, no prior notice shall be required for the prepayment of any Swing Loan.

§3.4          Partial Prepayments. Each partial prepayment of the Loans under §3.3 shall be in a minimum Dollar Equivalent amount of $1,000,000 or an integral multiple of $100,000 in excess thereof, shall be accompanied by the payment of accrued interest on the principal prepaid to the date of payment. Each partial payment under §3.2 and §3.3 shall be applied first to the principal of any Outstanding Swing Loans, then, in the absence of instruction by the Parent Borrower, to the principal of Revolving Credit Loans (and with respect to each category of Loans, first to the principal of Base Rate Loans, and then to the principal of LIBOR Rate Loans).

§3.5          Effect of Prepayments. Amounts of the Revolving Credit Loans prepaid under §3.2 and §3.3 prior to the Revolving Credit Maturity Date may be reborrowed as provided in §2.

§4.              CERTAIN GENERAL PROVISIONS.

§4.1          Conversion Options.

(a)               The Parent Borrower may elect from time to time to convert any of its outstanding Loans to a Loan of another Type and such Loans shall thereafter bear interest as a Base Rate Loan or a LIBOR Rate Loan, as applicable; provided that (i) with respect to any such conversion of a LIBOR Rate Loan to a Base Rate Loan, the Parent Borrower shall give the Agent at least one (1) Business Day’s prior written notice of such election, and such conversion shall only be made on the last day of the Interest Period with respect to such LIBOR Rate Loan unless the Parent Borrower pays Breakage Costs as required under this Agreement; (ii) with respect to any such conversion of a Base Rate Loan to a LIBOR Rate Loan, the Parent Borrower shall give the Agent at least two (2) LIBOR Business Days’ prior written notice of such election and the Interest Period requested for such Loan, the principal amount of the Loan so converted shall be in a minimum aggregate amount of $1,000,000 or an integral multiple of $250,000 in excess thereof and, after giving effect to the making of such Loan, there shall be no more than ten (10) LIBOR Rate Loans outstanding at any one time; and (iii) no Loan may be converted into a LIBOR Rate Loan when any Default or Event of Default has occurred and is continuing. All or any part of the outstanding Loans of any Type may be converted as provided herein, provided that no partial conversion shall result in a Base Rate Loan in a principal amount of less than $1,000,000 or an integral multiple of $100,000 or a LIBOR Rate Loan in a principal amount of less than $1,000,000 or an integral multiple of $250,000. With respect to any Revolving Credit Loan denominated in an Alternative Currency, the Parent Borrower shall also notify Agent (in connection with the required notices above) of any requested change to such denomination (whether to Dollars or to another Alternative Currency). For the avoidance of doubt, subject to §4.6(b), all Revolving Credit Loans denominated in an Alternative Currency shall be Revolving Credit LIBOR Rate Loans. On the date on which such conversion is being made, each Lender shall take such action as is necessary to transfer its Commitment Percentage of such Loans to its Domestic Lending Office or its LIBOR Lending Office, as the case may be. Each Conversion/Continuation Request relating to the conversion of a Base Rate Loan to a LIBOR Rate Loan shall be irrevocable by the Parent Borrower. For purposes of this §4.1(a), the words “executed,” “signed,” “signature,” “deliver,” “delivery,” and words of like import in or relating to a Conversion/Continuation Request to be signed in connection with this Agreement and the transactions contemplated hereby shall be deemed to include Electronic Signatures, deliveries or the keeping of records in electronic form, each of which shall be of the same legal effect, validity or enforceability as a manually executed signature, physical delivery thereof or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York State Electronic Signatures and Records Act, or any other similar state laws based on the Uniform Electronic Transactions Act; provided that nothing herein shall require the Agent to accept electronic signatures in any form or format without its prior written consent.

(b)               Any LIBOR Rate Loan may be continued as such Type upon the expiration of an Interest Period with respect thereto by compliance by the Parent Borrower with the terms of §4.1; provided that no LIBOR Rate Loan may be continued as such when any Default or Event of Default has occurred and is continuing, but shall be automatically converted to a Base Rate Loan on the last day of the Interest Period relating thereto ending during the continuance of any Default or Event of Default.

(c)               In the event that the Parent Borrower does not notify the Agent of its election hereunder with respect to any LIBOR Rate Loan, such Loan shall be automatically continued at the end of the applicable Interest Period as a LIBOR Rate Loan for an Interest Period of one month unless such Interest Period shall be greater than the time remaining until the Revolving Credit Maturity Date or the Term Loan III Maturity Date or the Term Loan IV Maturity Date, as applicable, in which case such Loan shall be automatically converted to a Base Rate Loan at the end of the applicable Interest Period (and with respect to any such Revolving Credit LIBOR Rate Loan denominated in an Alternative Currency, such Loan shall be continued in the then applicable Alternative Currency).

§4.2          Fees. The Parent Borrower agrees to pay to KeyBank certain fees for services rendered or to be rendered in connection with the Loans as provided pursuant to a fee letter dated October 1, 2019 between the Parent Borrower and KeyBank (the “Agreement Regarding Fees”).

§4.3          [Intentionally Omitted.]

§4.4          Funds for Payments.

(a)               All payments of principal, interest, facility fees, Letter of Credit fees, closing fees and any other amounts due hereunder or under any of the other Loan Documents shall be made to the Agent, for the respective accounts of the Lenders and the Agent, as the case may be, at the Agent’s Head Office, not later than 3:00 p.m. (Eastern time) on the day when due (or such later time as is acceptable to the Agent in the event of a payment in full of all Loans and a termination of Commitments hereunder), in each case in lawful money of the United States in immediately available funds; provided, that all payments by the Parent Borrower hereunder with respect to principal and interest on Revolving Credit Loans denominated in an Alternative Currency shall be made to the Agent, for the account of the respective Lenders to which such payment is owed, at the Agent’s Head Office in such Alternative Currency not later than the Applicable Time specified by the Agent on the dates specified herein. To the extent not already paid pursuant to the preceding sentence, the Agent is hereby authorized to charge the accounts of the Parent Borrower with KeyBank, on the dates when the amount thereof shall become due and payable, with the amounts of the principal of and interest on the Loans and all fees, charges, expenses and other amounts owing to the Agent and/or the Lenders (including Swing Loan Lender) under the Loan Documents. Subject to the foregoing, all payments made to Agent on behalf of the Lenders, and actually received by Agent, shall be deemed received by the Lenders on the date actually received by Agent. The Agent will promptly distribute to each Lender its Applicable Percentage (or other applicable share as provided herein) of such payment in like funds as received by wire transfer to such in accordance with §2.13. If and to the extent Agent shall not make such payments to a Lender when due as set forth in the preceding sentence, then such unpaid amounts shall accrue interest, payable by Agent, at the Federal Funds Effective Rate from the due date until (but not including) the date on which Agent makes such payments to such Lender.

(b)               All payments by any Loan Party hereunder and under any of the other Loan Documents shall be made without setoff or counterclaim, and free and clear of and without deduction or withholding for any Taxes, except as required by Legal Requirements. If any Legal Requirement (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant Governmental Authority in accordance with Legal Requirements and, if such Tax is an Indemnified Tax, then the sum payable by the Parent Borrower or other applicable Guarantor shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this §4.4) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.

(c)               The Loan Parties shall timely pay to the relevant Governmental Authority in accordance with Legal Requirements, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.

(d)               The Loan Parties shall jointly and severally indemnify each Recipient, within ten (10) days after demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under this §4.4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to the Parent Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error; provided that the determinations in such statement are made on a reasonable basis and in good faith.

(e)               Each Lender shall severally indemnify the Agent, within ten (10) days after demand therefor, for (i) any Indemnified Taxes attributable to such Lender (but only to the extent that the Parent Borrower or a Guarantor has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of the Parent Borrower and the Guarantors to do so), (ii) any Taxes attributable to such Lender’s failure to comply with the provisions of §18.4 relating to the maintenance of a Participant Register and (iii) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant Governmental Authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this subsection.

(f)                As soon as practicable after any payment of Taxes by the Parent Borrower or any Guarantor to a Governmental Authority pursuant to this §4.4, the Parent Borrower or such Guarantor shall deliver to the Agent the original or a certified copy of a receipt issued by such Governmental Authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.

(g)               (i) Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to the Parent Borrower and the Agent, at the time or times reasonably requested by the Parent Borrower or the Agent, such properly completed and executed documentation reasonably requested by the Parent Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by the Parent Borrower or the Agent, shall deliver such other documentation prescribed by Legal Requirements or reasonably requested by the Parent Borrower or the Agent as will enable the Parent Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in the immediately following clauses (ii)(A), (ii)(B) and (ii)(D)) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.

    (ii)              Without limiting the generality of the foregoing:

(A)             any Lender that is a U.S. Person shall deliver to the Parent Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), an electronic copy (or an original if requested by the Parent Borrower or the Agent) of an executed IRS Form W-9 (or any successor form) certifying that such Lender is exempt from U.S. federal backup withholding tax;

(B)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), whichever of the following is applicable:

(I)       in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, an electronic copy (or an original if requested by the Parent Borrower or the Agent) of an executed IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;

(II)       an electronic copy (or an original if requested by the Parent Borrower or the Agent) of an executed IRS Form W-8ECI;

(III)       in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit J-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of the Parent Borrower within the meaning of Section 881(c)(3)(B) of the Code, or a “controlled foreign corporation” described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or W-8BEN-E; or

(IV)       to the extent a Foreign Lender is not the beneficial owner, an electronic copy (or an original if requested by the Parent Borrower or the Agent) of an executed IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN or W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-2 or Exhibit J-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit J-4 on behalf of each such direct and indirect partner;

(C)              any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to the Parent Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower or the Agent), an electronic copy (or an original if requested by the Parent Borrower or the Agent) of any other form prescribed by Legal Requirements as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by Legal Requirements to permit the Parent Borrower or the Agent to determine the withholding or deduction required to be made; and

(D)             if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to the Parent Borrower and the Agent at the time or times prescribed by Legal Requirements and at such time or times reasonably requested by the Parent Borrower or the Agent such documentation prescribed by Legal Requirements (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by the Parent Borrower or the Agent as may be necessary for the Parent Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount to deduct and withhold from such payment. Solely for purposes of this clause (D), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.

Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify the Parent Borrower and the Agent in writing of its legal inability to do so.

(h)               The Agent shall deliver to the Parent Borrower on or prior to the date on which it becomes the Agent under this Agreement (and from time to time thereafter upon the reasonable request of the Parent Borrower) an electronic copy (or an original if requested by the Parent Borrower) of an executed IRS Form W-9.

(i)                 If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to this §4.4 (including by the payment of additional amounts pursuant to this §4.4), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under this §4.4 with respect to the Taxes giving rise to such refund), net of all reasonable third party out-of-pocket expenses (including Taxes) of such indemnified party actually incurred and without interest (other than any interest paid by the relevant Governmental Authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this subsection (plus any penalties, interest or other charges imposed by the relevant Governmental Authority) in the event that such indemnified party is required to repay such refund to such Governmental Authority. Notwithstanding anything to the contrary in this subsection, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this subsection the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This subsection shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it reasonably deems confidential) to the indemnifying party or any other Person.

(j)                 Each party’s obligations under this §4.4 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

(k)               In the event it is reasonably necessary to determine the fair market value of the Commitments, Loans and/or other obligations under the Loan Documents for purposes of Treasury Regulation Section 1.1273-2(f), the Agent shall assist Parent Borrower as reasonably requested in connection with making such determination (including by using commercially reasonable efforts to obtain quotes and sales prices for the Commitments, Loans and/or other obligations), and the Agent shall promptly make any such determination by Parent Borrower available to the Lenders in accordance with Treasury Regulation Section 1.1273-2(f)(9).

(l)                 The obligations of the Parent Borrower to the Lenders under this Agreement (and of the Revolving Credit Lenders to make payments to the Issuing Lender with respect to Letters of Credit, to the Swing Loan Lender with respect to Swing Loans, and to the Alternative Currency Fronting Lender with respect to Alternative Currency Risk Participation) shall be absolute, unconditional and irrevocable, and shall be paid and performed strictly in accordance with the terms of this Agreement, under all circumstances whatsoever, including, without limitation, the following circumstances: (i) any lack of validity or enforceability of this Agreement, any Letter of Credit or any of the other Loan Documents; (ii) any improper use which may be made of any Letter of Credit or any improper acts or omissions of any beneficiary or transferee of any Letter of Credit in connection therewith; (iii) the existence of any claim, set-off, defense or any right which the Parent Borrower or any of their Subsidiaries or Affiliates may have at any time against any beneficiary or any transferee of any Letter of Credit (or persons or entities for whom any such beneficiary or any such transferee may be acting) or the Lenders (other than the defense of payment to the Lenders in accordance with the terms of this Agreement) or any other person, whether in connection with any Letter of Credit, this Agreement, any other Loan Document, or any unrelated transaction; (iv) any draft, demand, certificate, statement or any other documents presented under any Letter of Credit proving to be insufficient, forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect whatsoever; (v) any breach of any agreement between Parent Borrower or any of their Subsidiaries or Affiliates and any beneficiary or transferee of any Letter of Credit; (vi) any irregularity in the transaction with respect to which any Letter of Credit is issued, including any fraud by the beneficiary or any transferee of such Letter of Credit; (vii) payment by the Issuing Lender under any Letter of Credit against presentation of a sight draft, demand, certificate or other document which does not comply with the terms of such Letter of Credit, provided that such payment shall not have constituted gross negligence or willful misconduct on the part of the Issuing Lender as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods; (viii) any non-application or misapplication by the beneficiary of a Letter of Credit of the proceeds of such Letter of Credit; (ix) the legality, validity, form, regularity or enforceability of the Letter of Credit; (x) the failure of any payment by Issuing Lender to conform to the terms of a Letter of Credit (if, in Issuing Lender’s good faith judgment, such payment is determined to be appropriate); (xi) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents; (xii) the occurrence of any Default or Event of Default; (xiii) any adverse change in the relevant exchange rates or in the availability of the relevant Alternative Currency to the Parent Borrower or any Subsidiary or in the relevant currency markets generally; and (xiv) any other circumstance or happening whatsoever, whether or not similar to any of the foregoing, provided that such other circumstances or happenings shall not have been the result of gross negligence or willful misconduct on the part of the Issuing Lender, the Swing Loan Lender, or the Alternative Currency Fronting Lender, as applicable, as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods.

§4.5          Computations. All computations of interest on the Loans (other than Base Rate Loans at the prime rate, which shall be based on a 365/366-day year as the case may be) and of other fees to the extent applicable shall be based on a 360-day year and paid for the actual number of days elapsed. Except as otherwise provided in the definition of the term “Interest Period” with respect to LIBOR Rate Loans, whenever a payment hereunder or under any of the other Loan Documents becomes due on a day that is not a Business Day, the due date for such payment shall be extended to the next succeeding Business Day, and interest shall accrue during such extension. The Outstanding Loans and Letter of Credit Liabilities as reflected on the records of the Agent from time to time shall be considered prima facie evidence of such amount absent manifest error.

§4.6          Suspension of LIBOR Rate Loans.

(a)               In the event that, prior to the commencement of any Interest Period relating to any LIBOR Rate Loan (whether denominated in Dollars or an Alternative Currency), the Agent shall determine that adequate and reasonable methods do not exist for ascertaining LIBOR for such Interest Period, or the Agent shall reasonably determine (or shall receive notice from the Required Lenders that they have determined) that LIBOR will not accurately and fairly reflect the cost of the Lenders making or maintaining LIBOR Rate Loans for such Interest Period, the Agent shall forthwith give notice of such determination (which shall be conclusive and binding on the Parent Borrower and the Lenders absent manifest error) to the Parent Borrower and the Lenders. In such event, unless an alternative rate of interest is selected in accordance with clause (b) below, (i) any Loan Request with respect to a LIBOR Rate Loan shall be automatically withdrawn and shall be deemed a request for a Base Rate Loan and (ii) each LIBOR Rate Loan will automatically, on the last day of the then current Interest Period applicable thereto, become a Base Rate Loan, with in each such instance (a) the components of the Base Rate based upon (i) LIBOR or (ii) the prime rate not being used in any determination of the Base Rate, and (b) the Applicable Margin for Base Rate Loans under such circumstances shall be the Applicable Margin for LIBOR Rate Loans, and the obligations of the Lenders to make LIBOR Rate Loans shall be suspended until the Agent determines that the circumstances giving rise to such suspension no longer exist, whereupon the Agent shall so notify the Parent Borrower and the Lenders.

(b)               Effect of Benchmark Transition Event.

(i)                 Benchmark Replacement. Notwithstanding anything to the contrary herein or in any other Loan Document, upon the occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, the Agent and the Parent Borrower may amend this Agreement to replace LIBOR with a Benchmark Replacement. Any such amendment with respect to a Benchmark Transition Event will become effective at 5:00 p.m. on the fifth (5th) Business Day after the Agent has posted such proposed amendment to all Lenders and the Parent Borrower so long as the Agent has not received, by such time, written notice of objection to such amendment from Lenders comprising the Required Lenders. Any such amendment with respect to an Early Opt-in Election will become effective on the date that Lenders comprising the Required Lenders have delivered to the Agent written notice that such Required Lenders accept such amendment. No replacement of LIBOR with a Benchmark Replacement pursuant to this §4.6(b) will occur prior to the applicable Benchmark Transition Start Date.

(ii)              Benchmark Replacement Conforming Changes. In connection with the implementation of a Benchmark Replacement, the Agent will have the right to make Benchmark Replacement Conforming Changes from time to time and, notwithstanding anything to the contrary herein or in any other Loan Document, any amendments implementing such Benchmark Replacement Conforming Changes will become effective without any further action or consent of any other party to this Agreement. Agent will not be liable to any party hereto for any Benchmark Replacement Conforming Changes it makes in good faith.

(iii)            Notices; Standards for Decisions and Determinations. The Agent will promptly notify the Parent Borrower and the Lenders in writing of (i) any occurrence of a Benchmark Transition Event or an Early Opt-in Election, as applicable, and its related Benchmark Replacement Date and Benchmark Transition Start Date, (ii) the implementation of any Benchmark Replacement, (iii) the effectiveness of any Benchmark Replacement Conforming Changes and (iv) the commencement or conclusion of any Benchmark Unavailability Period. Any determination, decision or election that may be made by the Agent or Lenders pursuant to this §4.6(b) including, without limitation, any determination with respect to a tenor, comparable replacement rate or adjustment or of the occurrence or non-occurrence of an event, circumstance or date and any decision to take or refrain from taking any action, will be conclusive and binding on all parties hereto absent manifest error and may be made in its or their sole discretion and without consent from any other party hereto, except, in each case, as expressly required pursuant to this §4.6(b) and shall not be a basis of any claim of liability of any kind or nature by any party hereto, all such claims being hereby waived individually be each party hereto.

(iv)             Benchmark Unavailability Period. Upon the Parent Borrower’s receipt of notice of the commencement of a Benchmark Unavailability Period, the Parent Borrower may revoke any request for a conversion to or continuation of LIBOR Rate Loans to be made, converted or continued during any Benchmark Unavailability Period and, failing that, the Parent Borrower will be deemed to have converted any such request into a request for a borrowing of or conversion to a Base Rate Loan. During any Benchmark Unavailability Period, (a) the components of the Base Rate based upon (i) LIBOR or (ii) the prime rate, will not be used in any determination of the Base Rate, and (b) the Applicable Margin for Base Rate Loans under such circumstances shall be the Applicable Margin for LIBOR Rate Loans.

(v)               Certain Defined Terms. As used in this §4.6(b):

“Benchmark Replacement” means the sum of: (a) the alternate benchmark rate (which may include Term SOFR) that has been selected by the Agent and the Parent Borrower giving due consideration to (i) any selection or recommendation of a replacement rate or the mechanism for determining such a rate by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a rate of interest as a replacement to LIBOR for U.S. dollar-denominated syndicated credit facilities and (b) the Benchmark Replacement Adjustment; provided that, if the Benchmark Replacement as so determined would be less than zero, the Benchmark Replacement will be deemed to be zero for the purposes of this Agreement.

“Benchmark Replacement Adjustment” means, with respect to any replacement of LIBOR with an Unadjusted Benchmark Replacement for each applicable Interest Period, the spread adjustment, or method for calculating or determining such spread adjustment (which may be a positive or negative value or zero) that has been selected by the Agent and the Parent Borrower giving due consideration to (i) any selection or recommendation of a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement by the Relevant Governmental Body or (ii) any evolving or then-prevailing market convention for determining a spread adjustment, or method for calculating or determining such spread adjustment, for the replacement of LIBOR with the applicable Unadjusted Benchmark Replacement for U.S. dollar-denominated syndicated credit facilities at such time.

“Benchmark Replacement Conforming Changes” means, with respect to any Benchmark Replacement, any technical, administrative or operational changes (including changes to the definition of “Base Rate,” the definition of “Interest Period,” timing and frequency of determining rates and making payments of interest and other administrative matters) that the Agent decides may be appropriate to reflect the adoption and implementation of such Benchmark Replacement and to permit the administration thereof by the Agent in a manner substantially consistent with market practice (or, if the Agent decides that adoption of any portion of such market practice is not administratively feasible or if the Agent determines that no market practice for the administration of the Benchmark Replacement exists, in such other manner of administration as the Agent decides is reasonably necessary in connection with the administration of this Agreement), such Benchmark Replacement Conforming Changes to be subject to the approval of the Parent Borrower, such approval not to be unreasonably withheld, conditioned or delayed.

“Benchmark Replacement Date” means the earlier to occur of the following events with respect to LIBOR:

(1) in the case of clause (1) or (2) of the definition of “Benchmark Transition Event,” the later of (a) the date of the public statement or publication of information referenced therein and (b) the date on which the administrator of LIBOR permanently or indefinitely ceases to provide LIBOR; or

(2) in the case of clause (3) of the definition of “Benchmark Transition Event,” the date of the public statement or publication of information referenced therein.

“Benchmark Transition Event” means the occurrence of one or more of the following events with respect to LIBOR:

(1) a public statement or publication of information by or on behalf of the administrator of LIBOR announcing that such administrator has ceased or will cease to provide LIBOR, permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR;

(2) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR, the U.S. Federal Reserve System, an insolvency official with jurisdiction over the administrator for LIBOR, a resolution authority with jurisdiction over the administrator for LIBOR or a court or an entity with similar insolvency or resolution authority over the administrator for LIBOR, which states that the administrator of LIBOR has ceased or will cease to provide LIBOR permanently or indefinitely, provided that, at the time of such statement or publication, there is no successor administrator that will continue to provide LIBOR; or

(3) a public statement or publication of information by the regulatory supervisor for the administrator of LIBOR or a Relevant Governmental Body announcing that LIBOR is no longer representative.

“Benchmark Transition Start Date” means (a) in the case of a Benchmark Transition Event, the earlier of (i) the applicable Benchmark Replacement Date and (ii) if such Benchmark Transition Event is a public statement or publication of information of a prospective event, the 90th day prior to the expected date of such event as of such public statement or publication of information (or if the expected date of such prospective event is fewer than ninety (90) days after such statement or publication, the date of such statement or publication) and (b) in the case of an Early Opt-in Election, the date specified by the Agent or the Required Lenders, as applicable, by notice to the Parent Borrower, the Agent (in the case of such notice by the Required Lenders) and the Lenders, which date shall be no earlier than ninety (90) days after the date such notice is given to the Parent Borrower.

“Benchmark Unavailability Period” means, if a Benchmark Transition Event and its related Benchmark Replacement Date have occurred with respect to LIBOR and solely to the extent that LIBOR has not been replaced with a Benchmark Replacement, the period (x) beginning at the time that such Benchmark Replacement Date has occurred if, at such time, no Benchmark Replacement has replaced LIBOR for all purposes hereunder in accordance with this §4.6(b) and (y) ending at the time that a Benchmark Replacement has replaced LIBOR for all purposes hereunder pursuant to this §4.6(b).

“Early Opt-in Election” means the occurrence of:

(1) (i) a determination by the Agent or (ii) a notification by the Required Lenders to the Agent (with a copy to the Parent Borrower) that the Required Lenders have determined that U.S. dollar-denominated syndicated credit facilities being executed at such time, or that include language similar to that contained in this §4.6(b) are being executed or amended, as applicable, to incorporate or adopt a new benchmark interest rate to replace LIBOR, and

(2) (i) the election by the Agent or (ii) the election by the Required Lenders to declare that an Early Opt-in Election has occurred and the provision, as applicable, by the Agent of written notice of such election to the Parent Borrower and the Lenders or by the Required Lenders of written notice of such election to the Agent.

“Federal Reserve Bank of New York’s Website” means the website of the Federal Reserve Bank of New York at http://www.newyorkfed.org, or any successor source.

“Relevant Governmental Body” means the Federal Reserve Board and/or the Federal Reserve Bank of New York, or a committee officially endorsed or convened by the Federal Reserve Board and/or the Federal Reserve Bank of New York or any successor thereto, including without limitation the Alternative Reference Rates Committee.

“SOFR” with respect to any day means the secured overnight financing rate published for such day by the Federal Reserve Bank of New York, as the administrator of the benchmark, (or a successor administrator) on the Federal Reserve Bank of New York’s Website.

“Term SOFR” means the forward-looking term rate based on SOFR that has been selected or recommended by the Relevant Governmental Body.

“Unadjusted Benchmark Replacement” means the Benchmark Replacement excluding the Benchmark Replacement Adjustment.

§4.7          Illegality. Notwithstanding any other provisions herein, if after the date hereof any law, regulation, treaty or directive shall be enacted or the interpretation or application thereof shall make it unlawful, or any central bank or other governmental authority having jurisdiction over a Lender or its LIBOR Lending Office shall assert that it is unlawful, for any Lender to make or maintain LIBOR Rate Loans (whether denominated in Dollars or an Alternative Currency), such Lender shall forthwith give notice of such circumstances to the Agent and the Parent Borrower and thereupon (a) the commitment of the Lenders to make LIBOR Rate Loans shall forthwith be suspended and (b) the LIBOR Rate Loans then outstanding shall be converted automatically to Base Rate Loans on the last day of each Interest Period applicable to such LIBOR Rate Loans or within such earlier period as may be required by law. Notwithstanding the foregoing, before giving such notice, the applicable Lender shall designate a different lending office if such designation will void the need for giving such notice and will not, in the reasonable judgment of such Lender, be otherwise materially disadvantageous to such Lender or increase any costs payable by Parent Borrower hereunder. Any Lender that is or becomes an Alternative Currency Participating Lender with respect to any Alternative Currency pursuant to this §4.7 or otherwise as provided in this Agreement shall promptly notify the Agent and the Parent Borrower in the event that the impediment resulting in its being or becoming an Alternative Currency Participating Lender is alleviated in a manner such that it can become an Alternative Currency Funding Lender with respect to such Alternative Currency.

§4.8          Additional Interest. If any LIBOR Rate Loan or any portion thereof is repaid or is converted to a Base Rate Loan for any reason on a date which is prior to the last day of the Interest Period applicable to such LIBOR Rate Loan, or if repayment of the Loans has been accelerated as provided in §12.1, the Parent Borrower will pay to the Agent upon demand for the account of the applicable Lenders in accordance with their respective Commitment Percentages (or to the Swing Loan Lender with respect to a Swing Loan), in addition to any amounts of interest otherwise payable hereunder, the Breakage Costs. Parent Borrower understands, agrees and acknowledges the following: (i) no Lender has any obligation to purchase, sell and/or match funds in connection with the use of LIBOR as a basis for calculating the rate of interest on a LIBOR Rate Loan; (ii) LIBOR is used merely as a reference in determining such rate; and (iii) Parent Borrower has accepted LIBOR as a reasonable and fair basis for calculating such rate and any Breakage Costs. Parent Borrower further agrees to pay the Breakage Costs, if any, whether or not a Lender elects to purchase, sell and/or match funds.

§4.9          Additional Costs, Etc. Notwithstanding anything herein to the contrary, if any Change in Law, shall:

(a)               subject any Lender or the Agent to any Taxes or withholding of any nature with respect to this Agreement, the other Loan Documents, such Lender’s Commitment, a Letter of Credit or the Loans (other than for Indemnified Taxes, Taxes described in clauses (b) through (d) of the definition of Excluded Taxes, and Connection Income Taxes), or

(b)               materially change the basis of taxation (except for changes in taxes on gross receipts, income or profits or its franchise tax) of payments to any Lender of the principal of or the interest on any Loans or any other amounts payable to any Lender under this Agreement or the other Loan Documents, or

(c)               impose or increase or render applicable any special deposit, reserve, assessment, liquidity, capital adequacy or other similar requirements (whether or not having the force of law and which are not already reflected in any amounts payable by Parent Borrower hereunder) against assets held by, or deposits in or for the account of, or loans by, or commitments of an office of any Lender, or

(d)               impose on any Lender or the Agent any other conditions or requirements with respect to this Agreement, the other Loan Documents, the Loans (whether denominated in Dollars or an Alternative Currency), such Lender’s Commitment (or, if applicable, such Lender’s Fronting Commitment), a Letter of Credit or any class of loans or commitments of which any of the Loans or such Lender’s Commitment forms a part; and the result of any of the foregoing is:

(i)                 to increase the cost to any Lender of making, funding, issuing, renewing, extending or maintaining any of the Loans (whether denominated in Dollars or an Alternative Currency), the Letters of Credit or such Lender’s Commitment (or, if applicable, such Lender’s Fronting Commitment), or

(ii)              to reduce the amount of principal, interest or other amount payable to any Lender or the Agent hereunder on account of such Lender’s Commitment (or, if applicable, such Lender’s Fronting Commitment) or any of the Loans (whether denominated in Dollars or an Alternative Currency) or the Letters of Credit, or

(iii)            to require any Lender or the Agent to make any payment or to forego any interest or other sum payable hereunder, the amount of which payment or foregone interest or other sum is calculated by reference to the gross amount of any sum receivable or deemed received by such Lender or the Agent from the Parent Borrower hereunder, then, and in each such case, the Parent Borrower will (and as to clauses (a) and (b) above, subject to the provisions of §4.4), within thirty (30) days of demand made by such Lender or (as the case may be) the Agent at any time and from time to time and as often as the occasion therefor may arise, pay to such Lender or the Agent such additional amounts as such Lender or the Agent shall determine in good faith to be sufficient to compensate such Lender or the Agent for such additional cost, reduction, payment or foregone interest or other sum. Without limiting the generality of the foregoing provisions of this §4.9, any change applicable to the banking industry as a whole and lenders generally, and not solely to Agent or a Lender, based on: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred ‘after the date hereof’ or ‘after the date of this Agreement’ for purposes of this §4.9.

§4.10      Capital Adequacy. If after the date hereof any Lender determines that (a) as a result of a Change in Law, or (b) compliance by such Lender or its parent bank holding company with any directive of any such entity regarding capital adequacy or liquidity, has the effect of reducing the return on such Lender’s or such holding company’s capital as a consequence of such Lender’s commitment to make Loans (whether denominated in Dollars or an Alternative Currency) or participate in Letters of Credit hereunder to a level below that which such Lender or holding company could have achieved but for such adoption, change or compliance (taking into consideration such Lender’s or such holding company’s then existing policies with respect to capital adequacy and assuming the full utilization of such entity’s capital) by any amount deemed by such Lender to be material, then such Lender may notify the Parent Borrower thereof. The Parent Borrower agrees to pay to such Lender the amount of such reduction in the return on capital as and when such reduction is determined, upon presentation by such Lender of a statement of the amount setting forth the Lender’s calculation thereof. In determining such amount, such Lender may use any reasonable averaging and attribution methods generally applied by such Lender. Without limiting the generality of the foregoing provisions of this §4.10, any change applicable to the banking industry as a whole and lenders generally, and not solely to Agent or a Lender, based on: (x) the Dodd-Frank Wall Street Reform and Consumer Protection Act and all requests, rules, guidelines or directives thereunder or issued in connection therewith and (y) all requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case pursuant to Basel III, shall in each case be deemed to have occurred ‘after the date hereof’ or ‘after the date of this Agreement’ for purposes of this §4.10.

§4.11      Breakage Costs. Parent Borrower shall pay all Breakage Costs required to be paid by them pursuant to this Agreement and incurred from time to time by any Lender within fifteen (15) days from receipt of written notice from Agent.

§4.12      Default Interest; Late Charge. Following the occurrence and during the continuance of any Event of Default, and regardless of whether or not the Agent or the Lenders shall have accelerated the maturity of the Loans, all Loans shall bear interest payable on demand at a rate per annum equal to three percent (3.0%) above the interest rate that would otherwise be in effect hereunder (the “Default Rate”), until such amount shall be paid in full (after as well as before judgment), and the fee payable with respect to Letters of Credit shall be increased to a rate equal to three percent (3.0%) above the Letter of Credit fee that would otherwise be applicable to such time, or if any of such amounts shall exceed the maximum rate permitted by law, then at the maximum rate permitted by law. In addition, the Parent Borrower shall pay a late charge equal to three percent (3.0%) of any Dollar Equivalent amount of interest and/or principal payable on the Loans or any other amounts payable hereunder or under the other Loan Documents, which is not paid by the Parent Borrower within ten (10) days of the date when due.

§4.13      Certificate. A certificate setting forth any amounts payable pursuant to §4.8, §4.9, §4.10, §4.11 or §4.12 and a reasonably detailed explanation of such amounts which are due, submitted by any Lender or the Agent to the Parent Borrower, shall be presumptively correct in the absence of manifest error.

§4.14      Limitation on Interest. Notwithstanding anything in this Agreement or the other Loan Documents to the contrary, all agreements between or among the Parent Borrower, the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations, such excess shall be refunded to the Parent Borrower. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This Section shall control all agreements between or among the Parent Borrower, the Lenders and the Agent.

§4.15      Certain Provisions Relating to Increased Costs and Defaulting Lenders. If a Lender gives notice of the existence of the circumstances set forth in §4.7 or any Lender requests compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10, then, such Lender, as applicable, shall use reasonable efforts in a manner consistent with such institution’s practice in connection with loans like the Loan of such Lender to eliminate, mitigate or reduce amounts that would otherwise be payable by Parent Borrower under the foregoing provisions, provided that such action would not be otherwise materially prejudicial to such Lender, including, without limitation, by designating another of such Lender’s offices, branches or affiliates; the Parent Borrower agreeing to pay all reasonably incurred costs and expenses incurred by such Lender in connection with any such action. Notwithstanding anything to the contrary contained herein, if no Default or Event of Default shall have occurred and be continuing, and if any Lender (a) has given notice of the existence of the circumstances set forth in §4.7 or has requested payment or compensation for any losses or costs to be reimbursed pursuant to any one or more of the provisions of §4.4(b) (as a result of the imposition of withholding taxes on amounts paid to such Lender under this Agreement), §4.9 or §4.10 and following the request of Parent Borrower has been unable to take the steps described above to mitigate such amounts (each, an “Affected Lender”) or (b) is a Defaulting Lender, then, within thirty (30) days after such notice or request for payment or compensation or such Lender became a Defaulting Lender, as applicable, Parent Borrower shall have the right as to such Affected Lender or Defaulting Lender, as applicable, to be exercised by delivery of written notice delivered to the Agent and the Affected Lender or Defaulting Lender, as applicable, to elect to cause the Affected Lender or Defaulting Lender, as applicable, to transfer its Commitment. The Agent shall promptly notify the remaining Lenders that each of such Lenders shall have the right, but not the obligation, to acquire a portion of the Commitment, pro rata based upon their relevant Commitment Percentages, of the Affected Lender or Defaulting Lender, as applicable (or if any of such Lenders does not elect to purchase its pro rata share, then to such remaining Lenders in such proportion as approved by the Agent). In the event that the Lenders do not elect to acquire all of the Affected Lender’s or Defaulting Lender’s Commitment, then the Agent shall endeavor to obtain a new Lender to acquire such remaining Commitment. Upon any such purchase of the Commitment of the Affected Lender or Defaulting Lender, as applicable, the Affected Lender’s or Defaulting Lender’s interest in the Obligations and its rights hereunder and under the Loan Documents shall terminate at the date of purchase, and the Affected Lender or Defaulting Lender, as applicable, shall promptly execute all documents reasonably requested to surrender and transfer such interest. The purchase price for the Affected Lender’s or Defaulting Lender’s Commitment shall equal any and all amounts outstanding and owed by Parent Borrower to the Affected Lender or Defaulting Lender, as applicable, including principal, prepayment premium or fee, and all accrued and unpaid interest or fees.

§5.              UNENCUMBERED ASSET POOL.

§5.1          Addition of Eligible Real Estate Assets.

(a)               After the Closing Date, Parent Borrower shall have the right, subject to the satisfaction by Parent Borrower of the conditions set forth in this §5.1, to add Potential Unencumbered Assets to the Unencumbered Asset Pool. Parent Borrower from time to time after the Closing Date may also request that certain Real Estate of one or more Pool Owners (collectively, the “Unencumbered Assets”) be included as an Eligible Real Estate Asset for the purpose of increasing the Unencumbered Asset Pool Availability. If Parent Borrower shall request that any Potential Unencumbered Assets or Unencumbered Asset be added to the 2014 Term Loan Unencumbered Asset Pool or any other borrowing base or asset pool under any other Unsecured Debt, it shall be required to add such Potential Unencumbered Asset or Unencumbered Asset, as applicable, to the Unencumbered Asset Pool hereunder. In the event Parent Borrower desires to add additional Potential Unencumbered Assets or Unencumbered Assets as aforesaid, Parent Borrower shall provide written notice to the Agent of such request (which the Agent shall promptly furnish to the Lenders), together with all documentation and other information reasonably required to permit the Agent to determine whether such Real Estate is Eligible Real Estate. Notwithstanding the foregoing, no Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool unless and until the following conditions precedent shall have been satisfied:

(i)                 such Unencumbered Asset or Potential Unencumbered Asset shall be Eligible Real Estate;

(ii)                the owner of any Unencumbered Asset (and any indirect owner of such Subsidiary Guarantor) shall have executed a Joinder Agreement and satisfied the conditions of §5.3;

(iii)               Parent Borrower or the owner of the Unencumbered Asset or Potential Unencumbered Asset, as applicable, shall have executed and delivered to the Agent all Eligible Real Estate Qualification Documents and a Compliance Certificate prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4; and

(iv)               after giving effect to the inclusion of such Unencumbered Asset or Potential Unencumbered Asset, each of the representations and warranties made by or on behalf of the Loan Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which it was made and shall also be true as of the time of the replacement or addition of Eligible Real Estate Assets, with the same effect as if made at and as of that time (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing, and the Agent shall have received a certificate of Parent Borrower to such effect.

Notwithstanding the foregoing, in the event such Unencumbered Asset or Potential Unencumbered Asset does not qualify as Eligible Real Estate, so long as the conditions set forth in clauses (ii), (iii) and (iv) of this §5.1 have been satisfied, such Unencumbered Asset or Potential Unencumbered Asset shall be included in the Unencumbered Asset Pool and shall be deemed Eligible Real Estate so long as the Agent shall have received the prior written consent of each of the Lenders to the inclusion of such Real Estate as an Eligible Real Estate Asset.

§5.2          Release of Eligible Real Estate Assets. Provided no Default or Event of Default shall have occurred hereunder and be continuing (or would exist immediately after giving effect to the transactions contemplated by this §5.2), and if the conditions set forth in this §5.2 are not met, upon reasonable approval by the Required Lenders, the Agent shall release an Eligible Real Estate Asset from the Unencumbered Asset Pool upon the request of Parent Borrower subject to and upon the following terms and conditions:

(a)               Parent Borrower shall deliver to the Agent written notice of its desire to obtain such release no later than ten (10) days prior to the date on which such release is to be effected;

(b)               Parent Borrower shall submit to the Agent with such request a Compliance Certificate prepared using the financial statements of Parent Borrower most recently provided or required to be provided to the Agent under §6.4 or §7.4 adjusted in the best good faith estimate of Parent Borrower to give effect to the proposed release and demonstrating that no Default or Event of Default with respect to the covenants referred to therein shall exist after giving effect to such release;

(c)               Parent Borrower shall pay all reasonable costs and expenses of the Agent, if any, in connection with such release, including without limitation, reasonable attorney’s fees;

(d)               Parent Borrower shall pay to the Agent for the account of the Lenders a release price, which payment shall be applied to reduce the outstanding principal balance of the Loans as provided in §3.4, in an amount equal to the amount necessary, if any, to reduce the outstanding principal balance of the Loans so that no violation of the covenant set forth in §9.1 shall occur;

(e)               without limiting or affecting any other provision hereof, any release of an Eligible Real Estate Asset will not cause the Loan Parties to be in violation of the covenants set forth in §9.8; and

(f)                such Eligible Real Estate Asset has been (or, contemporaneous with the release under this Agreement, will be) released from the 2014 Term Loan Unencumbered Asset Pool or any other borrowing base or asset pool under any other Unsecured Debt.

§5.3          Additional Subsidiary Guarantors. Subject to §5.4(b), the event that Real Estate of a Subsidiary of Parent Borrower is included in the Unencumbered Asset Pool in accordance with the terms hereof, Parent Borrower shall cause each such Subsidiary (and any entity having an interest in such Subsidiary of Parent Borrower) to execute and deliver to Agent a Joinder Agreement, and such Subsidiary (and any such entity) shall become a Subsidiary Guarantor under the Guaranty. For the avoidance of doubt, any Subsidiary or other such entity which becomes an obligor pursuant to the 2014 Term Loan Agreement or any agreement evidencing other Unsecured Debt shall become a Subsidiary Guarantor under the Guaranty. Each such Subsidiary shall be specifically authorized, in accordance with its respective organizational documents, to be a Guarantor under the Guaranty. Parent Borrower shall further cause all representations, covenants and agreements in the Loan Documents with respect to Guarantors to be true and correct with respect to each such Subsidiary. In connection with the delivery of such Joinder Agreement, Parent Borrower shall deliver to the Agent such organizational agreements, resolutions, consents, opinions and other documents and instruments as the Agent may reasonably require.

§5.4          Release of Certain Subsidiary Guarantors.

(a)               In the event that all Eligible Real Estate Assets owned by a Subsidiary Guarantor shall have been released from the Unencumbered Asset Pool in accordance with the terms of this Agreement and from the 2014 Term Loan Unencumbered Asset Pool or any other borrowing base or asset pool under any other Unsecured Debt, as applicable, in accordance with the terms of the 2014 Term Loan Agreement or any agreement evidencing other Unsecured Debt, as applicable, then such Subsidiary Guarantor shall be released by Agent from liability under the Guaranty.

(b)               Upon the occurrence of the Investment Grade Pricing Date, and provided that no Default or Event of Default exists, the Agent shall promptly release any Subsidiary Guarantor from the Guaranty upon receipt by the Agent of a certificate from an officer of the Parent Borrower certifying that such Subsidiary Guarantor has not created, incurred, acquired, assumed, suffered to exist and is not otherwise liable (whether as a borrower, co-borrower, guarantor or otherwise) with respect to any Indebtedness that is Secured Recourse Indebtedness or Consolidated Unsecured Debt (or simultaneously with the release hereunder will be released from liability with respect to such Indebtedness). In the event that at any time after a Subsidiary Guarantor has been released from the Guaranty or from its obligation to become a Subsidiary Guarantor pursuant to this §5.4, such Subsidiary Guarantor becomes obligated on any Indebtedness (other than ordinary course operating Indebtedness of such Subsidiary Guarantor that is otherwise permitted under the terms hereof) or the Parent Borrower ceases to have an Investment Grade Rating, such Subsidiary Guarantor shall be reinstated and the Parent Borrower shall, within ten (10) Business Days (or such later date as agreed by the Agent) after such occurrence, cause such Subsidiary Guarantor required to become a Subsidiary Guarantor under §5.3 of this Agreement to execute and deliver the documents required in said §5.3. Notwithstanding the foregoing, the foregoing provisions shall not apply to the REIT, which may only be released upon the written approval of the Agent and all of the Lenders.

§6.              REPRESENTATIONS AND WARRANTIES.

The Loan Parties represent and warrant to the Agent and the Lenders as follows, each as of the Closing Date hereof, and as of the date of a request for a funding of any Loan hereunder.

§6.1          Corporate Authority, Etc.

(a)               Incorporation; Good Standing. Parent Borrower is a Delaware limited partnership duly organized pursuant to its articles of organization or formation filed with the Delaware Secretary of State, and is validly existing and in good standing under the laws of Delaware. Parent Borrower (i) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated, and (ii) is in good standing and is duly authorized to do business in the jurisdictions where the Eligible Real Estate Assets owned or leased by it are located and in each other jurisdiction where a failure to be so qualified in such other jurisdiction could have a Material Adverse Effect.

(b)               Subsidiaries. Each of the Loan Parties and each of the Subsidiaries of the Loan Parties (i) is a corporation, limited partnership, general partnership, limited liability company or trust duly organized under the laws of its State of organization and is validly existing and in good standing under the laws thereof, (ii) has all requisite power to own its property and conduct its business as now conducted and as presently contemplated and (iii) is in good standing and is duly authorized to do business in each jurisdiction where an Eligible Real Estate Asset owned or leased by it is located (to the extent required by applicable law) and in each other jurisdiction where a failure to be so qualified could have a Material Adverse Effect.

(c)               Authorization. The execution, delivery and performance of this Agreement and the other Loan Documents to which any of the Loan Parties is a party and the transactions contemplated hereby and thereby (i) are within the authority of Loan Parties, (ii) have been duly authorized by all necessary proceedings on the part of Loan Parties, (iii) do not and will not conflict with or result in any breach or contravention of any provision of law, statute, rule or regulation to which any Loan Party is subject or any judgment, order, writ, injunction, license or permit applicable to any Loan Party, except as would not reasonably be expected to result in a Material Adverse Effect, (iv) do not and will not conflict with or constitute a default (whether with the passage of time or the giving of notice, or both) under any provision of the partnership agreement, articles of incorporation or other charter documents or bylaws of, or any material agreement or other material instrument binding upon, the Parent Borrower, any Subsidiary Guarantor or any of their properties, (v) do not and will not result in or require the imposition of any lien or other encumbrance on any of the properties, assets or rights of any Transaction Party other than the liens and encumbrances in favor of Agent contemplated by this Agreement and the other Loan Documents, and (vi) do not require the approval or consent of any Person other than those already obtained and delivered to Agent or except as would not reasonably be expected to result in a Material Adverse Effect.

(d)               Enforceability. The execution and delivery of this Agreement and the other Loan Documents to which any of the Loan Parties is a party are valid and legally binding obligations of Loan Parties enforceable in accordance with the respective terms and provisions hereof and thereof, except as enforceability is limited by bankruptcy, insolvency, reorganization, moratorium or other laws relating to or affecting generally the enforcement of creditors’ rights and general principles of equity.

(e)               Foreign Assets Control. None of the Parent Borrower, any Subsidiary Guarantor or, to the knowledge of the Parent Borrower, any Affiliate of the Parent Borrower: (i) is a Sanctioned Person or (ii) derives any of its operating income from investments in, or transactions with, Sanctioned Persons. Parent Borrower, the Subsidiary Guarantors and to the knowledge of the Parent Borrower, their respective officers, employees, directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects. No Loan or Letter of Credit, use of the proceeds of any Loan or Letter of Credit, or other transactions contemplated hereby will violate Anti-Corruption Laws or applicable Sanctions. Neither the making of the Loans nor the use of the proceeds thereof will violate the Patriot Act, the Trading with the Enemy Act, as amended, or any of the foreign assets control regulations of the United States Treasury Department (31 C.F.R., Subtitle B, Chapter V, as amended) or any enabling legislation or executive order relating thereto or successor statute thereto. The Parent Borrower and its Subsidiaries are in compliance in all material respects with the Patriot Act.

§6.2          Governmental Approvals. The execution, delivery and performance of this Agreement and the other Loan Documents to which any Transaction Party is a party and the transactions contemplated hereby and thereby do not require the approval or consent of, or filing or registration with, or the giving of any notice to, any court, department, board, governmental agency or authority other than those already obtained, in each case, except as would not reasonably be expected to result in a Material Adverse Effect.

§6.3          Title to Eligible Real Estate Assets. Except as indicated on Schedule 6.3 hereto or other adjustments that are not material in amount, Pool Owners directly or indirectly own or lease the Eligible Real Estate Assets subject to no rights of others, including any mortgages, leases pursuant to which Pool Owners or any of their Affiliates is the lessee, conditional sales agreements, title retention agreements, liens or other encumbrances except Permitted Liens.

§6.4          Financial Statements. REIT has furnished to Agent: (a) the consolidated balance sheet of REIT and its Subsidiaries as of the Balance Sheet Date and the related consolidated statement of income and cash flow for the calendar year then ended certified by an Authorized Officer or the chief financial or accounting officer of REIT, (b) as of the Closing Date, an unaudited statement of Net Operating Income for each of the Eligible Real Estate Assets for the period ending the Balance Sheet Date certified by the chief financial or accounting officer of Parent Borrower as fairly presenting the Net Operating Income for such parcels for such periods, and (c) certain other financial information relating to the Loan Parties and the Real Estate (including, without limitation, the Eligible Real Estate Assets). Such balance sheet and statements have been prepared in accordance with generally accepted accounting principles and fairly present the consolidated financial condition of the REIT and its Subsidiaries as of such dates and the consolidated results of the operations of the REIT and its Subsidiaries for such periods. Agent and Lenders hereby acknowledge and agree that the REIT’s most recent Form 10-K will be utilized for purposes of preparation of the Compliance Certificate as of the Closing Date.

§6.5          No Material Changes. Since the Balance Sheet Date or the date of the most recent financial statements delivered pursuant to §7.4, as applicable, there has occurred no materially adverse change in the financial condition, or business of the Loan Parties, and their respective Subsidiaries taken as a whole as shown on or reflected in the consolidated balance sheet of the REIT as of the Balance Sheet Date, or its consolidated statement of income or cash flows for the calendar year then ended, other than changes that have not and could not reasonably be expected to have a Material Adverse Effect. As of the date hereof, except as set forth on Schedule 6.5 hereto, there has occurred no materially adverse change in the financial condition, prospects, operations or business activities of any of the Eligible Real Estate Assets from the condition shown on the statements of income delivered to the Agent pursuant to §6.4 other than changes in the ordinary course of business that have not had any materially adverse effect either individually or in the aggregate on the business operation or financial condition of such Eligible Real Estate Asset.

§6.6          Franchises, Patents, Copyrights, Etc. Except as could not reasonably be expected to have a Material Adverse Effect, the Loan Parties and their respective Subsidiaries possess all franchises, patents, copyrights, trademarks, trade names, service marks, licenses and permits, and rights in respect of the foregoing, adequate for the conduct of their business substantially as now conducted without known conflict with any rights of others.

§6.7          Litigation. Except as stated on Schedule 6.7, there are no actions, suits, proceedings or investigations of any kind pending against any Transaction Party or any of their respective Subsidiaries before any court, tribunal, arbitrator, mediator or administrative agency or board which question the validity of this Agreement or any of the other Loan Documents, any action taken or to be taken pursuant hereto or thereto or any lien, security title or security interest created or intended to be created pursuant hereto or thereto, or which could reasonably be expected to have a Material Adverse Effect. Except as set forth on Schedule 6.7, there are no judgments, final orders or awards outstanding against or affecting any Transaction Party, any of their respective Subsidiaries or any Eligible Real Estate Asset individually or in the aggregate in excess of $1,000,000.

§6.8          No Material Adverse Contracts, Etc. None of the Transaction Parties or any of their respective Subsidiaries is subject to any charter, corporate or other legal restriction, or any judgment, decree, order, rule or regulation that has or is expected in the future to have a Material Adverse Effect. None of the Transaction Parties or any of their respective Subsidiaries is a party to any contract or agreement that has or could reasonably be expected to have a Material Adverse Effect.

§6.9          Compliance with Other Instruments, Laws, Etc. None of the Transaction Parties or any of their respective Subsidiaries is in violation of any provision of its charter or other organizational documents, bylaws, or any agreement or instrument to which it is subject or by which it or any of its properties is bound or any decree, order, judgment, statute, license, rule or regulation, in any of the foregoing cases in a manner that has had or could reasonably be expected to have a Material Adverse Effect.

§6.10      Tax Status. Except as would not reasonably be expected to result in a Material Adverse Effect, each of the Transaction Parties and their respective Subsidiaries (a) has made or filed all federal and state income and all other Tax returns, reports and declarations required by any jurisdiction to which it is subject or has obtained an extension for filing, (b) has paid prior to delinquency all Taxes and other governmental assessments and charges shown or determined to be due on such returns, reports and declarations, except those being contested in good faith and by appropriate proceedings or for which any of the Transaction Parties or their respective Subsidiaries, as applicable has set aside on its books provisions reasonably adequate for the payment of such Taxes, and (c) has made provisions reasonably adequate for the payment of all accrued Taxes not yet due and payable. Except as would not reasonably be expected to result in a Material Adverse Effect, there are no unpaid Taxes claimed by the taxing authority of any jurisdiction to be due by the Transaction Parties of their respective Subsidiaries, the officers or partners of such Person know of no basis for any such claim, and there are no audits pending or to the knowledge of Transaction Parties threatened with respect to any Tax returns filed by Transaction Parties or their respective Subsidiaries. The taxpayer identification number for Parent Borrower is 90-0587133.

§6.11      No Event of Default. No Default or Event of Default has occurred and is continuing.

§6.12         Investment Company Act; EEA Financial Institution. None of the Transaction Parties or any of their respective Subsidiaries is an “investment company”, or an “affiliated company” or a “principal underwriter” of an “investment company”, as such terms are defined in the Investment Company Act of 1940. None of the Transaction Parties is an EEA Financial Institution.

§6.13      Absence of UCC Financing Statements, Etc. Except with respect to Permitted Liens or as disclosed on the lien search reports delivered to and approved by the Agent, to the best of the Transaction Parties’ knowledge, there is no financing statement (but excluding any financing statements that may be filed against any Transaction Party without the consent or agreement of such Persons), security agreement, chattel mortgage, real estate mortgage or other document filed or recorded with any applicable filing records, registry, or other public office, that purports to cover, affect or give notice of any present or possible future lien on, or security interest or security title in, any property of any Transaction Party or rights thereunder.

§6.14      Setoff, Etc. The Unencumbered Asset Pool is not subject to any setoff, claims, withholdings or other defenses by the Transaction Parties or any of their Subsidiaries or Affiliates or, to the best knowledge of Transaction Parties, any other Person other than Permitted Liens.

§6.15      Certain Transactions. Except as disclosed on Schedule 6.15 hereto, none of the partners, officers, trustees, managers, members, directors, or employees of any Transaction Party is, nor shall any such Person become, a party to any transaction with any Transaction Party (other than for services as partners, managers, members, employees, officers and directors), including any agreement or other arrangement providing for the furnishing of services to or by, providing for rental of real or personal property to or from, or otherwise requiring payments to or from any partner, officer, trustee, director or such employee or, to the knowledge of the Transaction Parties, any corporation, partnership, trust or other entity in which any partner, officer, trustee, director, or any such employee has a substantial interest or is an officer, director, trustee or partner, which are on terms less favorable to the Transaction Parties than those that would be obtained in a comparable arms-length transaction.

§6.16      Employee Benefit Plans. Except as would not reasonably be expected to have a Material Adverse Effect, each Transaction Party and each ERISA Affiliate has fulfilled its obligation, if any, under the minimum funding standards of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan and is in compliance in all material respects with the presently applicable provisions of ERISA and the Code with respect to each Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan. Except as would not reasonably be expected to have a Material Adverse Effect, neither any Loan Party nor any ERISA Affiliate has (a) sought a waiver of the minimum funding standard under §412 of the Code in respect of any Multiemployer Plan or Guaranteed Pension Plan or (b) incurred any liability under Title IV of ERISA other than a liability to the PBGC for premiums under §4007 of ERISA. Neither any Transaction Party nor any ERISA Affiliate has failed to make any contribution or payment to any Multiemployer Plan or Guaranteed Pension Plan, or made any amendment to any Multiemployer Plan or Guaranteed Pension Plan, which has resulted or would reasonably be expected to result in the imposition of a Lien. To the knowledge of the Transaction Party, none of the Eligible Real Estate Assets constitutes a “plan asset” of any Employee Benefit Plan, Multiemployer Plan or Guaranteed Pension Plan.

§6.17      Disclosure. All of the representations and warranties made by or on behalf of the Loan Parties in this Agreement and the other Loan Documents or any document or instrument delivered to the Agent or the Lenders pursuant to or in connection with any of such Loan Documents are true and correct in all material respects. All information contained in this Agreement, the other Loan Documents or otherwise furnished to or made available to the Agent or the Lenders by or on behalf of any Loan Party is and will be true and correct in all material respects and does not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein not materially misleading when taken as a whole. The written information, reports and other papers and data with respect to the Transaction Parties, any Subsidiary or the Eligible Real Estate Assets (other than projections and estimates) furnished to the Agent or the Lenders in connection with this Agreement or the obtaining of the Commitments of the Lenders hereunder was, at the time so furnished, correct in all material respects, or has been subsequently supplemented by other written information, reports or other papers or data, to the extent necessary to give in all material respects a true and accurate knowledge of the subject matter in all material respects; provided that such representation shall not apply to (a) the accuracy of any appraisal, title commitment, survey, or engineering and environmental reports prepared by third parties or legal conclusions or analysis provided by the Loan Parties’ counsel (although the Loan Parties have no reason to believe that the Agent and the Lenders may not rely on the accuracy thereof) or (b) budgets, projections and other forward-looking speculative information prepared in good faith by the Loan Parties (except to the extent the related assumptions were when made manifestly unreasonable).

§6.18      Trade Name; Place of Business. No Loan Party uses any trade name and conducts business under any name other than its actual name set forth in the Loan Documents or “CoreSite(s)”. The principal place of business of the Loan Parties is 1001 17th Street, Suite 500, Denver, Colorado, 80202.

§6.19      Regulations T, U and X. No portion of any Loan is to be used for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224. No Transaction Party is engaged, nor will it engage, principally or as one of its important activities, in the business of extending credit for the purpose of purchasing or carrying any “margin security” or “margin stock” as such terms are used in Regulations T, U and X of the Board of Governors of the Federal Reserve System, 12 C.F.R. Parts 220, 221 and 224.

§6.20      Environmental Compliance. Except as set forth on Schedules 6.20(d) or as specifically set forth in any written environmental site assessment reports provided to the Agent on or before the date hereof, or in the case of Eligible Real Estate Asset acquired after the date hereof, the environmental site assessment reports with respect thereto provided to the Agent, if any, makes the following representations and warranties:

(a)               None of the Loan Parties, their respective Subsidiaries, nor to the knowledge and belief of Loan Parties, any operator of the Real Estate, nor any tenant or operations thereon, is in violation, or alleged violation, of any Environmental Law, which violation could reasonably be expected to have a Material Adverse Effect.

(b)               None of the Loan Parties nor any of their respective Subsidiaries has received notice from any third party including, without limitation, any federal, state or local governmental authority, (i) that it has been identified by the United States Environmental Protection Agency (“EPA”) as a potentially responsible party under CERCLA with respect to a site listed on the National Priorities List, 40 C.F.R. Part 300 Appendix B (1986); (ii) that any Hazardous Substance(s) which it has generated, transported or disposed of have been found at any site at which a federal, state or local agency or other third party has conducted, or has demanded that any Loan Party or any of their respective Subsidiaries conduct, a remedial investigation, removal or other response action pursuant to any Environmental Law; or (iii) that it is or shall be a named party to any claim, action, cause of action, complaint, or legal or administrative proceeding (in each case, contingent or otherwise) arising out of any third party’s incurrence of costs, expenses, losses or damages of any kind whatsoever in connection with the release of Hazardous Substances, which in the case of clauses (i) through (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)               To the knowledge of the Loan Parties, (i) no portion of the Real Estate is used for the handling, processing, storage or disposal of Hazardous Substances except in compliance with applicable Environmental Laws, and no underground tank or other underground storage receptacle for Hazardous Substances is located on any portion of the Real Estate except those which are being operated and maintained in compliance with Environmental Laws; (ii) in the course of any activities conducted by the Loan Parties, their respective Subsidiaries or, the tenants and operators of their properties, no Hazardous Substances have been generated or are being used on the Real Estate except in the ordinary course of Transaction Parties’ or its tenants’ and operators’ business and in compliance with applicable Environmental Laws; (iii) there has been no past or present releasing, spilling, leaking, pumping, pouring, emitting, emptying, discharging, injecting, escaping, disposing or dumping (other than in reasonable quantities to the extent necessary in the ordinary course of operation of Transaction Parties’, its tenants’ or operators’ business and, in any event, in compliance with all Environmental Laws) (a “Release”) or threatened Release of Hazardous Substances on, upon, into or from the Eligible Real Estate Assets, which Release would have a material adverse effect on the value of such Real Estate or could reasonably be expected to have a Material Adverse Effect; (iv) there have been no Releases on, upon, from or into any real property in the vicinity of any of the Real Estate which, through soil or groundwater contamination, may have come to be located on, and which could be reasonably anticipated to have a Material Adverse Effect; and (v) any Hazardous Substances that have been generated on any of the Real Estate have been transported off-site in accordance with all applicable Environmental Laws and in a manner that could not reasonably be expected to have a Material Adverse Effect.

(d)               Except as set forth on Schedule 6.20(d) or for such matters that shall be complied with as of the Closing Date, by virtue of the transactions set forth herein and contemplated hereby, or to the effectiveness of any other transactions contemplated hereby, none of the Loan Parties, their respective Subsidiaries nor the Real Estate will become subject to any applicable Environmental Law requiring the performance of environmental site assessments, or the removal or remediation of Hazardous Substances, or the giving of notice to any governmental agency or the recording or delivery to other Persons of an environmental disclosure document or statement pursuant to applicable Environmental Laws.

(e)               There are no existing or closed sanitary or solid waste landfills, or hazardous waste treatment, storage or disposal facilities on or, to Transaction Parties’ actual knowledge, affecting the Real Estate except where such existence could not reasonably be expected to have a Material Adverse Effect.

(f)                The Transaction Parties have not received any written notice from any party that any use, operation, or condition of the Transaction Party’s business on any Real Estate has caused any adverse condition on any other property that could reasonably be expected to result in a claim under applicable Environmental Law that would have a Material Adverse Effect, nor does Transaction Party have actual knowledge of any existing facts or circumstances that could reasonably be expected to form the basis for such a claim.

§6.21      Subsidiaries; Organizational Structure. Schedule 6.21(a) sets forth, as of the date hereof and after giving effect to the reorganization previously disclosed to the Agent, all of the Subsidiaries of Parent Borrower, the form and jurisdiction of organization of each of the Subsidiaries, and the owners of the direct and indirect ownership interests therein. Schedule 6.21(b) sets forth, as of the date hereof, all of the Unconsolidated Subsidiaries of Parent Borrower and its Subsidiaries, the form and jurisdiction of organization of each of the Unconsolidated Subsidiaries, Parent Borrower’s or its Subsidiary’s ownership interest therein and the other owners of the applicable Unconsolidated Subsidiary. No Person owns any legal, equitable or beneficial interest in any of the Persons set forth on Schedules 6.21(a) and 6.21(b) except as set forth on such Schedules.

§6.22      Leases. The Transaction Parties have delivered to the Agent true and complete copies of the Leases and any amendments thereto relating to each Eligible Real Estate Asset required to be delivered as a part of the Eligible Real Estate Qualification Documents as of the date hereof. An accurate and complete Rent Roll in all material respects as of the date of inclusion of each Eligible Real Estate Asset in the Unencumbered Asset Pool with respect to all Leases of any portion of the Eligible Real Estate Asset has been provided to the Agent. The Leases previously delivered to Agent as described in the preceding sentence constitute as of the date thereof the sole agreements relating to leasing or licensing of space at such Eligible Real Estate Asset and in the Building relating thereto. No tenant under any Lease is entitled to any free rent, partial rent, rebate of rent payments, credit, offset or deduction in rent, including, without limitation, lease support payments or lease buy-outs, except as reflected in such Leases or such Rent Roll. Except as set forth in Schedule 6.22, the Leases reflected therein are, as of the date of inclusion of the applicable Eligible Real Estate Asset in the Unencumbered Asset Pool, in full force and effect in accordance with their respective terms, without any payment default or any other material default thereunder, nor are there any defenses, counterclaims, offsets, concessions or rebates available to any tenant thereunder, and except as reflected in Schedule 6.22, no Transaction Party has given or made, any notice of any payment or other material default, or any claim, which remains uncured or unsatisfied, with respect to any of the Leases, and to the best of the knowledge and belief of the Transaction Parties, there is no basis for any such claim or notice of default by any tenant which would result in a Material Adverse Effect. Transaction Party knows of no condition which with the giving of notice or the passage of time or both would constitute a default on the part of (i) any tenant with respect to the material terms under a Lease or (ii) the respective Transaction Party as landlord under the Lease, in either case, that would, in the aggregate with any other defaults under Leases for the applicable Eligible Real Asset, adversely affect more than five percent (5%) of the base rent generated by such Eligible Real Asset. No security deposit or advance rental or fee payment has been made by any lessee or licensor under the Leases except as may be specifically designated in the Leases. No property other than the Eligible Real Estate Asset which is the subject of the applicable Lease is necessary to comply with the material requirements (including, without limitation, parking requirements) contained in such Lease.

§6.23      Property. To the best of the Transaction Parties’ knowledge, all of the Eligible Real Estate Assets, and all major building systems located thereon, are structurally sound, in good condition and working order and free from material defects, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant and which may not be in final working order pending final build-out of such space or except as where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. All of the other Real Estate of the Transaction Parties and their respective Subsidiaries is structurally sound, in good condition and working order, subject to ordinary wear and tear, except for such portion of such Real Estate which is not occupied by any tenant or where such defects have not had and could not reasonably be expected to have a Material Adverse Effect. Each of the Eligible Real Estate Assets, and the use and operation thereof, is in material compliance with all applicable federal and state law and governmental regulations and any local ordinances, orders or regulations, including, without limitation, laws, regulations and ordinances relating to zoning, building codes, subdivision, fire protection, health, safety, handicapped access, historic preservation and protection, wetlands, tidelands, and Environmental Laws except in cases that would not reasonably cause a Material Adverse Effect. All water, sewer, electric, gas, telephone and other utilities necessary for the use and operation of the Eligible Real Estate Asset are installed to the property lines of the Eligible Real Estate Asset through dedicated public rights of way or through perpetual private easements and, except in the case of drainage facilities, are connected to the Building located thereon with valid permits and are adequate to service the Building in material compliance with applicable law. The streets abutting the Eligible Real Estate Asset are dedicated and accepted public roads, to which the Eligible Real Estate Asset has direct access or are perpetual private ways (with direct access to public roads) to which the Eligible Real Estate Asset has direct access. There are no unpaid or outstanding real estate or other taxes or assessments on or against any of the Eligible Real Estate Assets which are payable by any Transaction Party (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). Each Eligible Real Estate Asset owned by a Transaction Party in fee is separately assessed for purposes of real estate tax assessment and payment. There are no unpaid or outstanding real estate or other taxes or assessments on or against any other property of the Transaction Parties or any of their respective Subsidiaries which are payable by any of such Persons in any material amount (except only real estate or other taxes or assessments, that are not yet delinquent or are being protested as permitted by this Agreement). There are no pending, or to the knowledge of Transaction Parties threatened or contemplated, eminent domain proceedings against any of the Eligible Real Estate Assets. None of the Eligible Real Estate Assets is now damaged in any material respects as a result of any fire, explosion, accident, flood or other casualty. None of the Transaction Parties has received any outstanding notice from any insurer or its agent requiring performance of any material work with respect to any of the Eligible Real Estate Assets or canceling or threatening to cancel any policy of insurance, and each of the Eligible Real Estate Assets complies with the material requirements of all of the Transaction Parties’ insurance carriers. Except as listed on Schedule 6.23, the Transaction Parties have no Management Agreements for any of the Eligible Real Estate Assets. No person or entity has any right or option to acquire any Eligible Real Estate Asset or any Building thereon or any portion thereof or interest therein, except for certain tenants pursuant to the terms of their Leases with Pool Owners.

§6.24      Brokers. None of the Loan Parties nor any of their respective Subsidiaries has engaged or otherwise dealt with any broker, finder or similar entity in connection with this Agreement or the Loans contemplated hereunder.

§6.25      Other Debt. None of the Transaction Parties is in default of the payment of any Indebtedness or the performance of any material obligation under any related agreement, mortgage, deed of trust, security agreement, financing agreement or indenture to which any of them is a party involving Indebtedness individually or in the aggregate in excess of (x) any Indebtedness which is recourse to Parent Borrower or any of the Pool Owners (including, without limitation, Secured Recourse Indebtedness) totaling in excess of $50,000,000 or (y) Non-Recourse Indebtedness of the Parent Borrower or any of the Pool Owners totaling in excess of $100,000,000. None of the Transaction Parties is a party to or bound by any agreement, instrument or indenture that may require the subordination in right or time or payment of any of the Obligations to any other indebtedness or obligation of any Transaction Party. Schedule 6.25 hereto sets forth all agreements, mortgages, deeds of trust, financing agreements or other material agreements binding upon the Transaction Parties or their respective properties and entered into by the Transaction Parties as of the date of this Agreement with respect to any Indebtedness of the Transaction Parties, and the Transaction Parties have provided the Agent with true, correct and complete copies thereof.

§6.26      Solvency. As of the Closing Date and after giving effect to the transactions contemplated by this Agreement and the other Loan Documents, including all Loans made or to be made hereunder, and, including, without limitation the provisions of §37 hereof, no Transaction Party is insolvent on a balance sheet basis such that the sum of such Person’s assets exceeds the sum of such Person’s liabilities, each Transaction Party is able to pay its debts as they become due, and each Transaction Party has sufficient capital to carry on its business.

§6.27      No Bankruptcy Filing. No Transaction Party is contemplating either the filing of a petition by it under any state or federal bankruptcy or insolvency laws or the liquidation of its assets or property, and the Transaction Parties have no knowledge of any Person contemplating the filing of any such petition against it.

§6.28      No Fraudulent Intent. Neither the execution and delivery of this Agreement or any of the other Loan Documents nor the performance of any actions required hereunder or thereunder is being undertaken by any Loan Party with or as a result of any actual intent by any of such Persons to hinder, delay or defraud any entity to which any of such Persons is now or will hereafter become indebted.

§6.29      Transaction in Best Interests of Loan Parties; Consideration. The transaction evidenced by this Agreement and the other Loan Documents is in the best interests of each Loan Party. The direct and indirect benefits to inure to the Loan Parties pursuant to this Agreement and the other Loan Documents constitute substantially more than “reasonably equivalent value” (as such term is used in §548 of the Bankruptcy Code) and “valuable consideration,” “fair value,” and “fair consideration,” (as such terms are used in any applicable state fraudulent conveyance law), in exchange for the benefits to be provided by the Loan Parties pursuant to this Agreement and the other Loan Documents, and but for the willingness of each Subsidiary Guarantor to be a guarantor of the Loan, the Loan Parties would be unable to obtain the financing contemplated hereunder which financing will enable the Loan Parties to have available financing to conduct and expand their business.

§6.30      OFAC. Neither the REIT Guarantor, nor any of its Subsidiaries, nor, to the knowledge of the Parent Borrower, any director, officer or employee thereof, is an individual or entity that is, or is owned or controlled directly by any individual or entity that is (or will be) (i) a Sanctioned Person, (ii) located, organized or resident, or has its assets located, in a Designated Jurisdiction, (iii) engaged in any transaction with any Sanctioned Person or any Person who is located, organized or resident in any Designated Jurisdiction to the extent that such transactions would violate Sanctions, or (iv) is violating or will be violating any Anti-Money Laundering Law in any material respect. No Loan or Letter of Credit, nor the proceeds from any Loan or Letter of Credit, has been used, directly or knowingly indirectly, or has otherwise been made available to fund any activity or business in any Designated Jurisdiction or to fund any activity or business with any Sanctioned Person, or in any other manner that will result in a violation by any Loan Party or Subsidiary thereof, or any Lender, the Agent, the Issuing Lender, of Sanctions. Each of the Loan Parties and its Subsidiaries, and, to the knowledge of the Loan Parties, each director, officer, employee, and agent of the Loan Parties and each such Subsidiary, is in compliance with the Anti-Corruption Laws in all material respects. The Loan Parties have implemented and maintain in effect policies and procedures reasonably designed to promote and achieve compliance with the Anti-Corruption Laws and applicable Sanctions. In addition, Loan Parties hereby agree to provide to the Lenders any additional information that a Lender reasonably deems necessary from time to time in order to ensure compliance with all applicable laws concerning money laundering and similar activities.

§6.31      Beneficial Ownership. The information included in the most recent Beneficial Ownership Certification is true and correct in all respects.

§7.              AFFIRMATIVE COVENANTS.

The Loan Parties covenant and agree that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue Letters of Credit:

§7.1          Punctual Payment. The Loan Parties will duly and punctually pay or cause to be paid the principal and interest on the Loans and all interest and fees provided for in this Agreement, all in accordance with the terms of this Agreement and the Notes, as well as all other sums owing pursuant to the Loan Documents in accordance with the terms hereof.

§7.2          Maintenance of Office. The Loan Parties will maintain their respective chief executive office at 1001 17th Street, Suite 500, Denver, Colorado, 80202, or at such other place in the United States of America as the Loan Parties shall designate upon prompt written notice to the Agent and the Lenders, where notices, presentations and demands to or upon the Loan Parties in respect of the Loan Documents may be given or made.

§7.3          Records and Accounts. The Loan Parties will keep, and cause each of their respective Subsidiaries to keep true and accurate records and books of account in which full, true and correct entries will be made in accordance with GAAP (in each case, in all material respects). Neither any Loan Party nor any of their respective Subsidiaries shall, without the prior written consent of the Agent, not to be unreasonably withheld, (x) make any material change to the accounting policies/principles used by such Person in preparing the financial statements and other information described in §6.4 or §7.4, or (y) change its fiscal year. Agent and the Lenders acknowledge that REIT’s fiscal year is a calendar year.

§7.4          Financial Statements, Certificates and Information. Loan Parties will deliver or cause to be delivered to the Agent with sufficient copies for each of the Lenders:

(a)               within five (5) days of the filing of REIT’s Form 10-K with the SEC, if applicable, but in any event not later than one hundred twenty (120) days after the end of each calendar year, the audited Consolidated balance sheet of the REIT and its Subsidiaries at the end of such year, and the related audited consolidated statements of income, changes in capital and cash flows for such year, setting forth in comparative form the figures for the previous fiscal year and all such statements to be in reasonable detail, prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of the REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries, and accompanied by an auditor’s report prepared without qualification as to the scope of the audit by a member firm of KPMG International Cooperative or another nationally recognized accounting firm reasonably approved by Agent;

(b)               within five (5) days of the filing of REIT’s Form 10-Q with the SEC, if applicable, but in any event not later than sixty (60) days after the end of each calendar quarter of each year, copies of the unaudited consolidated balance sheet of the REIT and its Subsidiaries, as at the end of such quarter, and the related unaudited consolidated statements of income and cash flows for the portion of the REIT’s fiscal year then elapsed, all in reasonable detail and prepared in accordance with GAAP, together with a certification by an Authorized Officer or the chief financial officer or accounting officer of REIT that the information contained in such financial statements fairly presents in all material respects the financial position of the REIT and its Subsidiaries on the date thereof (subject to year-end adjustments);

(c)               simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, a statement (a “Compliance Certificate”) certified by an Authorized Officer or the chief financial officer or chief accounting officer of REIT in the form of Exhibit G hereto (or in such other form as the Agent may approve from time to time) setting forth in reasonable detail computations evidencing compliance or non-compliance (as the case may be) with the covenants contained in §9 setting forth reconciliations to reflect changes in GAAP since the Balance Sheet Date, with the Compliance Certificate for the quarter ending September 30, 2019 being prepared by the REIT on a good faith estimated basis. REIT shall submit with the Compliance Certificate an Unencumbered Asset Pool Certificate in the form of Exhibit F attached hereto pursuant to which the REIT shall calculate the amount of the Unencumbered Asset Pool Availability as of the end of the immediately preceding calendar quarter. All income, expense and value associated with Real Estate or other Investments disposed of during any quarter will be eliminated from calculations, where applicable. The Compliance Certificate shall be accompanied by copies of the statements of Net Operating Income for such calendar quarter for each of the Eligible Real Estate Assets, prepared on a basis consistent with the statements furnished to the Agent prior to the date hereof and otherwise in form and substance reasonably satisfactory to the Agent, together with a certification by an Authorized Officer or the chief financial officer or chief accounting officer of REIT that the information contained in such statement fairly presents in all material respects Net Operating Income of the Eligible Real Estate Assets for such periods;

(d)               simultaneously with the delivery of the financial statements referred to in clause (a) above, the statement of all contingent liabilities involving amounts of $10,000,000 or more of the Loan Parties and their Subsidiaries which are not reflected in such financial statements or referred to in the notes thereto (including, without limitation, all guaranties, endorsements and other contingent obligations in respect of the indebtedness of others, and obligations to reimburse the issuer in respect of any letters of credit);

(e)               simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, (i) a Rent Roll for each of the Eligible Real Estate Assets and a summary thereof in form reasonably satisfactory to Agent as of the end of each calendar quarter (including the fourth calendar quarter in each year), together with a listing of each tenant that has taken occupancy of such Eligible Real Estate Asset during each calendar quarter (including the fourth calendar quarter in each year), and (ii) a copy of each material Lease or material amendment to any material Lease entered into with respect to an Eligible Real Estate Asset during such calendar quarter (including the fourth calendar quarter in each year);

(f)                simultaneously with the delivery of the financial statements referred to in subsections (a) and (b) above, to the extent not included in public filings by or on behalf of REIT, and upon request by Agent, a statement (i) listing the material Real Estate owned by the Loan Parties and their Subsidiaries (or in which the Loan Parties or their Subsidiaries owns an interest) and stating the location thereof, the date acquired and the acquisition cost, (ii) listing the Indebtedness of the Loan Parties and their Subsidiaries (excluding Indebtedness of the type described in §8.1(b)-(e)), which statement shall include, without limitation, a statement of the original principal amount of such Indebtedness and the current amount outstanding, the holder thereof, the maturity date and any extension options, the interest rate, the collateral provided for such Indebtedness and whether such Indebtedness is recourse or non-recourse, and (iii) listing the properties of the Loan Parties and their Subsidiaries which are Development Properties and providing a brief summary of the status of such development;

(g)               contemporaneously with the filing or mailing thereof, copies of all material of a financial nature, reports or proxy statements sent to the owners of Parent Borrower or REIT;

(h)               to the extent requested by Agent, copies of all annual federal income tax returns and amendments thereto of the Loan Parties;

(i)                 promptly upon the filing hereof, copies of any registration statements (other than the exhibits thereto and any registration statements on Form S-8 or its equivalent) and any annual, quarterly or monthly reports and other statements and reports which Parent Borrower or REIT shall file with the SEC;

(j)                 to the extent requested by Agent, evidence reasonably satisfactory to Agent of the timely payment of all real estate taxes for the Eligible Real Estate Assets;

(k)               not later than January 31 of each year, a budget and business plan for the Loan Parties and their Subsidiaries for such calendar year; and

(l)                 from time to time such other financial data and information in the possession of the Loan Parties or their respective Subsidiaries (including without limitation auditors’ management letters, status of litigation or investigations against the Loan Parties and any settlement discussions relating thereto, property inspection and environmental reports and information as to zoning and other legal and regulatory changes affecting the Loan Parties) as the Agent may reasonably request.

Any material to be delivered pursuant to this §7.4 (collectively, “Information Materials”) may be delivered electronically directly to Agent or made available to Agent pursuant to an accessible website and the Lenders provided that such material is in a format reasonably acceptable to Agent, and such material shall be deemed to have been delivered to Agent and the Lenders upon Agent’s receipt thereof or access to the website containing such material. The Agent shall distribute any such information to the other Lenders after receipt thereof, and may do so by electronic form in the same manner as provided in this §7.4. Upon the request of Agent, Parent Borrower shall deliver paper copies thereof to Agent and the Lenders. Parent Borrower authorizes Agent and Arranger to disseminate any such materials through the use of Intralinks, SyndTrak or any other electronic information dissemination system provided that system is secure and access thereto is protected by a password that is only disclosed to the Lenders (an “Electronic System”). Any such Electronic System is provided “as is” and “as available.” The Agent and each Arranger do not warrant the adequacy of any Electronic System and expressly disclaim liability for errors or omissions in any notice, demand, communication, information or other material provided by or on behalf of Parent Borrower that is distributed over or by any such Electronic System (“Communications”). No warranty of any kind, express, implied or statutory, including, without limitation, any warranty of merchantability, fitness for a particular purpose, non-infringement of third-party rights or freedom from viruses or other code defects, is made by Agent or any Arranger in connection with the Communications or the Electronic System. In no event shall the Agent, any Arranger or any of their directors, officers, employees, agents or attorneys have any liability to the Parent Borrower or any Guarantor, any Lender or any other Person for damages of any kind, including, without limitation, direct or indirect, special, incidental or consequential damages, losses or expenses (whether in tort, contract or otherwise) arising out of any Loan Party’s, the Agent’s or any Arranger’s transmission of Communications through the Electronic System, and the Loan Parties release Agent, the Arrangers and the Lenders from any liability in connection therewith.

§7.5          Notices.

(a)               Defaults. The Loan Parties will promptly upon becoming aware of same notify the Agent in writing of the occurrence of any Default or Event of Default, which notice shall describe such occurrence with reasonable specificity. If any Person shall give any notice or take any other action in respect of a claimed default (whether or not constituting an Event of Default) under this Agreement or under any note, evidence of indebtedness, indenture or other obligation to which or with respect to which any Loan Party or any of their respective Subsidiaries is a party or obligor, whether as principal or surety, and such default would permit the holder of such note or obligation or other evidence of indebtedness to accelerate the maturity thereof, which acceleration would either cause a Default or have a Material Adverse Effect, the Loan Parties shall forthwith give written notice thereof to the Agent and each of the Lenders, describing the notice or action and the nature of the claimed default.

(b)               Environmental Events. The Loan Parties will give notice to the Agent within ten (10) Business Days of becoming aware of (i) any potential or known Release, or threat of Release, of any Hazardous Substances in violation of any applicable Environmental Law; (ii) any violation of any Environmental Law that any Loan Party or any of their respective Subsidiaries reports in writing or is reportable by such Person in writing (or for which any written report supplemental to any oral report is made) to any federal, state or local environmental agency or (iii) any inquiry, proceeding, investigation, or other action, including a notice from any agency of potential environmental liability, of any federal, state or local environmental agency or board, that in the case of either clauses (i) – (iii) above could reasonably be expected to have a Material Adverse Effect.

(c)               Notification of Claims Against the Unencumbered Asset Pool. The Loan Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any material setoff, claims (including, with respect to the Eligible Real Estate Asset, environmental claims or any claims or notices of default by a Loan Party under any ground lease or Leased Asset), withholdings or other defenses to which any of the Eligible Real Estate Assets are subject, to the extent the same would result in a Material Adverse Effect.

(d)               Notice of Litigation and Judgments. The Loan Parties will give notice to the Agent in writing within five (5) Business Days of becoming aware of any litigation or proceedings threatened in writing affecting any Loan Party or any of their respective Subsidiaries or to which any Loan Party or any of their respective Subsidiaries is or is to become a party involving an uninsured claim against any Loan Party or any of their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect and stating the nature and status of such litigation or proceedings. The Loan Parties will give notice to the Agent, in writing, in form and detail reasonably satisfactory to the Agent and each of the Lenders, within ten (10) days of any judgment not covered by insurance, whether final or otherwise, against any Loan Party or any of their respective Subsidiaries in an amount in excess of $1,000,000.

(e)               ERISA. The Loan Parties will give notice to the Agent within ten (10) Business Days after the Loan Parties or any ERISA Affiliate (i) gives or is required to give notice to the PBGC of any “reportable event” (as defined in §4043 of ERISA) with respect to any Guaranteed Pension Plan, Multiemployer Plan, or knows that the plan administrator of any such plan has given or is required to give notice of any such reportable event; (ii) received a notice from the trustee of a Multiemployer Plan of complete or partial withdrawal liability under Title IV of ERISA; or (iii) receives any notice from the PBGC under Title IV or ERISA of an intent to terminate or appoint a trustee to administer any such plan, in each case if such event or occurrence would reasonably be expected to have a Material Adverse Effect.

(f)                Notification of Lenders. Within five (5) Business Days after receiving any notice under this §7.5, the Agent will forward a copy thereof to each of the Lenders, together with copies of any certificates or other written information that accompanied such notice.

(g)               Beneficial Ownership. Promptly following any change in beneficial ownership of the Parent Borrower that would render any statement in the existing Beneficial Ownership Certification untrue or inaccurate, an updated Beneficial Ownership Certification for the Parent Borrower.

§7.6          Existence; Maintenance of Properties.

(a)               The Loan Parties will preserve and keep in full force and effect their legal existence in the jurisdiction of its incorporation or formation. The Loan Parties will preserve and keep in full force all of their rights and franchises, the preservation of which is necessary to the conduct of their business. Loan Parties shall cause REIT to at all times comply with all requirements and applicable laws and regulations necessary to maintain REIT Status and shall continue to receive REIT Status. Loan Parties shall cause the common stock of REIT to at all times be listed for trading and be traded on the New York Stock Exchange or another national exchange approved by Agent, unless otherwise consented to by the Required Lenders. Parent Borrower shall continue to own directly or indirectly one hundred percent (100%) of the Pool Owners, subject to the terms and provisions hereof.

(b)               Each Transaction Party (i) will cause all of its properties used or useful in the conduct of its business or the business of its Subsidiaries to be maintained and kept in good condition, repair and working order (ordinary wear and tear excepted) and supplied with all necessary equipment, and (ii) will cause to be made all necessary repairs, renewals, replacements, betterments and improvements thereof in all cases in which the failure to do so would cause a Material Adverse Effect, and (iii) will diligently perform and observe in all material respects all of the terms, covenants, and conditions of any ground lease or lease related to a Leased Asset which is an Eligible Real Estate Asset.

§7.7          Insurance. The Transaction Parties will, at their expense, procure and maintain for the benefit of the Transaction Parties, insurance policies issued by such insurance companies, in such amounts, in such form and substance, and with such coverages, endorsements, deductibles and expiration dates as are commercially reasonable, taking into consideration the property size, use, and location that a commercially prudent lender would require covering each Eligible Real Estate Asset.

§7.8          Taxes. The Loan Parties will, and will cause their respective Subsidiaries to, duly pay and discharge, or cause to be paid and discharged, all taxes, assessments and other governmental charges imposed upon them or upon the Eligible Real Estate Assets or the other Real Estate, sales and activities, or any part thereof, or upon the income or profits therefrom that if unpaid might by law become a lien or charge upon any of its property or other Liens affecting any of the Eligible Real Estate Assets or other property of Loan Parties, or, with respect to their respective Subsidiaries that could reasonably be expected to have a Material Adverse Effect, provided that any such tax, assessment, charge or levy or claim need not be paid if the validity or amount thereof shall currently be contested in good faith by appropriate proceedings which shall suspend the collection thereof with respect to such property, neither such property nor any portion thereof or interest therein would be in any danger of sale, forfeiture or loss by reason of such proceeding and such Loan Party or any such Subsidiary shall have set aside on its books adequate reserves in accordance with GAAP; and provided, further, that forthwith upon the commencement of proceedings to foreclose any lien that may have attached as security therefor, such Loan Party or any such Subsidiary either (i) will provide a bond issued by a surety reasonably acceptable to the Agent and sufficient to stay all such proceedings or (ii) if no such bond is provided, will pay each such tax, assessment, charge or levy.

§7.9          Inspection of Properties and Books. The Loan Parties will, and will cause their respective Subsidiaries to, permit the Agent and the Lenders, at the Loan Parties’ expense and upon reasonable prior notice, to visit and inspect any of the properties of the Loan Parties or any of their respective Subsidiaries (subject to the rights of tenants under their Leases, and Agent and Lender agree to use commercially reasonable efforts not to interfere with such rights) during normal business hours, to examine the books of account of the Loan Parties and their respective Subsidiaries (and to make copies thereof and extracts therefrom) and to discuss the affairs, finances and accounts of the Loan Parties and their respective Subsidiaries with, and to be advised as to the same by, their respective officers, partners or members, all at such reasonable times and intervals as the Agent or any Lender may reasonably request, provided that so long as no Default or Event of Default shall have occurred and be continuing, the Loan Parties shall not be required to pay for such visits and inspections more often than once in any twelve (12) month period. The Lenders shall use good faith efforts to coordinate such visits and inspections so as to minimize the interference with and disruption to the normal business operations of the Loan Parties and their respective Subsidiaries.

§7.10      Compliance with Laws, Contracts, Licenses, and Permits. The Loan Parties will, and will cause each of their respective Subsidiaries to, comply in all respects with (i) all applicable laws (including without limitation Anti-Corruption Laws and applicable Sanctions) and regulations now or hereafter in effect wherever its business is conducted, including all Environmental Laws, (ii) the provisions of its corporate charter, partnership agreement, limited liability company agreement or declaration of trust, as the case may be, and other charter documents and bylaws, (iii) all agreements and instruments to which it is a party or by which it or any of its properties may be bound, (iv) all applicable decrees, orders, and judgments, and (v) all licenses and permits required by applicable laws and regulations for the conduct of its business or the ownership, use or operation of its properties, except where a failure to so comply with any of clauses (i) through (v) could not reasonably be expected to have a Material Adverse Effect. If any authorization, consent, approval, permit or license from any officer, agency or instrumentality of any government shall become necessary or required in order that the Loan Parties or their respective Subsidiaries may fulfill any of its obligations hereunder, the Loan Parties or such Subsidiary will immediately take or cause to be taken all reasonable steps necessary to obtain such authorization, consent, approval, permit or license and furnish the Agent and the Lenders with evidence thereof. Loan Parties shall develop and implement such programs, policies and procedures as are necessary to comply with the Patriot Act, the Beneficial Ownership Regulation or other applicable anti-money laundering laws, and shall promptly advise Agent in writing in the event that Loan Parties shall determine that any investors in Loan Parties are in violation of such act.

§7.11      Further Assurances. The Loan Parties will and will cause each of their respective Subsidiaries to, cooperate with the Agent and the Lenders and execute such further instruments and documents as the Lenders or the Agent shall reasonably request to carry out to their satisfaction the transactions contemplated by this Agreement and the other Loan Documents.

§7.12      Management. Loan Party shall upon request provide Agent copies of (i) any future Management Agreements entered into with respect to any additional Eligible Real Estate Asset added to the Unencumbered Asset Pool and (ii) any replacements of or material amendments to the Management Agreements provided to Agent on or prior to the date hereof.

§7.13      [Intentionally Omitted].

§7.14      Business Operations. The Loan Parties and their respective Subsidiaries shall operate their respective businesses in substantially the same manner and in substantially the same fields and lines of business as such business is now conducted and in compliance with the terms and conditions of this Agreement and the Loan Documents. Loan Parties will not, and will not permit any Subsidiary to, directly or indirectly, engage in any line of business other than the ownership, operation and development of Data Center Properties or businesses incidental thereto.

§7.15      Registered Servicemark. Without prior written notice to the Agent, none of the Eligible Real Estate Assets shall be owned or operated by the Loan Parties under any registered or protected trademark, tradename, servicemark or logo (other than the “CoreSite(s)” name and the “CoreSite(s)” logo).

§7.16      Ownership of Real Estate. Without the prior written consent of Agent, all Eligible Real Estate Assets and all interests (whether direct or indirect) of Parent Borrower or REIT in any real estate assets now owned or leased or acquired or leased after the date hereof shall be owned or leased directly by Parent Borrower or a Wholly Owned Subsidiary of Parent Borrower; provided, however that Parent Borrower shall be permitted to own or lease interests in Real Estate through non-Wholly Owned Subsidiaries and Unconsolidated Affiliates as permitted by §8.3(m).

§7.17      [Intentionally Omitted].

§7.18      Ownership Restrictions. REIT will at all times own not less than thirty three percent (33%) of the economic, voting and beneficial interest in Parent Borrower and shall be the sole general partner of Parent Borrower.

§7.19      Plan Assets. The Loan Parties will do, or cause to be done, all things necessary to ensure that none of the Eligible Real Estate Assets will be deemed to be Plan Assets at any time.

§7.20      [Intentionally Omitted.]

§7.21      [Intentionally Omitted.]

§7.22      REIT Covenants. Loan Parties shall cause REIT to comply with the following covenants:

(a)               REIT will have as its sole business purpose owning ownership interests of Parent Borrower, performing duties as the general partner of Parent Borrower, and making equity investments in such operating partnership and doing and performing any and all acts and things in service of the foregoing (including, for the avoidance of doubt, owning ownership interests in CoreSite, L.L.C.), and shall not engage in any business or activities other than those described in this §7.22(a);

(b)               REIT shall promptly contribute or otherwise downstream to Parent Borrower any net assets received by REIT from third parties (including, without limitation, the proceeds from any Equity Offering);

(c)               REIT will not make or permit to be made, by voluntary or involuntary means, any transfer or encumbrance of its interest in Parent Borrower, or any dilution of its interest in Parent Borrower; provided, however, that the interests of the REIT in Parent Borrower may be diluted as a direct result of the acquisition by Parent Borrower or its Subsidiaries of additional Real Estate, either by acquiring title to such Real Estate directly in the name of Parent Borrower or any such Subsidiary or by acquiring direct or indirect ownership interests in a partnership, corporation or limited liability company that owns directly such Real Estate (subject in all respects to compliance by Parent Borrower and its Subsidiaries with the terms of this Agreement), the sales price of which is paid in whole or in part by the issuance of additional interests in Parent Borrower so long as the REIT at all times complies with §7.18 hereof; and provided, further, that this paragraph shall not apply to any Employee Benefit Plan of REIT or any unit redemptions of Parent Borrower by The Carlyle Group; and

(d)               the REIT shall not dissolve, liquidate or otherwise wind-up its business, affairs or assets.

§8.              NEGATIVE COVENANTS.

The Loan Parties covenant and agree that, so long as any Loan, Note or Letter of Credit is outstanding or any of the Lenders has any obligation to make any Loans or issue any Letter of Credit:

§8.1          Restrictions on Indebtedness. The Transaction Parties will not create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness other than:

(a)               Indebtedness to the Lenders arising under any of the Loan Documents;

(b)               current liabilities of the Transaction Parties incurred in the ordinary course of business but not incurred through (i) the borrowing of money, or (ii) the obtaining of credit except for credit on an open account basis customarily extended and in fact extended in connection with normal purchases of goods and services;

(c)               Indebtedness in respect of taxes, assessments, governmental charges or levies and claims for labor, materials and supplies to the extent that payment therefor shall not at the time be required to be made in accordance with the provisions of §7.8;

(d)               Indebtedness in respect of judgments only to the extent, for the period and for an amount not resulting in an Event of Default;

(e)               endorsements for collection, deposit or negotiation and warranties of products or services, in each case incurred in the ordinary course of business;

(f)                Indebtedness of the Parent Borrower in connection with completion and similar guaranties in an aggregate amount at any one time not in excess of fifteen percent (15%) of the Gross Asset Value;

(g)               other Indebtedness of the Parent Borrower, the REIT or any of their Subsidiaries (other than any Pool Owner), provided that none of such Persons shall incur any of the Indebtedness described in this §8.1(g) unless it shall have provided to the Agent prior written notice of the proposed incurrence of such Indebtedness, a statement that the borrowing will not cause a Default or Event of Default and a Compliance Certificate demonstrating that the Loan Parties will be in compliance with its covenants referred to therein after giving effect to the incurrence of such Indebtedness;

(h)               Derivatives Contracts (including Approved Derivatives Contracts);

(i)                 the 2014 Term Loan Agreement; and

(j)                 the Senior Notes.

Notwithstanding anything in this Agreement to the contrary, (i) none of the Indebtedness described in §8.1(g) above shall have any of the Eligible Real Estate Assets or any interest therein or any direct or indirect ownership interest in any Pool Owner as collateral, a borrowing base, asset pool or any similar form of credit support for such Indebtedness (provided that the foregoing shall not preclude Subsidiaries of the Parent Borrower (other than a Pool Owner) from incurring Indebtedness subject to the terms of this §8.1 or recourse to the general credit of Parent Borrower) and (ii) none of the Pool Owners, Parent Borrower nor REIT shall create, incur, assume, guarantee or be or remain liable, contingently or otherwise, with respect to any Indebtedness (including, without limitation, pursuant to any conditional or limited guaranty or indemnity agreement creating liability with respect to usual and customary exclusions from the non-recourse limitations governing the Non-Recourse Indebtedness of any Person, or otherwise) other than Indebtedness described in §8.1(a)-(j) above.

§8.2          Restrictions on Liens, Etc. The Transaction Parties will not (a) create or incur or suffer to be created or incurred or to exist any lien, security title, encumbrance, mortgage, pledge, negative pledge (aside from any negative pledge in relation to the 2014 Term Loan Agreement or any agreement evidencing other Unsecured Debt, as applicable), charge, restriction or other security interest of any kind upon any of their respective property or assets of any character whether now owned or hereafter acquired, or upon the income or profits therefrom; (b) transfer any of their property or assets or the income or profits therefrom for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors; (c) suffer to exist for a period of more than thirty (30) days after the same shall have been incurred any Indebtedness or claim or demand against any of them that if unpaid could by law or upon bankruptcy or insolvency, or otherwise, be given any priority whatsoever over any of their general creditors; (d) sell, assign, pledge or otherwise transfer any accounts, contract rights, general intangibles, chattel paper or instruments, with or without recourse; or (e) incur or maintain any obligation (aside from any negative pledge in relation to the 2014 Term Loan Agreement or any agreement evidencing other Unsecured Debt, as applicable) to any holder of Indebtedness of any of such Persons which prohibits the creation or maintenance of any lien securing the Obligations (collectively, “Liens”); provided that notwithstanding anything to the contrary contained herein, the Transaction Parties may create or incur or suffer to be created or incurred or to exist:

(i)               (A) Liens not yet due or payable on properties to secure taxes, assessments and other governmental charges (excluding any Lien imposed pursuant to any of the provisions of ERISA or pursuant to any Environmental Laws) or claims for labor, material or supplies incurred in the ordinary course of business in respect of obligations not then delinquent or not otherwise required to be paid or discharged under the terms of this Agreement or any of the other Loan Documents and (B) Liens on assets other than (I) the Unencumbered Asset Pool and (II) any direct or indirect interest of Parent Borrower or any Subsidiary of Loan Party in any other Loan Party in respect of judgments permitted by §8.1(d);

(ii)              deposits or pledges made in connection with, or to secure payment of, workers’ compensation, unemployment insurance, old age pensions or other social security obligations or Approved Derivatives Contracts;

(iii)             Liens consisting of (A) mortgage liens on Real Estate (including the rents, issues and profits therefrom), other than Real Estate that constitutes an Eligible Real Estate Asset or any interest therein (including the rents, issues and profits therefrom), securing Indebtedness which is permitted by §8.1(g) or (B) liens consisting of pledges of security interests in the ownership interests of any Subsidiary which is not a Transaction Party or the direct or indirect owner of an interest in a Transaction Party securing Indebtedness which is permitted by §8.1(g);

(iv)             encumbrances on any Eligible Real Estate Asset consisting of easements, rights of way, zoning restrictions, restrictions on the use of real property and defects and irregularities in the title thereto, landlord’s or lessor’s liens under leases to which a Transaction Party is a party, purchase money security interests and other liens or encumbrances, which do not individually or in the aggregate have a Material Adverse Effect;

(v)              the rights of tenants or subtenants under Leases in the ordinary course of business;

(vi)             any option, contract or other agreement to sell an asset provided such sale is otherwise permitted by this Agreement;

(vii)            with respect to any Leased Asset, any (x) reversionary interest or title of lessor or sublessor under the applicable Lease or (y) Lien, easement, restriction or encumbrance to which the interest or title of such lessor or sublessor may be subject; and

(viii)           Liens in favor of the Agent and the Lenders under the Loan Documents to secure the Obligations.

Notwithstanding anything in this Agreement to the contrary, (x) no Pool Owner shall create or incur or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §§8.2(i), (iv), (v), (vi), (vii) and (viii) and (y) REIT shall not create or suffer to be created or incurred or to exist any Lien other than Liens contemplated in §8.2(i)(A).

§8.3          Restrictions on Investments. Neither the Parent Borrower nor any Pool Owner will make or permit to exist or to remain outstanding any Investment except Investments in:

(a)               marketable direct or guaranteed obligations of the United States of America that mature within one (1) year from the date of purchase by Parent Borrower or Pool Owner;

(b)              marketable direct obligations of any of the following: Federal Home Loan Mortgage Corporation, Student Loan Marketing Association, Federal Home Loan Banks, Federal National Mortgage Association, Government National Mortgage Association, Bank for Cooperatives, Federal Intermediate Credit Banks, Federal Financing Banks, Export-Import Bank of the United States, Federal Land Banks, or any other agency or instrumentality of the United States of America;

(c)                demand deposits, certificates of deposit, bankers acceptances and time deposits of United States banks having total assets in excess of $100,000,000; provided, however, that the aggregate amount at any time so invested with any single bank having total assets of less than $1,000,000,000 will not exceed $200,000;

(d)               securities commonly known as “commercial paper” issued by a corporation organized and existing under the laws of the United States of America or any State which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “P 1” if then rated by Moody’s Investors Service, Inc., and not less than “A 1”, if then rated by Standard & Poor’s Corporation;

(e)                mortgage-backed securities guaranteed by the Government National Mortgage Association, the Federal National Mortgage Association or the Federal Home Loan Mortgage Corporation and other mortgage-backed bonds which at the time of purchase are rated by Moody’s Investors Service, Inc. or by Standard & Poor’s Corporation at not less than “Aa” if then rated by Moody’s Investors Service, Inc. and not less than “AA” if then rated by Standard & Poor’s Corporation, such investment, when aggregated with the Investments set forth in §8.3(k), not to exceed five percent (5%) of Gross Asset Value;

(f)                repurchase agreements having a term not greater than ninety (90) days and fully secured by securities described in the foregoing subsection (a), (b) or (e) with banks described in the foregoing subsection (c) or with financial institutions or other corporations having total assets in excess of $500,000,000;

(g)               shares of so-called “money market funds” registered with the SEC under the Investment Company Act of 1940 which maintain a level per-share value, invest principally in investments described in the foregoing subsections (a) through (f) and have total assets in excess of $50,000,000;

(h)               the acquisition of fee interests or long-term ground lease interests by Parent Borrower or Pool Owner in (i) Real Estate which is utilized for income-producing Data Center Properties located in the continental United States or the District of Columbia and businesses and investments incidental thereto, and (ii) subject to the restrictions set forth in this §8.3, the acquisition of Land Assets to be developed for the foregoing purposes and Development Properties to be used for the purposes set forth in §8.3(h)(i);

(i)                 Investments by Parent Borrower in wholly-owned Subsidiaries of Parent Borrower;

(j)                 Investments in Land Assets, provided that the aggregate Investment therein shall not exceed seven and one half percent (7.5%) of Gross Asset Value;

(k)                Investments in mortgages or notes receivable not to exceed five percent (5%) of Gross Asset Value;

(l)                 Investments in Development Projects, provided that the aggregate Investment therein shall not exceed thirty percent (30%) of the Gross Asset Value;

(m)              Investments in non-wholly owned Subsidiaries and Unconsolidated Affiliates, provided that the aggregate Investment therein shall not exceed twenty percent (20%) of Gross Asset Value;

(n)               Investments in assets located outside the United States, provided that the aggregate Investment therein shall not exceed ten percent (10%) of the Gross Asset Value;

(o)               Investments (i) in equipment which will be incorporated into the development of Data Center Properties, (ii) with utility companies to bring critical power to Data Center Properties, and (iii) with fiber optic companies to bring fiber optics to Data Center Properties.

Notwithstanding the foregoing, in no event shall the aggregate value of the holdings of Parent Borrower and Pool Owners in the Investments described in §8.3(j)-(n) exceed forty percent (40%) of Gross Asset Value at any time; provided, however, that exceeding the thresholds described in this paragraph and in §8.3(j)-(n) above, shall not constitute a Default or Event of Default, but rather such excess shall be deducted from Gross Asset Value.

For the purposes of this §8.3, the Investment of Parent Borrower or Pool Owners in any non-Wholly Owned Subsidiaries and Unconsolidated Affiliates will equal (without duplication) the sum of (i) such Person’s pro rata share of their Unconsolidated Affiliate’s Investment in Land Assets; plus (ii) such Person’s pro rata share of any other Investments valued at the GAAP book value.

§8.4           Merger, Consolidation. Transaction Parties will not become a party to any dissolution, liquidation, disposition of all or substantially all of its assets or business, Division, merger, reorganization, consolidation or other business combination or agree to effect any asset acquisition, stock acquisition or other acquisition individually or in a series of transactions which may have a similar effect as any of the foregoing (including a Division), in each case without the prior written consent of the Required Lenders except for (i) the merger or consolidation of one or more of the Subsidiaries of Parent Borrower (other than any Subsidiary that is a Pool Owner) with and into Parent Borrower (it being understood and agreed that in any such event Parent Borrower will be the surviving Person) and (ii) the merger or consolidation of two or more Subsidiaries of Parent Borrower; provided that no such merger or consolidation shall involve any Subsidiary that is a Pool Owner.

§8.5          Sale and Leaseback. The Transaction Parties will not enter into any arrangement, directly or indirectly (including a Division), whereby any Transaction Party shall sell or transfer any Real Estate owned by it in order that then or thereafter such Transaction Party shall lease back such Real Estate without the prior written consent of Agent, such consent not to be unreasonably withheld.

§8.6          Compliance with Environmental Laws. None of the Transaction Parties will do any of the following: (a) use any of the Real Estate or any portion thereof as a facility for the handling, processing, storage or disposal of Hazardous Substances, except for quantities of Hazardous Substances used in the ordinary course of Transaction Party’s or its tenants’ business and in material compliance with all applicable Environmental Laws, (b) cause or permit to be located on any of the Real Estate any underground tank or other underground storage receptacle for Hazardous Substances except in material compliance with Environmental Laws, (c) generate any Hazardous Substances on any of the Real Estate except in material compliance with Environmental Laws, (d) conduct any activity at any Real Estate or use any Real Estate in any manner that could reasonably be expected to cause a Release of Hazardous Substances on, upon or into the Real Estate or any surrounding properties or any threatened Release of Hazardous Substances which might give rise to liability under CERCLA or any other Environmental Law, or (e) directly or indirectly transport or arrange for the transport of any Hazardous Substances (except in material compliance with all Environmental Laws), except as any such use, generation, conduct or other activity described in clauses (a) to (e) of this §8.6 could not reasonably be expected to have a Material Adverse Effect.

The Transaction Parties shall:

(i)              in the event of any change in applicable Environmental Laws governing the assessment, release or removal of Hazardous Substances, take all reasonable action as required by such Laws (including, without limitation, the conducting of engineering tests at the sole expense of the Transaction Parties) to confirm that no Hazardous Substances are or ever were Released or disposed of on the Eligible Real Estate Assets in violation of applicable Environmental Laws; and

(ii)              if any Release or disposal of Hazardous Substances which Transaction Parties may be legally obligated to contain, correct or otherwise remediate or which may otherwise expose such Transaction Parties to liability shall occur or shall have occurred on any Eligible Real Estate Asset (including without limitation any such Release or disposal occurring prior to the acquisition or leasing of such Eligible Real Estate Asset by the Transaction Parties), the relevant Transaction Party shall, after obtaining knowledge thereof, cause the prompt containment and removal of such Hazardous Substances and remediation of the Eligible Real Estate Asset in material compliance with all applicable Environmental Laws; provided, that each of the Transaction Parties shall be deemed to be in compliance with Environmental Laws for the purpose of this clause (ii) so long as it or a responsible third party with sufficient financial resources is taking reasonable action to remediate or manage such event or has taken and is diligently pursuing a challenge to any such alleged legal obligation through appropriate administrative or judicial proceedings.

§8.7           Distributions.

(a)               In the event that an Event of Default shall have occurred and be continuing, Parent Borrower shall make no Distributions, and REIT shall not pay any Distribution to its shareholders (including by way of a Division), other than, if REIT exists and has elected REIT Status, Distributions pro rata in accordance with percentage interests to the owners of Parent Borrower such that REIT receives an amount that is estimated by REIT in good faith after reasonable diligence to be necessary either to maintain the REIT Status of REIT under the Code for any calendar year, or to enable REIT to avoid the payment of any tax for any calendar year that could be avoided by reason of a distribution by REIT to its shareholders, with such distributions to be made as and when determined by REIT, whether during or after the end of the relevant tax year and REIT shall be allowed to make Distributions of such amounts to its shareholders.

(b)               Notwithstanding the foregoing, at any time when an Event of Default under §12.1(a), (b), (h), (i) or (j) shall have occurred or the maturity of the Obligations has been accelerated, Parent Borrower shall not, and shall not permit REIT to, make any Distributions whatsoever, directly or indirectly.

§8.8          Asset Sales. Except for the transactions described on Schedule 8.8 hereto, the Transaction Parties will not sell, transfer or otherwise dispose of any material asset (including pursuant to a Division) other than pursuant to a bona fide arm’s length transaction. No Transaction Party shall sell, transfer or otherwise dispose of any Real Estate in one transaction or a series of transactions during any four (4) consecutive fiscal quarters in excess of an amount equal to thirty-five percent (35%) of Gross Asset Value, except as the result of a condemnation or casualty and except for the granting of Permitted Liens, as applicable, without the prior written consent of Agent and the Required Lenders.

§8.9          Intentionally Omitted.

§8.10       Restriction on Prepayment of Indebtedness. The Transaction Parties will not (a) prepay, redeem, defease, purchase or otherwise retire the principal amount, in whole or in part, of any Indebtedness other than the Obligations or the obligations under the 2014 Term Loan Agreement or any agreement evidencing other Unsecured Debt, as applicable, after the occurrence of any Event of Default; provided, that the foregoing shall not prohibit (x) the prepayment of Indebtedness which is financed solely from the proceeds of a new loan which would otherwise be permitted by the terms of §8.1; and (y) the prepayment, redemption, defeasance or other retirement of the principal of Indebtedness secured by Real Estate which is satisfied solely from the proceeds of a sale of the Real Estate securing such Indebtedness; and (b) modify any document evidencing any Indebtedness (other than the Obligations) to accelerate the maturity date of such Indebtedness after the occurrence of an Event of Default.

§8.11        Zoning and Contract Changes and Compliance. No Transaction Party shall initiate or consent to any zoning reclassification of any of its Eligible Real Estate Asset or seek any variance under any existing zoning ordinance or use or permit the use of any Eligible Real Estate Asset in any manner that could result in such use becoming a non-conforming use under any zoning ordinance or any other applicable land use law, rule or regulation. No Transaction Party shall initiate any change in any laws, requirements of governmental authorities or obligations created by private contracts and Leases which now or hereafter may materially adversely affect the ownership, occupancy, use or operation of any Eligible Real Estate Asset.

§8.12        Derivatives Contracts. No Transaction Party shall contract, create, incur, assume or suffer to exist any Derivatives Contracts except for Derivative Contracts made in the ordinary course of business and not prohibited pursuant to §8.1.

§8.13        Transactions with Affiliates. No Transaction Party shall permit to exist or enter into any transaction (including the purchase, sale, lease or exchange of any property or the rendering of any service) with any Affiliate (but not including any Subsidiary of Parent Borrower), except (i) transactions in connection with the Management Agreements, (ii) transactions set forth on Schedule 6.15 attached hereto and (iii) transactions pursuant to the reasonable requirements of the business of such Person and upon fair and reasonable terms which are no less favorable to such Person than would be obtained in a comparable arm’s length transaction with a Person that is not an Affiliate.

§8.14        Management Fees. Transaction Parties shall not pay, and shall not permit to be paid, any management fees or other payments under any Management Agreement for any Eligible Real Estate Asset to any manager that is an Affiliate of any Transaction Party in the event that a Default or Event of Default shall have occurred and be continuing.

§8.15        Sanctions; Anti-Corruption Laws. The Loan Parties will not, directly or knowingly indirectly, (a) use the proceeds of any Loan or Letter of Credit, or lend, contribute or otherwise make available such proceeds to any Subsidiary, joint venture partner or other individual or entity, to fund any activities of or business with any individual or entity, or in any Designated Jurisdiction, that, at the time of such funding, is the subject of Sanctions, or in any other manner that will result in a violation by any individual or entity (including any individual or entity participating in the transaction, whether as Lender, Arranger, Agent, Issuing Lender, Swing Loan Lender, or otherwise) of Sanctions, or (b) use the proceeds of any Loan or Letter of Credit in furtherance of an offer, payment, promise to pay, or authorization of the payment or giving of money, or anything else of value, to any Person in violation of any Anti-Corruption Laws.

§9.              FINANCIAL COVENANTS.

The Loan Parties covenant and agree that, so long as any Loan, Note or Letter of Credit is outstanding or any Lender has any obligation to make any Loans or issue any Letter of Credit, in the event that the Loan Party shall not be in compliance with any of the following covenants, Loan Parties shall, within thirty (30) days after knowledge thereof (except as to §9.1, which shall be governed by the cure period set forth in §3.2), prepay the Loans in an amount that is necessary or take such other action as may be necessary to comply with the financial covenants set forth below:

§9.1          Unencumbered Asset Pool. The outstanding principal balance of all Unsecured Debt shall not be greater than the Unencumbered Asset Pool Availability.

§9.2          Consolidated Total Indebtedness to Gross Asset Value. Consolidated Total Indebtedness shall not exceed sixty percent (60%) of Gross Asset Value; provided that for a period of up to two (2) fiscal quarters following a Material Acquisition, the Consolidated Total Indebtedness shall not exceed a maximum of sixty-five percent (65%) of Gross Asset Value.

§9.3           Secured Debt to Gross Asset Value. Secured Debt shall not exceed forty percent (40%) of Gross Asset Value.

§9.4          Secured Recourse Indebtedness to Gross Asset Value. Secured Recourse Indebtedness shall not exceed fifteen percent (15%) of Gross Asset Value; provided that, at any such time as the Parent Borrower has received an Investment Grade Rating, the foregoing covenant shall be of no further force and effect and the Parent Borrower shall not be required to comply therewith.

§9.5          Adjusted Consolidated EBITDA to Consolidated Fixed Charges. The ratio of Adjusted Consolidated EBITDA determined for the most recently ended calendar quarter to Consolidated Fixed Charges for the most recently ended calendar quarter annualized, shall not be less than 1.50 to 1.0.

§9.6          Minimum Consolidated Tangible Net Worth. Parent Borrower’s Consolidated Tangible Net Worth shall not be less than the sum of (i) $2,274,892,911, plus (ii) seventy-five percent (75%) of the sum of (A) any additional Net Offering Proceeds after November 8, 2019, plus (B) the value of interests in Parent Borrower or interests in REIT issued upon the contribution of assets to Parent Borrower or its Subsidiaries after November 8, 2019 (with such value determined at the time of contribution).

§10.          CLOSING CONDITIONS.

The obligation of the Lenders to make the Loans or issue Letters of Credit shall be subject to the satisfaction of the following conditions precedent:

§10.1        Loan Documents. Each of the Loan Documents shall have been duly executed and delivered by the respective parties thereto and shall be in full force and effect. The Agent shall have received a fully executed counterpart of each such document.

§10.2        Certified Copies of Organizational Documents. The Agent shall have received from each Loan Party a copy, certified as of a recent date by the appropriate officer of each State in which such Person is organized and in which the Eligible Real Estate Assets are located and a duly authorized officer, partner or member of such Person, as applicable, to be true and complete, of the partnership agreement, corporate charter or operating agreement and/or other organizational agreements of such Loan Party, as applicable, and its qualification to do business, as applicable, as in effect on such date of certification.

§10.3        Resolutions. All action on the part of each Loan Party, as applicable, necessary for the valid execution, delivery and performance by such Person of this Agreement and the other Loan Documents to which such Person is or is to become a party shall have been duly and effectively taken, and evidence thereof reasonably satisfactory to the Agent shall have been provided to the Agent.

§10.4        Incumbency Certificate; Authorized Signers. The Agent shall have received from each Loan Party an incumbency certificate, dated as of the Closing Date, signed by a duly authorized officer of such Person and giving the name and bearing a specimen signature of each individual who shall be authorized to sign, in the name and on behalf of such Person, each of the Loan Documents to which such Person is or is to become a party. The Agent shall have also received from each Loan Party a certificate, dated as of the Closing Date, signed by a duly authorized representative of Loan Parties and giving the name and specimen signature of each Authorized Officer who shall be authorized to make Loan Requests, Letter of Credit Requests and Conversion/Continuation Requests and to give notices and to take other action on behalf of the Loan Parties under the Loan Documents.

§10.5        Opinion of Counsel. The Agent shall have received an opinion addressed to the Lenders and the Agent and dated as of the Closing Date from counsel to the Loan Parties in form and substance reasonably satisfactory to the Agent.

§10.6        Payment of Fees. The Loan Parties shall have paid to the Agent the fees payable to the Agent or any Lender pursuant to §4.2.

§10.7        Insurance. If requested by the Agent, the Agent shall have received certificates evidencing all policies of insurance as required by this Agreement or the other Loan Documents.

§10.8        Performance; No Default. Loan Parties shall have performed and complied with all terms and conditions herein required to be performed or complied with by it on or prior to the Closing Date, and on the Closing Date there shall exist no Default or Event of Default.

§10.9        Representations and Warranties. The representations and warranties made by the Loan Parties in the Loan Documents or otherwise made by or on behalf of the Loan Parties and their respective Subsidiaries in connection therewith or after the date thereof shall have been true and correct in all material respects when made and shall also be true and correct in all material respects on the Closing Date.

§10.10      Proceedings and Documents. All proceedings in connection with the transactions contemplated by this Agreement and the other Loan Documents shall be reasonably satisfactory to the Agent and the Agent’s counsel in form and substance, and the Agent shall have received all information and such counterpart originals or certified copies of such documents and such other certificates, opinions, assurances, consents, approvals or documents as the Agent and the Agent’s counsel may reasonably require, including all documentation required by any Lender to satisfy the requirements of §6.30.

§10.11      Eligible Real Estate Qualification Documents. The Eligible Real Estate Qualification Documents for each Eligible Real Estate Asset included in the Unencumbered Asset Pool as of the Closing Date shall have been delivered to the Agent at the Loan Parties’ expense and shall be in form and substance reasonably satisfactory to the Agent.

§10.12      Compliance Certificate. The Agent shall have received a Compliance Certificate dated as of the date of the Closing Date demonstrating pro forma compliance with each of the covenants calculated therein based upon the REIT’s most recent Form 10-K. Further, such Compliance Certificate shall include within the calculation of Net Operating Income any Eligible Real Estate Assets which have been owned for less than a calendar quarter, and shall be based upon financial data and information with respect to Eligible Real Estate Assets as of the end of the most recent calendar month as to which data and information is available.

§10.13      Existing Agreement. THE PARTIES HERETO HAVE ENTERED INTO THIS AGREEMENT SOLELY TO AMEND AND RESTATE THE TERMS OF, AND THE OBLIGATIONS OWING UNDER AND IN CONNECTION WITH, THE EXISTING AGREEMENT. THE PARTIES DO NOT INTEND THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY TO BE, AND THIS AGREEMENT AND THE TRANSACTIONS CONTEMPLATED HEREBY SHALL NOT BE CONSTRUED TO BE, A NOVATION OF ANY OF THE OBLIGATIONS OWING BY THE PARENT BORROWER OR ANY OTHER LOAN PARTY UNDER OR IN CONNECTION WITH THE EXISTING AGREEMENT OR ANY OF THE OTHER LOAN DOCUMENTS (AS DEFINED IN THE EXISTING AGREEMENT.

§10.14      Consents . The Agent shall have received evidence reasonably satisfactory to the Agent that all necessary stockholder, partner, member or other consents required in connection with the consummation of the transactions contemplated by this Agreement and the other Loan Documents have been obtained.

§10.15      Patriot Act; Anti-Money Laundering Laws. The Parent Borrower and each of the Loan Parties shall have provided to the Agent and the Lenders (x) the documentation and other information requested by the Agent in order to comply with the requirements of any Anti-Money Laundering Laws, including, without limitation, the Patriot Act and any applicable “know your customer” rules and regulations and (y) if the Parent Borrower qualifies as a “legal entity customer” under the Beneficial Ownership Regulation, a Beneficial Ownership Certification in relation to the Parent Borrower.

§10.16      Other. The Agent shall have reviewed such other documents, instruments, certificates, opinions, assurances, consents and approvals as the Agent or the Agent’s Special Counsel may reasonably have requested.

§11.          CONDITIONS TO ALL BORROWINGS.

The obligations of the Lenders to make any Loan or issue any Letter of Credit, whether on or after the Closing Date, shall also be subject to the satisfaction of the following conditions precedent:

§11.1        Prior Conditions Satisfied. All conditions set forth in §10 shall continue to be satisfied as of the date upon which any Loan is to be made or any Letter of Credit is to be issued.

§11.2        Representations True; No Default. Each of the representations and warranties made by or on behalf of the Transaction Parties or any of their respective Subsidiaries contained in this Agreement, the other Loan Documents or in any document or instrument delivered pursuant to or in connection with this Agreement shall be true in all material respects both as of the date as of which they were made and shall also be true in all material respects as of the time of the making of such Loan or the issuance of such Letter of Credit, with the same effect as if made at and as of that time, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date), and no Default or Event of Default shall have occurred and be continuing.

§11.3       Borrowing Documents. The Agent shall have received a fully completed Loan Request for such Loan and the other documents and information (including, without limitation, a Compliance Certificate; provided, however, that the calculation of Gross Asset Value in such Compliance Certificate need only contain the Gross Asset Value calculation submitted to Agent in the most recent quarterly Compliance Certificate delivered pursuant to §7.4(c), subject to any adjustments necessary to reflect any newly acquired or sold Real Estate since the date of such quarterly Compliance Certificate) as required by §2.7, or a fully completed Letter of Credit Request required by §2.10 in the form of Exhibit E hereto fully completed, as applicable.

§11.4        Regarding Alternative Currency. In the case of a Revolving Credit Loan to be denominated in an Alternative Currency, there shall not have occurred any change in national or international financial, political or economic conditions or currency exchange rates or exchange controls which in the reasonable opinion of the Agent, the Required Revolving Credit Lenders (in the case of any Loans to be denominated in an Alternative Currency) or the Issuing Lender (in the case of any Letter of Credit to be denominated in an Alternative Currency) would make it impracticable for such Loan to be denominated in the relevant Alternative Currency.

§12.          EVENTS OF DEFAULT; ACCELERATION; ETC.

§12.1        Events of Default and Acceleration. If any of the following events (“Events of Default” or, if the giving of notice or the lapse of time or both is required, then, prior to such notice or lapse of time, “Defaults”) shall occur:

(a)               the Parent Borrower shall fail to pay any principal of the Loans when the same shall become due and payable, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(b)               the Parent Borrower shall fail to pay any interest on the Loans within five (5) days of the date that the same shall become due and payable, or any reimbursement obligations with respect to Letters of Credit or any fees or other sums due hereunder (other than any voluntary prepayment) or under any of the other Loan Documents within ten (10) days after notice from Agent, whether at the stated date of maturity or any accelerated date of maturity or at any other date fixed for payment;

(c)               the Loan Parties shall fail to comply with the covenant contained in §9.1 and such failure shall continue uncured after written notice thereof shall have been given to the Loan Parties by the Agent as provided in §3.2;

(d)               any of the Loan Parties or any of their respective Subsidiaries shall fail to perform any other term, covenant or agreement contained in (i) §8.15 and such failure continues for thirty (30) days after written notice thereof shall have been given to the Loan Parties by Agent, or (ii) §9.2, §9.3, §9.4, §9.5, or §9.6 and such failure under this clause (d)(ii) shall continue for the thirty (30) day cure period provided in the preamble to Article 9 after written notice thereof shall have been given to the Loan Parties by Agent as provided in the preamble to Article 9;

(e)               any of the Loan Parties shall fail to perform any other term, covenant or agreement contained herein or in any of the other Loan Documents which they are required to perform (other than those specified in the other subclauses of this §12 (including, without limitation, §12.2 below) or in the other Loan Documents), and such failure shall continue for thirty (30) days after Loan Party receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Loan Party’s diligent efforts but is susceptible of being cured within ninety (90) days of Loan Party’s receipt of Agent’s original notice, then Loan Party shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Loan Party’s receipt of Lender’s original notice;

(f)                any material representation or warranty made by or on behalf of the Loan Parties or any of their respective Subsidiaries in this Agreement or any other Loan Document, or any report, certificate, financial statement, request for a Loan, Letter of Credit Request, or in any other document or instrument delivered pursuant to or in connection with this Agreement, any advance of a Loan, the issuance of any Letter of Credit or any of the other Loan Documents shall prove to have been false in any material respect upon the date when made or deemed to have been made or repeated;

(g)               any of the Transaction Parties shall fail to pay when due (including, without limitation, at maturity), or within any applicable period of notice and grace, any principal, interest or other amount on account of any obligation for borrowed money or credit received or other Indebtedness, or shall fail to observe or perform any term, covenant or agreement contained in any agreement by which it is bound, evidencing or securing any obligation for borrowed money or credit received or other Indebtedness and the holder or holders thereof or of any obligations issued thereunder have accelerated the maturity thereof; provided that the events described in §12.1(g) shall not constitute an Event of Default unless such failure to perform, together with other failures to perform as described in §12.1(g), involve singly or in the aggregate obligations for (x) any Indebtedness which is recourse to Parent Borrower or any of the Pool Owners (including, without limitation, Secured Recourse Indebtedness) totaling in excess of $50,000,000 or (y) Non-Recourse Indebtedness of the Parent Borrower or any of the Pool Owners totaling in excess of $100,000,000;

(h)               any of the Transaction Parties or REIT, (i) shall make an assignment for the benefit of creditors, or admit in writing its general inability to pay or generally fail to pay its debts as they mature or become due, or shall petition or apply for the appointment of a trustee or other custodian, liquidator or receiver for it or any substantial part of its assets, (ii) shall commence any case or other proceeding relating to it under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, or (iii) shall take any action to authorize or in furtherance of any of the foregoing;

(i)                a petition or application shall be filed for the appointment of a trustee or other custodian, liquidator or receiver of any of the Transaction Parties or REIT or any substantial part of the assets of any thereof, or a case or other proceeding shall be commenced against any such Person under any bankruptcy, reorganization, arrangement, insolvency, readjustment of debt, dissolution or liquidation or similar law of any jurisdiction, now or hereafter in effect, and any such Person shall indicate its approval thereof, consent thereto or acquiescence therein or such petition, application, case or proceeding shall not have been dismissed within ninety (90) days following the filing or commencement thereof;

(j)                 a decree or order is entered appointing a trustee, custodian, liquidator or receiver for any of the Transaction Parties or REIT or adjudicating any such Person, bankrupt or insolvent, or approving a petition in any such case or other proceeding, or a decree or order for relief is entered in respect of any such Person in an involuntary case under federal bankruptcy laws as now or hereafter constituted;

(k)               there shall remain in force, undischarged, unsatisfied and unstayed, for more than sixty (60) days one or more uninsured or unbonded final judgments against Parent Borrower or any Pool Owner that, either individually or in the aggregate, exceed $50,000,000;

(l)                 any of the Loan Documents shall be canceled, terminated, revoked or rescinded otherwise than in accordance with the terms thereof or the express prior written agreement, consent or approval of the Required Lenders, or any action at law, suit in equity or other legal proceeding to cancel, revoke or rescind any of the Loan Documents shall be commenced by or on behalf of any of the Loan Parties, or any court or any other governmental or regulatory authority or agency of competent jurisdiction shall make a determination, or issue a judgment, order, decree or ruling, to the effect that any one or more of the Loan Documents is illegal, invalid or unenforceable in accordance with the terms thereof;

(m)               any dissolution, termination, partial or complete liquidation, Division, merger or consolidation of any of the Transaction Parties shall occur or any sale, transfer or other disposition of the assets of any of the Transaction Parties shall occur other than as permitted under the terms of this Agreement or the other Loan Documents;

(n)                with respect to any Guaranteed Pension Plan, an ERISA Reportable Event shall have occurred and such event reasonably would be expected to result in liability of any of the Transaction Parties to pay money to the PBGC or such Guaranteed Pension Plan in an aggregate amount exceeding $25,000,000 and one of the following shall apply with respect to such event: (x) such event in the circumstances occurring reasonably would be expected to result in the termination of such Guaranteed Pension Plan by the PBGC or for the appointment by the appropriate United States District Court of a trustee to administer such Guaranteed Pension Plan; or (y) a trustee shall have been appointed by the United States District Court to administer such Plan; or (z) the PBGC shall have instituted proceedings to terminate such Guaranteed Pension Plan;

(o)                any Change of Control shall occur;

(p)                an Event of Default under any of the other Loan Documents shall occur;

then, and upon any such Event of Default, the Agent may, and upon the request of the Required Lenders shall, by notice in writing to the Loan Parties declare all amounts owing with respect to this Agreement, the Notes, the Letters of Credit and the other Loan Documents to be, and they shall thereupon forthwith become, immediately due and payable without presentment, demand, protest or other notice of any kind, all of which are hereby expressly waived by the Loan Parties; provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), all such amounts shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. The Agent may in its absolute and sole discretion, and upon the request of the Required Lenders shall, after the occurrence and during the continuance of an Event of Default, demand that the Loan Parties will deposit with and pledge to Agent cash in an amount equal to the amount of all undrawn Letters of Credit, provided that in the event of any Event of Default specified in §12.1(h), §12.1(i) or §12.1(j), such cash collateral shall become immediately due and payable automatically and without any requirement of presentment, demand, protest or other notice of any kind from any of the Lenders or the Agent. Such amounts will be pledged to and held by Agent for the benefit of the Lenders as security for any amounts that become payable under the Letters of Credit and all other Obligations. In the event the Loan Party fails to deliver such cash collateral, upon demand by Agent or the Majority Lenders in their absolute and sole discretion after the occurrence and during the continuance of an Event of Default, and regardless of whether the conditions precedent in this Agreement for a Revolving Credit Loan have been satisfied, the Revolving Credit Lenders will cause a Revolving Credit Loan to be made in the undrawn amount of all Letters of Credit. The proceeds of any such Revolving Credit Loan will be pledged to and held by Agent as security for any amounts that become payable under the Letters of Credit and all other Obligations. Upon any draws under Letters of Credit, at Agent’s sole discretion, Agent may apply any such amounts pledged or funded hereunder to the repayment of amounts drawn thereunder and upon the expiration of the Letters of Credit any remaining amounts will be applied to the payment of all other Obligations or if there are no outstanding Obligations and Lenders have no further obligation to make Revolving Credit Loans or issue Letters of Credit or if such excess no longer exists, such proceeds deposited by Loan Parties will be released to Loan Parties.

§12.2        Certain Cure Periods; Limitation of Cure Periods.

(a)               Notwithstanding anything contained in §12.1 to the contrary, (i) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(b) in the event that the Loan Parties cure such Default within five (5) Business Days after the date such payment is due, provided that no such cure period shall apply to any payments due upon the maturity of the Notes, and (ii) no Event of Default shall exist hereunder upon the occurrence of any failure described in §12.1(e) in the event that, if such Default consists of the failure to provide insurance as required by §7.7, the Loan Parties cure such Default within fifteen (15) days following receipt of written notice of such Default or with respect to the occurrence of any other failure described in §12.1(e) in the event such failure shall continue for thirty (30) days after Loan Party receives from Agent written notice thereof, and in the case of a default that cannot be cured within such thirty (30) day period despite Loan Party’s diligent efforts but is susceptible of being cured within ninety (90) days of Loan Party’s receipt of Agent’s original notice, then Loan Party shall have such additional time as is reasonably necessary to effect such cure, but in no event in excess of ninety (90) days from Loan Party’s receipt of Agent’s original notice, provided that the provisions of this clause (ii) shall not pertain to any default consisting of a failure to comply with §8.1, §8.2, §8.3, §8.4, §8.7, §8.8, or §8.14, or to any Default excluded from any provision of cure of defaults contained in any other of the Loan Documents.

(b)               In the event that there shall occur any Default that affects only certain Eligible Real Estate Assets or the owner(s) thereof (if such owner is a Pool Owner), then the Loan Parties may elect to cure such Default (so long as no other Default or Event of Default would arise as a result) by electing to have Agent remove such Eligible Real Estate Asset from the calculation of Unencumbered Asset Pool Availability and by reducing the outstanding Loans by the amount of the Unencumbered Asset Pool Availability attributable to such Eligible Real Estate Asset, in which event such removal and reduction shall be completed within thirty (30) days after receipt of notice of such Default from the Agent or the Required Lenders.

§12.3        Termination of Commitments. If any one or more Events of Default specified in §12.1(h), §12.1(i) or §12.1(j) shall occur, then immediately and without any action on the part of the Agent or any Lender any unused portion of the credit and the Commitments hereunder shall automatically terminate and the Lenders shall be relieved of all obligations to make Loans or issue Letters of Credit to the Loan Parties, and all Obligations shall be deemed automatically accelerated and declared due and payable in full. If any other Event of Default shall have occurred, the Agent may, and upon the election of the Required Lenders shall, by notice to the Loan Parties terminate the obligation to make Revolving Credit Loans and issue Letters of Credit to the Loan Parties and accelerate the Obligations as provided in §12.1 above. No termination under this §12.3 shall relieve the Loan Parties of their obligations to the Lenders arising under this Agreement or the other Loan Documents.

§12.4        Remedies. To the extent permitted by applicable law, in case any one or more Events of Default shall have occurred and be continuing, and whether or not the Lenders shall have accelerated the maturity of the Loans pursuant to §12.1, the Agent on behalf of the Lenders may, and upon the consent of the Required Lenders shall, proceed to protect and enforce their rights and remedies under this Agreement, the Notes and/or any of the other Loan Documents by suit in equity, action at law or other appropriate proceeding, including to the full extent permitted by applicable law the specific performance of any covenant or agreement contained in this Agreement and the other Loan Documents, the obtaining of the ex parte appointment of a receiver, and, if any amount shall have become due, by declaration or otherwise, the enforcement of the payment thereof. No remedy herein conferred upon the Agent or the holder of any Note is intended to be exclusive of any other remedy and each and every remedy shall be cumulative and shall be in addition to every other remedy given hereunder or now or hereafter existing at law or in equity or by statute or any other provision of law. Notwithstanding the provisions of this Agreement providing that the Loans may be evidenced by multiple Notes in favor of the Lenders, the Lenders acknowledge and agree that only the Agent may exercise any remedies arising by reason of a Default or Event of Default. If any Loan Party fails to perform any agreement or covenant contained in this Agreement or any of the other Loan Documents beyond any applicable period for notice and cure, Agent may itself perform, or cause to be performed, any agreement or covenant of such Person contained in this Agreement or any of the other Loan Documents which such Person shall fail to perform, and the out-of-pocket costs of such performance, together with any reasonable expenses, including reasonable attorneys’ fees actually incurred (including attorneys’ fees incurred in any appeal) by Agent in connection therewith, shall be payable by Loan Parties upon demand and shall constitute a part of the Obligations and shall if not paid within thirty (30) days after demand bear interest at the rate for overdue amounts as set forth in this Agreement. In the event that all or any portion of the Obligations is collected by or through an attorney-at-law, the Loan Parties shall pay all costs of collection including, but not limited to, reasonable attorney’s fees.

§12.5        Distribution of Collateral Proceeds. In the event that, following the occurrence and during the continuance of any Event of Default, any monies are received in connection with the enforcement of any of the Loan Documents, or otherwise with respect to the realization upon any of the assets of Loan Parties, such monies shall be distributed for application as follows:

(a)               First, to the payment of, or (as the case may be) the reimbursement of the Agent for or in respect of, all reasonable out-of-pocket costs, expenses, disbursements and losses which shall have been paid, incurred or sustained by the Agent in accordance with the terms of the Loan Documents in connection with the collection of such monies by the Agent, for the exercise, protection or enforcement by the Agent of all or any of the rights, remedies, powers and privileges of the Agent or the Lenders under this Agreement or any of the other Loan Documents or in support of any provision of adequate indemnity to the Agent against any taxes or liens which by law shall have, or may have, priority over the rights of the Agent or the Lenders to such monies;

(b)               Second, to all other Obligations (including any Letter of Credit Liabilities and any interest, expenses or other obligations incurred after the commencement of a bankruptcy) and Hedge Obligations in the following order:

(i)               To any other fees and expenses due to the Lenders or the Issuing Lender under the Loan Documents until paid in full;

(ii)              to the payment of accrued and unpaid interest on all Swing Loans until paid in full;

(iii)             to payment of accrued and unpaid interest on all other Loans and Letter of Credit Liabilities, for the ratable benefit of the Lenders and the Issuing Lender, until paid in full;

(iv)             to the payment of all unpaid principal on all Swing Loans until paid in full;

(v)              (a) to the payments of unpaid principal of all other Loans and Letter of Credit Liabilities, to be paid to the Lenders and the Issuing Lender and (b) to the payment of all Hedge Obligations for the ratable benefit of each Lender Hedge Provider, equally and ratably in accordance with the respective amounts thereof then due and owing to such Persons until paid in full; provided, however, to the extent that any amounts available for distribution pursuant to this subsection are attributable to the issued but undrawn amount of an outstanding Letter of Credit, such amounts shall be paid to the Agent to be held as cash collateral; and

(vi)             to payment of all other amounts due under any of the Loan Documents to be applied for the ratable benefit of the Agent, the Issuing Lender and/or the Lenders until paid in full.

(c)               Third, the excess, if any, shall be returned to the Loan Parties or to such other Persons as are entitled thereto.

§12.6        Cash Collateral Account.

(a)               As collateral security for the prompt payment in full when due of all Letter of Credit Liabilities and the other Obligations and Hedge Obligations, Parent Borrower hereby pledges and grants to the Agent, for the ratable benefit of the Agent, the Lenders, and the Lender Hedge Providers as provided herein, a security interest in all of its right, title and interest in and to the Cash Collateral Account and the balances from time to time in the Cash Collateral Account (including the investments and reinvestments therein provided for below). The balances from time to time in the Cash Collateral Account shall not constitute payment of any Letter of Credit Liabilities until applied by the Agent as provided herein. Anything in this Agreement to the contrary notwithstanding, funds held in the Cash Collateral Account shall be subject to withdrawal only as provided in this section.

(b)               Amounts on deposit in the Cash Collateral Account shall be invested and reinvested by the Agent in such Cash Equivalents as the Agent shall determine in its sole discretion. All such investments and reinvestments shall be held in the name of and be under the sole dominion and control of the Agent for the ratable benefit of the Lenders. The Agent shall exercise reasonable care in the custody and preservation of any funds held in the Cash Collateral Account and shall be deemed to have exercised such care if such funds are accorded treatment substantially equivalent to that which the Agent accords other funds deposited with the Agent, it being understood that the Agent shall not have any responsibility for taking any necessary steps to preserve rights against any parties with respect to any funds held in the Cash Collateral Account.

(c)               If a drawing pursuant to any Letter of Credit occurs on or prior to the expiration date of such Letter of Credit, the Parent Borrower and the Lenders authorize the Agent to use the monies deposited in the Cash Collateral Account to make payment to the beneficiary with respect to such drawing or the payee with respect to such presentment.

(d)               If an Event of Default exists, the Majority Lenders may, in their discretion, at any time and from time to time, instruct the Agent to liquidate any such investments and reinvestments and apply proceeds thereof to the Obligations and Hedge Obligations in accordance with the priorities set forth in §12.5.

(e)               So long as no Default or Event of Default exists, and to the extent amounts on deposit in the Cash Collateral Account exceed the aggregate amount of the Letter of Credit Liabilities then due and owing and the pro rata share of any Letter of Credit Obligations of any Defaulting Lender after giving effect to §14.16, the Agent shall, from time to time, at the request of the Parent Borrower, deliver to the Parent Borrower within ten (10) Business Days after the Agent’s receipt of such request from the Parent Borrower, against receipt but without any recourse, warranty or representation whatsoever, such of the balances in the Cash Collateral Account as exceed the aggregate amount of the Letter of Credit Liabilities at such time.

(f)                The Parent Borrower shall pay to the Agent from time to time such fees as the Agent normally charges for similar services in connection with the Agent’s administration of the Cash Collateral Account and investments and reinvestments of funds therein. Parent Borrower authorizes Agent to file such financing statements as Agent may reasonably require in order to perfect Agent’s security interest in the Cash Collateral Account, and Parent Borrower shall promptly upon demand execute and deliver to Agent such other documents as Agent may reasonably request to evidence its security interest in the Cash Collateral Account.

§13.          SETOFF.

Regardless of the adequacy of any security for the Obligations, during the continuance of any Event of Default, any deposits (general or specific, time or demand, provisional or final, regardless of currency, maturity, or the branch where such deposits are held) or other sums credited by or due from any Lender or any Affiliate thereof to the Loan Parties and any securities or other property of the Loan Parties in the possession of such Lender or any Affiliate may, without notice to any Loan Party (any such notice being expressly waived by Loan Parties) but with the prior written approval of Agent, be applied to or set off against the payment of Obligations and any and all other liabilities, direct, or indirect, absolute or contingent, due or to become due, now existing or hereafter arising, of the Loan Parties to such Lender. Each of the Lenders agrees with each other Lender that if such Lender shall receive from a Loan Party, whether by voluntary payment, exercise of the right of setoff, or otherwise, and shall retain and apply to the payment of the Note or Notes held by such Lender (but excluding the Swing Loan Note) any amount in excess of its ratable portion of the payments received by all of the Lenders with respect to the Notes held by all of the Lenders, such Lender will make such disposition and arrangements with the other Lenders with respect to such excess, either by way of distribution, pro tanto assignment of claims, subrogation or otherwise as shall result in each Lender receiving in respect of the Notes held by it its proportionate payment as contemplated by this Agreement; provided that if all or any part of such excess payment is thereafter recovered from such Lender, such disposition and arrangements shall be rescinded and the amount restored to the extent of such recovery, but without interest. In the event that any Defaulting Lender shall exercise any such right of setoff, (a) all amounts so set off shall be paid over immediately to the Agent for further application in accordance with the provisions of this Agreement and, pending such payment, shall be segregated by such Defaulting Lender from its other funds and deemed held in trust for the benefit of the Agent and the Lenders, and (b) the Defaulting Lender shall provide promptly to the Agent a statement describing in reasonable detail the Obligations owing to such Defaulting Lender as to which it exercised such right of setoff.

§14.          THE AGENT.

§14.1        Authorization. Each of the Lenders hereby irrevocably appoints KeyBank as the Agent and authorizes the Agent to take such action on behalf of each of the Lenders and to exercise all such powers as are hereunder and under any of the other Loan Documents and any related documents delegated to the Agent and all other powers not specifically reserved to the Lenders, together with such powers as are reasonably incident thereto, provided that no duties or responsibilities not expressly assumed herein or therein shall be implied to have been assumed by the Agent. The obligations of the Agent hereunder are primarily administrative in nature, and nothing contained in this Agreement or any of the other Loan Documents shall be construed to constitute the Agent as a trustee for any Lender or to create an agency or fiduciary relationship. Agent shall act as the contractual representative of the Lenders hereunder, and notwithstanding the use of the term “Agent”, it is understood and agreed that Agent shall not have any fiduciary duties or responsibilities to any Lender by reason of this Agreement or any other Loan Document and is acting as an independent contractor, the duties and responsibilities of which are limited to those expressly set forth in this Agreement and the other Loan Documents. The Loan Parties and any other Person shall be entitled to conclusively rely on a statement from the Agent that it has the authority to act for and bind the Lenders pursuant to this Agreement and the other Loan Documents.

§14.2        Employees and Agents. The Agent may exercise its powers and execute its duties by or through employees or agents and shall be entitled to take, and to rely on, advice of counsel concerning all matters pertaining to its rights and duties under this Agreement and the other Loan Documents. The Agent may utilize the services of such Persons as the Agent may reasonably determine, and all reasonable fees and expenses of any such Persons shall be paid by the Loan Parties.

§14.3        No Liability. Neither the Agent nor any of its shareholders, directors, officers or employees nor any other Person assisting them in their duties nor any agent, or employee thereof, shall be liable for (a) any waiver, consent or approval given or any action taken, or omitted to be taken, in good faith by it or them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, or be responsible for the consequences of any oversight or error of judgment whatsoever, except that the Agent or such other Person, as the case may be, shall be liable for losses due to its willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods or (b) any action taken or not taken by Agent with the consent or at the request of the Required Lenders. The Agent shall not be deemed to have knowledge or notice of the occurrence of any Default or Event of Default, except with respect to defaults in the payment of principal, interest and fees required to be paid to the Agent for the account of the Lenders, unless the Agent has received notice from a Lender or the Loan Parties referring to the Loan Documents and describing with reasonable specificity such Default or Event of Default and stating that such notice is a “notice of default”.

§14.4        No Representations. The Agent shall not be responsible for the execution or validity or enforceability of this Agreement, the Notes, any of the other Loan Documents or any instrument at any time constituting, or intended to constitute, collateral security for the Notes, or for the value of any such collateral security or for the validity, enforceability or collectability of any such amounts owing with respect to the Notes, or for any recitals or statements, warranties or representations made herein, or any agreement, instrument or certificate delivered in connection therewith or in any of the other Loan Documents or in any certificate or instrument hereafter furnished to it by or on behalf of the Loan Parties or any of their respective Subsidiaries, or be bound to ascertain or inquire as to the performance or observance of any of the terms, conditions, covenants or agreements herein or in any of the other Loan Documents (except that the Agent shall confirm receipt of the items required to be delivered to it in §§10 and 11 hereof). The Agent shall not be bound to ascertain whether any notice, consent, waiver or request delivered to it by the Loan Parties or any holder of any of the Notes shall have been duly authorized or is true, accurate and complete. The Agent has not made nor does it now make any representations or warranties, express or implied, nor does it assume any liability to the Lenders, with respect to the creditworthiness or financial condition of the Loan Parties or any of their respective Subsidiaries, or the value of the Unencumbered Asset Pool or any other assets of the Loan Parties or any of their respective Subsidiaries. Each Lender acknowledges that it has, independently and without reliance upon the Agent or any other Lender, and based upon such information and documents as it has deemed appropriate, made its own credit analysis and decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon the Agent or any other Lender, based upon such information and documents as it deems appropriate at the time, continue to make its own credit analysis and decisions in taking or not taking action under this Agreement and the other Loan Documents. Agent’s Special Counsel has only represented Agent and KeyBank in connection with the Loan Documents and the only attorney client relationship or duty of care is between Agent’s Special Counsel and Agent or KeyBank. Each Lender has been independently represented by separate counsel on all matters regarding the Loan Documents.

§14.5        Payments.

(a)               A payment by the Loan Parties to the Agent hereunder or under any of the other Loan Documents for the account of any Lender shall constitute a payment to such Lender. The Agent agrees to distribute to each Lender not later than one Business Day after the Agent’s receipt of good funds, determined in accordance with the Agent’s customary practices, such Lender’s pro rata share of payments received by the Agent for the account of the Lenders except as otherwise expressly provided herein or in any of the other Loan Documents. In the event that the Agent fails to distribute such amounts within one Business Day as provided above, the Agent shall pay interest on such amount at a rate per annum equal to the Overnight Rate from time to time in effect. Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then until such time as such Lender is no longer a Defaulting Lender, each payment of the Parent Borrower hereunder shall be applied in accordance with §14.16.

(b)               If in the opinion of the Agent the distribution of any amount received by it in such capacity hereunder, under the Notes or under any of the other Loan Documents might involve it in liability, it may refrain from making such distribution until its right to make such distribution shall have been adjudicated by a court of competent jurisdiction. If a court of competent jurisdiction shall adjudge that any amount received and distributed by the Agent is to be repaid, each Person to whom any such distribution shall have been made shall either repay to the Agent its proportionate share of the amount so adjudged to be repaid or shall pay over the same in such manner and to such Persons as shall be determined by such court.

§14.6        Holders of Notes. Subject to the terms of §18, the Agent may deem and treat the payee of any Note as the absolute owner or purchaser thereof for all purposes hereof until it shall have been furnished in writing with a different name by such payee or by a subsequent holder, assignee or transferee.

§14.7        Indemnity. The Lenders ratably agree hereby to indemnify and hold harmless the Agent from and against any and all claims, actions and suits (whether groundless or otherwise), losses, damages, costs, reasonable expenses (including any expenses for which the Agent has not been reimbursed by the Loan Parties as required by §15 and without limiting the Loan Parties’ obligation to do so), and liabilities of every nature and character arising out of or related to this Agreement, the Notes, or any of the other Loan Documents or the transactions contemplated or evidenced hereby or thereby, or the Agent’s actions taken hereunder or thereunder, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods. The agreements in this §14.7 shall survive the payment of all amounts payable under the Loan Documents.

§14.8        Agent as Lender. In its individual capacity, KeyBank shall have the same obligations and the same rights, powers and privileges in respect to its Commitment and the Loans made by it, and as the holder of any of the Notes as it would have were it not also the Agent. The provisions of this §14.8 shall likewise apply to KeyBank or any other Person serving as the Alternative Currency Fronting Lender.

§14.9        Resignation. The Agent may resign at any time by giving thirty (30) calendar days’ prior written notice thereof to the Lenders and the Loan Parties. The Required Lenders may remove the Agent from its capacity as Agent in the event of the Agent’s gross negligence or willful misconduct. Any such resignation or removal may at Agent’s option also constitute Agent’s resignation as Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender. Upon any such resignation, or removal, the Required Lenders, subject to the terms of §18.1, shall have the right to appoint as a successor Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender, any Lender or any bank whose senior debt obligations are rated not less than “A” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000; provided that any such replacement Agent shall have a Commitment Percentage of not less than ten percent (10%). Unless a Default or Event of Default shall have occurred and be continuing, such successor Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender shall be reasonably acceptable to the Loan Parties. If no successor Agent shall have been appointed and shall have accepted such appointment within thirty (30) days after the retiring Agent’s giving of notice of resignation or the Required Lender’s removal of the Agent, then the retiring or removed Agent may, on behalf of the Lenders, appoint a successor Agent, which shall be any Lender or any financial institution whose senior debt obligations are rated not less than “A2” or its equivalent by Moody’s or not less than “A” or its equivalent by S&P and which has a net worth of not less than $500,000,000. Upon the acceptance of any appointment as Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender hereunder by a successor Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender such successor Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender, shall thereupon succeed to and become vested with all the rights, powers, privileges and duties of the retiring or removed Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender, and the retiring or removed Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender, shall be discharged from its duties and obligations hereunder as Agent and, if applicable, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender. After any retiring Agent’s resignation or removal, the provisions of this Agreement and the other Loan Documents shall continue in effect for its benefit in respect of any actions taken or omitted to be taken by it while it was acting as Agent, Issuing Lender, Swing Loan Lender, and Alternative Currency Fronting Lender. If the resigning or removed Agent shall also resign as the Issuing Lender, such successor Agent shall issue letters of credit in substitution for the Letters of Credit, if any, outstanding at the time of such succession or shall make other arrangements satisfactory to the current Issuing Lender, in either case, to assume effectively the obligations of the current Agent with respect to such Letters of Credit. Upon any change in the Agent under this Agreement, the resigning or removed Agent shall execute such assignments of and amendments to the Loan Documents as may be necessary to substitute the successor Agent for the resigning or removed Agent.

§14.10     Duties in the Case of Enforcement. In case one or more Events of Default have occurred and shall be continuing, and whether or not acceleration of the Obligations shall have occurred, the Agent may and, if (a) so requested by the Required Lenders and (b) the Lenders have provided to the Agent such additional indemnities and assurances in accordance with their respective Commitment Percentages against expenses and liabilities as the Agent may reasonably request, shall proceed to exercise all or any legal and equitable and other rights or remedies as it may have; provided, however, that unless and until the Agent shall have received such directions, the Agent may (but shall not be obligated to) take such action, or refrain from taking such action, with respect to such Default or Event of Default as it shall deem to be in the best interests of the Lenders. Without limiting the generality of the foregoing, if Agent reasonably determines payment is in the best interest of all the Lenders, Agent may without the approval of the Lenders pay taxes and insurance premiums and spend money for maintenance, repairs or other expenses which may be necessary to be incurred, and Agent shall promptly thereafter notify the Lenders of such action. Each Lender shall, within thirty (30) days of request therefor, pay to the Agent its Commitment Percentage of the reasonable costs incurred by the Agent in taking any such actions hereunder to the extent that such costs shall not be promptly reimbursed to the Agent by the Loan Parties (and without limiting the Loan Parties’ obligation to do so) within such period with respect to the Eligible Real Estate Assets. The Required Lenders may direct the Agent in writing as to the method and the extent of any such exercise, the Lenders hereby agreeing to indemnify and hold the Agent harmless in accordance with their respective Commitment Percentages from all liabilities incurred in respect of all actions taken or omitted in accordance with such directions, except to the extent that any of the same shall be directly caused by the Agent’s willful misconduct or gross negligence as finally determined by a court of competent jurisdiction after the expiration of all applicable appeal periods, provided that the Agent need not comply with any such direction to the extent that the Agent reasonably believes the Agent’s compliance with such direction to be unlawful in any applicable jurisdiction or commercially unreasonable under the UCC as enacted in any applicable jurisdiction.

§14.11     Bankruptcy. In the event a bankruptcy or other insolvency proceeding is commenced by or against any Loan Party with respect to the Obligations, the Agent shall have the sole and exclusive right to file and pursue a joint proof claim on behalf of all Lenders. Any votes with respect to such claims or otherwise with respect to such proceedings shall be subject to the vote of the Required Lenders or all of the Lenders as required by this Agreement.

§14.12      Intentionally Omitted.

§14.13      Reliance by Agent. The Agent shall be entitled to rely upon, and shall not incur any liability for relying upon, any notice, request, certificate, consent, statement, instrument, document or other writing (including any electronic message, Internet or intranet website posting or other distribution) believed by it to be genuine and to have been signed, sent or otherwise authenticated by an Authorized Officer. The Agent also may rely upon any statement made to it orally or by telephone and believed by it to have been made by the proper Person, and shall not incur any liability for relying thereon. In determining compliance with any condition hereunder to the making of a Loan, that by its terms must be fulfilled to the satisfaction of a Lender, the Agent may presume that such condition is satisfactory to such Lender unless the Agent shall have received notice to the contrary from such Lender prior to the making of such Loan. The Agent may consult with legal counsel (who may be counsel for the Loan Parties), independent accountants and other experts selected by it, and shall not be liable for any action taken or not taken by it in accordance with the advice of any such counsel, accountants or experts.

§14.14      Approvals. If consent is required for some action under this Agreement, or except as otherwise provided herein an approval of the Lenders, the Majority Lenders or the Required Lenders is required or permitted under this Agreement, each Lender agrees to give the Agent, within ten (10) days of receipt of the request for action together with all reasonably requested information related thereto (or such lesser period of time required by the terms of the Loan Documents), notice in writing of approval or disapproval (collectively “Directions”) in respect of any action requested or proposed in writing pursuant to the terms hereof. If consent is required for the requested action, any Lender’s failure to respond to a request for Directions within the required time period shall be deemed to constitute a Direction to take such requested action. In the event that any recommendation is not approved by the requisite number of Lenders and a subsequent approval on the same subject matter is requested by Agent, then for the purposes of this paragraph each Lender shall be required to respond to a request for Directions within five (5) Business Days of receipt of such request. Agent and each Lender shall be entitled to assume that any officer of the other Lenders delivering any notice, consent, certificate or other writing is authorized to give such notice, consent, certificate or other writing unless Agent and such other Lenders have otherwise been notified in writing.

§14.15      Loan Parties Not Beneficiary. Except for the provisions of §14.9 relating to the appointment of a successor Agent, the provisions of this §14 are solely for the benefit of the Agent and the Lenders, may not be enforced by the Loan Parties, and except for the provisions of §14.9, may be modified or waived without the approval or consent of the Loan Parties.

§14.16      Defaulting Lenders.

(a)               Notwithstanding anything to the contrary contained in this Agreement, if any Lender becomes a Defaulting Lender, then, until such time as that Lender is no longer a Defaulting Lender, to the extent permitted by applicable Legal Requirements:

(i)                 That Defaulting Lender’s right to approve or disapprove any amendment, waiver or consent with respect to this Agreement shall be restricted as set forth in §27.

(ii)              Any payment of principal, interest, fees or other amounts received by the Agent for the account of that Defaulting Lender (whether voluntary or mandatory, at maturity, or otherwise, and including any amounts made available to the Agent by that Defaulting Lender pursuant to §13), shall be applied at such time or times as may be determined by the Agent as follows: first, to the payment of any amounts owing by that Defaulting Lender to the Agent hereunder; second, to the payment on a pro rata basis of any amounts owing by that Defaulting Lender to the Issuing Lender, Swing Loan Lender, or Alternative Currency Fronting Lender hereunder; third, if so determined by the Agent or requested by the Issuing Lender, Swing Loan Lender, or Alternative Currency Fronting Lender to be held as cash collateral for future funding obligations of that Defaulting Lender of any participation in any Swing Loan, Letter of Credit, or Alternative Currency Risk Participation; fourth, as the Loan Party may request (so long as no Default or Event of Default exists), to the funding of any Loan in respect of which that Defaulting Lender has failed to fund its portion thereof as required by this Agreement, as determined by the Agent; fifth, if so determined by the Agent and the Loan Party, to be held in a non-interest bearing deposit account and released pro rata in order to (x) satisfy obligations of such Defaulting Lender to fund Loans or participations under this Agreement and (y) be held as cash collateral for future funding obligations of such Defaulting Lender of any participation in any Letter of Credit or Swing Loan; sixth, to the payment of any amounts owing to the Lenders, the Issuing Lender, Swing Loan Lender, or Alternative Currency Fronting Lender as a result of any judgment of a court of competent jurisdiction obtained by any Lender, the Issuing Lender, Swing Loan Lender, or Alternative Currency Fronting Lender against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; seventh, so long as no Default or Event of Default exists or non-defaulting Lenders have been paid in full all amounts then due, to the payment of any amounts owing to the Loan Party as a result of any judgment of a court of competent jurisdiction obtained by the Loan Party against that Defaulting Lender as a result of that Defaulting Lender’s breach of its obligations under this Agreement; and eighth, to that Defaulting Lender or as otherwise directed by a court of competent jurisdiction; provided that if (x) such payment is a payment of the principal amount of any Loans or Letter of Credit Liabilities in respect of which that Defaulting Lender has not fully funded its appropriate share and (y) such Loans or Letter of Credit Liabilities were made at a time when the conditions set forth in §11 were satisfied or waived, such payment shall be applied solely to pay the Loans of, and Letter of Credit Liabilities owed to, all non-Defaulting Lenders on a pro rata basis prior to being applied to the payment of any Loans of, or Letter of Credit Liabilities owed to, that Defaulting Lender. Any payments, prepayments or other amounts paid or payable to a Defaulting Lender that are applied (or held) to pay amounts owed by a Defaulting Lender or to post Cash Collateral pursuant to this §14.16(a)(ii) shall be deemed paid to and redirected by that Defaulting Lender, and each Lender irrevocably consents hereto.

(iii)            That Defaulting Lender, which is a Revolving Credit Lender, (x) shall not be entitled to receive any facility unused fee pursuant to §2.3 for any period during which that Revolving Credit Lender is a Defaulting Lender (and the Loan Party shall not be required to pay any such fee that otherwise would have been required to have been paid to that Defaulting Lender) and (y) shall be limited in its right to receive Letter of Credit Fees as provided in §2.10(e).

(iv)             During any period in which there is a Revolving Credit Lender which is a Defaulting Lender, for purposes of computing the amount of the obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit, Swing Loans, or Alternative Currency Risk Participations pursuant to §§2.5, 2.8, and/or 2.10, the “Revolving Credit Commitment Percentage” of each non-Defaulting Revolving Credit Lender shall be computed without giving effect to the Revolving Credit Commitment of that Defaulting Revolving Credit Lender; provided, that, (i) each such reallocation shall be given effect only if, at the date the applicable Revolving Credit Lender becomes a Defaulting Lender, no Default or Event of Default exists; and (ii) the aggregate obligation of each non-Defaulting Revolving Credit Lender to acquire, refinance or fund participations in Letters of Credit, Swing Loans, and Alternative Currency Risk Participations shall not exceed the positive difference, if any, of (1) the Revolving Credit Commitment of that non-Defaulting Revolving Credit Lender minus (2) the aggregate Outstanding of the Revolving Credit Loans of and Letter of Credit Liabilities held by that Revolving Credit Lender. Subject to §38, no reallocation hereunder shall constitute a waiver or release of any claim of any party hereunder against a Defaulting Lender arising from that Lender having become a Defaulting Lender, including any claim of a non-Defaulting Lender as a result of such non-Defaulting Lender’s increased exposure following such reallocation.

(b)               During any period that a Lender is a Defaulting Lender, the Loan Party may, by giving written notice thereof to the Agent, such Defaulting Lender, and the other Lenders, demand that such Defaulting Lender assign its Commitment to an Eligible Assignee subject to and in accordance with the provisions of §18.1, with the Loan Party being obligated to pay the applicable assignment fee due under §18.2 in the event same is not paid by the Defaulting Lender, provided further that the amount of such fee shall be deducted from any payments to be made to the Defaulting Lender under this §14.16(a)(v). No party hereto shall have any obligation whatsoever to initiate any such replacement or to assist in finding an Eligible Assignee. In addition, any Lender who is not a Defaulting Lender may, but shall not be obligated, in its sole discretion, to acquire the face amount of all or a portion of such Defaulting Lender’s Commitment via an assignment subject to and in accordance with the provisions of §18.1. No such assignment shall be effective unless and until, in addition to the other conditions thereto set forth herein, the parties to the assignment shall make such additional payments to the Agent in an aggregate amount sufficient with any applicable amounts held pursuant to the immediately preceding subsection (f), upon distribution thereof as appropriate (which may be outright payment, purchases by the assignee of participations or subparticipations, or other compensating actions, including funding, with the consent of the Loan Party and the Agent, the applicable pro rata share of Loans previously requested but not funded by the Defaulting Lender, to each of which the applicable assignee and assignor hereby irrevocably consent), to (x) pay and satisfy in full all payment liabilities then owed by such Defaulting Lender to the Agent, the Issuing Lender or any Lender hereunder (and interest accrued thereon), and (y) acquire (and fund as appropriate) such Defaulting Lender’s full pro rata share of all Loans and participations in Letters of Credit, Swing Loans, and Alternative Currency Risk Participations. Notwithstanding the foregoing, in the event that any assignment of rights and obligations of any Defaulting Lender hereunder shall become effective under any Legal Requirement without compliance with the provisions of this paragraph, then the assignee of such interest shall be deemed to be a Defaulting Lender for all purposes of this Agreement until such compliance occurs.

(c)               If a Lender is a Defaulting Lender because it has failed to make timely payment to the Agent of any amount required to be paid to the Agent hereunder (without giving effect to any notice or cure periods), in addition to other rights and remedies which the Agent or the Parent Borrower may have under the immediately preceding provisions or otherwise, the Agent shall be entitled (i) to collect interest from such Defaulting Lender on such delinquent payment for the period from the date on which the payment was due until the date on which the payment is made at the Federal Funds Effective Rate, (ii) to withhold or setoff and to apply in satisfaction of the defaulted payment and any related interest, any amounts otherwise payable to such Defaulting Lender under this Agreement or any other Loan Document and (iii) to bring an action or suit against such Defaulting Lender in a court of competent jurisdiction to recover the defaulted amount and any related interest. Any amounts received by the Agent in respect of a Defaulting Lender’s Loans shall be applied as set forth in §14.16(a)(ii).

(d)               Defaulting Lender Cure. If the Loan Party, the Agent, Swing Loan Lender, Issuing Lender, and Alternative Currency Funding Lender agree in writing in their sole discretion that a Defaulting Lender should no longer be deemed to be a Defaulting Lender, the Agent will so notify the parties hereto, whereupon as of the effective date specified in such notice and subject to any conditions set forth therein (which may include arrangements with respect to any Cash Collateral), that Lender will, to the extent applicable, purchase that portion of outstanding Loans of the other Lenders or take such other actions as the Agent may determine to be necessary to cause the Loans and funded and unfunded participations in Letters of Credit, Swing Loans, and Alternative Currency Risk Participations to be held on a pro rata basis by the Lenders in accordance with their Commitment Percentage (without giving effect to §14.16(a)(iv)), whereupon that Lender will cease to be a Defaulting Lender; provided that no adjustments will be made retroactively with respect to fees accrued or payments made by or on behalf of the Loan Party while that Lender was a Defaulting Lender; and provided, further, that except to the extent otherwise expressly agreed by the affected parties, no change hereunder from Defaulting Lender to Lender will constitute a waiver or release of any claim of any party hereunder arising from that Lender’s having been a Defaulting Lender.

§15.          EXPENSES.

The Loan Parties agree to pay (a) to the extent incurred by Agent the reasonable costs of producing and reproducing this Agreement, the other Loan Documents and the other agreements and instruments mentioned herein, (b) all engineer’s fees, environmental reviews and the reasonable fees, expenses and disbursements of the counsel to the Agent and any local counsel to the Agent incurred in connection with the preparation, administration, or interpretation of the Loan Documents and other instruments mentioned herein, and amendments, modifications, approvals, consents or waivers hereto or hereunder, (c) all other reasonable out of pocket fees, expenses and disbursements (other than Taxes unless such payment is otherwise required pursuant to the terms of this Agreement) of the Agent incurred by the Agent in connection with the preparation or interpretation of the Loan Documents and other instruments mentioned herein, the addition or substitution of additional Eligible Real Estate Assets, the review of leases, the making of each advance hereunder, the issuance of Letters of Credit, and the third party out-of-pocket costs and expenses incurred in connection with the syndication of the Commitments pursuant to §18 hereof, and (d) without duplication, all out-of-pocket expenses (including reasonable attorneys’ fees and costs, and the fees and costs of appraisers, engineers, investment bankers or other experts retained by any Lender or the Agent) incurred by any Lender or the Agent in connection with (i) the enforcement of or preservation of rights under any of the Loan Documents against the Loan Parties or the administration thereof after the occurrence of a Default or Event of Default and (ii) any litigation, proceeding or dispute whether arising hereunder or otherwise, in any way related to the Agent’s or any of the Lenders’ relationship with the Loan Parties (provided that any attorneys’ fees and costs pursuant to this clause (d) shall be limited to those incurred by the Agent and one other counsel with respect to the Lenders as a group and an additional counsel in the event of an actual or perceived conflict of interest), (e) all reasonable out-of-pocket fees, expenses and disbursements (including reasonable attorneys’ fees and costs) which may be incurred by Agent in connection with the execution and delivery of this Agreement and the other Loan Documents (without duplication of any of the items listed above), and (f) all expenses relating to the use of Intralinks, SyndTrak or any other similar system for the dissemination and sharing of documents and information in connection with the Loans. The covenants of this §15 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder.

§16.          INDEMNIFICATION.

The Loan Parties, jointly and severally, agree to indemnify and hold harmless the Agent, the Lenders and the Arrangers and each director, officer, employee, agent and Affiliate thereof and Person who controls the Agent or any Lender or the Arrangers against any and all claims, actions and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages and expenses of every nature and character arising out of or relating to any claim, action, suit or litigation arising out of this Agreement or any of the other Loan Documents or the transactions contemplated hereby and thereby including, without limitation, (a) any and all claims for brokerage, leasing, finders or similar fees which may be made relating to the Eligible Real Estate Assets or the Loans by parties claiming by or through Loan Party, (b) any condition of the Eligible Real Estate Assets or any other Real Estate, (c) any actual or proposed use by the Loan Parties of the proceeds of any of the Loans or Letters of Credit, (d) any actual or alleged infringement of any patent, copyright, trademark, service mark or similar right of the Loan Parties, (e) the Loan Parties entering into or performing this Agreement or any of the other Loan Documents, (f) any actual or alleged violation of any law, ordinance, code, order, rule, regulation, approval, consent, permit or license relating to the Eligible Real Estate Assets or any other Real Estate, (g) with respect to the Loan Parties and their respective properties and assets the violation of any Environmental Law, the Release or threatened Release of any Hazardous Substances or any action, suit, proceeding or investigation brought or threatened with respect to any Hazardous Substances (including, but not limited to, claims with respect to wrongful death, personal injury, nuisance or damage to property), and (h) to the extent used by Loan Party, any use of Intralinks, SyndTrak or any other system for the dissemination and sharing of documents and information, in each case including, without limitation, the reasonable fees and disbursements of counsel incurred in connection with any such investigation, litigation or other proceeding; provided, however, that the Loan Parties shall not be obligated under this §16 or otherwise to indemnify any Person for liabilities arising from such Person’s own gross negligence or willful misconduct as determined by a court of competent jurisdiction after the exhaustion of all applicable appeal periods. In litigation, or the preparation therefor, the Lenders and the Agent shall be entitled to select a single law firm as their own counsel (and an additional counsel in the event of an actual or perceived conflict of interest) and, in addition to the foregoing indemnity, the Loan Parties agree to pay promptly the reasonable fees and expenses of such counsel. No person indemnified hereunder shall be liable for any damages arising from the use by unintended recipients of any information or other materials distributed by it through telecommunications, electronic or other information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby. If, and to the extent that the obligations of the Loan Parties under this §16 are unenforceable for any reason, the Loan Parties hereby agree to make the maximum contribution to the payment in satisfaction of such obligations which is permissible under applicable law. The provisions of this §16 shall survive the repayment of the Loans and the termination of the obligations of the Lenders hereunder. Notwithstanding the foregoing, this Section 16 shall not apply with respect to Taxes, other than any Taxes that represent losses, claims or damages arising from any non-Tax claim.

§17.          SURVIVAL OF COVENANTS, ETC.

All covenants, agreements, representations and warranties made herein, in the Notes, in any of the other Loan Documents or in any documents or other papers delivered by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or thereto shall be deemed to have been relied upon by the Lenders and the Agent, notwithstanding any investigation heretofore or hereafter made by any of them, and shall survive the making by the Lenders of any of the Loans, as herein contemplated, and shall continue in full force and effect so long as any amount due under this Agreement or the Notes or any of the other Loan Documents remains outstanding or any Letters of Credit remain outstanding or any Lender has any obligation to make any Loans or issue any Letters of Credit. The indemnification obligations of the Loan Parties provided herein and in the other Loan Documents shall survive the full repayment of amounts due and the termination of the obligations of the Lenders hereunder and thereunder to the extent provided herein and therein. All statements contained in any certificate delivered to any Lender or the Agent at any time by or on behalf of the Loan Parties or any of their respective Subsidiaries pursuant hereto or in connection with the transactions contemplated hereby shall constitute representations and warranties by such Person hereunder.

§18.          ASSIGNMENT AND PARTICIPATION.

§18.1      Conditions to Assignment by Lenders. Except as provided herein, each Lender may assign to one or more Eligible Assignees all or a portion of its interests, rights and obligations under this Agreement (including all or a portion of its Commitment Percentage and Commitment and the same portion of the Loans at the time owing to it and the Notes held by it, and further including for purposes of this §18.1, participations in Letters of Credit, Swing Loans, and Alternative Currency Risk Participations); provided that:

(a)               the Agent, the Swing Loan Lender and the Issuing Lender shall have each given its prior written consent to such assignment, which consent shall not be unreasonably withheld or delayed, and shall not be required if such assignment is to an existing Lender, an Affiliate of a Lender or an Approved Fund;

(b)               each such assignment shall be of a constant, and not a varying, percentage of all the assigning Lender’s rights and obligations under this Agreement with respect to the Revolving Credit Commitment in the event an interest in the Revolving Credit Loans is assigned, or with respect to the Term Loan III Commitment in the event an interest in the Term Loan III Loans is assigned or with respect to the Term Loan IV Commitment in the event an interest in the Term Loan IV Loans is assigned;

(c)               the parties to such assignment shall execute and deliver to the Agent, for recording in the Register (as hereinafter defined) an Assignment and Acceptance Agreement in the form of Exhibit H annexed hereto, together with any Notes subject to such assignment;

(d)               in no event shall any assignment be to any Person controlling, controlled by or under common control with, or which is not otherwise free from influence or control by, any Loan Party or REIT; and

(e)               such assignee shall acquire an interest in the Loans of not less than the Dollar Equivalent of $5,000,000 and integral multiples of $1,000,000 in excess thereof (or if less, the remaining Loans of the assignor), unless waived by the Agent, and so long as no Default or Event of Default exists hereunder, Parent Borrower.

Upon execution, delivery, acceptance and recording of such Assignment and Acceptance Agreement, (i) the assignee thereunder shall be a party hereto and all other Loan Documents executed by the Lenders and, to the extent provided in such Assignment and Acceptance Agreement, have the rights and obligations of a Lender hereunder, (ii) the assigning Lender shall, upon payment to the Agent of the registration fee referred to in §18.2, be released from its obligations under this Agreement arising after the effective date of such assignment with respect to the assigned portion of its interests, rights and obligations under this Agreement, and (iii) the Agent may unilaterally amend Schedule 1.1 to reflect such assignment. In connection with each assignment, the assignee shall represent and warrant to the Agent, the assignor and each other Lender as to whether such assignee is controlling, controlled by, under common control with or is not otherwise free from influence or control by, the Loan Parties and REIT.

§18.2      Register. The Agent shall maintain on behalf of the Loan Parties a copy of each assignment delivered to it and a register or similar list (the “Register”) for the recordation of the names and addresses of the Lenders and the Commitment Percentages of and principal amount of and interest on the Loans owing to the Lenders from time to time. The entries in the Register shall be conclusive, in the absence of manifest error, and the Loan Parties, the Agent and the Lenders may treat each Person whose name is recorded in the Register as a Lender hereunder for all purposes, notwithstanding notice to the contrary. The Register shall be available for inspection by the Loan Parties and the Lenders at any reasonable time and from time to time upon reasonable prior notice. Upon each such recordation, the assigning Lender agrees to pay to the Agent a registration fee in the sum of $3,500.

§18.3      New Notes. Upon its receipt of an Assignment and Acceptance Agreement executed by the parties to such assignment, together with each Note subject to such assignment, the Agent shall record the information contained therein in the Register. Within five (5) Business Days after receipt of notice of such assignment from Agent, the Loan Parties, at their own expense, shall execute and deliver to the Agent, in exchange for each surrendered Note, a new Note (if requested by the subject Lender) to such assignee in an amount equal to the amount assigned to such assignee pursuant to such Assignment and Acceptance Agreement and, if the assigning Lender has retained some portion of its obligations hereunder, a new Note to the assigning Lender in an amount equal to the amount retained by it hereunder. Such new Notes shall provide that they are replacements for the surrendered Notes, shall be in an aggregate principal amount equal to the aggregate principal amount of the surrendered Notes, shall be dated the effective date of such Assignment and Acceptance Agreement and shall otherwise be in substantially the form of the assigned Notes. The surrendered Notes shall be canceled and returned to the Loan Parties.

§18.4      Participations. Any Lender may at any time, without the consent of, or notice to, the Loan Party or the Agent, sell participations to any Person (other than a natural person, a Defaulting Lender or the Loan Parties or any of the Loan Parties’ Affiliates or Subsidiaries ) (each, a “Participant”) in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment and/or the Loans (including such Lender’s participations in Letter of Credit Liabilities and/or Swing Loans) owing to it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged, (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations and (iii) the Loan Party, the Agent, the Lenders and the Issuing Lender shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Any agreement or instrument pursuant to which a Lender sells such a participation shall provide that such Lender shall retain the sole right to enforce this Agreement and to approve any amendment, modification or waiver of any provision of this Agreement; provided that such agreement or instrument may provide that such Lender will not, without the consent of the Participant, agree to any amendment, waiver or other modification described §27(a), (b), (c) or (h) that affects such Participant. The Loan Party agrees that each Participant shall be entitled to the benefits of §§4.4, 4.9 and 4.10 to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to §18.1; provided a Participant shall not be entitled to receive any greater payment under §§4.9 and 4.10 than the applicable Lender would have been entitled to receive with respect to the participation sold to such Participant, unless the sale of the participation to such Participant is made with the Loan Parties’ prior written consent. To the extent permitted by law, each Participant also shall be entitled to the benefits of §13 as though it were a Lender, provided such Participant agrees to be subject to §13 as though it were a Lender. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of the Loan Parties, maintain a register on which it enters the name and address of each Participant and the principal amounts of (and stated interest on) each Participant’s interest in the Loans or other Obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any Participant or any information relating to a Participant's interest in any Commitments, Loans, Letters of Credit or its other Obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such Commitment, Loan, Letter of Credit or other Obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations, proposed Section 1.163-5(b) of the United States Treasury Regulations and any amended, replacement or successor authority. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as Agent) shall have no responsibility for maintaining a Participant Register.

§18.5      Pledge by Lender. Any Lender may at any time pledge all or any portion of its interest and rights under this Agreement (including all or any portion of its Note) to secure the obligations of such Lender, including, without limitation, any Federal Reserve Bank or other centralized banking authority, or if any other Person as the Agent may approve. No such pledge or the enforcement thereof shall release the pledgor Lender from its obligations hereunder or under any of the other Loan Documents.

§18.6      No Assignment by Loan Parties. The Loan Parties shall not assign or transfer any of their rights or obligations under this Agreement without the prior written consent of each of the Lenders.

§18.7      Disclosure. Loan Parties, at no cost or expense, agree to promptly cooperate with any Lender in connection with any proposed permitted assignment or participation of all or any portion of its Commitment. The Loan Parties agree that in addition to disclosures made in accordance with standard banking practices any Lender may disclose information, subject to such proposed participant entering into a confidentiality agreement providing substantially the same protection to the Loan Parties as this Agreement, obtained by such Lender pursuant to this Agreement to assignees or participants and potential assignees or participants hereunder, subject to the provisions of this §18.7. Each Lender agrees for itself that it shall in accordance with its customary procedures hold confidential all non-public information obtained from Loan Parties that has been identified in writing as confidential by any of them, and shall use reasonable efforts in accordance with its customary procedures to not disclose such information to any other Person, it being understood and agreed that, notwithstanding the foregoing, a Lender may make (a) disclosures to its participants (provided such Persons are advised of the provisions of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Party), (b) disclosures to its directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors of such Lender (provided that such Persons who are not employees of such Lender are advised of the provision of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Party), (c) disclosures customarily provided or reasonably required by any potential or actual bona fide assignee, transferee or participant or their respective directors, officers, employees, Affiliates, accountants, appraisers, legal counsel and other professional advisors in connection with a potential or actual assignment or transfer by such Lender of any Loans or any participations therein (provided such Persons are advised of the provisions of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Party), (d) disclosures to bank regulatory authorities or self-regulatory bodies with jurisdiction over such Lender, (e) disclosures with the consent of the Parent Borrower, or (f) disclosures required or requested by any other governmental authority or representative thereof or pursuant to legal process; provided that, unless specifically prohibited by applicable law or court order, each Lender shall notify Loan Parties of any request by any governmental authority or representative thereof prior to disclosure (other than any such request in connection with any examination of such Lender by such government authority) for disclosure of any such non-public information prior to disclosure of such information. In addition, each Lender may make disclosure of such information to any contractual counterparty in swap agreements or such contractual counterparty’s professional advisors (so long as such contractual counterparty or professional advisors agree to be bound by the provisions of this §18.7 and sign a confidentiality agreement reasonably acceptable to Loan Party). Non-public information shall not include any information which is or subsequently becomes publicly available other than as a result of a disclosure of such information by a Lender, or prior to the delivery to such Lender is within the possession of such Lender if such information is not known by such Lender to be subject to another confidentiality agreement with or other obligations of secrecy to the Loan Parties, or is disclosed with the prior approval of Loan Parties. Nothing herein shall prohibit the disclosure of non-public information to the extent necessary to enforce the Loan Documents.

§18.8      Titled Agents. The Titled Agents shall not have any additional rights or obligations under the Loan Documents, except for those rights, if any, as a Lender.

§19.          NOTICES.

Each notice, demand, election or request (hereinafter in this §19 referred to as “Notice”) must be in writing and shall be deemed to have been properly given or served by personal delivery or by sending same by overnight courier or by depositing same in the United States Mail, postpaid and registered or certified, return receipt requested, and addressed as follows:

If to the Agent or KeyBank:

KeyBank National Association
4910 Tiedeman Road, 3rd Floor
Brooklyn, OH 44144
Attn: KeyBank Real Estate Capital

With a copy to:

KeyBank National Association
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Attn: Mr. Gregory W. Lane

and

Riemer & Braunstein LLP
100 Cambridge Street, 22nd Floor
Boston, Massachusetts 02114
Attn: Kevin J. Lyons, Esquire

If to the Loan Parties:

CoreSite L.P.
1001 17th Street, Suite 500
Denver, CO 80202
Attn: Mr. Adam Post
Telecopy No.: (877) 549-5851

CoreSite L.P.
1001 17th Street, Suite 500
Denver, CO 80202
Attn: General Counsel
Telecopy No.: (855) 232-0594

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000

Washington, DC 20004-1304
Attn: Benjamin Berman, Esquire

With a copy to:

Latham & Watkins LLP
555 Eleventh Street, NW, Suite 1000
Washington, DC 20004-1304
Attn: Jeffrey R. Chenard, Esquire

to any other Lender which is a party hereto, at the address for such Lender set forth on its signature page hereto, and to any Lender which may hereafter become a party to this Agreement, at such address as may be designated by such Lender. Each Notice shall be effective upon being personally delivered or upon being sent by overnight courier or upon being deposited in the United States Mail as aforesaid, or if transmitted by telegraph, telecopy, telefax or telex is permitted, upon being sent and confirmation of receipt. The time period in which a response to such Notice must be given or any action taken with respect thereto (if any), however, shall commence to run from the date of receipt if personally delivered or sent by overnight courier, or if so deposited in the United States Mail, the earlier of three (3) Business Days following such deposit or the date of receipt as disclosed on the return receipt. Rejection or other refusal to accept or the inability to deliver because of changed address for which no notice was given shall be deemed to be receipt of the Notice sent. By giving at least fifteen (15) days prior Notice thereof, Loan Parties, a Lender or Agent shall have the right from time to time and at any time during the term of this Agreement to change their respective addresses and each shall have the right to specify as its address any other address within the United States of America.

§20.          RELATIONSHIP.

Neither the Agent nor any Lender has any fiduciary relationship with or fiduciary duty to the Loan Parties or their respective Subsidiaries arising out of or in connection with this Agreement or the other Loan Documents or the transactions contemplated hereunder and thereunder, and the relationship between each Lender and Agent, and the Loan Parties is solely that of a lender and borrower, and nothing contained herein or in any of the other Loan Documents shall in any manner be construed as making the parties hereto partners, joint venturers or any other relationship other than lender and borrower.

§21.          GOVERNING LAW; CONSENT TO JURISDICTION AND SERVICE.

THIS AGREEMENT SHALL BE GOVERNED BY THE LAWS OF THE STATE OF NEW YORK, INCLUDING, WITHOUT LIMITATION, NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401. THE LOAN PARTIES, THE AGENT AND THE LENDERS AGREE THAT ANY SUIT FOR THE ENFORCEMENT OF THIS AGREEMENT SHALL BE BROUGHT IN ANY COURT OF COMPETENT JURISDICTION IN THE STATE OF NEW YORK (INCLUDING ANY FEDERAL COURT SITTING THEREIN) SITTING IN NEW YORK COUNTY, AND OF THE UNITED STATES DISTRICT COURT OF THE SOUTHERN DISTRICT OF NEW YORK, AND ANY APPELLATE COURT FROM ANY THEREOF. THE LOAN PARTIES, THE AGENT AND THE LENDERS FURTHER ACCEPT, GENERALLY AND UNCONDITIONALLY, THE EXCLUSIVE JURISDICTION OF SUCH COURTS AND ANY RELATED APPELLATE COURT AND IRREVOCABLY (i) AGREE TO BE BOUND BY ANY JUDGMENT RENDERED THEREBY WITH RESPECT TO THIS AGREEMENT AND (ii) WAIVE ANY OBJECTION ANY OF THEM MAY NOW OR HEREAFTER HAVE AS TO THE VENUE OF ANY SUCH PROCEEDING BROUGHT IN SUCH A COURT OR THAT SUCH A COURT IS AN INCONVENIENT FORUM. THE LOAN PARTIES, THE AGENT AND THE LENDERS FURTHER AGREE THAT SERVICE OF PROCESS IN ANY SUCH SUIT MAY BE MADE UPON THE LOAN PARTIES BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF. IN ADDITION TO THE COURTS OF THE STATE OF NEW YORK OR ANY FEDERAL COURT SITTING THEREIN, THE AGENT OR ANY LENDER MAY BRING ACTION(S) FOR ENFORCEMENT ON A NONEXCLUSIVE BASIS WHERE ANY ASSETS OF LOAN PARTIES EXIST AND THE LOAN PARTIES CONSENT TO THE NONEXCLUSIVE JURISDICTION OF SUCH COURTS AND THE SERVICE OF PROCESS IN ANY SUCH SUIT BEING MADE UPON THE LOAN PARTIES BY MAIL AT THE ADDRESS SPECIFIED IN §19 HEREOF.

§22.          HEADINGS.

The captions in this Agreement are for convenience of reference only and shall not define or limit the provisions hereof.

§23.          COUNTERPARTS.

This Agreement and any amendment hereof may be executed in several counterparts and by each party on a separate counterpart, each of which when so executed and delivered shall be an original, and all of which together shall constitute one instrument. In proving this Agreement it shall not be necessary to produce or account for more than one such counterpart signed by the party against whom enforcement is sought.

§24.          ENTIRE AGREEMENT, ETC.

This Agreement and the Loan Documents is intended by the parties as the final, complete and exclusive statement of the transactions evidenced by this Agreement and the Loan Documents. All prior or contemporaneous promises, agreements and understandings, whether oral or written, are deemed to be superseded by this Agreement and the Loan Documents, and no party is relying on any promise, agreement or understanding not set forth in this Agreement and the Loan Documents. Neither this Agreement nor any term hereof may be changed, waived, discharged or terminated, except as provided in §27.

§25.          WAIVER OF JURY TRIAL AND CERTAIN DAMAGE CLAIMS.

EACH OF THE LOAN PARTIES, THE AGENT AND THE LENDERS HEREBY WAIVES ITS RIGHT TO A JURY TRIAL WITH RESPECT TO ANY ACTION OR CLAIM ARISING OUT OF ANY DISPUTE IN CONNECTION WITH THIS AGREEMENT, ANY NOTE OR ANY OF THE OTHER LOAN DOCUMENTS, ANY RIGHTS OR OBLIGATIONS HEREUNDER OR THEREUNDER OR THE PERFORMANCE OF SUCH RIGHTS AND OBLIGATIONS. EACH LOAN PARTY HEREBY WAIVES ANY RIGHT IT MAY HAVE TO CLAIM OR RECOVER IN ANY SUCH LITIGATION ANY SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES AND TO THE EXTENT PERMITTED BY APPLICABLE LAW, PUNITIVE OR ANY DAMAGES OTHER THAN, OR IN ADDITION TO, ACTUAL DAMAGES. EACH LOAN PARTY (A) CERTIFIES THAT NO REPRESENTATIVE, AGENT OR ATTORNEY OF ANY LENDER OR THE AGENT HAS REPRESENTED, EXPRESSLY OR OTHERWISE, THAT SUCH LENDER OR THE AGENT WOULD NOT, IN THE EVENT OF LITIGATION, SEEK TO ENFORCE THE FOREGOING WAIVERS AND (B) ACKNOWLEDGES THAT THE AGENT AND THE LENDERS HAVE BEEN INDUCED TO ENTER INTO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS TO WHICH THEY ARE PARTIES BY, AMONG OTHER THINGS, THE WAIVERS AND CERTIFICATIONS CONTAINED IN THIS §25. EACH LOAN PARTY ACKNOWLEDGES THAT IT HAS HAD AN OPPORTUNITY TO REVIEW THIS §25 WITH LEGAL COUNSEL AND THAT EACH LOAN PARTY AGREES TO THE FOREGOING AS ITS FREE, KNOWING AND VOLUNTARY ACT.

§26.          DEALINGS WITH THE LOAN PARTIES.

The Agent, the Lenders and their affiliates may accept deposits from, extend credit to, invest in, act as trustee under indentures of, serve as financial advisor of, and generally engage in any kind of banking, trust or other business with the Loan Parties and their respective Subsidiaries or any of their Affiliates regardless of the capacity of the Agent or the Lender hereunder. The Lenders acknowledge that, pursuant to such activities, KeyBank or its Affiliates may receive information regarding such Persons (including information that may be subject to confidentiality obligations in favor of such Person) and acknowledge that the Agent shall be under no obligation to provide such information to them.

§27.          CONSENTS, AMENDMENTS, WAIVERS, ETC.

§27.1      Amendments Generally. Except as otherwise expressly provided in this Agreement, any consent or approval required or permitted by this Agreement may be given, and any term of this Agreement or of any other instrument related hereto or mentioned herein may be amended, and the performance or observance by the Loan Parties of any terms of this Agreement or such other instrument or the continuance of any Default or Event of Default may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Lenders, which consent, approval or waiver (as applicable), or other action permitted to be taken by the Required Lenders hereunder, shall be binding on the Agent (subject to §14.10) and the Lenders. Notwithstanding the foregoing, none of the following may occur without the written consent of each Lender adversely affected thereby:

(a) except as specifically provided in §4.6(b), a reduction in the rate of interest on the Notes (other than a reduction or waiver of default interest);

(b) an increase in the amount of the Commitments of the Lenders (except as provided in §2.11 and §18.1);

(c) a forgiveness, reduction, or waiver of the principal of any unpaid Loan or any interest thereon or fee payable under the Loan Documents;

(d) a change in the amount of any fee payable to a Lender hereunder;

(e) the postponement of any date fixed for any payment of principal of or interest on the Loan or fee payable under the Loan Documents;

(f) an extension of the Term Loan III Maturity Date, Term Loan IV Maturity Date or the Revolving Credit Maturity Date (except as provided in §2.12);

(g) a change in Section §2.13 or any other provision providing for the pro rata treatment of Lenders or the manner of distribution of any payments to the Lenders or the Agent;

(h) the release of any Loan Party or Guarantor except as otherwise provided in §5.2 or §5.4;

(i) an amendment of the definition of Majority Lenders, Required Lenders, Required Revolving Credit Lenders, Required Term Loan III Lenders, Required Term Loan IV Lenders or of any requirement for consent by all of the Lenders;

(j) any modification to require a Revolving Credit Lender to fund a pro rata share of a request for an advance of the Revolving Credit Loan made by the Loan Parties other than based on its Revolving Credit Commitment Percentage;

(k) an amendment to this §27;

(l) an amendment or modification to the definition of Unencumbered Asset Pool Availability (or any defined term referenced therein) which would result in an increase in availability derived from Leased Assets; or

(m) an amendment of any provision of this Agreement or the Loan Documents which requires the approval of all of the Lenders, the Majority Lenders, Required Lenders, Required Revolving Credit Lenders, Required Term Loan III Lenders or Required Term Loan IV Lenders to require a lesser number of Lenders to approve such action.

The provisions of §14 may not be amended without the written consent of the Agent. There shall be no amendment, modification or waiver of any provision in the Loan Documents with respect to Swing Loans without the consent of the Swing Loan Lender, nor any amendment, modification or waiver of any provision in the Loan Documents with respect to Letters of Credit without the consent of the Issuing Lender. Notwithstanding anything to the contrary herein, (i) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Revolving Credit Lenders, and not any other Lenders, may be amended, and the performance or observance by Loan Parties of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, and only with, the written consent of the Required Revolving Credit Lenders or all Revolving Credit Lenders directly and adversely affected thereby, as applicable (and for the avoidance of doubt, consent of any Term Loan III Lender or any Term Loan IV Lender shall not be required); and (ii) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan III Lenders, and not any other Lenders, may be amended, and the performance or observance by Loan Parties of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Term Loan III Lenders or all Term Loan III Lenders directly or adversely affected thereby, as applicable (and for the avoidance of doubt, consent of any Revolving Credit Lender or any Term Loan IV Lender shall not be required); and (iii) any term of this Agreement or of any other Loan Document relating to the rights or obligations of the Term Loan IV Lenders, and not any other Lenders, may be amended, and the performance or observance by Loan Parties of any such terms may be waived (either generally or in a particular instance and either retroactively or prospectively) with, but only with, the written consent of the Required Term Loan IV Lenders or all Term Loan IV Lenders directly or adversely affected thereby, as applicable (and for the avoidance of doubt, consent of any Revolving Credit Lender or any Term Loan III Lender shall not be required). No waiver shall extend to or affect any obligation not expressly waived or impair any right consequent thereon. No course of dealing or delay or omission on the part of the Agent or any Lender in exercising any right shall operate as a waiver thereof or otherwise be prejudicial thereto. Notwithstanding anything to the contrary herein, no Defaulting Lender shall have any right to approve or disapprove any amendment, waiver or consent hereunder (and any amendment, waiver or consent which by its terms requires the consent of all Lenders or each affected Lender may be effected with the consent of the applicable Lenders other than Defaulting Lenders), except that (x) the Commitment of any Defaulting Lender may not be increased or extended without the consent of such Lender and (y) any waiver, amendment or modification requiring the consent of all Lenders or each affected Lender that by its terms affects any Defaulting Lender more adversely than other affected Lenders shall require the consent of such Defaulting Lender.

§27.2      Technical Amendments. Notwithstanding anything to the contrary in this Agreement, including this §27, this Agreement may be amended by the Parent Borrower and Agent to provide for any Commitment Increase in the manner contemplated by §2.11 and the extension of the Revolving Credit Maturity Date as provided in §2.12. Notwithstanding anything to the contrary in this §27, if the Agent and the Parent Borrower have jointly identified an ambiguity, omission, mistake or defect in any provision of this Agreement or an inconsistency between provisions of this Agreement, the Agent and the Parent Borrower shall be permitted to amend such provision or provisions to cure such ambiguity, omission, mistake, defect or inconsistency so long as to do so would not materially adversely affect the interests of the Lenders and the Issuing Lender. Any such amendment shall become effective without any further action or consent of any of other party to this Agreement. The Agent shall provide a copy of each such amendment to the Lenders promptly after execution thereof.

§28.          SEVERABILITY.

The provisions of this Agreement are severable, and if any one clause or provision hereof shall be held invalid or unenforceable in whole or in part in any jurisdiction, then such invalidity or unenforceability shall affect only such clause or provision, or part thereof, in such jurisdiction, and shall not in any manner affect such clause or provision in any other jurisdiction, or any other clause or provision of this Agreement in any jurisdiction.

§29.          TIME OF THE ESSENCE.

Time is of the essence with respect to each and every covenant, agreement and obligation of the Loan Parties under this Agreement and the other Loan Documents.

§30.          NO UNWRITTEN AGREEMENTS.

THE LOAN DOCUMENTS REPRESENT THE FINAL AGREEMENT BETWEEN THE PARTIES AND MAY NOT BE CONTRADICTED BY EVIDENCE OF PRIOR, CONTEMPORANEOUS OR SUBSEQUENT ORAL AGREEMENTS OF THE PARTIES. THERE ARE NO UNWRITTEN ORAL AGREEMENTS BETWEEN THE PARTIES. ANY ADDITIONAL TERMS OF THE AGREEMENT BETWEEN THE PARTIES ARE SET FORTH BELOW.

§31.          REPLACEMENT NOTES.

Upon receipt of evidence reasonably satisfactory to Loan Parties of the loss, theft, destruction or mutilation of any Note, and in the case of any such loss, theft or destruction, upon delivery of an indemnity agreement reasonably satisfactory to Loan Parties or, in the case of any such mutilation, upon surrender and cancellation of the applicable Note, Loan Parties will execute and deliver, in lieu thereof, a replacement Note, identical in form and substance to the applicable Note and dated as of the date of the applicable Note and upon such execution and delivery all references in the Loan Documents to such Note shall be deemed to refer to such replacement Note.

§32.          NO THIRD PARTIES BENEFITED.

This Agreement and the other Loan Documents are made and entered into for the sole protection and legal benefit of the Loan Parties, the Lenders, the Agent and their permitted successors and assigns, and no other Person shall be a direct or indirect legal beneficiary of, or have any direct or indirect cause of action or claim in connection with, this Agreement or any of the other Loan Documents. All conditions to the performance of the obligations of the Agent and the Lenders under this Agreement, including the obligation to make Loans and issue Letters of Credit, are imposed solely and exclusively for the benefit of the Agent and the Lenders and no other Person shall have standing to require satisfaction of such conditions in accordance with their terms or be entitled to assume that the Agent and the Lenders will refuse to make Loans or issue Letters of Credit in the absence of strict compliance with any or all thereof and no other Person shall, under any circumstances, be deemed to be a beneficiary of such conditions, any and all of which may be freely waived in whole or in part by the Agent and the Lenders at any time if in their sole discretion they deem it desirable to do so. In particular, the Agent and the Lenders make no representations and assume no obligations as to third parties concerning the quality of the construction by the Loan Parties or any of their Subsidiaries of any development or the absence therefrom of defects.

§33.          PATRIOT ACT.

Each Lender and the Agent (for itself and not on behalf of any Lender) hereby notifies Loan Parties that, pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Loan Parties, which information includes names and addresses and other information that will allow such Lender or the Agent, as applicable, to identify Loan Parties in accordance with the Patriot Act.

§34.          JUDGMENT CURRENCY.

Each Loan Party agrees to indemnify and hold harmless the Agent and the Lenders from and against any loss incurred by any of them as a result of any judgment or order being given or made for an amount due from such Loan Party under or in connection with this Credit Agreement or any other Loan Document and such judgment or order being paid or payable in a currency other than the applicable currency (the “Judgment Currency”) as a result of any variation as between (i) the rate of exchange at which the applicable currency amount is converted into the Judgment Currency for the purpose of such judgment or order, and (ii) the rate of exchange at which the relevant indemnified party is able to purchase the applicable currency with the amount of the Judgment Currency actually received by such Person. The foregoing indemnity shall constitute separate and independent obligations of the Loan Parties and shall continue in full force and effect notwithstanding any such judgment or order as aforesaid. The term “rate of exchange” shall include any premiums and costs of exchange payable in connection with the purchase of, or conversion of, the relevant currency.

§35.          JOINT AND SEVERAL LIABILITY.

Each of the Loan Parties covenants and agrees that it is obligated to repay the Obligations and Hedge Obligations (provided that the Hedge Obligations shall not include any Excluded Swap Obligations) as joint and several obligors under this Agreement and each applicable Derivatives Contract and that each and every covenant and obligation of any Loan Party hereunder and under the other Loan Documents shall be the joint and several obligations of each Loan Party.

§36.          ADDITIONAL AGREEMENTS CONCERNING OBLIGATIONS OF LOAN PARTIES.

§36.1      Attorney-in-Fact. For the purpose of implementing the joint Loan Party provisions of the Loan Documents, the Loan Parties hereby irrevocably appoint Parent Borrower as their agent and attorney-in-fact for all purposes of the Loan Documents, including the giving and receiving of notices and other communications.

§36.2      Accommodation. It is understood and agreed that the handling of this credit facility on a joint borrowing basis as set forth in this Agreement is solely as an accommodation to the Loan Parties and at their request. Accordingly, the Agent and the Lenders are entitled to rely, and shall be exonerated from any liability for relying upon, any Loan Request or Letter of Credit Request or any other request or communication made by a purported officer of any Loan Party without the need for any consent or other authorization of any other Loan Party and upon any information or certificate provided on behalf of any Loan Party by a purported officer of such Loan Party, and any such request or other action shall be fully binding on each Loan Party as if made by it.

§36.3      Waiver of Automatic or Supplemental Stay. Each of the Loan Parties represents, warrants and covenants to the Lenders and Agent that in the event of the filing of any voluntary or involuntary petition in bankruptcy by or against the other of the Loan Parties at any time following the execution and delivery of this Agreement, none of the Loan Parties shall seek a supplemental stay or any other relief, whether injunctive or otherwise, pursuant to Section 105 of the Bankruptcy Code or any other provision of the Bankruptcy Code, to stay, interdict, condition, reduce or inhibit the ability of the Lenders or Agent to enforce any rights it has by virtue of this Agreement, the Loan Documents, or at law or in equity, or any other rights the Lenders or Agent has, whether now or hereafter acquired, against the other Loan Parties or against any property owned by such other Loan Parties.

§36.4      Waiver of Defenses. To the extent permitted by applicable law, each of the Loan Parties hereby waives and agrees not to assert or take advantage of any defense based upon:

(a)               Any right to require Agent or the Lenders to proceed against the other Loan Parties or any other Person or to proceed against or exhaust any security held by Agent or the Lenders at any time or to pursue any other remedy in Agent’s or any Lender’s power or under any other agreement before proceeding against a Loan Party hereunder or under any other Loan Document;

(b)               The defense of the statute of limitations in any action hereunder or the payment or performance of any of the Obligations;

(c)               Any defense that may arise by reason of the incapacity, lack of authority, death or disability of any other Person or Persons or the failure of Agent or any Lender to file or enforce a claim against the estate (in administration, bankruptcy or any other proceeding) of any other Person or Persons;

(d)               Any failure on the part of Agent or any Lender to ascertain the extent or nature of any insurance or other rights with respect thereto, or the liability of any party liable under the Loan Documents or the obligations evidenced or secured thereby;

(e)               Demand, presentment for payment, notice of nonpayment, protest, notice of protest and all other notices of any kind (except for such notices as are specifically required to be provided to Loan Parties pursuant to the Loan Documents), or the lack of any thereof, including, without limiting the generality of the foregoing, notice of the existence, creation or incurring of any new or additional indebtedness or obligation or of any action or non-action on the part of any Loan Party, Agent, any Lender, any endorser or creditor of Loan Parties or on the part of any other Person whomsoever under this or any other instrument in connection with any obligation or evidence of indebtedness held by Agent or any Lender;

(f)                Any defense based upon an election of remedies by Agent or any Lender, including any election to proceed by judicial or nonjudicial foreclosure of any security, whether real property or personal property security, or by deed in lieu thereof, and whether or not every aspect of any foreclosure sale is commercially reasonable, or any election of remedies, including remedies relating to real property or personal property security, which destroys or otherwise impairs the subrogation rights of a Loan Party or the rights of a Loan Party to proceed against the other Loan Parties for reimbursement, or both;

(g)               Any right or claim of right to cause a marshaling of the assets of Loan Parties;

(h)               Any principle or provision of law, statutory or otherwise, which is or might be in conflict with the terms and provisions of this Agreement;

(i)                 Any duty on the part of Agent or any Lender to disclose to Loan Parties any facts Agent or any Lender may now or hereafter know about Loan Parties or the Eligible Real Estate Assets, regardless of whether Agent or any Lender has reason to believe that any such facts materially increase the risk beyond that which each Loan Party intends to assume or has reason to believe that such facts are unknown to Loan Parties or has a reasonable opportunity to communicate such facts to Loan Parties, it being understood and agreed that each Loan Party is fully responsible for being and keeping informed of the financial condition of the other Loan Parties, of the condition of the Eligible Real Estate Asset and of any and all circumstances bearing on the risk that liability may be incurred by Loan Parties hereunder and under the other Loan Documents;

(j)                 Any inaccuracy of any representation or other provision contained in any Loan Document;

(k)               Subject to compliance with the provisions of this Agreement, any sale or assignment of the Loan Documents, or any interest therein;

(l)                 Subject to compliance with the provisions of this Agreement, any sale or assignment by a Loan Party or any other Person of any Eligible Real Estate Assets, or any portion thereof or interest therein, not consented to by Agent or any Lender;

(m)             Any invalidity, irregularity or unenforceability, in whole or in part, of any one or more of the Loan Documents;

(n)               Any lack of commercial reasonableness in dealing with the Unencumbered Asset Pool;

(o)               Any deficiencies in the Unencumbered Asset Pool or any deficiency in the ability of Agent or any Lender to collect or to obtain performance from any Persons now or hereafter liable for the payment and performance of any obligation hereby guaranteed;

(p)               An assertion or claim that the automatic stay provided by 11 U.S.C. §362 (arising upon the voluntary or involuntary bankruptcy proceeding of the other Loan Parties) or any other stay provided under any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, which may be or become applicable, shall operate or be interpreted to stay, interdict, condition, reduce or inhibit the ability of Agent or any Lender to enforce any of its rights, whether now or hereafter required, which Agent or any Lender may have against a Loan Party;

(q)               Any modifications of the Loan Documents or any obligation of Loan Parties relating to the Loan by operation of law or by action of any court, whether pursuant to the Bankruptcy Code, or any other debtor relief law (whether statutory, common law, case law or otherwise) of any jurisdiction whatsoever, now or hereafter in effect, or otherwise;

(r)                Any release of a Loan Party or of any other Person from performance or observance of any of the agreements, covenants, terms or conditions contained in any of the Loan Documents by operation of law, Agent’s or the Lenders’ voluntary act or otherwise;

(s)                Any action, occurrence, event or matter consented to by Loan Parties under any provision hereof, or otherwise;

(t)                 The dissolution or termination of existence of any Loan Party;

(u)               Either with or without notice to Loan Parties, any renewal, extension, modification, amendment or another changes in the Obligations, including but not limited to any material alteration of the terms of payment or performance of the Obligations;

(v)               Any defense of Loan Parties, including without limitation, the invalidity, illegality or unenforceability of any of the Obligations; or

(w)             To the fullest extent permitted by law, any other legal, equitable or surety defenses whatsoever to which Loan Parties might otherwise be entitled, it being the intention that the obligations of Loan Parties hereunder are absolute, unconditional and irrevocable.

§36.5      Waiver. Each of the Loan Parties waives, to the fullest extent that each may lawfully so do, the benefit of all appraisement, valuation, stay, extension, homestead, exemption and redemption laws which such Person may claim or seek to take advantage of in order to prevent or hinder the enforcement of any of the Loan Documents or the exercise by Lenders or Agent of any of their respective remedies under the Loan Documents and, to the fullest extent that the Loan Parties may lawfully so do. Each of the Loan Parties further agrees that the Lenders and Agent shall be entitled to exercise their respective rights and remedies under the Loan Documents or at law or in equity in such order as they may elect. Without limiting the foregoing, each of the Loan Parties further agrees that upon the occurrence of an Event of Default, the Lenders and Agent may exercise any of such rights and remedies without notice to either of the Loan Parties except as required by law or the Loan Documents and agrees that neither the Lenders nor Agent shall be required to proceed against the other of the Loan Parties or any other Person or to proceed against or to exhaust any other security held by the Lenders or Agent at any time or to pursue any other remedy in Lender’s or Agent’s power or under any of the Loan Documents before proceeding against a Loan Party or its assets under the Loan Documents.

§36.6      Subordination. So long as the Loans or Letters of Credit are outstanding, each of the Loan Parties hereby expressly waives any right of contribution from or indemnity against the other, whether at law or in equity, arising from any payments made by such Person pursuant to the terms of this Agreement or the Loan Documents, and each of the Loan Parties acknowledges that it has no right whatsoever to proceed against the other for reimbursement of any such payments. In connection with the foregoing, each of the Loan Parties expressly waives any and all rights of subrogation to the Lenders or Agent against the other of the Loan Parties, and each of the Loan Parties hereby waives any rights to enforce any remedy which the Lenders or Agent may have against the other of the Loan Parties and any rights to participate in any assets of the other Loan Parties. In addition to and without in any way limiting the foregoing, each of the Loan Parties hereby subordinates any and all indebtedness it may now or hereafter owe to such other Loan Parties to all indebtedness of the Loan Parties to the Lenders and Agent, and agrees with the Lenders and Agent that neither of the Loan Parties shall claim any offset or other reduction of such Loan Party’s obligations hereunder because of any such indebtedness and shall not take any action to obtain any assets of the other Loan Parties.

§37.          ACKNOWLEDGMENT OF BENEFITS; EFFECT OF AVOIDANCE PROVISIONS.

(a)               Without limiting any other provision of §36, each Subsidiary Guarantor acknowledges that it has received, or will receive, significant financial and other benefits, either directly or indirectly, from the proceeds of the Loans made by the Lenders to the Loan Parties pursuant to this Agreement; that the benefits received by such Subsidiary Guarantor are reasonably equivalent consideration for such Subsidiary Guarantor’s execution of this Agreement and the other Loan Documents to which it is a party; and that such benefits include, without limitation, the access to capital afforded to the Loan Parties pursuant to this Agreement from which the activities of such Subsidiary Guarantor will be supported, the refinancing of certain existing indebtedness of such Subsidiary Guarantor, and the ability to refinance that indebtedness at a lower interest rate and otherwise on more favorable terms than would be available to it if the Eligible Real Estate Asset owned by such Subsidiary Guarantor were being financed on a stand-alone basis and not as part of the Unencumbered Asset Pool hereunder. Each Subsidiary Guarantor is executing this Agreement and the other Loan Documents in consideration of those benefits received by it and each Subsidiary Guarantor desires to enter into an allocation and contribution agreement with each other Subsidiary Guarantor set forth in this §37 and agrees to subordinate and subrogate any rights or claims it may have against other Subsidiary Guarantors as and to the extent set forth in §36.

(b)               In the event any one or more Subsidiary Guarantors (any such Subsidiary Guarantor, a “Funding Guarantor”) is deemed to have paid an amount in excess of the principal amount attributable to it (such principal amount, the “Allocable Principal Balance”) (any deemed payment in excess of the applicable Allocable Principal Balance, a “Contribution”) as a result of such Funding Guarantor’s payment of and/or performance on the Obligations, then after payment in full of the Loans and the satisfaction of all of Subsidiary Guarantors’ other obligations under the Loan Documents, such Funding Guarantor shall be entitled to contribution from each benefited Subsidiary Guarantor for the amount of the Contribution so benefited (any such contribution, a “Reimbursement Contribution”), up to such benefited Subsidiary Guarantor’s then current Allocable Principal Balance. Any Reimbursement Contributions required to be made hereunder shall, subject to §36, be made within ten (10) days after demand therefor.

(c)               If a Subsidiary Guarantor (a “Defaulting Guarantor”) shall have failed to make a Reimbursement Contribution as hereinabove provided, after the later to occur of (a) payment of the Loan in full and the satisfaction of all of all Subsidiary Guarantors’ other obligations to Lenders or (b) the date which is 366 days after the payment in full of the Loans, the Funding Guarantor to whom such Reimbursement Contribution is owed shall be subrogated to the rights of Lenders against such Defaulting Guarantor; provided, however, if Agent returns any payments in connection with a bankruptcy of a Subsidiary Guarantor, all other Subsidiary Guarantors shall jointly and severally pay to Agent and Lenders all such amounts returned, together with interest at the Default Rate accruing from and after the date on which such amounts were returned.

(d)               In the event that at any time there exists more than one Funding Guarantor with respect to any Contribution (in any such case, the “Applicable Contribution”), then Reimbursement Contributions from Defaulting Guarantors pursuant hereto shall be equitably allocated among such Funding Guarantors. In the event that at any time any Subsidiary Guarantor pays an amount hereunder in excess of the amount calculated pursuant to this paragraph, that Subsidiary Guarantor shall be deemed to be a Funding Guarantor to the extent of such excess and shall be entitled to a Reimbursement Contribution from the other Loan Parties in accordance with the provisions of this §37.

(e)               It is the intent of each Subsidiary Guarantor, the Agent and the Lenders that in any proceeding under the Bankruptcy Code or any similar Debtor Relief Laws, such Subsidiary Guarantor’s maximum obligation hereunder shall equal, but not exceed, the maximum amount which would not otherwise cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) to be avoidable or unenforceable against such Subsidiary Guarantor in such proceeding as a result of applicable Laws, including, without limitation, (i) Section 548 of the Bankruptcy Code and (ii) any state fraudulent transfer or fraudulent conveyance act or statute applied in such proceeding, whether by virtue of Section 544 of the Bankruptcy Code or otherwise. The Laws under which the possible avoidance or unenforceability of the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents) shall be determined in any such proceeding are referred to herein as “Avoidance Provisions”. Accordingly, to the extent that the obligations of a Subsidiary Guarantor hereunder would otherwise be subject to avoidance under the Avoidance Provisions, the maximum Obligations for which such Subsidiary Guarantor shall be liable hereunder shall be reduced to the greater of (A) the amount which, as of the time any of the Obligations are deemed to have been incurred by such Subsidiary Guarantor under the Avoidance Provisions, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions or (B) the amount which, as of the time demand is made hereunder upon such Subsidiary Guarantor for payment on account of the Obligations, would not cause the obligations of such Subsidiary Guarantor hereunder (or any other obligations of such Subsidiary Guarantor to the Agent and the Lenders under the Loan Documents), to be subject to avoidance under the Avoidance Provisions. The provisions of this §37(e) are intended solely to preserve the rights of the Agent and the Lenders hereunder to the maximum extent that would not cause the obligations of any Subsidiary Guarantor hereunder to be subject to avoidance under the Avoidance Provisions, and no Subsidiary Guarantor or any other Person shall have any right or claim under this Section as against the Agent and the Lenders that would not otherwise be available to such Person under the Avoidance Provisions.

§38         Acknowledgement and Consent to Bail-In of EEA Financial Institutions.

Notwithstanding anything to the contrary in any Loan Document or in any other agreement, arrangement or understanding among any such parties, each party hereto acknowledges that any liability of any Lender that is an EEA Financial Institution arising under any Loan Document, to the extent such liability is unsecured, may be subject to the Write-Down and Conversion Powers of an EEA Resolution Authority and agrees and consents to, and acknowledges and agrees to be bound by:

(a)               the application of any Write-Down and Conversion Powers by an EEA Resolution Authority to any such liabilities arising hereunder which may be payable to it by any Lender that is an EEA Financial Institution; and

(b)               the effects of any Bail-In Action on any such liability, including, if applicable:

(i)               a reduction in full or in part or cancellation of any such liability;

(ii)              a conversion of all, or a portion of, such liability into shares or other instruments of ownership in such EEA Financial Institution, its parent undertaking, or a bridge institution that may be issued to it or otherwise conferred on it, and that such shares or other instruments of ownership will be accepted by it in lieu of any rights with respect to any such liability under this Agreement or any other Loan Document; or

(iii)            the variation of the terms of such liability in connection with the exercise of the Write-Down and Conversion Powers of any EEA Resolution Authority.

§39         ACKNOWLEDGEMENT REGARDING ANY SUPPORTED QFCS.

To the extent that the Loan Documents provide support, through a guaranty, mortgage, or otherwise, for any Derivatives Contract or any other agreement or instrument that is a QFC (such support, “QFC Credit Support”, and each such QFC, a “Supported QFC”), the parties acknowledge and agree as follows with respect to the resolution power of the Federal Deposit Insurance Corporation under the Federal Deposit Insurance Act and Title II of the Dodd-Frank Wall Street Reform and Consumer Protection Act (together with the regulations promulgated thereunder, the “U.S. Special Resolution Regimes”) in respect of such Supported QFC and QFC Credit Support (with the provisions below applicable notwithstanding that the Loan Documents and any Supported QFC may in fact be stated to be governed by the laws of the State of New York and/or of the United States or any other state of the United States):

In the event a Covered Entity that is party to a Supported QFC (each, a “Covered Party”) becomes subject to a proceeding under a U.S. Special Resolution Regime, the transfer of such Supported QFC and the benefit of such QFC Credit Support (and any interest and obligation in or under such Supported QFC and such QFC Credit Support, and any rights in property securing such Supported QFC or such QFC Credit Support) from such Covered Party will be effective to the same extent as the transfer would be effective under the U.S. Special Resolution Regime if the Supported QFC and such QFC Credit Support (and any such interest, obligation and rights in property) were governed by the laws of the United States or a state of the United States. In the event a Covered Party or a BHC Act Affiliate of a Covered Party becomes subject to a proceeding under a U.S. Special Resolution Regime, default rights under the Loan Documents that might otherwise apply to such Supported QFC or any QFC Credit Support that may be exercised against such Covered Party are permitted to be exercised to no greater extent than such Default Rights could be exercised under the U.S. Special Resolution Regime if the Supported QFC and the Loan Documents were governed by the laws of the United States or a state of the United States. Without limitation of the foregoing, it is understood and agreed that rights and remedies of the parties with respect to a Defaulting Lender shall in no event affect the rights of any Covered Party with respect to a Supported QFC or any QFC Credit Support.

In the event a party adheres to the ISDA Protocol after becoming a party hereto, the terms of the ISDA Protocol will supersede and replace the terms of this §39 with respect to the party and its Protocol Covered Agreements (as defined under the ISDA Protocol) with all Covered Entities that are adhering parties to the ISDA Protocol.

As used in this §39, the following terms have the following meanings:

“BHC Act Affiliate” of a party means an “affiliate” (as such term is defined under, and interpreted in accordance with, 12 U.S.C. 1841(k)) of such party.

“Covered Entity” means any of the following: (i) a “covered entity” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 252.82(b); (ii) a “covered bank” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 47.3(b); or (iii) a “covered FSI” as that term is defined in, and interpreted in accordance with, 12 C.F.R. § 382.2(b).

“Default Right” has the meaning assigned to that term in, and shall be interpreted in accordance with, 12 C.F.R. §§ 252.81, 47.2 or 382.1, as applicable.

“ISDA Protocol” means the ISDA 2018 U.S. Resolution Stay Protocol, as published by ISDA as of July 31, 2018.

“QFC” has the meaning assigned to the term “qualified financial contract” in, and shall be interpreted in accordance with, 12 U.S.C. 5390(c)(8)(D).

[Signature Pages Follow]

IN WITNESS WHEREOF, each of the undersigned have caused this Agreement to be executed by its duly authorized representatives as of the date first set forth above.

PARENT BORROWER:

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:	/s/ Jeffrey S. Finnin
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SUBSIDIARY GUARANTORS:

CORESITE REAL ESTATE 70 INNERBELT, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 900 N. ALAMEDA, L.P., a Delaware limited partnership
By: CORESITE REAL ESTATE 900 N. ALAMEDA GP, L.L.C., a Delaware limited liability company, its general partner

CORESITE REAL ESTATE 2901 CORONADO, L.P., a Delaware limited partnership
By: CORESITE REAL ESTATE 2901 CORONADO GP, L.L.C., a Delaware limited liability company, its general partner

CORESITE REAL ESTATE 1656 MCCARTHY, L.P., a Delaware limited partnership
By: CORESITE REAL ESTATE 1656 MCCARTHY GP, L.L.C., a Delaware limited liability company, its general partner

CORESITE REAL ESTATE 427 S. LASALLE, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 2972 STENDER, L.P., a Delaware limited partnership
By: CORESITE REAL ESTATE 2972 STENDER GP, L.L.C., a Delaware limited liability company, its general partner

CORESITE REAL ESTATE 12100 SUNRISE VALLEY DRIVE L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 2115 NW 22ND STREET, L.L.C., a Delaware limited liability company

CORESITE ONE WILSHIRE, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 55 S. MARKET STREET, L.L.C., a Delaware limited liability company

CORESITE REAL ESTATE 3032 CORONADO, L.P., a Delaware limited partnership
By: CORESITE REAL ESTATE 3032 CORONADO GP, L.L.C., a Delaware limited liability company, its general partner

By:	/s/ Jeffrey S. Finnin
	Name:	Jeffrey S. Finnin
	Title:	Chief Financial Officer

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

AGENT AND LENDERS:

KEYBANK NATIONAL ASSOCIATION, individually and as Agent

By:	/s/ Jessica Lauerhass
Name:	Jessica Lauerhass
Title:	Vice President

KeyBank National Association
225 Franklin Street, 16th Floor
Boston, Massachusetts 02110
Attention:	Gregory W. Lane
Telephone:	617-385-6212
Facsimile:	617-385-6293

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

ROYAL BANK OF CANADA

		By:	/s/ Brian Gross
		Name:	Brian Gross
		Title:	Authorized Signatory

Royal Bank of Canada
Three World Financial Center
200 Vesey Street
New York, New York 10281-8098
Attention:	Ghazal Akbari
Telephone:	416-974-1061
Facsimile:	212-428-2372
Email:	ghazal.akbari@rbccm.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

REGIONS BANK

		By:	/s/ Chris Daniels
		Name:	Chris Daniels
		Title:	Senior Vice President

Regions Bank
1180 West Peachtree Street NW, Suite 900
Atlanta, GA 30309
Attention:	Chris Daniels
Telephone:	404 253 5253
Facsimile:	404 253 5206

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

CITIBANK, N.A.

		By:	/s/ Christopher Albano
		Name:	Christopher Albano
		Title:	Authorized Signatory

Citibank, N.A.
388 Greenwich Street
New York, New York 10013
Attention:	Anthony Surico
Telephone:	212-816-1286
Email:	Anthony.Surico@citi.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

BANK OF AMERICA, N.A.

By:	/s/ Dennis Kwan
Name:	Dennis Kwan
Title:	Senior Vice President

Bank of America, N.A.
555 California Street, 6th Floor
San Francisco, California 94104
Attention:	Dennis Kwan
Telephone:	415-913-4697
Facsimile:	415-503-5055
Email:	Dennis.kwan@bofa.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

THE TORONTO-DOMINION BANK, NEW YORK BRANCH

By:	/s/ Maria Macchiaroli
Name:	Maria Macchiaroli
Title:	Authorized Signatory

The Toronto-Dominion Bank, New York Branch
c/o TD Securities
31 West 52nd Street, 20th Floor
New York, New York 10019
Attention:	Chirag Shah
Telephone:	212-827-6166
Email:	Chirag.Shah@tdsecurities.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

COBANK, ACB

By:	/s/ Parrish Fruge
Name:	Parrish Fruge
Title:	Vice President

CoBank, ACB
6340 S. Fiddlers Green Circle
Greenwood Village, Colorado 80111
Attention:	Beth Johnson
Telephone:	303-740-4347
Email:	Loanadminnotices@Cobank.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

WELLS FARGO BANK, National association

By:	/s/ Kevin Stacker
Name:	Kevin Stacker
Title:	Senior Vice President

Wells Fargo Bank
10 S Wacker Drive, 32nd Floor
Chicago, Illinois 60606
Attention:	Michael Kaschke
Telephone:	312-827-1555
Email:	michael.s.kaschke@wellsfargo.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

U.S. BANK NATIONAL ASSOCIATION

By:	/s/ Travis Myers
Name:	Travis Myers
Title:	Vice President

U.S. Bank National Association
190 S. LaSalle Street, 11th Floor
Chicago, Illinois 60603
Attention:	Travis H. Myers
Telephone:	312-325-8863
Email:	Travis.Myers@usbank.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

SUNTRUST BANK

By:	/s/ Ryan Almond
Name:	Ryan Almond
Title:	Director

SunTrust Bank
303 Peachtree St., NE, 22nd Floor
Atlanta, GA 30308
Attention:	Trudy Wilson
Telephone:	404-813-3698
Email:	Trudy.A.Wilson@suntrust.com

[SIGNATURES CONTINUE ON FOLLOWING PAGE]

PNC BANK, National association

By:	/s/ Amy Tallia
Name:	Amy Tallia
Title:	VP - Corporate Banking

PNC Bank, National Association
1144 15th St., Suite 3650
Denver, Colorado 80202-2569
Attention:	Geoffrey Goodwin
Email:	geoffrey.goodwin@pnc.com

EXHIBIT A-1

FORM OF REVOLVING CREDIT NOTE

$______________	_____________, 2019

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to ________________ __________________ (“Payee”), or its registered assignee, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, as from time to time in effect, among CoreSite, L.P., the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Revolving Credit Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Revolving Credit Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Revolving Credit Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Exhibit A-1-1

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Exhibit A-1-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

[Signatures Continued On Next Page]

Exhibit A-1-3

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

Exhibit A-1-4

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

Exhibit A-1-5

EXHIBIT A-2

FORM OF TERM LOAN III NOTE

$______________	_____________, 2019

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to ________________ __________________ (“Payee”), or its registered assignee, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, as from time to time in effect, among CoreSite, L.P., the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan III Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan III Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Term Loan III Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan III Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Exhibit A-2-1

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Exhibit A-2-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

[Signatures Continued On Next Page]

Exhibit A-2-3

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

Exhibit A-2-4

EXHIBIT A-3

FORM OF TERM LOAN IV NOTE

$______________	_____________, 2019

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to ________________ __________________ (“Payee”), or its registered assignee, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, as from time to time in effect, among CoreSite, L.P., the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before the Term Loan IV Maturity Date, the principal sum of _________________ ($__________), or such amount as may be advanced by the Payee under the Credit Agreement as a Term Loan IV Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time, or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Term Loan IV Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Term Loan IV Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Exhibit A-3-1

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Exhibit A-3-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

[Signatures Continued On Next Page]

Exhibit A-3-3

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

Exhibit A-3-4

EXHIBIT B

FORM OF SWING LOAN NOTE

$________________	_____________, 2019

FOR VALUE RECEIVED, the undersigned (collectively, “Maker”), hereby promise to pay to ________________ __________________ (“Payee”), or its registered assignee, in accordance with the terms of that certain Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, as from time to time in effect, among CoreSite, L.P., the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and such other Lenders as may be from time to time named therein (the “Credit Agreement”), to the extent not sooner paid, on or before earlier of (x) five (5) Business Days after the making of such Swing Loan and (y) the Revolving Credit Maturity Date, the lesser of (i) the principal sum of _________________ ($__________) and (ii) the aggregate unpaid principal amount of all Swing Loans made by Payee to the Maker pursuant to the Credit Agreement as a Swing Loan with daily interest from the date thereof, computed as provided in the Credit Agreement, on the principal amount hereof from time to time unpaid, at a rate per annum on each portion of the principal amount which shall at all times be equal to the rate of interest applicable to such portion in accordance with the Credit Agreement, and with interest on overdue principal and, to the extent permitted by applicable law, on overdue installments of interest and late charges at the rates provided in the Credit Agreement. Interest shall be payable on the dates specified in the Credit Agreement, except that all accrued interest shall be paid at the stated or accelerated maturity hereof or upon the prepayment in full hereof. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Credit Agreement.

Payments hereunder shall be made to the Agent for the Payee at 127 Public Square, Cleveland, Ohio 44114-1306, or at such other address as Agent may designate from time to time or made by wire transfer in accordance with wiring instructions provided by the Agent.

This Note is one of one or more Swing Loan Notes evidencing borrowings under and is entitled to the benefits and subject to the provisions of the Credit Agreement. The principal of this Note may be due and payable in whole or in part prior to the Revolving Credit Maturity Date and is subject to mandatory prepayment in the amounts and under the circumstances set forth in the Credit Agreement, and may be prepaid in whole or from time to time in part, all as set forth in the Credit Agreement.

Exhibit B-1

Notwithstanding anything in this Note to the contrary, all agreements between the undersigned Maker and the Lenders and the Agent, whether now existing or hereafter arising and whether written or oral, are hereby limited so that in no contingency, whether by reason of acceleration of the maturity of any of the Obligations or otherwise, shall the interest contracted for, charged or received by the Lenders exceed the maximum amount permissible under applicable law. If, from any circumstance whatsoever, interest would otherwise be payable to the Lenders in excess of the maximum lawful amount, the interest payable to the Lenders shall be reduced to the maximum amount permitted under applicable law; and if from any circumstance the Lenders shall ever receive anything of value deemed interest by applicable law in excess of the maximum lawful amount, an amount equal to any excessive interest shall be applied to the reduction of the principal balance of the Obligations of the undersigned Maker and to the payment of interest or, if such excessive interest exceeds the unpaid balance of principal of the Obligations of the undersigned Maker, such excess shall be refunded to the undersigned Maker. All interest paid or agreed to be paid to the Lenders shall, to the extent permitted by applicable law, be amortized, prorated, allocated and spread throughout the full period until payment in full of the principal of the Obligations of the undersigned Maker (including the period of any renewal or extension thereof) so that the interest thereon for such full period shall not exceed the maximum amount permitted by applicable law. This paragraph shall control all agreements between the undersigned Maker and the Lenders and the Agent.

In case an Event of Default shall occur, the entire principal amount of this Note may become or be declared due and payable in the manner and with the effect provided in said Credit Agreement.

This Note shall be governed by the laws of the State of New York, including, without limitation, New York General Obligations Law Section 5-1401.

The undersigned Maker and all guarantors and endorsers, to the extent permitted by applicable law, hereby waive presentment, demand, notice, protest, notice of intention to accelerate the indebtedness evidenced hereby, notice of acceleration of the indebtedness evidenced hereby and all other demands and notices in connection with the delivery, acceptance, performance and enforcement of this Note, except as specifically otherwise provided in the Credit Agreement, and assent to extensions of time of payment or forbearance or other indulgence without notice.

Exhibit B-2

IN WITNESS WHEREOF, the undersigned has by its duly authorized officer executed this Note on the day and year first above written.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

[Signatures Continued On Next Page]

Exhibit B-3

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

By:
Name:
Title:

(SEAL)

Exhibit B-4

EXHIBIT C

FORM OF JOINDER AGREEMENT

THIS JOINDER AGREEMENT (“Joinder Agreement”) is executed as of __________________, 201__, by _______________________________, a __________________________ (“Joining Party”), and delivered to KeyBank National Association, as Agent, pursuant to §5.3 of the Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, as from time to time in effect (the “Credit Agreement”), among CoreSite, L.P. (the “Parent Borrower”), the Subsidiary Guarantors, KeyBank National Association, for itself and as Agent, and the other Lenders from time to time party thereto. Terms used but not defined in this Joinder Agreement shall have the meanings defined for those terms in the Credit Agreement.

RECITALS

A.       Joining Party is required, pursuant to §5.3 of the Credit Agreement, to become an additional Subsidiary Guarantor under the Credit Agreement and the Notes.

B.       Joining Party expects to realize direct and indirect benefits as a result of the availability to Parent Borrower of the credit facilities under the Credit Agreement.

NOW, THEREFORE, Joining Party agrees as follows:

AGREEMENT

Joinder. By this Joinder Agreement, Joining Party hereby becomes a “Subsidiary Guarantor” under the Credit Agreement and the other Loan Documents with respect to all the Obligations of Parent Borrower now or hereafter incurred under the Credit Agreement and the other Loan Documents. Joining Party agrees that Joining Party is and shall be bound by, and hereby assumes, all representations, warranties, covenants, terms, conditions, duties and waivers applicable to a Subsidiary Guarantor under the Credit Agreement and the other Loan Documents.

Representations and Warranties of Joining Party. Joining Party represents and warrants to Agent that, as of the Effective Date (as defined below), except as disclosed in writing by Joining Party to Agent on or prior to the date hereof and approved by the Agent in writing (which disclosures shall be deemed to amend the Schedules and other disclosures delivered as contemplated in the Credit Agreement), the representations and warranties contained in the Credit Agreement and the other Loan Documents are true and correct in all material respects as applied to Joining Party as a Subsidiary Guarantor and a Borrower on and as of the Effective Date as though made on that date. As of the Effective Date, all covenants and agreements in the Loan Documents of the Subsidiary Guarantors are true and correct with respect to Joining Party and no Default or Event of Default shall exist or might exist upon the Effective Date in the event that Joining Party becomes a Subsidiary Guarantor.

Joint and Several. Joining Party hereby agrees that, as of the Effective Date, the Credit Agreement, the Notes and the other Loan Documents heretofore delivered to the Agent and the Lenders shall be a joint and several obligation of Joining Party to the same extent as if executed and delivered by Joining Party, and upon request by Agent, will promptly become a party to the Credit Agreement, the Notes and the other Loan Documents to confirm such obligation.

Exhibit C-1

Further Assurances. Joining Party agrees to execute and deliver such other instruments and documents and take such other action, as the Agent may reasonably request, in connection with the transactions contemplated by this Joinder Agreement.

GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACTUAL OBLIGATION UNDER, AND SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK.

Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

The effective date (the “Effective Date”) of this Joinder Agreement is _________________, 20__.

IN WITNESS WHEREOF, Joining Party has executed this Joinder Agreement under seal as of the day and year first above written.

“JOINING PARTY”

_________________________________________, a ________________________________

By:
Name:
Title:

[SEAL]

ACKNOWLEDGED:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Its:

[Printed Name and Title]

Exhibit C-2

EXHIBIT D

FORM OF REQUEST FOR REVOLVING CREDIT LOAN

KeyBank National Association, as Agent

4910 Tiedeman Rd.

Brooklyn, OH 44144

Attention: Vicky F. Heineck

E-mail: vicky_f_heineck@keybank.com

Ladies and Gentlemen:

Pursuant to the provisions of §2.7 of the Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019 (as the same may hereafter be amended, the “Credit Agreement”), among CoreSite, L.P. (the “Parent Borrower”), the Subsidiary Guarantors, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto, the undersigned Borrower hereby requests and certifies as follows:

1.                  Revolving Credit Loan. The undersigned Parent Borrower on behalf of itself hereby requests a [Revolving Credit Loan under §2.1] [Swing Loan under §2.5] of the Credit Agreement:

Principal Amount: $__________ [If applicable, Alternative Currency: EUR_________/£__________]

Type (LIBOR Rate, Base Rate):

Drawdown Date:

Interest Period for Revolving Credit LIBOR Rate Loans:

by credit to the general account of the Parent Borrower with the Agent at the Agent’s Head Office.

[If the requested Loan is a Swing Loan and the Parent Borrower desire for such Loan to be a LIBOR Rate Loan following its conversion as provided in §2.5(d), specify the Interest Period following conversion:_________________]

Use of Proceeds. Such Loan shall be used for purposes permitted by §2.9 of the Credit Agreement.

No Default. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies that the Parent Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the making of the Loan requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is an Unencumbered Asset Pool Certificate setting forth a calculation of the Unencumbered Asset Pool Availability after giving effect to the Loan requested hereby. No condemnation proceedings are pending or, to the undersigned knowledge, threatened against any Eligible Real Estate Asset.

Exhibit D-1

Representations True. The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Parent Borrower or its Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made and, is true in all material respects as of the date hereof and shall also be true at and as of the Drawdown Date for the Loan requested hereby, with the same effect as if made at and as of such Drawdown Date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Other Conditions. The undersigned chief financial officer or chief accounting officer of Parent Borrower certifies, represents and agrees that all other conditions to the making of the Loan requested hereby set forth in the Credit Agreement have been satisfied.

Definitions. Terms defined in the Credit Agreement are used herein with the meanings so defined.

IN WITNESS WHEREOF, the undersigned has duly executed this request this _____ day of _____________, 201__.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation
By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer
(SEAL)

Exhibit D-2

EXHIBIT E

FORM OF LETTER OF CREDIT REQUEST

[DATE]

KeyBank National Association, as Agent

4910 Tiedeman Road, 3rd Floor,

Brooklyn, OH 44144

Attn: Rosemarie Borrelli

Re:	Letter of Credit Request under Credit Agreement (as defined below) dated as of November 8, 2019

Ladies and Gentlemen:

Pursuant to §2.10 of the Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, among you, certain other Lenders, CoreSite, L.P. (“Parent Borrower”), and the Subsidiary Guarantors (the “Credit Agreement”), we hereby request that you issue a Letter of Credit as follows:

(i)	Name and address of beneficiary:

(ii)	Face amount: $_______________ [If applicable, Alternative Currency: EUR_________/£__________]

(iii)	Proposed Issuance Date:

(iv)	Proposed Expiration Date:

(v)	Other terms and conditions as set forth in the proposed form of Letter of Credit attached hereto.

(vi)	Purpose of Letter of Credit:

This Letter of Credit Request is submitted pursuant to, and shall be governed by, and subject to satisfaction of, the terms, conditions and provisions set forth in §2.10 of the Credit Agreement.

The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies that the Parent Borrower is and will be in compliance with all covenants under the Loan Documents after giving effect to the issuance of the Letter of Credit requested hereby and no Default or Event of Default has occurred and is continuing. Attached hereto is an Unencumbered Asset Pool Certificate setting forth a calculation of the Unencumbered Asset Pool Availability after giving effect to the Letter of Credit requested hereby. No condemnation proceedings are pending or, to the undersigned’s knowledge, threatened against any Eligible Real Estate Asset.

Exhibit E-1

We also understand that if you grant this request this request obligates us to accept the requested Letter of Credit and pay the issuance fee and Letter of Credit fee as required by §2.10(e). All capitalized terms defined in the Credit Agreement and used herein without definition shall have the meanings set forth in §1.1 of the Credit Agreement.

The undersigned Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower certifies, represents and agrees that each of the representations and warranties made by or on behalf of the Parent Borrower or its Subsidiaries (if applicable), contained in the Credit Agreement, in the other Loan Documents or in any document or instrument delivered pursuant to or in connection with the Credit Agreement was true in all material respects as of the date on which it was made, is true as of the date hereof and shall also be true at and as of the proposed issuance date of the Letter of Credit requested hereby, with the same effect as if made at and as of the proposed issuance date, except to the extent of changes resulting from transactions permitted by the Loan Documents (it being understood and agreed that any representation or warranty which by its terms is made as of a specified date shall be required to be true and correct only as of such specified date).

Very truly yours,

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer
(SEAL)

Exhibit E-2

EXHIBIT F

FORM OF UNENCUMBERED ASSET POOL CERTIFICATE

UNENCUMBERED ASSET POOL WORKSHEET

A.

Unencumbered Asset Pool Value: (i) 60% of the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets) plus (ii) the Leased Asset NOI Amount

or

Unencumbered Asset Pool Value: (i) 65% of the Capitalized Value of the Unencumbered Asset Pool (excluding the Leased Assets) plus the Material Acquisition Leased Asset NOI Amount.

$
B.

Consolidated Unsecured Debt Yield Coverage Ratio Test: (i) The maximum principal amount of the Loans and Letter of Credit Obligations which would not cause the Consolidated Unsecured Debt Yield to be less than 10.5% plus (ii) the Leased Asset NOI Amount.

[See Attached Spreadsheet]

C.	Unencumbered Asset Pool Availability: Lesser of A or B	$

Exhibit F-1

EXHIBIT G

FORM OF COMPLIANCE CERTIFICATE

KeyBank National Association, as Agent

225 Franklin Street, 16th Floor

Boston, Massachusetts 02110

Attn: Gregory Lane

Ladies and Gentlemen:

Reference is made to the Fifth Amended and Restated Credit Agreement dated as of November 8, 2019 (as the same may hereafter be amended, the “Credit Agreement”) by and among CoreSite, L.P. (“Parent Borrower”), the Subsidiary Guarantors, KeyBank National Association for itself and as Agent, and the other Lenders from time to time party thereto. Terms defined in the Credit Agreement and not otherwise defined herein are used herein as defined in the Credit Agreement.

Pursuant to the Credit Agreement, REIT is furnishing to you herewith (or have most recently furnished to you) the consolidated financial statements of REIT for the fiscal period ended _______________ (the “Balance Sheet Date”). Such financial statements have been prepared in accordance with GAAP and present fairly the consolidated financial position in all material respects of REIT at the date thereof and the results of its operations for the periods covered thereby.

This certificate is submitted in compliance with requirements of §2.11(d), §5.2(b), §7.4(c), §7.5(e), §8.1, §10.12 or §11.3 of the Credit Agreement. If this certificate is provided under a provision other than §7.4(c), the calculations provided below are made using the consolidated financial statements of REIT as of the Balance Sheet Date adjusted in the best good faith estimate of REIT to give effect to the making of a Loan, issuance of a Letter of Credit, acquisition or disposition of property or other event that occasions the preparation of this certificate; and the nature of such event and the estimate of REIT of its effects are set forth in reasonable detail in an attachment hereto. The undersigned is an Authorized Officer or chief financial officer or chief accounting officer of Parent Borrower.

Exhibit G-1

The undersigned has no knowledge of any Default or Event of Default. (Note: If the signer does have knowledge of any Default or Event of Default, the form of certificate should be revised to specify the Default or Event of Default, the nature thereof and the actions taken, being taken or proposed to be taken by the Parent Borrower with respect thereto.)

The undersigned is providing the attached information to demonstrate compliance as of the date hereof with the covenants described in the attachment hereto.

IN WITNESS WHEREOF, the undersigned have duly executed this Compliance Certificate this _____ day of ___________, 201_.

CORESITE, L.P., a Delaware limited partnership, by its general partner, CoreSite Realty Corporation, a Maryland corporation

By:
Name:	Jeffrey S. Finnin
Title:	Chief Financial Officer

(SEAL)

Exhibit G-2

APPENDIX TO COMPLIANCE CERTIFICATE

Exhibit G-3

WORKSHEET

GROSS ASSET VALUE

A.	Capitalized Value of all Stabilized Properties (other than the Leased Assets)	$_____
B.	Adjusted Net Income of the Leased Assets multiplied by eight	$_____
C.	Book Value of Development Properties and Construction In Process	$_____
D.	Book Value of Land Assets	$_____
E.	Aggregate of Unrestricted Cash and Cash Equivalents and Specified Restricted Cash and Cash Equivalents	$_____
F.	Pro rata share of Gross Asset Value attributable to such assets owned by Unconsolidated Affiliates	$_____
G.	Gross Asset Value equals sum of A plus B plus C plus D plus E plus F	$_____

Exhibit G-4

EXHIBIT H

FORM OF ASSIGNMENT AND ACCEPTANCE AGREEMENT

THIS ASSIGNMENT AND ACCEPTANCE AGREEMENT (this “Agreement”) dated ____________________, by and between ____________________________ (“Assignor”), and ____________________________ (“Assignee”).

W I T N E S S E T H:

WHEREAS, Assignor is a party to that certain Fifth Amended and Restated Credit Agreement, dated as of November 8, 2019, by and among CORESITE, L.P. (“Parent Borrower”), the Subsidiary Guarantors, the other lenders that are or may become a party thereto, and KEYBANK NATIONAL ASSOCIATION, individually and as Agent (the “Loan Agreement”); and

WHEREAS, Assignor desires to transfer to Assignee the Assigned Interest (as defined below) under the Loan Agreement and its rights with respect to the Commitment assigned and its Outstanding Loans with respect thereto;

NOW, THEREFORE, for good and valuable considerations, the receipt and sufficiency of which are hereby acknowledged, Assignor and Assignee hereby agree as follows:

1.                  Definitions. Terms defined in the Loan Agreement and used herein without definition shall have the respective meanings assigned to such terms in the Loan Agreement.

2.                  Assignment.

(a)               Subject to the terms and conditions of this Agreement and in consideration of the payment to be made by Assignee to Assignor pursuant to Paragraph 5 of this Agreement, the Assignor hereby irrevocably sells and assigns to the Assignee, and the Assignee hereby irrevocably purchases and assumes from the Assignor, subject to and in accordance with the Loan Agreement, as of the Effective Date inserted by the Agent as contemplated below: (i) all of the Assignor’s rights and obligations in its capacity as a Lender under the Loan Agreement and any other documents or instruments delivered pursuant thereto to the extent related to the amount and percentage interest identified below of its Revolving Credit Commitment and/or Term Loan III Commitment and/or Term Loan IV Commitment and outstanding Revolving Credit Loans and/or Term Loan III Loans and/or Term Loan IV Loans, as applicable, and a corresponding interest in and to all other rights and obligations of the Assignor under the respective facilities identified below (including without limitation any guarantees included in such facilities); and (ii) to the extent permitted to be assigned under applicable law, all claims, suits, causes of action and any other right of the Assignor (in its capacity as a Lender) against any Person, whether known or unknown, arising under or in connection with the Loan Agreement, any other documents or instruments delivered pursuant thereto or the loan transactions governed thereby or in any way based on or related to any of the foregoing, including, but not limited to, contract claims, tort claims, malpractice claims, statutory claims and all other claims at law or in equity related to the rights and obligations sold and assigned pursuant to clause (i) above (the rights and obligations sold and assigned pursuant to clauses (i) and (ii) above being referred to herein collectively as the “Assigned Interest”). Such sale and assignment is without recourse to the Assignor and, except as expressly provided in this Assignment and Assumption, without representation or warranty by the Assignor.

Exhibit H-1

Assigned Interest:

Class	Aggregate Amount of Commitment for all Lenders of such Class[1]	Amount of Applicable Commitment of such Class Assigned	Percentage Assigned of Commitment of such Class[2]		Amounts of Outstanding Loans of such Class Assigned
[Revolving Credit Commitment/Loans]	$	$		%	$
[Term Loan III Commitment/Loans]	$	$		%	$
[Term Loan IV Commitment/Loans]	$	$		%	$

(b)               Assignee, subject to the terms and conditions hereof, hereby assumes all obligations of Assignor with respect to the Assigned Interests from and after the Effective Date as if Assignee were an original Lender under and signatory to the Loan Agreement, which obligations shall include, but shall not be limited to, the obligation to make Loans to the Parent Borrower and purchase participation interests in Swing Loans and Letters of Credit issued for the account of the Parent Borrower with respect to the Assigned Interests and to indemnify the Agent as provided therein (such obligations, together with all other obligations set forth in the Loan Agreement and the other Loan Documents are hereinafter collectively referred to as the “Assigned Obligations”). Assignor shall have no further duties or obligations with respect to, and shall have no further interest in, the Assigned Obligations or the Assigned Interests.

3.                  Representations and Requests of Assignor.

(c)               The Assignor: (a) represents and warrants that: (i) it is the legal and beneficial owner of the Assigned Interest; (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim; and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and Assumption and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to: (i) any statements, warranties or representations made in or in connection with the Loan Agreement or any other Loan Document; (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Loan Documents or any collateral thereunder; (iii) the financial condition of the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document; or (iv) the performance or observance by the Parent Borrower, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1       Amount to be adjusted by the counterparties to take into account any payments or prepayments made between the Trade Date and the Effective Date.

2        Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans of all Lenders thereunder.

Exhibit H-2

(d)               Assignor requests that the Agent obtain replacement notes for each of Assignor and Assignee as provided in the Loan Agreement.

4.                  Representations of Assignee. Assignee makes and confirms to the Agent, Assignor and the other Lenders all of the representations, warranties and covenants of a Lender under Articles 14 and 18 of the Loan Agreement. Without limiting the foregoing, Assignee (a) represents and warrants that it is legally authorized to, and has full power and authority to, enter into this Agreement and perform its obligations under this Agreement; (b) confirms that it has received copies of such documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Agreement; (c) agrees that it has and will, independently and without reliance upon Assignor, any other Lender or the Agent and based upon such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in evaluating the Loans, the Loan Documents, the creditworthiness of the Parent Borrower and the value of the assets of the Parent Borrower, and taking or not taking action under the Loan Documents; (d) appoints and authorizes the Agent to take such action as agent on its behalf and to exercise such powers as are reasonably incidental thereto pursuant to the terms of the Loan Documents; (e) agrees that, by this Assignment, Assignee has become a party to and will perform in accordance with their terms all the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender; (f) represents and warrants that Assignee does not control, is not controlled by, is not under common control with and is otherwise free from influence or control by, the Parent Borrower or REIT, (g) represents and warrants that Assignee is subject to control, regulation or examination by a state or federal regulatory agency, and (h) agrees that if Assignee is not incorporated under the laws of the United States of America or any State, it has on or prior to the date hereof delivered to Parent Borrower and Agent certification as to its exemption (or lack thereof) from deduction or withholding of any United States federal income taxes.

5.                  Payments to Assignor. In consideration of the assignment made pursuant to Paragraph 1 of this Agreement, Assignee agrees to pay to Assignor on the Effective Date, an amount equal to the aggregate “Amount of Outstanding Loans of such Class Assigned” of each Class of Loans set forth in the table describing the Assigned Interest in such Paragraph 1.

6.                  Payments by Assignor. Assignor agrees to pay the Agent on the Assignment Date the registration fee required by §18.2 of the Loan Agreement.

Exhibit H-3

7.                  Effectiveness.

(e)               The effective date for this Agreement shall be _______________ (the “Effective Date”). Following the execution of this Agreement, each party hereto shall deliver its duly executed counterpart hereof to the Agent for acceptance and recording in the Register by the Agent.

(f)                Upon such acceptance and recording and from and after the Assignment Date, (i) Assignee shall be a party to the Loan Agreement and, to the extent of the Assigned Interests, have the rights and obligations of a Lender thereunder, and (ii) Assignor shall, with respect to the Assigned Interests, relinquish its rights and be released from its obligations under the Loan Agreement.

(g)               Upon such acceptance and recording and from and after the Assignment Date, the Agent shall make all payments in respect of the rights and interests assigned hereby accruing after the Assignment Date (including payments of principal, interest, fees and other amounts) to Assignee.

(h)               All outstanding LIBOR Rate Loans shall continue in effect for the remainder of their applicable Interest Periods and Assignee shall accept the currently effective interest rates on its Assigned Interest of each LIBOR Rate Loan.

8.                  Notices. Assignee specifies as its address for notices and its Lending Office for all assigned Loans, the offices set forth below:

Notice Address:

Attn:
Facsimile:

Domestic Lending Office:	Same as above

Eurodollar Lending Office:	Same as above

Exhibit H-4

9.                  Payment Instructions. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to the Assignor for amounts which have accrued to but excluding the Effective Date and to the Assignee for amounts which have accrued from and after the Effective Date. All payments to Assignee under the Loan Agreement shall be made as provided in the Loan Agreement in accordance with the separate instructions delivered to Agent.

10.              Governing Law. THIS AGREEMENT IS INTENDED TO TAKE EFFECT AS A SEALED INSTRUMENT FOR ALL PURPOSES AND TO BE GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF NEW YORK (WITHOUT REFERENCE TO CONFLICT OF LAWS).

11.              Counterparts. This Agreement may be executed in any number of counterparts which shall together constitute but one and the same agreement.

12.              Amendments. This Agreement may not be amended, modified or terminated except by an agreement in writing signed by Assignor and Assignee, and consented to by Agent.

13.              Successors. This Agreement shall inure to the benefit of the parties hereto and their respective successors and assigns as permitted by the terms of Loan Agreement.

[signatures on following page]

Exhibit H-5

IN WITNESS WHEREOF, intending to be legally bound, each of the undersigned has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, as of the date first above written.

ASSIGNEE:

By:
Title:

ASSIGNOR:

By:
Title:

RECEIPT ACKNOWLEDGED AND

ASSIGNMENT CONSENTED TO BY:

KEYBANK NATIONAL ASSOCIATION, as Agent

By:
Title:

Exhibit H-6

EXHIBIT I

FORM OF LETTER OF CREDIT APPLICATION

See attached.

Exhibit I-1

EXHIBIT J-1

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement dated as of November 8, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORESITE, L.P. (“Parent Borrower”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Parent Borrower with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:

Title:

Date: ________ __, 20[ ]

Exhibit J-1-1

EXHIBIT J-2

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Not Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement dated as of November 8, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORESITE, L.P. (“Parent Borrower”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record and beneficial owner of the participation in respect of which it is providing this certificate, (ii) it is not a bank within the meaning of Section 881(c)(3)(A) of the Code, (iii) it is not a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code, and (iv) it is not a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with a certificate of its non-U.S. Person status on IRS Form W-8BEN or W-8BEN-E (or successor form). By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender in writing, and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:

Title:

Date: ________ __, 20[ ]

Exhibit J-2-1

EXHIBIT J-3

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Participants That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement dated as of November 8, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORESITE, L.P. (“Parent Borrower”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the participation in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such participation, (iii) with respect to such participation, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished its participating Lender with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform such Lender and (2) the undersigned shall have at all times furnished such Lender with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF PARTICIPANT]

By:
Name:

Title:

Date: ________ __, 20[ ]

Exhibit J-3-1

EXHIBIT J-4

[FORM OF] U.S. TAX COMPLIANCE CERTIFICATE

(For Foreign Lenders That Are Partnerships For U.S. Federal Income Tax Purposes)

Reference is hereby made to the Fifth Amended and Restated Credit Agreement dated as of November 8, 2019 (as amended, supplemented or otherwise modified from time to time, the “Credit Agreement”), among CORESITE, L.P. (“Parent Borrower”), KEYBANK NATIONAL ASSOCIATION, as administrative agent for the lenders, and each lender from time to time party thereto.

Pursuant to the provisions of §4.4 of the Credit Agreement, the undersigned hereby certifies that (i) it is the sole record owner of the Loan(s) (as well as any Note(s) evidencing such Loan(s)) in respect of which it is providing this certificate, (ii) its direct or indirect partners/members are the sole beneficial owners of such Loan(s) (as well as any Note(s) evidencing such Loan(s)), (iii) with respect to the extension of credit pursuant to this Credit Agreement or any other Loan Document, neither the undersigned nor any of its direct or indirect partners/members is a bank extending credit pursuant to a loan agreement entered into in the ordinary course of its trade or business within the meaning of Section 881(c)(3)(A) of the Code, (iv) none of its direct or indirect partners/members is a ten percent shareholder of the Parent Borrower within the meaning of Section 871(h)(3)(B) of the Code and (v) none of its direct or indirect partners/members is a controlled foreign corporation related to the Parent Borrower as described in Section 881(c)(3)(C) of the Code.

The undersigned has furnished the Agent and the Parent Borrower with IRS Form W-8IMY (or successor form) accompanied by one of the following forms from each of its partners/members that is claiming the portfolio interest exemption: (i) an IRS Form W-8BEN or W-8BEN-E (or successor form) or (ii) an IRS Form W-8IMY (or successor form) accompanied by an IRS Form W-8BEN or W-8BEN-E (or successor form) from each of such partner’s/member’s beneficial owners that is claiming the portfolio interest exemption. By executing this certificate, the undersigned agrees that (1) if the information provided on this certificate changes, the undersigned shall promptly so inform the Parent Borrower and the Agent, and (2) the undersigned shall have at all times furnished the Parent Borrower and the Agent with a properly completed and currently effective certificate in either the calendar year in which each payment is to be made to the undersigned, or in either of the two calendar years preceding such payments.

Unless otherwise defined herein, terms defined in the Credit Agreement and used herein shall have the meanings given to them in the Credit Agreement.

[NAME OF LENDER]

By:
Name:

Title:

Date: ________ __, 20[ ]

Exhibit J-4-1

SCHEDULE 1.1

LENDERS AND COMMITMENTS

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan III Commitment	Term Loan III Commitment Percentage	Term Loan IV Commitment	Term Loan IV Commitment Percentage	Alternative Currency Funding Commitment
KeyBank National Association 225 Franklin Street, 16th Floor Boston, MA 02110 Attn: Gregory W. Lane Telephone: 617 385 6212 Facsimile: 617- 385-6293	$59,080,000	13.128888888889%	$9,720,000	6.48000000000%	$53,200,000	15.200000000000%	$5,251,555.56
LIBOR Lending Office Same as Above
Royal Bank of Canada Three World Financial Center 200 Vesey Street New York, New York 10281-8098 Attention: Ghazal Akbari Telephone: 416-974-1061 Facsimile: 212-428-2372	$47,560,000	10.568888888889%	$10,640,000	7.093333333333%	$35,800,000	10.228571428571%	$4,227,555.56
LIBOR Lending Office Same as Above
The Toronto-Dominion Bank, New York Branch c/o TD Securities 31 West 52nd Street, 20th Floor New York, New York 10019 Attention: Chirag Shah Telephone: 212-827-6166	$54,880,000	12.195555555556%	$3,920,000	2.613333333333%	$35,200,000	10.057142857143%	$4,878,222.22

Schedule 1.1 - Page 1

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan III Commitment	Term Loan III Commitment Percentage	Term Loan IV Commitment	Term Loan IV Commitment Percentage	Alternative Currency Funding Commitment
LIBOR Lending Office Same as Above
Wells Fargo Bank, National Association 10 S Wacker Drive, 32nd Floor Chicago, Illinois 60606 Attention: Michael Kaschke Telephone: 312-827-1555	$48,620,000	10.804444444444%	$12,880,000	8.586666666667%	$32,500,000	9.285714285714%	$4,321,777.78
LIBOR Lending Office Same as Above
Regions Bank 1180 West Peachtree Street NW, Suite 900 Atlanta, GA 30309 Attention: Chris Daniels Telephone: 404-253-5253 Facsimile: 404-253-5206	$54,880,000	12.195555555556%	$3,920,000	2.613333333333%	$30,200,000	8.628571428571%	$4,878,222.22
LIBOR Lending Office Same as Above
SunTrust Bank 303 Peachtree St., NE, 22nd Floor Atlanta, GA 30308 Attention: Trudy Wilson Telephone: 404-813-3698	$24,200,000	5.377777777778%	$30,800,000	20.533333333333%	$35,000,000	10.000000000000%	$2,151,111.11
LIBOR Lending Office Same as Above

Schedule 1.1 - Page 2

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan III Commitment	Term Loan III Commitment Percentage	Term Loan IV Commitment	Term Loan IV Commitment Percentage	Alternative Currency Funding Commitment
Bank of America, N.A. 555 California Street, 6th Floor San Francisco, California 94104 Attention: Dennis Kwan Telephone: 415-913-4697 Facsimile: 415-503-5055	$49,500,000	11.000000000000%	$14,000,000	9.333333333333%	$24,500,000	7.000000000000%	$4,400,000.00
LIBOR Lending Office Same as Above
PNC Bank, National Association 1144 15th St., Suite 3650 Denver, Colorado 80202-2569 Attention: Geoffrey Goodwin	$18,700,000	4.155555555556%	$23,800,000	15.866666666667%	$45,500,000	13.000000000000%	$1,662,222.22
LIBOR Lending Office Same as Above
Citibank, N.A. 388 Greenwich Street New York, New York 10013 Attention: Anthony Surico Telephone: 212-816-1286	$41,580,000	9.240000000000%	$3,920,000	2.613333333333%	$32,500,000	9.285714285714%	$3,696,000.00
LIBOR Lending Office Same as Above
U.S. Bank National Association 190 S. LaSalle Street, 11th Floor Chicago, Illinois 60603 Attention: Travis H. Myers Telephone: 312-325-8863	$22,000,000	4.888888888889%	$28,000,000	18.666666666667%	$8,000,000	2.285714285714%	$1,955,555.56

Schedule 1.1 - Page 3

Name and Address	Revolving Credit Commitment	Revolving Credit Commitment Percentage	Term Loan III Commitment	Term Loan III Commitment Percentage	Term Loan IV Commitment	Term Loan IV Commitment Percentage	Alternative Currency Funding Commitment
LIBOR Lending Office Same as Above
CoBank, ACB 6340 S. Fiddlers Green Circle Greenwood Village, Colorado 80111 Attention: Beth Johnson Telephone: 303-740-4347	$29,000,000	6. 444444444444%	$8,400,000	5.60000000000%	$17,600,000	5.028571428571%	$2,577,777.78
LIBOR Lending Office Same as Above
TOTAL:	$450,000,000	100.000000%	$150,000,000	100.000000%	$350,000,000	100.000000%	$40,000,000

Schedule 1.1 - Page 4

SCHEDULE 1.2

ELIGIBLE REAL ESTATE QUALIFICATION DOCUMENTS

With respect to any parcel of Real Estate of Parent Borrower or a Subsidiary Guarantor proposed to be included in the Unencumbered Asset Pool, each of the following, each in the similar form delivered to Agent as of the Closing Date:

(a)               Description of Property. A narrative description of the Real Estate, the improvements thereon and the tenants and Leases relating to such Real Estate.

(b)               Survey and Taxes. If in the possession of the Parent Borrower, a Survey of such Real Estate, together with evidence of payment of all real estate taxes, assessments and municipal charges on such Real Estate which on the date of determination are required to have been paid under §7.8.

(c)               Title Insurance; Title Exception Documents. A Title Policy covering such Real Estate, together with copies of all documents listed as exceptions under such policy and a true copy of any applicable ground lease.

(d)               Management Agreement. A true copy of the Management Agreement, if any, relating to such Real Estate.

(e)               Leases. True copies of all Leases representing in excess of 2% of the income relating to such Real Estate as the Agent may request and a Rent Roll for such Real Estate certified by Parent Borrower or Subsidiary Guarantor as accurate and complete in all material respects as of a recent date, each of which shall be in form and substance reasonably satisfactory to the Agent.

(f)                Property Condition Report. If in the possession of the Parent Borrower, a property condition report from a firm of professional engineers or architects selected by Parent Borrower.

(g)               Hazardous Substance Assessments. If in the possession of the Parent Borrower, a hazardous waste site assessment report concerning Hazardous Substances and asbestos on such Real Estate.

(h)               Zoning and Land Use Compliance. If in the possession of the Parent Borrower, a zoning or land use compliance report.

(i)                 Budget. An operating and capital expenditure budget for such Real Estate in form and substance reasonably satisfactory to the Agent, together with a twelve (12) month cash flow projection. The capital expenditure budget for the Real Estate must show adequate reserves or cash flow to cover capital expenditure needs of the Real Estate.

(j)                Operating Statements. Operating statements for such Real Estate in the form of such statements delivered to the Lenders under §7.4(e) covering each of the four fiscal quarters ending immediately prior to the addition of such Real Estate to the Unencumbered Asset Pool, to the extent available.

Schedule 1.2 - Page 1

(k)               Subsidiary Guarantor Documents. With respect to Real Estate owned by a Subsidiary that is not then a Subsidiary Guarantor, the Joinder Agreement and such other documents, instruments, reports, assurances, or opinions as the Agent may reasonably require with respect to such additional Subsidiary.

(l)                Additional Documents. Such other agreements, documents, certificates, reports or assurances as the Agent may reasonably require consistent with the unsecured tenor of the Loans.

Schedule 1.2 - Page 2